     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1999



                                                      REGISTRATION NO. 333-75691

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           THE MEN'S WEARHOUSE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              TEXAS                              5600                            74-1790172
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)                  NUMBER)

                              5803 GLENMONT DRIVE
                              HOUSTON, TEXAS 77081
                                 (713) 592-7200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  GARY CKODRE
                              5803 GLENMONT DRIVE
                              HOUSTON, TEXAS 77081
                                 (713) 592-7200
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

                 MICHAEL W. CONLON                                    DAVID M. CARTER
            FULBRIGHT & JAWORSKI L.L.P.                              HUNTON & WILLIAMS
                   1301 MCKINNEY                                     NATIONSBANK PLAZA
               HOUSTON, TEXAS 77010                                     SUITE 4100
                  (713) 651-5427                                600 PEACHTREE STREET, N.E.
                                                                  ATLANTA, GEORGIA 30308
                                                                      (404) 888-4246

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of K&G Men's Center, Inc. ("K&G") with a subsidiary of Registrant pursuant to the Agreement and Plan of Merger dated as of March 3, 1999, described in the proxy statement/prospectus contained herein have been satisfied. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             K&G MEN'S CENTER, INC.
                         1225 CHATTAHOOCHEE AVENUE, NW
                             ATLANTA, GEORGIA 30318
                             PHONE: (404) 351-7987

                                                                  April 26, 1999

Dear Shareholder:


    You are cordially invited to attend the 1999 Annual Meeting of Shareholders of K&G Men's Center, Inc. ("K&G"), which will be held at 11:00 a.m. on Tuesday, June 1, 1999 at K&G's headquarters at 1225 Chattahoochee Avenue, NW, Atlanta, Georgia.



    The principal business of the meeting will be to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated March 3, 1999, by and among The Men's Wearhouse, Inc. ("TMW"), TMW Combination Company, a newly formed wholly owned subsidiary of TMW ("Merger Sub"), and K&G, under which TMW will combine with K&G through a merger of Merger Sub with and into K&G. The merger agreement provides that, upon completion of the merger, K&G shareholders will receive between 0.4 and 0.43 of a share (the "Exchange Ratio") of TMW common stock, par value $.01 per share, for each outstanding share of K&G common stock, par value $.01 per share. We will determine the final Exchange Ratio by computing the average closing price per share of TMW common stock, as reported on the Nasdaq National Market System, for the 15 trading days ending on the third trading day before the closing date of the merger. If the average closing price is $32.50 or more, the Exchange Ratio will be 0.4. If the average closing price is $27.50 or less, the Exchange Ratio will be 0.43. If the average closing price is between $27.50 and $32.50, the Exchange Ratio will be appropriately prorated to be between 0.4 and 0.43. If the Exchange Ratio was determined using the closing price for TMW common stock on April 22, 1999 (the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus), K&G shareholders would receive .4218 of a share of TMW common stock for each share of K&G common stock. As a result, TMW would issue an aggregate of approximately 4.3 million shares of TMW common stock in exchange for the outstanding shares of K&G common stock (representing approximately 12% of the outstanding shares of TMW common stock) and TMW would reserve approximately 0.2 million additional shares of TMW common stock for issuance for outstanding stock options issued to employees of K&G. After the merger, K&G will be a wholly owned subsidiary of TMW and TMW shareholders will continue to hold their shares of TMW common stock. Other business of the meeting will be (i) to elect K&G's Class I directors to serve a three-year term expiring in 2002 in accordance with K&G's Articles of Incorporation, (ii) to ratify the appointment of Arthur Andersen LLP by the board of directors of K&G as the independent public accountants of K&G and (iii) to transact such other business as may come before the meeting.



    A summary of the basic terms and conditions of the merger, certain financial and other information relating to TMW and K&G and a copy of the merger agreement are set forth in the enclosed proxy statement/prospectus. Also enclosed are copies of K&G's 1999 Annual Report to Shareholders, which includes K&G's annual report on Form 10-K for the year ended January 31, 1999, and TMW's annual report on Form 10-K for the year ended January 30, 1999. Please review and consider the enclosed materials carefully.



    The board of directors of K&G has unanimously approved the merger agreement and the related transactions. THE BOARD OF DIRECTORS OF K&G BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF K&G AND THE SHAREHOLDERS OF K&G AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ITS APPROVAL, AND "FOR" EACH OF THE OTHER PROPOSALS INCLUDED HEREIN.


    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU HAVE MULTIPLE SHAREHOLDER ACCOUNTS AND RECEIVE MORE THAN ONE SET OF THESE MATERIALS, PLEASE BE SURE TO VOTE EACH PROXY AND RETURN IT IN THE RESPECTIVE POSTAGE-PAID ENVELOPE PROVIDED.

    Thank you for your continued interest and cooperation.

                                            Very truly yours,

                                            /s/ STEPHEN H. GREENSPAN

                                            Stephen H. Greenspan
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                             K&G MEN'S CENTER, INC.
                         1225 CHATTAHOOCHEE AVENUE, NW
                             ATLANTA, GEORGIA 30318
                             PHONE: (404) 351-7987

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The 1999 Annual Meeting of Shareholders of K&G Men's Center, Inc. ("K&G") will be held at 11:00 a.m. on Tuesday, June 1, 1999 at K&G's headquarters at 1225 Chattahoochee Avenue, NW, Atlanta, Georgia 30318. The meeting is called for the following purposes:



          (1) To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated March 3, 1999, by and among The Men's Wearhouse, Inc. ("TMW"), TMW Combination Company, a newly formed wholly owned subsidiary of TMW ("Merger Sub"), and K&G. Under the merger agreement, TMW will acquire K&G through a merger of Merger Sub with and into K&G. The merger agreement provides that, upon completion of the merger, K&G shareholders will receive between 0.4 and 0.43 of a share of TMW common stock in exchange for each outstanding share of K&G common stock.


          (2) To elect K&G's Class I directors to serve a three-year term expiring in 2002 in accordance with K&G's Articles of Incorporation;

          (3) To ratify the appointment of Arthur Andersen LLP by the board of directors of K&G as the independent public accountants of K&G; and

          (4) To transact such other business as may properly come before the meeting.

     THE BOARD OF DIRECTORS OF K&G HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, K&G AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF K&G HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER, AND FOR EACH OF THE OTHER PROPOSALS INCLUDED HEREIN.


     The board of directors has fixed the close of business on April 20, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A complete list of shareholders will be available for examination at the annual meeting and at K&G's offices at 1225 Chattahoochee Avenue, N.W., Atlanta, Georgia, during ordinary business hours, after May 20, 1999, for the examination by any K&G shareholder for any purpose related to the annual meeting.


                                            By Order of the Board of Directors,

                                            /s/ JOHN C. DANCU

                                            John C. Dancu,
                                            Assistant Secretary


April 26, 1999


                                   IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

PROSPECTUS

                           THE MEN'S WEARHOUSE, INC.
                    (COMMON STOCK, PAR VALUE $.01 PER SHARE)

                             K&G MEN'S CENTER, INC.
                                PROXY STATEMENT


             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 1, 1999


     This proxy statement/prospectus relates to the 1999 Annual Meeting of Shareholders of K&G Men's Center, Inc., a Georgia corporation ("K&G") at which K&G's shareholders will be asked to consider, among other things, a proposed merger pursuant to the terms of an Agreement and Plan of Merger, dated March 3, 1999, by and among The Men's Wearhouse, Inc., a Texas corporation ("TMW"), TMW Combination Company, a Georgia corporation and a wholly owned subsidiary of TMW ("Merger Sub"), and K&G. Under the merger agreement, each shareholder of K&G will receive between 0.4 and 0.43 of a share of TMW common stock in exchange for each share of K&G common stock that they own on the record date. In the merger, Merger Sub will be merged into K&G. K&G will survive and become a wholly owned subsidiary of TMW.


     TMW has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, covering the number of shares of TMW common stock that TMW will need to issue to shareholders of K&G in the merger (between approximately
4.1 million shares and 4.4 million shares with an approximate aggregate market value of between $118 million and $127 million). This proxy statement/prospectus constitutes the prospectus that TMW files as part of its registration statement and also constitutes the proxy statement that K&G furnishes to its shareholders in connection with the solicitation of proxies by the board of directors of K&G for use at the Annual Meeting of the Shareholders of K&G scheduled to be held on June 1, 1999, or at any adjournment or postponement of that meeting.



     This proxy statement/prospectus and the accompanying form of proxy, along with the enclosed copies of K&G's 1999 Annual Report to Shareholders and TMW's annual report on Form 10-K for the year ended January 30, 1999, are first being mailed to shareholders of K&G on or about April 28, 1999.



     On April 22, 1999, the closing price of TMW common stock on the Nasdaq National Market System was $28.88 per share and the closing price of K&G common stock on Nasdaq was $10.38 per share. The equivalent value of the K&G common stock (derived by multiplying the closing price of TMW common stock by an exchange ratio of .4218) was $12.18 on that date.



     AN INVESTMENT IN TMW COMMON STOCK AFTER THE MERGER INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER AND THE SHARES OF TMW COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this proxy statement/prospectus is April 26, 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................   iii
SUMMARY.....................................................     1
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
  SOURCES OF INFORMATION....................................     6
  TMW Summary Consolidated Financial and Operating
     Information............................................     7
  K&G Selected Consolidated Financial Data..................     9
  Summary Unaudited Pro Forma Combined Financial
     Information............................................    10
RISK FACTORS................................................    11
QUESTIONS AND ANSWERS ABOUT THE MERGER FOR K&G
  SHAREHOLDERS..............................................    17
COMPARATIVE PER SHARE DATA..................................    20
MARKET PRICES AND DIVIDEND INFORMATION......................    21
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    22
THE COMPANIES...............................................    23
  TMW and its Subsidiaries..................................    23
  Merger Sub................................................    25
  K&G.......................................................    25
THE ANNUAL MEETING OF K&G SHAREHOLDERS......................    26
  Time, Date and Place......................................    26
  Purpose of the Annual Meeting.............................    26
  Record Date; Voting Rights; Vote Required for Approval....    26
  Proxies...................................................    26
  Availability of Accountants...............................    27
THE MERGER AND RELATED TRANSACTIONS.........................    28
  The Merger................................................    28
  Background of the Merger..................................    28
  K&G's Reasons for the Merger..............................    30
  Recommendation of the K&G Board of Directors..............    31
  Opinion of NationsBanc to the Directors of K&G............    31
  Interests of Certain Persons in the Merger................    37
  Certain United States Federal Income Tax Consequences.....    38
  Accounting Treatment......................................    39
  Governmental and Regulatory Matters.......................    39
  No Appraisal Rights.......................................    40
  Federal Securities Law Consequences; Resale
     Restrictions...........................................    40
CERTAIN TERMS OF THE MERGER AGREEMENT.......................    41
  The Merger................................................    41
  Certain Covenants.........................................    41
  Certain Representations and Warranties....................    43
  Conditions to the Merger..................................    43
  Termination of the Merger Agreement.......................    44
  Expenses..................................................    45
  Amendments................................................    46
TMW SELECTED CONSOLIDATED FINANCIAL INFORMATION.............    47
K&G SELECTED CONSOLIDATED FINANCIAL DATA....................    49
PRO FORMA COMBINED FINANCIAL STATEMENTS.....................    50
  Basis of Presentation.....................................    50
  Unaudited Pro Forma Combined Balance Sheet, January 30,
     1999...................................................    52
  Unaudited Pro Forma Combined Statement of Earnings for the
     Year Ended January 30, 1999............................    53
  Unaudited Pro Forma Combined Statement of Earnings for the
     Year Ended January 31, 1998............................    54
  Unaudited Pro Forma Combined Statement of Earnings for the
     Year Ended February 1, 1997............................    55
  Notes to Pro Forma Combined Financial Statements..........    56

                                                              PAGE
                                                              ----
DESCRIPTION OF TMW CAPITAL STOCK............................    57
  Common Stock..............................................    57
  Preferred Stock...........................................    57
  Limitation of Director Liability..........................    58
  Transfer Agent and Registrar..............................    58
  Comparative Rights of TMW and K&G Shareholders............    58
TMW MANAGEMENT INFORMATION..................................    61
  Board of Directors........................................    61
  Executive Officers........................................    62
  Executive Compensation....................................    63
  Certain Relationships and Related Transactions............    67
  Security Ownership of Certain Beneficial Owners and
     Management of TMW......................................    68
K&G ADDITIONAL PROPOSALS AND MANAGEMENT INFORMATION.........    70
PROPOSAL -- ELECTION OF DIRECTORS...........................    70
  Nominee for Election -- Term Expiring 2002 -- Class I.....    70
  Additional Information Concerning the Board of
     Directors..............................................    71
  Executive Officers........................................    72
  Employment Agreements.....................................    73
  Compliance with Section 16(a) of the Securities Exchange
     Act of 1934............................................    73
  Beneficial Ownership of K&G Common Stock..................    74
  Security Ownership of Certain Beneficial Owners and
     Management of K&G......................................    74
  Executive Compensation....................................    75
  Report on Executive Compensation..........................    75
  Compensation Committee Interlocks and Insider
     Participation..........................................    76
  Certain Relationships and Related Transactions............    76
  Table I -- Summary Compensation Table.....................    77
  Table II -- Option Grants in Fiscal 1998..................    78
  Table III -- Option Exercises in Fiscal 1998 and Fiscal
     1998 Year-End Option Values............................    78
  Performance Graph.........................................    79
PROPOSAL -- RATIFICATION OF APPOINTMENT OF K&G'S INDEPENDENT
  PUBLIC ACCOUNTANTS........................................    79
SHAREHOLDER PROPOSALS.......................................    79
ANNUAL REPORT...............................................    80
LEGAL MATTERS...............................................    80
EXPERTS.....................................................    80
ANNEX A -- Agreement and Plan of Merger.....................   A-i
ANNEX B -- Opinion of NationsBanc Montgomery Securities
  LLC.......................................................   B-1
ANNEX C -- The Men's Wearhouse, Inc. Annual Report on Form
  10-K for the year ended January 30, 1999..................   C-i

                      WHERE YOU CAN FIND MORE INFORMATION


     TMW and K&G are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information TMW and K&G file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison, 14th Floor, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. TMW and K&G SEC filings also are available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at http://www.sec.gov. You may also inspect such reports, proxy statements and other information concerning TMW and K&G at the offices of the Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20898.


     TMW has filed the TMW Registration Statement on Form S-4 with the SEC to register the TMW common stock to be issued in the merger. This proxy statement/prospectus will be a part of the TMW Registration Statement and will constitute a prospectus of TMW in addition to being a proxy statement of K&G for the annual meeting.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the TMW Registration Statement or the exhibits to the TMW Registration Statement.

     The SEC allows TMW and K&G to "incorporate by reference" information into this proxy statement/prospectus. This means that TMW and K&G can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below. TMW or K&G has previously filed these documents with the SEC. These documents contain important information about TMW or K&G, as applicable.

     The following documents filed by TMW with the SEC (File No. 0-20036) are incorporated herein by this reference:


     - TMW's Annual Report on Form 10-K for the year ended January 30, 1999, a copy of which is included in this proxy statement/prospectus as Annex C;



     - TMW's Current Reports on Form 8-K, which were filed with the SEC on February 25, 1999, March 5, 1999 and April 26, 1999;


     - TMW's Definitive Proxy Statement for the Annual Meeting held June 24, 1998, which was filed with the SEC on May 19, 1998 as part of Schedule 14A; and

     - The description of TMW's common stock contained in its Form 8-A, dated April 3, 1993.

     The following documents filed by K&G with the SEC (File No.0-27348) are incorporated herein by this reference:

     - K&G's Annual Report on Form 10-K for the year ended January 31, 1999; and

     - K&G's Current Report on Form 8-K which was filed with the SEC on March 10, 1999.

     TMW and K&G also are incorporating by reference all additional documents that either files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the annual meeting.

     If you are a shareholder of TMW or K&G, you may have already received some of the documents incorporated by reference, but you can obtain any of them from TMW or K&G, as applicable, or the SEC. Documents incorporated by reference are available from TMW or K&G, as applicable, without charge, excluding exhibits unless those exhibits are specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Shareholders may obtain documents that are referred to or that are incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following addresses:

If from TMW:                        If from K&G:
5803 Glenmont Drive                 1225 Chattahoochee Avenue, N.W.
Houston, Texas 77081                Atlanta, Georgia 30318
Attn: Investor Relations            Attn: Investor Relations
Department                          Department
Tel: (713) 592-7200                 Tel: (404) 351-7987


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MAY 24, 1999 TO RECEIVE THEM BEFORE THE ANNUAL MEETING.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH DECIDING YOUR VOTE UPON THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. NEITHER TMW NOR K&G HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED APRIL 26, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF TMW COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger and related transactions more fully, you should carefully read this entire document and the documents referred to under the caption "Where You Can Find More Information" on page iii.


THE COMPANIES (SEE PAGE 23)


     TMW. The Men's Wearhouse, Inc. is a Texas corporation organized in 1974. As used in this proxy statement/prospectus, "TMW" means The Men's Wearhouse, Inc., and the "Company" means TMW and its subsidiaries, including Value Priced Clothing, Inc. ("VPC") and Moores Retail Group Inc. and its subsidiaries ("Moores"). The Company is one of the largest off-price specialty retailers of men's tailored business attire in North America. Its principal executive offices are located at:

THE MEN'S WEARHOUSE, INC.           THE MEN'S WEARHOUSE, INC.
40650 Encyclopedia Circle           5803 Glenmont Drive
Fremont, California 94538           Houston, Texas 77081
(510) 657-9821                      (713) 592-7200

     The Company operates its stores in the United States in two formats. The first format, Men's Wearhouse stores, targets middle and upper middle income men by offering quality merchandise at everyday low prices. At March 26, 1999, TMW operated 413 Men's Wearhouse stores in 40 states and the District of Columbia. These stores are referred to as "Men's Wearhouse stores" or "traditional stores".

     The Company launched the second format, VPC, in late 1996 to address the market for a more price sensitive customer. VPC operates stores under the names "C&R", "SuitMax" and "Suit Warehouse". The stores operated by VPC are referred to in this document as "VPC stores". At March 26, 1999, the Company operated 17 VPC stores in five states, including one C&R store which will be converted to a SuitMax store and excluding three C&R stores that the Company is in the process of closing.


     On February 10, 1999, TMW acquired Moores for securities exchangeable for an aggregate of 2.5 million shares of TMW common stock. Moores stores offer quality men's tailored clothing at everyday low prices. At March 26, 1999, through its subsidiary, Moores The Suit People Inc., Moores operated 109 stores throughout Canada. In addition, Golden Brand Clothing (Canada) Ltd., a wholly owned subsidiary of Moores, operates a manufacturing facility in Montreal, Canada which manufactures nearly all of the tailored clothing offered for sale in the Moores stores. Moores also operated eight stores in the United States; however, the Company plans to close seven of these stores and to convert the eighth store to a Men's Wearhouse store to eliminate duplicate store sites in existing Men's Wearhouse markets. The Company has recorded estimated store closing costs of approximately $3 million (before taxes) in connection with the closing of these stores.


     In this document, Moores Retail Group Inc. and its wholly owned subsidiaries are collectively referred to as "Moores". The Canadian stores operated by Moores are referred to as "Moores stores".

     K&G. K&G was incorporated in Georgia in 1990. K&G is a superstore retailer of men's apparel and accessories to more price sensitive customers. Thus, K&G is more similar to VPC than to Men's Wearhouse. Its principal executive offices are located at:

        K&G MEN'S CENTER, INC.
        1225 Chattahoochee Avenue, N.W.
        Atlanta, Georgia 30318
        (404) 351-7987


THE MERGER AND RELATED TRANSACTIONS (SEE PAGE 28)


     Merger Sub will be merged into K&G. K&G will be the surviving corporation and will become a wholly owned subsidiary of TMW.

     The merger agreement that provides for the merger and related transactions is attached as Annex A to this proxy statement/prospectus. We encourage you to read carefully that document in its entirety.

WHAT K&G SHAREHOLDERS WILL RECEIVE

     If the merger is completed, K&G shareholders will receive between 0.4 and
0.43 of a share of TMW common stock for each share of K&G common stock that they own. The exact exchange ratio will depend on the average trading price for the TMW common stock during a 15 trading day period ending on the third trading day before the merger.

     Set forth below is a table showing a range of prices of TMW common stock, along with entries showing the corresponding exchange ratios and corresponding valuations of a share of K&G common stock. The table also highlights the minimum and maximum Exchange Ratios and the point at which K&G's right to elect not to proceed with the merger ("walk-away right") would be effective:


                                                     AVERAGE
                                                  CLOSING PRICE               VALUE OF A
                                                     OF TMW       EXCHANGE   SHARE OF K&G
                                                  COMMON STOCK     RATIO     COMMON STOCK
                                                  -------------   --------   ------------
                                                     $36.00           .4        $14.40
                                                      34.00           .4         13.60
Exchange Ratio Limitation.......................      32.50           .4         13.00
                                                      30.00         .415         12.45
                                                      28.00         .427         11.96
Exchange Ratio Limitation.......................      27.50          .43         11.83
                                                      26.00          .43         11.18
                                                      24.00          .43         10.32
                                                      22.00          .43          9.46
Walk Away Right.................................      20.00          .43          8.60


     For a shareholder who owns 100 shares of K&G common stock, if the exchange ratio was .427, for example, this would translate into 42.7 shares of TMW common stock. Since cash will be paid instead of fractional shares, that K&G shareholder would receive 42 shares of TMW common stock and a check in the amount equal to the fractional share multiplied by TMW's closing market price on the trading day before completion of the merger.


     The method for calculating the exchange ratio is explained in more detail in "The Merger and Related Transactions -- The Merger" beginning on page 28.


K&G SHAREHOLDERS' APPROVAL

     The K&G shareholders will be asked to approve the merger agreement and the merger. Approval requires the favorable vote of holders of a majority of the outstanding shares of K&G common stock.

VOTING BY K&G DIRECTORS AND EXECUTIVE OFFICERS

     On the record date, the directors and executive officers of K&G, including their affiliates, had voting power with respect to a total of 2,242,549 shares of K&G common stock, or approximately 22% of the shares of K&G common stock outstanding at that date.


     K&G currently expects that its directors and executive officers will vote their shares of K&G common stock "FOR" the proposal to approve the merger agreement.

RECOMMENDATION TO K&G SHAREHOLDERS

     The board of directors of K&G believes the merger is in the best interests of K&G and its shareholders and recommends that you vote "FOR" the merger proposal.


     In reaching its recommendation in favor of the merger, the K&G board of directors considered the opportunities for K&G as a separate company and as combined with TMW, as well as other factors, which are discussed in "The Merger and Related Transactions -- K&G's Reasons for the Merger" beginning on page 30.



OPINION OF NATIONSBANC TO THE DIRECTORS OF K&G (SEE PAGE 31)



     In deciding to approve the merger, the board of directors of K&G received and considered the opinion of NationsBanc Montgomery Securities LLC (NationsBanc) as to the fairness, from a financial point of view, of the merger consideration as of March 3, 1999, the date the board of directors of K&G considered and approved the TMW merger proposal. NationsBanc subsequently confirmed its earlier opinion by delivery of its written opinion dated as of the date hereof. The opinions of NationsBanc were addressed solely to the directors of K&G. The opinions contain certain important qualifications and a description of assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken by NationsBanc. A copy of the opinion dated as of the date hereof is attached as Annex B to this proxy statement/prospectus. A summary of that opinion is set forth on page 31.


ADDITIONAL CONSIDERATIONS FOR K&G SHAREHOLDERS


     Interests of K&G Officers and Directors in the Merger (see page 37). When considering the recommendations of the board of directors of K&G, you should be aware that officers and directors of K&G have interests and arrangements that may be different from your interests as shareholders:


     - If the merger closes as currently expected, TMW has agreed to name Mr. Greenspan Chief Executive Officer of the combined businesses of K&G and VPC pursuant to an employment agreement with an initial term of three years. Mr. Greenspan's annual base salary would be $250,000.

     - If the merger closes as currently expected, TMW intends to elect Mr. Greenspan to its board of directors.

     - Pursuant to a termination agreement between K&G, TMW and Mr. Dancu, Mr. Dancu is entitled to be paid $400,000 by K&G if the merger closes as expected.

     - Certain unvested stock options held by directors of K&G will vest upon consummation of the merger.


CONDITIONS TO THE MERGER AND RELATED TRANSACTIONS (SEE PAGE 43)


     We will complete the merger and related transactions only if certain conditions, including the following, are satisfied or waived:

     - The K&G shareholders approve the merger.

     - Nasdaq approves for trading the shares of TMW common stock to be issued in the merger.

     - We receive all material governmental and other consents and approvals required (including those under the Hart-Scott-Rodino Antitrust Improvements Act).

     - We receive favorable letters from the respective independent accountants of TMW and K&G to the effect that the merger qualifies to be accounted for as a pooling-of-interests.

     - We receive favorable tax opinions from the respective counsel of TMW and K&G.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 44)


     We may mutually agree to terminate the merger agreement without completing the merger. The merger agreement may also be terminated in certain other circumstances, including the following:

     - Either TMW or K&G may terminate the merger agreement if (i) the shareholders of K&G do not vote to approve the merger, (ii) a court or government authority has acted to prevent the merger or (iii) the merger has not been completed by August 31, 1999.

     - K&G may terminate the merger agreement if the average closing price of TMW common stock for the 15 trading days ending on the third trading day before the closing date of the merger is less than $20.00 and K&G pays TMW $750,000. This is sometimes referred to as K&G's walk away right.

     - K&G may terminate the merger agreement if it receives another proposal to acquire all of the K&G common stock or all of the assets of K&G and K&G's board of directors determines in good faith that the other proposal is more favorable to K&G shareholders than the merger.

     - TMW may terminate the merger agreement if the K&G board of directors withdraws or modifies its recommendation of the merger agreement or approves or recommends that K&G shareholders approve another proposal to acquire a 10% or greater equity interest in K&G.


TERMINATION FEE (SEE PAGE 45)



     If the merger agreement is terminated for certain reasons, as explained on page 45, K&G must pay TMW a termination fee of $3 million.



REGULATORY APPROVALS (SEE PAGE 39)


     We have made filings and taken other actions necessary to obtain approvals from certain regulatory authorities, including antitrust authorities, in connection with the merger. The initial filings under the Hart-Scott-Rodino Antitrust Improvements Act were made on March 31, 1999. We expect to obtain all necessary regulatory approvals before the annual meeting. However, it is not certain that we will obtain all required regulatory approvals by then. Any approvals that we receive may be subject to conditions that could be detrimental to TMW or K&G.


ACCOUNTING TREATMENT AND CONSIDERATIONS (SEE PAGE 39)


     We expect to account for the merger as a "pooling-of-interests." As a result, the historical financial statements for periods prior to the merger will be restated as though TMW and K&G had been combined from inception.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 38)


     The merger is conditioned on the receipt of opinions from legal counsel that, among other things:

     - The merger qualifies as a tax-free reorganization.

     - No gain or loss will be recognized by K&G's shareholders in connection with the merger, except with respect to cash received instead of fractional shares.

     Tax matters are complicated, and the tax consequences of the proposed transactions to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences to you of the merger.


NO APPRAISAL RIGHTS (SEE PAGE 40)


     Under Georgia law, K&G shareholders will not have any right to an appraisal of the value of their shares in connection with the merger.

K&G MARKET PRICE INFORMATION (SEE PAGE 21)



     K&G common stock is listed on the Nasdaq National Market System. On March 3, 1999, the last full trading day prior to the public announcement of the proposed merger, K&G common stock closed at $8.38 per share. On April 22, 1999, K&G common stock closed at $10.38 per share.



TMW MARKET PRICE INFORMATION (SEE PAGE 21)



     TMW common stock is listed on the Nasdaq National Market System. On March 3, 1999, the last full trading day prior to the public announcement of the proposed merger, TMW common stock closed at $26.75 per share. On April 22, 1999, TMW common stock closed at $28.88 per share.



LISTING OF TMW COMMON STOCK (SEE PAGE 43)


     We will apply to list on Nasdaq the TMW common stock to be delivered to K&G shareholders under the merger agreement. The ticker symbol for the TMW common stock on Nasdaq is "SUIT".


ANNUAL MEETING (SEE PAGE 26)


     At the Annual Meeting, K&G shareholders are being asked to elect directors and ratify the appointment of independent public accountants, in addition to voting on the merger.

 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION SOURCES OF INFORMATION


     TMW and K&G are providing the following summary financial information to help you in your analysis of the financial aspects of the proposed merger. TMW and K&G derived this information from the audited historical and the unaudited pro forma combined financial statements for the periods presented. The information is only a summary and you should read it in conjunction with the financial information included or incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page iii, "TMW Selected Consolidated Financial Information" on page 47, "K&G Selected Consolidated Financial Data" on page 49 and "Pro Forma Combined Financial Statements" on page 50.


     On February 10, 1999, TMW acquired Moores Retail Group Inc., a New Brunswick, Canada corporation ("Moores"), in exchange for securities exchangeable for an aggregate of 2.5 million shares of TMW common stock. Moores operated 107 men's tailored clothing stores in Canada and eight stores in the United States as of that date. Moores also operates a manufacturing facility in Montreal, Canada, which manufactures nearly all the tailored clothing offered for sale in the Moores stores.


     In connection with the closing of the Moores transaction, approximately US $59 million of Moores' existing indebtedness was repaid. At the same time TMW closed the Moores combination, TMW entered into two new Canadian credit facilities for CAN $105 million (US $70 million) to fund the repayment of Moores' debt and to provide working capital for the ongoing needs of Moores.


PREPARATION OF THE SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     The unaudited pro forma combined financial information is presented to show you how TMW might have looked if the companies had been combined for the periods presented. TMW and K&G prepared the pro forma financial information using the pooling-of-interests method of accounting. See "The Merger and Related Transactions-Accounting Treatment" on page 39.


     If the companies had been combined in the past, they might have performed differently. You should not rely on the pro forma financial information as an indication of the results that TMW would have achieved if the merger had taken place earlier or the future results that TMW will experience after the merger.

MERGER-RELATED EXPENSES

     TMW and K&G estimate that the merger and related transactions will result in fees and expenses totaling approximately $1.7 million, net of income tax benefit of $0.3 million, which will be expensed upon closing of the merger. After the merger, TMW may incur charges and expenses relating to integrating the operations of K&G. We did not adjust the summary pro forma information for these charges and expenses or for operating efficiencies that TMW may realize as a result of the merger.

                           THE MEN'S WEARHOUSE, INC.

          SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION OF

     The following summary of TMW historical consolidated financial information is derived from and should be read in conjunction with TMW's consolidated financial information incorporated by reference herein. References herein to years are to TMW's 52- or 53-week fiscal year, which ends on the Saturday nearest January 31 in the following calendar year. For example, references to "1998" mean the fiscal year ended January 30, 1999. All fiscal years for which financial information of TMW is included in this proxy statement/prospectus had 52 weeks, except for 1995, which had 53 weeks.


     The table below also includes TMW/Moores pro forma summary consolidated financial information in order to give effect to TMW's combination on a pooling-of-interests basis with Moores Retail Group Inc. ("Moores") on February 10, 1999. The TMW/Moores pro forma statement of earnings and operating information assumes the combination of the two entities occurred at the beginning of fiscal 1997 and that 2.5 million shares of TMW common stock were issued at that time. No information is presented for prior years as Moores commenced operations on December 23, 1996. Moores' operating results for the 40-day period in fiscal 1996 were not significant. The TMW/Moores pro forma balance sheet information assumes that TMW and Moores were combined on January 30, 1999 and reflects adjustments that give effect to nonrecurring charges directly attributable to the combination, as well as to the effects of refinancing approximately US $59 million of Moores' existing indebtedness at the date of the combination. See "Unaudited Pro Forma Combined Financial Statements" on page 50.



                                                                                                             TMW/MOORES
                                                                 TMW HISTORICAL                               PRO FORMA
                                                                      YEAR                                      YEAR
                                            ---------------------------------------------------------   ---------------------
                                              1994        1995        1996        1997        1998        1997        1998
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                              (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AND PER SQUARE FOOT DATA.)
STATEMENT OF EARNINGS INFORMATION:
Net sales.................................  $317,127    $406,343    $483,547    $631,110    $767,922    $762,524    $898,597
Gross margin..............................   121,878     157,615     188,366     242,593     299,735     291,256     348,927
Operating income..........................    22,375      30,606      38,134      51,530      71,682      64,897      85,711
Net earnings before extraordinary item....    12,108      16,508      21,143      28,883      40,920      30,951      43,913
Basic earnings per share of common
  stock(1)................................  $   0.43    $   0.55    $   0.67    $   0.89    $   1.21    $   0.89    $   1.21
Diluted earnings per share of common
  stock(1)................................  $   0.42    $   0.54    $   0.67    $   0.87    $   1.17    $   0.87    $   1.17
Weighted average shares outstanding(1)....    28,216      29,821      31,354      32,343      33,849      34,843      36,349
Weighted average shares outstanding plus
  dilutive potential common shares(1).....    28,744      30,339      34,101      35,384      36,075      37,884      38,575
OPERATING INFORMATION:
Percentage increase in comparable store
  sales(2):
  TMW.....................................       8.4%        6.8%        3.9%        8.5%       10.4%        8.5%       10.4%
  Moores..................................                                                                   4.5%        2.2%
Average square footage -- all stores(3):
  TMW.....................................     4,553       4,687       4,863       5,097       5,297       5,097       5,297
  Moores..................................                                                                 5,997       5,973
Average sales per square foot of selling
  space(4):
  TMW.....................................  $    406    $    416    $    413    $    420    $    437    $    420    $    437
  Moores..................................                                                              $    228    $    234
Number of stores:
  Open at beginning of period.............       183         231         278         345         396         443         501
  Opened..................................        48          48          50          50          47          57          57
  Acquired................................        --          --          17           6           4           6           4
  Closed..................................        --          (1)         --          (5)        (16)         (5)        (16)
                                            --------    --------    --------    --------    --------    --------    --------
  Open at end of period...................       231         278         345         396         431         501         546

CAPITAL EXPENDITURES......................  $ 23,736    $ 22,538    $ 26,222    $ 27,380    $ 46,247    $ 30,564    $ 50,050

                                                        JAN. 28,   FEB. 3,   FEB. 1,    JAN. 31,   JAN. 30,   JAN. 30,
                                                          1995      1996       1997       1998       1999       1999
                                                        --------   -------   --------   --------   --------   --------
BALANCE SHEET INFORMATION:
Working capital.......................................  $68,078    $88,798   $136,837   $182,561   $174,055   $198,208
Total assets..........................................  160,494    204,105    295,478    379,415    403,732    473,549
Long-term debt(5).....................................   24,575      4,250     57,500     57,500         --     56,326
Shareholders' equity..................................   84,944    136,961    159,129    220,048    298,218    297,763

---------------

(1) All periods have been adjusted to give effect to a 50% stock dividend effected on November 15, 1995 and a 50% stock dividend effected on June 19, 1998. Basic and diluted earnings per share are based on net earnings before extraordinary item.

(2) Comparable store sales data is calculated by excluding the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period.

(3) Average square footage for all stores is calculated by dividing the total square footage for all stores open at the end of the period by the number of stores open at the end of such period.

(4) Average sales per square foot of selling space is calculated by dividing total selling square footage for all stores open the entire period into total sales for those stores. All amounts presented for Moores have been translated from Canadian dollars at the average exchange rate for the 1998 fiscal year.


(5) February 1, 1997 and January 31, 1998 balances represent the 5 1/4% Convertible Subordinated Notes Due 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the TMW Annual Report on Form 10-K which is incorporated by reference herein and is included in this proxy statement/prospectus as Annex C for a discussion of the redemption of the Notes.

                             K&G MEN'S CENTER, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The selected consolidated financial data below should be read in conjunction with K&G's Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein from K&G's Annual Report on Form 10-K for the year ended January 31, 1999. The statement of earnings and balance sheet data set forth below for the years ended February 2, 1997 (fiscal 1996), February 1, 1998 (fiscal 1997) and January 31, 1999 (fiscal 1998), and as of those dates have been derived from K&G's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, K&G's independent public accountants. All of the share and per share information set forth below has been retroactively adjusted to give effect to a 3-for-2 stock split effected April 25, 1997.


                                                                   YEAR
                                             -------------------------------------------------
                                              1994      1995      1996       1997       1998
                                             -------   -------   -------   --------   --------
STATEMENT OF EARNINGS INFORMATION:
Net sales..................................  $49,801   $60,027   $88,104   $112,795   $139,234
Gross margin...............................   11,557    14,433    20,760     26,282     32,153
Operating income...........................    3,722     5,138     7,008      9,607      9,536
Net earnings...............................    2,298     3,186     4,584      6,383      6,229
Basic earnings per share of common stock...  $  0.32   $  0.40   $  0.47   $   0.63   $   0.61
Diluted earnings per share of common
  stock....................................  $  0.32   $  0.40   $  0.47   $   0.63   $   0.61
Weighted average shares outstanding........    7,245     7,875     9,682     10,118     10,207
Weighted average shares outstanding plus
  dilutive potential common shares.........    7,245     7,875     9,787     10,211     10,207
OPERATING INFORMATION:
Percentage increase in comparable store
  sales(1).................................     17.2%     11.9%     12.4%      13.0%       5.7%
Average square footage -- all stores(2)....   16,966    17,000    17,207     17,543     17,839
Average sales per square foot of selling
  space(3).................................  $   539   $   517   $   436   $    404   $    363
Number of stores:
  Open at beginning of period..............        7         9        11         17         25
  Opened...................................        2         3         6          8          8
  Closed...................................                 (1)
                                             -------   -------   -------   --------   --------
  Open at end of period....................        9        11        17         25         33
CAPITAL EXPENDITURES.......................  $   367   $   885   $ 1,128   $  1,261   $  3,424
BALANCE SHEET INFORMATION(4):
Working capital............................  $ 5,601   $ 7,813   $29,305   $ 35,025   $ 41,359
Total assets...............................   12,464    17,203    42,384     47,931     57,230
Long-term debt.............................      895       205       205        205        205
Shareholders' equity.......................    6,188     2,643    31,280     37,817     46,797


---------------

(1) New stores become comparable stores beginning in their fourteenth full month of operation.

(2) Average square footage for all stores is calculated by dividing the total square footage for all stores open at the end of the period by the number of stores open at the end of such period.

(3) Average sales per square foot of selling area is calculated by dividing selling square footage for all stores open the entire period into net sales for those stores. Selling area excludes administrative, storage, alterations and fitting areas.

(4) K&G effected its initial public offering on January 24, 1996 (before fiscal 1995 year end). This transaction closed on January 30, 1996 (after year end). The transaction has not been reflected in K&G's financial statements as of January 28, 1996.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following summary unaudited pro forma combined financial information of TMW and K&G is presented to give effect to the merger under the pooling-of-interests accounting method and assumes that the merger had occurred at the beginning of the earliest period presented for the statement of earnings information and as of the end of each period for the balance sheet information. The pro forma information presented for 1997 and 1998 also gives effect to the February 10, 1999 combination of TMW and Moores on a pooling-of-interests basis. See "Summary Historical and Pro Forma Financial Information Sources of Information" on page 6. The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the TMW and K&G historical consolidated financial information and unaudited pro forma combined financial statements included elsewhere or incorporated by reference in this proxy statement/prospectus.


     The summary unaudited pro forma combined financial information is not necessarily an indication of the results TMW would have achieved if the merger had taken place on the assumed dates or of the future results that TMW will experience after the merger.

                                                                            YEAR
                                                              --------------------------------
                                                                1996       1997      1998(2)
                                                              --------   --------   ----------
STATEMENT OF EARNINGS INFORMATION
Net sales...................................................  $571,651   $875,319   $1,037,831
Gross margin................................................   206,908    314,819      377,381
Operating income............................................    45,142     74,504       95,247
Net earnings before extraordinary item......................    25,727     37,334       50,142
Basic earnings per share of common stock(1).................  $   0.72   $   0.95   $     1.23
Diluted earnings per share of common stock(1)...............      0.72       0.93         1.19
Weighted average shares outstanding(1)......................    35,517     39,194       40,738
Weighted average shares outstanding plus dilutive potential
  common shares(1)..........................................    38,309     42,275       42,964
BALANCE SHEET INFORMATION
Working capital.............................................  $166,142   $234,376   $  237,892
Total assets................................................   337,862    500,371      531,104
Long-term debt..............................................    57,705    107,800       56,531

---------------

(1) Basic and diluted earnings per share are based on net earnings before extraordinary item and are computed using the number of shares of TMW common stock that would have been outstanding in each year based on the maximum Exchange Ratio of 0.43. Data for 1997 and 1998 also gives effect to the issuance of 2.5 million shares of TMW common stock issuable upon exchange of certain exchangeable securities of Moores issued in the February 10, 1999 combination of TMW and Moores.


(2) Balance sheet information presented as of year end 1998 gives effect to nonrecurring charges and the refinancing of approximately US $59 million of Moores indebtedness in connection with the February 10, 1999 combination of TMW and Moores and to nonrecurring charges in connection with the merger of TMW and K&G. See "Pro Forma Combined Financial Statements" on page 50.

                                  RISK FACTORS

     An investment in the TMW common stock offered by this proxy statement/prospectus involves a high degree of risk. Before you decide to invest in the TMW common stock offered by this proxy statement/prospectus, you should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this proxy statement/prospectus.

COMBINATIONS WITH MOORES AND K&G

     On February 10, 1999, TMW combined with Moores. Moores operated 107 men's tailored clothing stores in Canada and eight stores in the United States as of that date. Moores also operates a manufacturing facility in Montreal, Canada, which manufactures men's suits, sport coats and pants. The combination of both Moores and K&G with TMW will require our management to focus considerable attention on integration of their operations with the Company. This will temporarily divert some of our management's attention from normal day-to-day business. Also, combining personnel with different business backgrounds and locations and combining companies with different corporate cultures could be difficult. This is especially true with respect to Moores since we have not previously had any operations outside the United States and have not previously engaged in manufacturing. We cannot assure you that we will be able to integrate both K&G and Moores with TMW on a timely or profitable basis. While we believe that both K&G's and Moores' employees are well qualified, we cannot assure you that key employees will continue to work for us.

EXCHANGE RATE FLUCTUATIONS

     Moores conducts most of its business in Canadian dollars. The exchange rate between Canadian dollars and U.S. dollars has fluctuated over the last ten years. If the value of the Canadian dollar against the U.S. dollar weakens, then the revenues and earnings of the Company's Canadian operations will be reduced when they are translated to U.S. dollars. Also, the value of the Company's Canadian net assets in U.S. dollars may decline.

     The Company and K&G use direct sourcing programs for inventory purchases. Some of these transactions are denominated in foreign currencies, primarily the Italian lira, which create currency exchange risks. Forward exchange contracts are used to protect against these risks, but the Company cannot assure you that currency exchange losses will not occur.

MANUFACTURING RISKS

     Moores, through its wholly owned subsidiary, Golden Brand Clothing (Canada) Ltd., manufactures nearly all of the tailored clothing offered for sale by Moores stores. Prior to the combination with Moores, the Company did not own any manufacturing facilities. A large part of Moores' growth and profitability has resulted from the ability of Golden Brand to manufacture high quality clothes in an efficient and timely manner. A long interruption in Golden Brand's ability to manufacture tailored clothing could have a material negative impact on the Moores operations.

     There are a variety of risks associated with the manufacturing business including:

     - labor,

     - machinery,

     - maintenance,

     - product scheduling and delivery systems, and

     - obtaining raw materials on a timely basis.

     The Company could experience shortages in men's tailored clothing to sell in its Moores stores if Golden Brand fails to meet its production goals for any reasons, including:

     - labor disputes,

     - delays in production, or

     - machinery breakdowns or repair problems.

     Golden Brand's principal raw material is fabric. Many of Golden Brand's suppliers have supplied fabric to Golden Brand for more than ten years. If one of the current suppliers is unable or unwilling to provide fabric, we believe that there are other suppliers of fabric who could supply fabric to Golden Brand, although we cannot assure you that it would be at comparable cost. As is normal in the industry, most of Golden Brand's supply contracts are seasonal. There could be a negative effect on the ability of Golden Brand to meet its production goals if any of the following occurred:

     - an unexpected loss of a supplier of fabric,

     - a long interruption in shipments from any fabric supplier,

     - an unexpected loss of any of the suppliers of raw materials other than fabric or other finished goods, or

     - a long interruption in the shipment of raw materials or finished goods.

     The negative effect would be particularly noticeable with regard to Golden Brand's seasonal or time-sensitive products.

EXPANSION STRATEGY

     A large part of the Company's growth has resulted from the addition of new Men's Wearhouse stores and the increased sales volume and profitability provided by these stores. The Company will continue to depend on adding new stores to increase its sales volume and profitability. The Company believes that its ability to increase the number of traditional stores in the United States above 500 will be limited. However, the Company anticipates that additional growth opportunities exist through the VPC operations. When the Company enters new markets, it has to:

     - obtain suitable store locations,

     - hire personnel,

     - establish distribution methods, and

     - advertise its name and its distinguishing characteristics to consumers who may not be familiar with them.

     The Company cannot assure you that it will be able to open and operate new Men's Wearhouse or VPC stores on a timely and profitable basis. The costs associated with opening new stores may negatively affect the Company's profitability. The Company's expansion strategy may also be negatively affected by conditions in the commercial real estate market existing at the time it seeks to expand.

     In addition to its growth through adding new stores, the Company, excluding Moores, has experienced increases in U.S. store sales over the previous year for each of the past five years. Comparable store sales increased:

     - 3.9% for 1996,

     - 8.5% for 1997, and

     - 10.4% for 1998.

     Comparable store sales increases for Moores during the same periods were:

     - 4.5% for 1997, and

     - 2.2% for 1998.

     The Company cannot assure you that it will experience similar rates of comparable store sales growth in future periods.

     The Company is also focused on integrating and developing operations that target the more price sensitive clothing customers. The combination with K&G is part of this focus. VPC acquired 17 C&R stores, six NAL stores and four Suit Warehouse stores to begin this process. The Company has closed most of the C&R locations and anticipates that all C&R locations will be closed by the end of the first quarter of 1999. In some cases, the Company relocated Men's Wearhouse stores to old C&R store locations. SuitMax stores are being opened to replace C&R stores. However, in connection with the combination with K&G, VPC is re-evaluating its store branding opportunities. VPC will incur substantial advertising expenditures to gain and expand market identity once it has selected its store branding approach. At least temporarily, these expenditures will lower operating margins. The Company cannot assure you that its expansion into the more price sensitive market will be successful.

     After the closing of this transaction, the Company's management intends to evaluate the K&G operations with regard to duplicate facilities within existing markets. This could result in store modifications, relocations or closures of certain of the Company's stores or K&G's stores. Management is not able to estimate at this time the costs, if any, that may be incurred for such modifications, relocations or closures.

SEASONALITY AND GENERAL ECONOMIC CONDITIONS

     Like K&G and most other retail businesses, the Company's business is seasonal. Historically, over 30% of the Company's net sales and approximately 50% of its net earnings have been made during November, December and January. Like other retail businesses, our operations may be negatively affected by local, regional or national economic downturns. Any economic downturn affecting us might cause consumers to reduce their spending, which would affect our sales. We cannot assure you that a long economic downturn would not have a noticeable negative effect on us.

DECLINING UNIT SALES OF MEN'S TAILORED CLOTHING

     According to industry sources, sales in the men's tailored clothing market generally have declined over the past several years. We believe that this decline is attributable primarily to: (1) men allocating less of their income to tailored clothing and (2) certain employers relaxing their dress codes. We believe that this decrease in sales has contributed, and will continue to contribute, to a consolidation among retailers of men's tailored clothing. Despite this overall decline, the Company has been able to increase its share of the men's tailored clothing market. Although the Company believes it is in a consolidating segment of the retailing industry, the Company cannot assure you that it will continue to be able to expand its sales volume or maintain its profitability within that segment of the industry.

COMPETITION

     The men's tailored clothing market is fragmented, and the Company faces intense competition for:

     - customers,

     - access to quality merchandise, and

     - suitable store locations.

     The Company competes with:

     - specialty men's clothing stores,

     - traditional department stores,

     - other off-price retailers and manufacturer-owned stores,

     - independently owned outlet stores,

     - discount operators, and

     - three-day stores.

     Several of these competitors are part of large department store chains that have much greater financial, marketing and other resources than the Company has available. The Company cannot assure you that it will be able to compete successfully with its competitors in the future.

POSSIBLE FLUCTUATIONS IN STOCK PRICE


     The market price of TMW common stock has fluctuated in the past and may change rapidly in the future depending on news announcements and changes in general market conditions. See "Market Prices and Dividend Information" on page
21. The following factors, among others, may cause significant fluctuations in TMW's stock price:


     - news announcements regarding quarterly or annual results of operations,

     - monthly comparable store sales,

     - acquisitions,

     - competitive developments,

     - litigation affecting the Company, or

     - market views as to the prospects of retailing generally.

     In addition, the shares of TMW common stock issuable as a result of the Moores transaction and the shares of TMW common stock to be issued in the merger will represent between approximately 15.9% and 16.5% of the outstanding shares of TMW common stock. If the holders of a significant amount of those shares decide to sell at about the same time, the price of TMW common stock could decline significantly as a result.

CONTROL OF TMW


     After the shares of K&G common stock are exchanged for TMW common stock in the merger, TMW's executive officers and directors, excluding Mr. Greenspan who will own between 1.2% and 1.3%, will own between approximately 21.5% and 21.4% of the outstanding shares of TMW common stock. Because the executive officers and directors own such a large percentage of the outstanding shares of TMW common stock, if they act together, they could exercise substantial control over:


     - the election of all of the directors,

     - the approval of any sale of assets, merger or consolidation, and

     - the outcome of all of the matters submitted to TMW's shareholders for a vote.

RELIANCE ON KEY PERSONNEL

     Mr. George Zimmer has been very important to the Company's success. Mr. Zimmer is the Company's Chairman of the Board, Chief Executive Officer and primary advertising spokesman. The loss of Mr. Zimmer's services could have a significant negative effect on the Company.

     Also, the Company's continued success and the achievement of its expansion goals are dependent upon its ability to attract and retain additional qualified employees as it expands.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE


     TMW has available for issuance 1,999,999 shares of preferred stock, par value $.01 per share. TMW's board of directors is authorized to issue any or all of this preferred stock, in one or more series, without any further action on the part of shareholders. Your rights as a holder of TMW common stock may be negatively affected if TMW issues a series of preferred stock in the future that has preference over TMW common stock with respect to the payment of dividends or distribution upon TMW's liquidation, dissolution or winding up. See "Description of Capital Stock -- Preferred Stock" on page 57.


YEAR 2000 RISKS


     In mid-1997, the Company began a company-wide project to upgrade its information technology. This information technology is designed to increase the efficiency and the future productivity of the Company's operations. By completing these changes, the Company expects its computer systems to properly recognize and use dates beyond December 31, 1999. The costs related to the project are expected to be between $20.0 million and $25.0 million, including past and future expenditures. The costs related specifically to Year 2000 issues cannot be separated from this amount. The Company expects all of its business systems to be Year 2000 compliant by mid-1999. The Company does not anticipate that the cost will have a material effect on its consolidated financial position or results of operations in any given year. However, the Company may not identify or be able to address all Year 2000 compliance issues. Also, the Company also cannot assure you that third parties with whom it does business will not experience system failures as a result of the Year 2000 issue. The Company cannot predict the consequences of noncompliance. For additional information concerning the Company's response to the year 2000 issues and the risk associated therewith, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Risks" in TMW's Annual Report on Form 10-K for the year ended January 30, 1999 attached as Annex C to this proxy statement/prospectus.


     The statements included in this section "Year 2000 Risks" are intended to be and are designated "Year 2000 Readiness Disclosure" statements within the meaning of the Year 2000 Information and Readiness Disclosure Act.

FORWARD-LOOKING STATEMENTS

     Certain statements made in this proxy statement/prospectus and in other public filings and releases by TMW and K&G contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to:

     - future capital expenditures,

     - acquisitions (including the amount and nature thereof),

     - future sales,

     - earnings,

     - margins,

     - costs,

     - number and costs of store openings,

     - demand for men's clothing,

     - market trends in the retail men's clothing business,

     - currency fluctuations,

     - inflation, and

     - various economic and business trends.

     Management may make forward-looking statements orally or in writing, including but not limited to, this proxy statement/prospectus and other of our filings with the SEC under the Securities Exchange Act of 1934 and the Securities Act of 1933.

     In connection with such forward-looking statements, you should consider that they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. You are cautioned that any such statements are not guarantees of future performance and that actual results and trends in the future may differ materially. Differences may result from a variety of factors including, but not limited to:

     - success in integrating K&G and Moores with existing operations,

     - U.S. and international economic activity and inflation,

     - success in execution of internal operating plans,

     - success in execution of new store and new market expansion plans,

     - performance issues with key suppliers,

     - foreign currency fluctuations,

     - government export and import policies,

     - legal proceedings,

     - our ability to continue to identify and complete successful expansions into existing markets, and

     - our ability to continue to identify and complete successful penetrations into new markets.

          QUESTIONS AND ANSWERS ABOUT THE MERGER FOR K&G SHAREHOLDERS

     The following questions and answers highlight selected information regarding the merger and related transactions described in this proxy statement/prospectus and may not contain all information that is important to you as you consider the merits of the merger. For a more complete description of the terms of the merger and the related transactions, please read this entire proxy statement/prospectus and the documents we refer to. See also "Where You Can Find More Information" on page iii.

     In this proxy statement/prospectus:

     - We refer to The Men's Wearhouse, Inc., a Texas corporation, as "TMW".

     - We refer to TMW and its subsidiaries as the "Company".

     - We refer to TMW Combination Company, a Georgia corporation and a newly formed subsidiary of TMW, as "Merger Sub".

     - We refer to K&G Men's Center, Inc., a Georgia corporation, as "K&G".

     - We refer to the merger of Merger Sub into K&G as the "merger".

     - We refer to the agreement between TMW, Merger Sub and K&G concerning the merger as the "merger agreement".

Q:   PLEASE BRIEFLY DESCRIBE THE PROPOSED MERGER AND THE RELATED TRANSACTIONS.

A: Merger Sub, a newly formed, wholly owned subsidiary of TMW, will be merged into K&G, with K&G being the surviving corporation and becoming a wholly owned subsidiary of TMW.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: As a K&G shareholder, you will receive between 0.4 and 0.43 of a share of TMW common stock in exchange for each share of K&G common stock that you own. We will determine the final Exchange Ratio based on an average closing price per share of TMW common stock, as reported on Nasdaq, for the 15 trading days ending on the third trading day before the closing date of the merger. You will receive only whole shares of TMW common stock. We will pay you cash for any fractional shares you would otherwise receive in the exchange.

Q: WHY IS THE BOARD OF DIRECTORS OF K&G RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER?


A: In the opinion of K&G's board of directors, the merger is in the best interests of K&G and its shareholders. For the merger to occur, the holders of a majority of K&G's outstanding common stock must approve the merger. A more detailed description of the background and reasons for the merger appears on pages 28 and 30, respectively.


Q:   HOW MANY SHARES OF TMW COMMON STOCK WILL BE OUTSTANDING AFTER THE MERGER?


A: When the merger is completed, we expect that there will be between approximately 41.6 million shares and 41.9 million shares of TMW common stock outstanding, approximately 9.9% to 10.5% of which will be held by former shareholders of K&G.


Q:   WHAT DIVIDENDS WILL I RECEIVE IN THE FUTURE?

A: TMW has not paid any cash dividends on the TMW common stock and for the foreseeable future TMW intends to retain all of its earnings for the future operation and expansion of its business. TMW's credit agreement prohibits the payment of cash dividends on TMW common stock.

Q:   WHERE WILL THE SHARES OF TMW COMMON STOCK BE LISTED?

A: The shares of TMW common stock to be delivered in the merger will be listed on the Nasdaq National Market System.

Q:   WHAT ARE THE TAX CONSEQUENCES TO K&G SHAREHOLDERS OF THE MERGER?


A: TMW and K&G believe the merger will be tax-free to the shareholders of K&G for U.S. federal income tax purposes, except for cash received instead of fractional shares. A more detailed description of the U.S. federal income tax consequences of the merger appears on page 38.


Q:   WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: TMW and K&G expect that the merger will be completed promptly after the annual meeting and receipt of governmental approvals, including antitrust clearance. TMW and K&G anticipate closing the transaction late in the second quarter of 1999.

Q:   WHAT SHOULD I DO NOW?

A: After reading this document carefully, you should complete and sign your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. The K&G board of directors recommends voting for adoption of the merger agreement and the merger.

Q:   SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, TMW will send you instructions for exchanging your shares of K&G common stock for shares of TMW common stock.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: With respect to the merger, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote by sending in a later-dated, signed proxy card to K&G's Secretary before the annual meeting or by attending the annual meeting and voting in person.

Q:   WHAT OTHER MATTERS WILL BE VOTED ON AT THE ANNUAL MEETING?

A: You will be asked to vote to elect two members of K&G's board of directors, to ratify the appointment of Arthur Andersen LLP by the K&G board of directors and to transact such other business as may properly come before the meeting.

Q:   MUST I VOTE ON THE MERGER TO VOTE ON THE OTHER MATTERS?

A:   No. You may vote, or withhold your vote, on each matter.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?


A: If you have any questions about the merger, or if you would like copies of any of the documents referred to or incorporated by reference in this proxy statement/prospectus, please call: (i) Gary G. Ckodre, Vice
     President -- Finance of TMW, at (713) 592-7200; or (ii) John C. Dancu, Chief Operating Officer of K&G, at (404) 351-7987. See also "Where You Can Find More Information" on page iii.


Q:   WHAT WILL HAPPEN IN THE MERGER TO EMPLOYEE STOCK OPTIONS HELD BY K&G
     EMPLOYEES?

A: Each outstanding option to purchase K&G common stock, whether vested or unvested, will be converted into an option to purchase TMW common stock. TMW will adjust the exercise prices of those options and the number of shares of TMW common stock covered by those options using formulas designed to maintain the approximate economic value of the K&G options at the time of the merger. For this purpose, the number of shares of K&G common stock that may be acquired by exercising options will be multiplied by the Exchange Ratio and the exercise price per share will be divided by the Exchange Ratio.

Q: MAY I EXERCISE STOCK OPTIONS AND SELL SHARES OF K&G COMMON STOCK BETWEEN NOW AND THE COMPLETION OF THE MERGER?


A: Yes, unless you are subject to limitations on trading by persons defined as K&G "affiliates" and other restrictions on "insider trading" under securities laws. The limitations on "affiliates" are described beginning on page 40.

                           COMPARATIVE PER SHARE DATA

     The following table compares certain historical and pro forma earnings per share and book value per share data for TMW and K&G. The table also includes TMW/Moores pro forma data in order to give effect to TMW's combination on a pooling-of-interests basis with Moores on February 10, 1999. The TMW/K&G pro forma combined and equivalent data has been computed using the historical K&G and the TMW/Moores pro forma data and is presented for the minimum and maximum Exchange Ratios of 0.4 and 0.43. No cash dividends were paid by TMW or K&G during any of the periods presented. You should read the table in conjunction with the financial information for TMW and K&G included or incorporated by reference in this proxy statement/prospectus. You should not rely on the pro forma financial information as an indication of the results that TMW would have achieved if the merger had taken place earlier or of the results of TMW after the merger.

                                                                                       TMW/K&G PRO FORMA (UNAUDITED)
                                                                          -------------------------------------------------------
                                                                                 COMBINED(3)                 EQUIVALENT(4)
                                                                          --------------------------   --------------------------
                              HISTORICAL     TMW/MOORES      HISTORICAL    EXCHANGE       EXCHANGE      EXCHANGE       EXCHANGE
                                TMW(1)     PRO FORMA(1)(2)     K&G(1)     RATIO - 0.4   RATIO - 0.43   RATIO - 0.4   RATIO - 0.43
                              ----------   ---------------   ----------   -----------   ------------   -----------   ------------
Basic earnings per share
  from earnings before
  extraordinary item:
  Fiscal year 1998..........     1.21           1.21            0.61         1.24           1.23          0.50           0.53
  Fiscal year 1997..........     0.89           0.89            0.63         0.96           0.95          0.38           0.41
  Fiscal year 1996..........     0.67           0.67            0.47         0.73           0.72          0.29           0.31
Diluted earnings per share
  from earnings before
  extraordinary item:
  Fiscal year 1998..........     1.17           1.17            0.61         1.20           1.19          0.48           0.51
  Fiscal year 1997..........     0.87           0.87            0.63         0.94           0.93          0.37           0.40
  Fiscal year 1996..........     0.67           0.67            0.47         0.72           0.72          0.29           0.31
Book value per share at
  fiscal 1998 year end......     8.55           7.97            4.56         8.27           8.21          3.31           3.53

---------------

(1) Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the same weighted average shares plus the dilutive effect of options and convertible securities for each period. Book value per share is computed by dividing shareholders' equity at year end by the number of common shares outstanding at year end.


(2) The TMW/Moores pro forma earnings per share data assumes the combination of the two entities occurred at the beginning of fiscal 1997 and that 2.5 million shares of TMW common stock were issued at that time. The 1996 data reflects TMW only since operating results for Moores in 1996 were not significant. The book value per share assumes that TMW and Moores were combined on January 30, 1999 and reflects adjustments to shareholders' equity that give effect to nonrecurring charges and to the refinancing of the approximately US $59 million of Moores' existing indebtedness at the date of the combination. See "Unaudited Pro Forma Combined Financial Statements" on page 50.


(3) The TMW/K&G pro forma combined data assumes the merger is completed on a pooling-of-interests basis and is presented using the number of shares of TMW common stock that would have been outstanding in each year based on the minimum and maximum Exchange Ratios of 0.4 and 0.43.

(4) The TMW/K&G pro forma equivalent data is computed by multiplying the TMW/K&G pro forma combined data by the minimum and maximum Exchange Ratios of 0.4 and 0.43.

                     MARKET PRICES AND DIVIDEND INFORMATION

     TMW common stock is traded on Nasdaq under the symbol "SUIT". K&G common stock is traded on Nasdaq under the symbol "MENS". The following table sets forth the high and low quoted sales prices of TMW common stock and K&G common stock as reported by Nasdaq for the periods indicated, during which neither TMW nor K&G paid cash dividends. The quotations are as reported in published financial sources. Also presented are the high and low equivalent sales prices for K&G common stock calculated by multiplying the quoted sales prices of TMW common stock for each of the periods presented by the minimum and maximum Exchange Ratios of 0.4 and 0.43.


                                                                                    K&G COMMON STOCK
                                                   TMW COMMON      ---------------------------------------------------
                                                      STOCK                                  EQUIVALENT PRICE
                                                 ---------------                     ---------------------------------
                                                  QUOTED SALES      QUOTED SALES        EXCHANGE          EXCHANGE
                                                      PRICE             PRICE          RATIO - 0.4      RATIO - 0.43
                                                 ---------------   ---------------   ---------------   ---------------
                                                  HIGH     LOW      HIGH     LOW      HIGH     LOW      HIGH     LOW
                                                 ------   ------   ------   ------   ------   ------   ------   ------
1997
First Quarter..................................  $20.67   $15.33   $20.08   $16.25   $ 8.27   $ 6.13   $ 8.89   $ 6.59
Second Quarter.................................   25.08    16.75    23.25    14.75    10.03     6.70    10.78     7.20
Third Quarter..................................   27.50    22.33    23.00    18.25    11.00     8.93    11.83     9.60
Fourth Quarter.................................   26.50    20.00    21.50    18.25    10.60     8.00    11.40     8.60
1998
First Quarter..................................  $29.67   $22.33   $25.00   $17.88   $11.87   $ 8.93   $12.76   $ 9.60
Second Quarter.................................   36.88    26.67    28.00    21.50    14.75    10.67    15.86    11.47
Third Quarter..................................   34.63    14.00    23.50     4.00    13.85     5.60    14.89     6.02
Fourth Quarter.................................   32.50    22.00    10.25     7.50    13.00     8.80    13.98     9.46
1999
First Quarter (through April 22, 1999).........  $34.94   $23.50   $11.00   $ 6.75   $13.98   $ 9.40   $15.02   $10.11



     On March 3, 1999, the last full trading day prior to the joint public announcement by TMW and K&G of the signing of the merger agreement, the closing sale prices per share of TMW common stock and K&G common stock as reported by Nasdaq were $26.75 and $8.38, respectively, and the equivalent per share prices of K&G common stock calculated by multiplying the closing sale price of TMW common stock by the minimum and maximum Exchange Ratios of 0.4 and 0.43 were $10.70 and $11.50, respectively. On April 22, 1999, the closing sale prices per share of TMW common stock and K&G common stock as reported by Nasdaq were $28.88 and $10.38, respectively, and, consequently, given an exchange ratio of .4218, the equivalent per share price of K&G common stock would be $12.18.


     Following the merger, TMW common stock will continue to be traded on Nasdaq and K&G common stock will cease to be traded on Nasdaq and will represent only the right to obtain TMW common stock under the merger agreement.

     TMW has not paid any cash dividends on TMW common stock and for the foreseeable future TMW intends to retain all of its earnings for the future operation and expansion of its business. TMW's credit agreement prohibits the payment of cash dividends on TMW common stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements made herein and in other public filings and releases by both TMW and K&G contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future capital expenditures, acquisitions (including the amount and nature thereof), future sales, earnings, margins, costs, number and costs of store openings, demand for men's clothing, market trends in the retail men's clothing business, currency fluctuations, inflation and various economic and business trends. You can identify forward-looking statements by the use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "plan" and similar expressions. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for stock of TMW and K&G. TMW and K&G caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. TMW and K&G undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements may be made by management orally or in writing, including but not limited to, the Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of TMW's and K&G's filings with the SEC under the Securities Exchange Act of 1934 and the Securities Act of 1933, incorporated by reference herein.

     Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, domestic and international economic activity and inflation, successful execution of internal operating plans and new store and new market expansion plans, performance issues with key suppliers, foreign currency fluctuations, government export and import policies and legal proceedings. Future results will also be dependent upon the ability of TMW and K&G to continue to identify and complete successful expansions and penetrations into existing and new markets and their ability to integrate such expansions with TMW's and K&G's existing operations.

                                 THE COMPANIES

TMW AND ITS SUBSIDIARIES

     The Company is one of the largest off-price specialty retailers of men's tailored business clothing in North America. At March 26, 1999, the Company operated 548 stores in 40 states, the District of Columbia and Canada.

     The Company operates nearly all its stores in the following three formats:

          Men's Wearhouse. TMW targets middle and upper middle income men by offering quality merchandise at everyday low prices. In addition to value, TMW provides a superior level of customer service. Men's Wearhouse stores offer a broad selection of designer, brand name and private label merchandise at prices TMW believes are typically 20% to 30% below the regular prices found at traditional department and specialty stores. The prices of suits in Men's Wearhouse stores generally range from $199 to $599. TMW considers its merchandise to be conservative. Merchandise in Men's Wearhouse stores includes suits, sport coats, slacks, business casual, sportswear, outerwear, dress shirts, shoes and accessories. TMW concentrates on tailored business attire that is characterized by infrequent and more predictable fashion changes. Therefore, TMW believes it is not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common. At March 26, 1999, TMW operated 413 Men's Wearhouse stores in 40 states and the District of Columbia with approximately 30% of those locations in Texas and California. These stores are referred to as "Men's Wearhouse stores" or "traditional stores".

          Value Priced Clothing. The Company launched Value Priced Clothing in late 1996 to address the market for a more price sensitive customer. The Company believes VPC's more basic, value-oriented approach appeals to certain customers in the men's tailored clothing market. VPC offers a selection of brand names and private label merchandise that the Company believes to be typically 30% to 50% below the regular prices of traditional department stores and specialty stores. The prices of suits at these stores generally range from $99 to $199. VPC operates stores under the names "C&R", "SuitMax" and "Suit Warehouse". At March 26, 1999, the Company operated 17 VPC stores in five states, including one C&R store which will be converted to a SuitMax store and excluding three C&R stores that the Company is in the process of closing.


          Moores Retail Group Inc. On February 10, 1999, TMW acquired Moores for securities exchangeable for an aggregate of 2.5 million shares of TMW common stock. Moores is one of Canada's leading specialty retailers of men's tailored clothing and offers its customer conservative, basic tailored apparel. Moores distinguishes itself from other Canadian retailers of men's tailored clothing by manufacturing virtually all of the tailored clothing offered for sale in its stores. As a result, Moores achieves certain cost savings compared to other retailers and is able to provide greater value to its customer by offering a broad selection of quality merchandise at everyday low prices, which the Company believes typically range from 20% to 30% below traditional Canadian department and specialty stores. The prices of suits at the Moores stores generally range from Can $149 to Can $299. At March 26, 1999, the Company operated 109 Moores stores in the ten Canadian provinces. Moores also operated eight stores in the United States; however, the Company plans to close seven of these stores and to convert the eighth store to a Men's Wearhouse store to eliminate duplicate store sites in existing Men's Wearhouse markets. The Company has recorded estimated store closing costs of approximately $3 million (before taxes) in connection with the closing of these stores.



          Golden Brand Clothing (Canada) Ltd., a wholly owned subsidiary of Moores, operates a tailored clothing manufacturing facility in Montreal, Quebec. This facility includes a cutting room, fusing department, pant shop and coat shop. At full capacity, the coat shop can produce 12,000 units per week and the pant shop can produce 25,000 units per week.

  Expansion Strategy

     The Company's expansion strategy includes:

     - opening additional Men's Wearhouse stores in new and existing markets,

     - increasing the size of certain existing Men's Wearhouse stores,

     - increasing productivity and profitability in its existing markets,

     - developing the VPC store format in new and existing markets,

     - identifying strategic acquisition opportunities, and

     - testing expanded merchandise categories in selected stores.

     In general terms, the Company considers a geographic area served by a common group of television stations as a single market.

     On a limited basis, the Company has acquired store locations, inventories, customer lists, trademarks and tradenames from existing menswear retailers in both new and existing markets. The Company may do so again in the future. During 1998, the Company opened 43 new Men's Wearhouse stores and four new SuitMax stores. The Company also plans to open an additional 40 to 45 new Men's Wearhouse stores and 5 to 10 new SuitMax stores in 1999, to close approximately five stores in 1999, to remodel and relocate existing stores and to continue expansion in subsequent years. The Company believes that its ability to increase the number of traditional stores in the United States above 500 will be limited. However, the Company believes that additional growth opportunities exist through selectively expanding existing stores, improving and diversifying the merchandise mix, relocating stores and expanding our VPC operations.

     The Company has focused on acquiring and growing its VPC store format. The Company completed three acquisitions between January 1997 and February 1998. These acquisitions included:

     - the January 1997 acquisition of C&R Clothiers, a privately held retailer of 17 men's tailored clothing stores in Southern California,

     - the May 1997 acquisition of Walter Pye's Men's Shops, Inc. ("NAL"), which operated four stores in the greater Houston area and one in each of San Antonio, Texas and New Orleans, Louisiana, and

     - the February 1998 acquisition of T.H.C., Inc. ("Suit Warehouse") operating four stores in metropolitan Detroit.

     The Company is integrating these acquired operations to create a similar store format and focus. In the process, the Company has closed most of the C&R stores. To achieve this format and focus, the Company intends to:

     - close the remaining four C&R stores in early 1999, with one being converted to a SuitMax store, and

     - open new stores under a common format.

     In connection with the combination with K&G, the Company intends to re-evaluate the store branding opportunities for VPC. Once a decision is made with respect to VPC store branding, the Company anticipates that it will embark on an advertising campaign to gain and expand market identity for the VPC store format.

     As a result of the consolidation of the men's tailored clothing industry, the Company has been and expects to continue to be presented with significant opportunities for growth within its industry. Such opportunities may include, but are not limited to:

     - increased direct sourcing of merchandise, including possible ventures with apparel manufacturers,

     - acquisitions of menswear retailers,

     - the acquisition or licensing of designer or nationally recognized brand labels,

     - expansion and remodeling of certain existing stores,

     - testing of new product categories, and

     - enhancing our website to allow the sale of merchandise over the internet.

MERGER SUB

     Merger Sub is a newly formed, wholly owned subsidiary of TMW. Merger Sub has transacted no business to date other than in connection with the merger agreement. Merger Sub is a Georgia corporation that was incorporated in 1999.

K&G

     K&G is a superstore retailer of men's apparel and accessories. K&G's stores offer first-quality, current-season men's apparel and accessories comparable in quality to that of traditional department and fine specialty stores, at everyday low prices 30% to 70% below retail prices typically charged by such stores. K&G's merchandising strategy emphasizes broad and deep assortments across all major menswear categories, including tailored clothing, casual sportswear, dress furnishings, footwear and accessories. This dominant merchandise selection, which includes brand name as well as private label merchandise, positions K&G to attract a wide range of menswear customers in each of its markets. In addition, K&G's philosophy of delivering everyday value distinguishes K&G from other retailers that adopt a more promotional pricing strategy.


     K&G's 34 stores operating in 16 states are "destination" stores located primarily in low-cost warehouses and secondary strip shopping centers easily accessible from major highways and thoroughfares. K&G's stores are open for business on Fridays, Saturdays and Sundays only, typically for a total of 24 hours per week. K&G pioneered the weekend strategy in menswear retailing as a means of responding to its customers' shopping habits and creating a sense of urgency to purchase, while facilitating cost control and inventory replenishment. This strategy is an integral element of K&G's retail formula that emphasizes low operating costs, low mark-ups and high inventory turnover to produce attractive store-level economics.



     K&G's 34 stores are located in Atlanta (4); Baltimore; Boston (2); Charlotte; Cincinnati; Cleveland; Dallas (3); Denver (2); Houston (2); Indianapolis; Long Island (2); Los Angeles; Minneapolis (2); Philadelphia (3); Seattle (2); Washington, D.C. (2); Kansas City, Kansas; Rahway, New Jersey; Fairfield, New Jersey; and Columbus, Ohio.

                     THE ANNUAL MEETING OF K&G SHAREHOLDERS


     This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of K&G common stock by the K&G board of directors for use at the 1999 annual meeting of shareholders. This proxy statement/prospectus and accompanying form of proxy are first being mailed to the shareholders of K&G beginning on or about April 28, 1999.


TIME, DATE AND PLACE


     The annual meeting will be held at 11:00 a.m., Atlanta, Georgia time, on Tuesday, June 1, 1999, at K&G's headquarters at 1225 Chattahoochee Avenue, N.W., Atlanta, Georgia.


PURPOSE OF THE ANNUAL MEETING

     At the annual meeting (and any adjournment or postponement thereof), K&G's shareholders will be asked to consider and vote upon (i) a proposal to approve the merger and the merger agreement, (ii) the election of K&G's Class I directors to serve a three-year term expiring in 2002 in accordance with K&G's Articles of Incorporation, (iii) the ratification of the appointment by the K&G board of directors of Arthur Andersen LLP to serve as K&G's independent public accountants and (iv) such other matters as may properly be brought before the annual meeting.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     K&G's board of directors has fixed the close of business on April 20, 1999 (the "K&G Record Date") as the record date for K&G's shareholders entitled to notice of and to vote at the annual meeting.

     Only holders of record of shares of K&G common stock on the K&G Record Date are entitled to notice of and to vote at the annual meeting. Each holder of record of K&G common stock as of the K&G Record Date is entitled to cast one vote per share on all matters submitted to K&G's shareholders.


     At the close of business on April 20, 1999, there were 10,253,688 shares of K&G common stock outstanding and entitled to vote at the annual meeting.


     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of K&G common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The affirmative vote of the holders of a majority of the outstanding shares of K&G common stock is required to approve and adopt the merger proposal.


     The directors and executive officers of K&G beneficially own approximately 23.2% of the outstanding K&G common stock. For additional information on the ownership of K&G common stock by K&G directors and executive officers, see "Security Ownership of Certain Beneficial Owners and Management of K&G" on page 74.


PROXIES

     All shares of K&G common stock represented by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted "FOR" the approval of the merger proposal.

     Abstentions may be specified with respect to any of the proposals being considered at the annual meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting. Because the affirmative vote of a majority of the outstanding shares of K&G common stock is required for approval of the merger proposal, a proxy marked "ABSTAIN" with respect to the merger proposal will have the effect of a vote against the merger proposal. In addition, the failure of a shareholder of K&G to return a proxy will have the effect of a vote against the merger proposal. Under Nasdaq rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under Nasdaq rules, such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the merger proposal. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the merger proposal (i.e., "broker non-votes"). Since the affirmative votes described above are required for approval of the merger proposal, a "broker non-vote" with respect to the merger proposal will have the effect of a vote against the merger proposal. In addition, with regard to the other matters to be voted on at the annual meeting, a proxy marked "ABSTAIN" will have the same effect as a vote against a proposal, or in the case of the election of directors, as shares to which voting power has been withheld. Under Georgia law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the K&G board of directors.

     A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of K&G a signed notice of revocation or a later-dated, signed proxy, or by attending the annual meeting and voting in person. Attendance at the meeting will not in itself constitute the revocation of a proxy.

     The cost of solicitation of proxies will be paid by K&G. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and K&G will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. K&G does not expect to engage a firm to aid in the solicitation of proxies; however, should it be determined necessary at a later date, K&G estimates that related fees will not exceed $5,000 (plus expenses). To the extent necessary in order to ensure sufficient representation at its annual meeting, K&G or its proxy solicitor may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxies without delay.

     Shareholders should not send in any stock certificates with their proxy cards. As soon as practicable after the consummation of the merger, a transmittal form will be sent to former shareholders of K&G with instructions for receiving TMW common stock.

     As of the date of this proxy statement/prospectus, the K&G board of directors does not know of any business to be presented at the annual meeting other than the proposals set forth above. If any other matters should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. Proxies voted "against" the merger proposal will not be used to vote for any adjournment pursuant to this authority.

AVAILABILITY OF ACCOUNTANTS

     A representative of Arthur Andersen LLP, K&G's independent public accountants, is expected to be present at the annual meeting and to be available to respond to appropriate questions. Such representative will have the opportunity to make a statement at the annual meeting if he or she so desires.

                      THE MERGER AND RELATED TRANSACTIONS

     The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated herein by reference.

THE MERGER


     Pursuant to the terms and conditions of the merger agreement, including approval by the shareholders of K&G, Merger Sub will be merged with and into K&G, with K&G being the surviving corporation and becoming a wholly owned subsidiary of TMW. In connection with the merger, each shareholder of K&G will receive between 0.4 and 0.43 of a share (the "Exchange Ratio") of TMW common stock for each outstanding share of K&G common stock. We will determine the final Exchange Ratio by computing the average of the closing prices per share of TMW common stock, as reported on Nasdaq, for the 15 trading days ending on the third trading day before the closing date of the merger. If the average closing price is $32.50 or more, the Exchange Ratio will be 0.4. If the average closing price is $27.50 or less, the Exchange Ratio will be 0.43. If the average closing price is between $27.50 and $32.50, the Exchange Ratio will be the sum of .4 plus a decimal, calculated to four decimal places, equal to .03 times a fraction with a numerator equal to the difference between $32.50 and the average described above and a denominator of $5.00. For example, if the average closing price is $30.00, then the Exchange Ratio will be equal to .4 + .03
[(32.50 -30.00) / 5)], which equals .4 + (.03)(.5), which equals .415.
Therefore, each shareholder of K&G would receive 0.415 of a share of TMW common stock in exchange for each share of K&G common stock held. Cash will be paid instead of issuing fractional shares of TMW common stock. At the effective time of the merger, each outstanding option of K&G will be converted into an option to acquire the number of shares of TMW common stock equal to the Exchange Ratio times the number of shares of K&G common stock issuable under the old option at a per share price equal to the exercise price under the old option divided by the Exchange Ratio.



     Following the merger, the former shareholders of K&G will hold between approximately 4.1 million shares and 4.4 million shares of TMW common stock or between approximately 9.9% and 10.5% of the outstanding shares of TMW common stock. In addition, approximately 0.2 million shares of TMW common stock will be subject to the converted K&G stock options.


     The merger will become effective when a Certificate of Merger is duly filed with the Secretary of State of the State of Georgia or at such other time as will be specified in the Certificate of Merger (the "Effective Time"). The closing of the merger (the "Closing") will occur on the date of the annual meeting or as soon as practicable after the last condition in the merger agreement has been satisfied or waived, unless the parties agree otherwise. TMW and K&G expect the Closing to occur promptly after the annual meeting if all governmental approvals have been received at that time.

BACKGROUND OF THE MERGER

     The retail men's clothing industry has become increasingly competitive over time. Demand for tailored menswear has undergone a downward trend due to a number of factors, including employers' increased acceptance of casual work clothing and men allocating less of their income to tailored clothing. This decrease in demand has contributed, and will likely continue to contribute, to a consolidation among retailers of men's tailored clothing. Larger chains enjoy economies of scale from improved vendor purchasing power, more efficient marketing and advertising programs and improved access to capital markets. Recognizing these trends, the K&G board of directors has occasionally considered whether a business combination that would enhance K&G's competitive position as a leading retailer of value-priced men's clothing would be in the best interests of shareholders.


     In October 1998, David Edwab, President of TMW, called Stephen Greenspan, President of K&G, to advise Mr. Greenspan that Mr. Edwab would be in Atlanta for TMW's regular annual Atlanta area holiday party in late November, and requested the opportunity to meet with Mr. Greenspan at that time. On November 21, 1998, Mr. Edwab and Richard Goldman, Executive Vice President of TMW, met with Mr. Greenspan and John Dancu, Chief Operating Officer of K&G, in Atlanta. At that time,

Messrs. Greenspan and Dancu showed Messrs. Edwab and Goldman certain of K&G's operations in the Atlanta area. During the course of the meeting, Mr. Edwab indicated that TMW was interested in a possible transaction with K&G subject to further due diligence. Messrs. Greenspan and Dancu indicated that while they might have some interest, further discussion would be subject to TMW giving K&G some indication of the possible price and to entering into a confidentiality agreement.

     No further substantive discussions regarding a possible transaction occurred until January 1999, when Mr. Greenspan met with George Zimmer, Chairman and Chief Executive Officer of TMW, and Mr. Edwab at TMW's offices in Fremont, California, to discuss the possibility of a business combination. These discussions were informal in nature, but Messrs. Greenspan, Zimmer and Edwab acknowledged that the possibility of a business combination was worth exploring further.

     In February 1999, K&G and TMW entered into more formal discussions regarding a possible business combination. On February 18, 1999, Messrs. Greenspan and Dancu met with Mr. Edwab and legal counsel and accountants of TMW in Houston regarding a possible business combination, with K&G's legal counsel participating in part of the meeting by telephone. At the meeting, TMW and K&G agreed to, and executed, mutual confidentiality agreements. This meeting included due diligence presentations by both TMW and K&G, and resulted in Mr. Edwab making an offer for TMW to exchange between 4,200,000 and 4,500,000 shares of TMW common stock for all of the outstanding shares of K&G common stock and all outstanding options to purchase K&G common stock issued by K&G. Mr. Edwab's offer included a proposed exchange ratio based on the average trading price of TMW common stock.

     Later in the day on February 18, 1999, and during the day of February 19, further discussions with advisors led TMW to conclude that offering TMW common shares in exchange for cancellation of outstanding options would be impractical. As a result, TMW modified its offer on February 19 by offering to exchange between .4 and .43 shares of TMW common stock for each share of K&G common stock. TMW also offered to issue substitute options to the existing holders of options to purchase K&G common stock issued by K&G. Messrs. Greenspan and Dancu advised Mr. Edwab that they would discuss the matter with K&G's board of directors. The parties then discussed conducting further due diligence assuming the board of directors of K&G was willing to accept the financial terms offered by Mr. Edwab.

     On February 19, 1999, the K&G board of directors held a special meeting at which Messrs. Greenspan and Dancu discussed the Houston meeting and explained the TMW offer to the K&G board. The K&G board inquired as to the mechanics of the exchange ratio, the role of investment bankers and legal advisors, the effect of a merger on employees and holders of options to purchase K&G common stock, and other aspects of the proposed merger. While the discussions at this meeting were general in nature, the board indicated the desire that Messrs. Greenspan and Dancu pursue further the TMW offer. The board then agreed that K&G should seek to engage NationsBanc, as investment bankers, to review the proposed merger from a financial point of view and to provide an opinion and financial analysis to the K&G board members regarding such terms for use by the board members in connection with their consideration of the merits of the proposed merger.

     On February 22, 1999, the K&G board of directors held a special meeting to consider whether to proceed with formal negotiations with TMW regarding the merger. At this meeting, NationsBanc representatives discussed their preliminary valuation analysis of K&G and their preliminary assessment of the proposed exchange ratio with the K&G directors. The board considered whether K&G could negotiate a higher exchange ratio, a "walk-away" right for K&G in the event of a significant decline in the market price of TMW's common stock, and a reduced "break-up" fee to be paid by K&G in the event K&G received a superior proposal (TMW's initial offer included a "break-up" fee of $4,000,000). The K&G board of directors was not, and is not, aware of any other company with an interest in completing a business combination with K&G that is comparable to the interest expressed by TMW prior to this February 22 meeting. Nevertheless, the K&G board of directors remained interested in and open to any alternative proposals from other companies.

     From February 22 to March 3, 1999, representatives of both companies and their legal and other advisors performed due diligence and negotiated the terms of the definitive agreements in connection with the merger. As part of the due diligence review, TMW's advisors performed a due diligence review of K&G at the offices of K&G's legal counsel, Hunton & Williams, Atlanta, representatives of K&G senior management and K&G's advisors performed a due diligence review of TMW at TMW's corporate offices, and the parties exchanged business, financial and other information.

     At a meeting of TMW's board of directors on March 1, 1999, TMW's senior management and legal advisors updated the TMW directors on the status of the negotiations and informed them that most substantive issues had been resolved. Prior to the meeting, TMW's legal counsel had provided to TMW's directors copies and a summary of the merger agreement and the other definitive agreements. Such counsel reviewed the principle terms of the agreements with TMW's directors at the meeting. TMW's board of directors, by unanimous vote, determined that the merger was in the best interests of TMW, and approved and adopted the terms of the merger agreement and the other definitive agreements contemplated by that agreement and authorized their execution.

     At a special meeting of the K&G board held March 3, 1999, K&G's senior management and legal advisors updated the K&G directors on the status of negotiations and informed the directors that all substantive issues had been resolved. K&G's senior management and legal counsel reviewed in detail the terms of the merger agreement and the other definitive agreements. NationsBanc presented its financial analysis of the terms of the proposed merger and rendered its opinion to the members of K&G's board of directors to the effect that, as of the date of the meeting and subject to the conditions, limitations, qualifications, assumptions and other matters contained in its opinion, the aggregate consideration to be received by K&G shareholders in the merger was fair to K&G shareholders from a financial point of view. The K&G board of directors, by unanimous vote, determined that the merger was in the best interests of K&G and its shareholders, and approved and adopted the terms of the merger agreement and the other definitive agreements contemplated by that agreement and authorized their execution.

     On the evening of March 3, 1999, K&G and TMW executed and delivered the merger agreement and other definitive agreements. On the morning of March 4, 1999, K&G and TMW publicly announced the signing of the merger agreement.

K&G'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger, the K&G board of directors consulted with K&G senior management about both long and short term strategic and operational matters. K&G also sought the advice of its legal counsel and independent accountants regarding (1) the legal duties of the K&G board of directors, (2) regulatory, tax and accounting matters, (3) the terms of the merger agreement, (4) the other definitive agreements contemplated by that agreement and (5) other relevant matters. The K&G board of directors also consulted with NationsBanc regarding the overall fairness from a financial point of view of the aggregate consideration to be received by K&G shareholders pursuant to the merger agreement. While the K&G board of directors did not assign any relative weight to the various factors it considered, some of the more important factors considered by K&G's board of directors in approving the merger were the following:

     - the fact that the exchange ratio contained in the merger agreement would enable K&G shareholders to realize a premium of approximately 36% over the last reported sales price of K&G common stock on March 2, 1999;

     - the opinion of NationsBanc that as of March 3, 1999, the date the merger agreement was executed, the merger consideration was fair to K&G shareholders from a financial point of view. A copy of that opinion, which set forth certain important qualifications, assumptions made, matters considered, areas of reliance on others and limitations is attached as Annex B, and a summary description is included in "-- Opinion of NationsBanc to the Directors of K&G";

     - the value of K&G continuing as a stand-alone entity compared to the prospects for a combined company constituting one of the largest retailers of value-priced men's clothing, in light of the current economic and business environment and taking into account recent trends regarding men's clothing in particular and tailored clothing in general. In this context, the following factors were particularly compelling: (1) the merger offered a strategic fit between K&G and TMW's Value Priced Clothing

       Division, and the combined company would operate the Value Priced Clothing Division with Stephen Greenspan as Chief Executive Officer of the Division; and (2) the merger would afford K&G shareholders the chance, as equity holders of TMW, to participate in the continued growth of a larger and more geographically diverse retailer having greater financial resources, competitive strengths, business opportunities and expansion potential than would be possible for K&G as an independent company;

     - recent and historical market prices of K&G common stock and TMW common stock;

     - the merger agreement allows K&G and its board of directors to terminate the merger if the K&G board of directors receives what it deems to be a "superior proposal" as that term is defined in the merger agreement. However, the K&G board of directors also considered that under the merger agreement K&G is prohibited from soliciting, as opposed to responding to, other competing offers for K&G and that under certain circumstances K&G may be required to pay TMW a termination fee of $3,000,000 if a competing bid is approved or recommended by the K&G board of directors. The K&G board of directors did not view the termination fee provision of the merger agreement as unreasonably impeding any interested third party from proposing a superior transaction. See "Certain Terms of the Merger Agreement -- Certain Covenants -- No Solicitation" and "-- Termination of the Merger Agreement -- Termination Fees Payable by K&G";

     - the merger agreement contains a "walk-away" right by which K&G may terminate the merger and pay a reasonable termination fee ($750,000) upon a significant drop in the price of TMW's common stock (if the average closing price per share of TMW common stock, as reported on Nasdaq, for the 15 trading days ending on the third trading day before the closing date of the merger is below $20.00);

     - the likelihood that the merger will be completed, including the likelihood of obtaining the regulatory approvals required pursuant to, and the other conditions to completion of, the merger, the experience, reputation and financial condition of TMW and the risks to K&G if the merger is not completed;

     - the other terms and attributes of the merger, including the tax-free nature of the transaction with respect to K&G shareholders; and

     - the expectation that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

     The foregoing discussion of the information and factors considered by the K&G board of directors is not intended to be exhaustive but is believed to include all material factors considered by the K&G board of directors.

RECOMMENDATION OF THE K&G BOARD OF DIRECTORS


     The K&G board of directors has unanimously approved and adopted the merger agreement. The K&G board of directors believes that the merger agreement and the transactions related to it are in the best interests of K&G and its shareholders, and unanimously recommends that K&G shareholders vote "FOR" approval of the merger agreement. In approving the merger agreement, the K&G board of directors took into account the potential conflicts of interest of Mr. Greenspan and Mr. Dancu resulting from their employment and termination agreements, respectively. See "-- Interests of Certain Persons in the Merger."


OPINION OF NATIONSBANC TO THE DIRECTORS OF K&G

     Pursuant to an engagement letter dated February 22, 1999, the board of directors of K&G retained NationsBanc to review the merger and render an opinion as investment bankers to K&G's directors as to whether the aggregate consideration to be received by K&G's shareholders pursuant to the merger is fair to such shareholders from a financial point of view. NationsBanc was not retained to act as financial advisor to K&G or the board of directors of K&G in connection with the merger, and NationsBanc was not retained or requested to consider any strategic or financial alternatives to the merger or to seek indications of interest from other potential buyers in connection with rendering its opinion. K&G selected and retained NationsBanc for this assignment on the basis of NationsBanc's experience and expertise in transactions similar to the merger, and its reputation in the retail and investment communities. NationsBanc is a nationally recognized investment banking and financial advisory firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.


     In connection with the consideration by K&G's board of directors of the merits of the merger, NationsBanc was asked to perform various financial analyses and deliver to K&G's board of directors its opinion based on its analyses. These analyses are described below. At the March 3, 1999 meeting of K&G's board of directors, NationsBanc delivered its oral opinion to K&G's board of directors and this opinion was later confirmed in writing as of such date and is described below. This earlier opinion was subsequently reconfirmed in writing as of the date hereof as described below. THE OPINIONS OF NATIONSBANC WERE DIRECTED SOLELY TO K&G'S BOARD OF DIRECTORS FOR ITS CONSIDERATION IN CONNECTION WITH THE MERGER, AND ARE NOT A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER THE MERGER IS IN SUCH SHAREHOLDER'S BEST INTERESTS OR AS TO WHETHER K&G'S SHAREHOLDERS SHOULD VOTE FOR OR AGAINST THE MERGER. ADDITIONALLY, THE OPINIONS ADDRESS ONLY THE FINANCIAL FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY K&G'S SHAREHOLDERS PURSUANT TO THE MERGER AND DO NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE K&G BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. THE FULL TEXT OF NATIONSBANC'S OPINION DATED AS OF THE DATE HEREOF IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX B, AND SETS FORTH CERTAIN IMPORTANT QUALIFICATIONS, ASSUMPTIONS MADE, MATTERS CONSIDERED, AREAS OF RELIANCE ON OTHERS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH NATIONBANC'S OPINION.


     The summary description of NationsBanc's opinion set forth below is qualified in its entirety by the full text of the opinion attached hereto as Annex B.


     In connection with its opinions, NationsBanc among other things:



     - reviewed certain publicly available financial and other data with respect to K&G and TMW, including the consolidated financial statements of K&G and TMW for recent years, consolidated financial statements of K&G for interim periods to January 31, 1999, consolidated financial statements of TMW for interim periods to January 30, 1999, pro forma combined financial statements of TMW and Moores contained in TMW's Current Reports on Form 8-K filed through February 25, 1999 and certain other relevant financial and operating data relating to K&G and TMW made available to it from published sources and from the internal records of K&G and TMW;


     - reviewed the financial terms and conditions of the merger agreement;

     - reviewed certain publicly available information concerning the trading of, and the trading market for, K&G's common stock and TMW's common stock;

     - compared K&G and TMW from a financial point of view with certain other companies in the apparel industry which NationsBanc deemed to be relevant;

     - considered the financial terms, to the extent publicly available, of selected recent business combinations involving companies in the retail industry which NationsBanc deemed to be comparable, in whole or in part, to the merger;

     - reviewed and discussed with representatives of the management of K&G and TMW certain information of a business and financial nature regarding K&G and TMW furnished by K&G and TMW to NationsBanc, including financial forecasts and related assumptions of K&G and TMW;

     - made inquiries regarding and discussed the merger, the merger agreement and other matters related thereto with K&G's counsel; and

     - performed such other analyses and examinations as NationsBanc deemed appropriate.

     Based upon its review of the foregoing, but subject to the limitations set forth below and in reliance upon the assumptions set forth below, NationsBanc provided K&G's board of directors with its opinion as investment bankers that as of March 3, 1999, the date of its opinion, the aggregate consideration to be received by K&G's shareholders pursuant to the merger agreement was fair to such shareholders from a financial point of view. This opinion was reconfirmed as of the date hereof in the opinion attached hereto as Annex B. The terms of the merger and the amount of the consideration to be received by K&G's shareholders under the merger agreement was determined pursuant to negotiations between K&G and TMW and not pursuant to recommendations of NationsBanc. No limitations were imposed by K&G on NationsBanc with respect to the investigations made or procedures followed in rendering its opinion.



     In connection with its review, NationsBanc did not assume any obligation to independently verify the information reviewed by NationsBanc, and NationsBanc relied on the information being accurate and complete in all material respects. With the consent of K&G's board of directors, NationsBanc assumed for purposes of its opinions that:


     - the financial forecasts for K&G and TMW provided by their respective managements had been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements as to the future financial performance of K&G and TMW;

     - the financial forecasts provided a reasonable basis upon which NationsBanc could form its opinion;

     - there had been no material changes in K&G's or TMW's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc; and

     - the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

     K&G's representatives informed NationsBanc, and NationsBanc assumed without verification and with the consent of K&G's board of directors, that:

     - the merger would be treated as a pooling-of-interests under Accounting Principles Board Opinion No. 16; and

     - the merger would be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.


     NationsBanc did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of K&G or TMW, nor was NationsBanc furnished with any such appraisals. Additionally, NationsBanc relied on advice of the counsel and the independent accountants to K&G as to all legal, tax and financial reporting matters with respect to K&G, TMW, the merger and the merger agreement. Finally, NationsBanc's opinions were based on economic, monetary, market and other conditions as in effect on, and the information made available to NationsBanc as of, March 3, 1999 and the date hereof, respectively. Accordingly, although subsequent developments may affect its opinion, NationsBanc did not assume any obligation to update, revise or reaffirm its opinions.


     NationsBanc further assumed with the consent of K&G's board of directors that the merger would be completed in accordance with the terms described in the merger agreement, without any amendments and without waiver by K&G of any of the conditions to its obligations under the merger agreement. The full text of the merger agreement is attached as Annex A and the terms described in the merger agreement and the conditions to K&G's obligations under the merger agreement should be reviewed and understood by K&G's shareholders in connection with their consideration of the merger.

     Finally, NationsBanc did not and could not express any opinion regarding the price at which TMW's common stock may trade at any future time. The aggregate consideration to be received by K&G's shareholders pursuant to the merger is based upon an exchange ratio which will be determined from the average of the daily closing prices for the TMW common stock for the 15 consecutive trading days ending three trading days prior to the consummation of the merger and the market price of the TMW common stock at the time of the merger. The exchange ratio becomes fixed if such average of the closing prices for TMW common stock is below $27.50 or above $32.50, and between $27.50 and $32.50 the exchange ratio varies as and to the extent described in the summary section. Accordingly, the market value of the consideration received by K&G's shareholders, if and when the proposed merger is consummated, could vary significantly from what the shareholders would have received if the merger had been completed on March 3, 1999 when NationsBanc presented its analyses and delivered its earlier opinion to K&G's board of directors.


     Set forth below is a brief summary of the report presented by NationsBanc to K&G's board of directors on March 3, 1999 in connection with its opinion.

     Comparable Public Company Analysis. Using public and other available information, NationsBanc calculated a range of implied values for K&G's common stock based on a comparison of the last 12 months' revenues ("LTM Revenues"), last 12 months' earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"), last 12 months' earnings before interest and taxes ("LTM EBIT"), estimated 1998 earnings per share ("EPS") and estimated 1999 EPS of five publicly traded men's suit retail companies and six publicly traded off-price apparel retail companies. The publicly traded suit retail companies used in this analysis were:


- Burlington Coat Factory Warehouse Corporation                - S&K Famous Brands, Inc.
- Jos. A. Bank Clothiers, Inc.
- The Men's Wearhouse, Inc.                                    - Syms Corp

     The publicly traded off-price apparel retail companies used in this analysis were:


- Burlington Coat Factory Warehouse Corporation                - The Dress Barn, Inc.
- Filene's Basement Corp.                                      - Stein Mart, Inc.
- Ross Stores, Inc.                                            - The TJX Companies, Inc.

     The February 26, 1999 stock prices of all these suit retail companies and the off-price apparel retail companies identified by NationsBanc, when considered together, reflected the following average multiples:

                                                 LTM REVENUES   LTM EBITDA   LTM EBIT
                                                 ------------   ----------   --------
For aggregate value (equity value plus net
  debt)........................................      0.6x          7.1x        9.4x

                                                    ESTIMATED 1998 EPS   ESTIMATED 1999 EPS
                                                    ------------------   ------------------
For equity value..................................        14.6x                11.8x

     NationsBanc applied the average multiples for the suit retail companies and the off-price apparel retail companies to the applicable results and forecasts for K&G and, where applicable, made adjustments by adding $16.2 million from the results to adjust for K&G's net debt as of October 31, 1998, to determine the implied equity value of K&G. The range of values produced from these calculations for the implied equity value of K&G was between $7.68 and $10.60 per share of K&G's common stock. NationsBanc then weighted the results to reflect its assessment of the appropriate reasonable range for the implied equity value of K&G, which was between $8.00 and $10.00 per share based on this analysis.

     Comparable Merger and Acquisition Transaction Analysis. NationsBanc reviewed the consideration paid in 94 retail merger and acquisition transactions that have been completed since January 1996. Of these 94 retail merger and acquisition transactions, 23 transactions involved apparel or department stores. NationsBanc analyzed the consideration paid in these transactions as a multiple of equity value plus net debt to the target companies' LTM Revenues, LTM EBITDA, and LTM EBIT. Such analysis yielded the following average multiples:

                                                 LTM REVENUES   LTM EBITDA   LTM EBIT
                                                 ------------   ----------   --------
All retail transactions........................      0.7x         10.0x       15.3x
Apparel and department store transactions......      0.6x          8.1x       12.2x

     The transactions reviewed by NationsBanc included acquisitions of privately owned companies, and in certain cases complete financial data was not available, publicly or otherwise, to NationsBanc for its analysis. The following table presents the number of transactions considered by NationsBanc where the required LTM Revenues, LTM EBITDA and LTM EBIT data were fully available to NationsBanc.

                                                 LTM REVENUES   LTM EBITDA   LTM EBIT
                                                 ------------   ----------   --------
All retail transactions........................       79            53          60
Apparel and department store transactions......       18            13          13

     NationsBanc then applied the foregoing multiples to K&G's estimated 1998 Revenues, estimated 1998 EBITDA and estimated 1998 EBIT, and added $16.2 million from the results to adjust for K&G's net debt as of October 31, 1998 to determine the implied equity value of K&G. The range of values produced from these calculations indicated an implied equity value of K&G of between $9.68 and $15.78 per share. This range of values was then weighted and narrowed by NationsBanc to reflect its assessment of the appropriate reasonable range for the implied equity value of K&G, which was between $10.00 and $12.00 per share based on this analysis.

     Premiums Paid Analysis. NationsBanc reviewed the consideration paid in U.S. acquisitions involving consideration of between $75 million and $250 million that have been announced since January 1996. Of these acquisitions, certain involved stock-for-stock transactions. NationsBanc calculated the premiums paid in these transactions over the applicable stock prices of the target companies one day, one week and 30 days prior to the announcement of the acquisition, and then calculated the average of those premiums. Such analysis yielded the following average premiums:

                                                           ONE DAY   ONE WEEK   30 DAYS
                                                           -------   --------   -------
All transactions.........................................   25.6%     31.2%      40.2%
Stock-for-stock transactions.............................   24.0%     28.5%      37.0%

     NationsBanc then applied the average premiums so derived to K&G's closing stock price on February 26, 1999, which was $8.19. Based on this analysis, an application of the average premiums to the closing stock price of K&G's common stock indicated an implied equity value of K&G of between $9.63 and $12.09 per share. This range of values was then weighted and narrowed by NationsBanc to reflect its assessment of the appropriate reasonable range for the implied equity value of K&G, which was between $10.00 and $12.00 per share based on this analysis.

     No company or transaction used in the comparable company analysis, the comparable transactions analysis or the premiums paid analysis as a comparison is identical to K&G or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which K&G and the merger are being compared.

     Discounted Cash Flow Analysis. NationsBanc performed a discounted cash flow analysis based on financial forecasts for 1999 through 2003 provided by K&G's management. In conducting this discounted cash flow analysis, NationsBanc first calculated the estimated future streams of free cash flows that K&G would produce through 2003 and then applied a range of exit multiples from 6.0x to 8.0x K&G's estimated EBITDA in 2003. Such cash flow streams and terminal values were discounted to present values using discount rates ranging from 14.0% to 16.0%, chosen to reflect reasonable ranges of K&G's cost of capital. This analysis indicated an implied equity value of K&G of between $10.41 and $15.38 per share. This range of values was then weighted and narrowed by NationsBanc to reflect its assessment of the appropriate reasonable range for the implied equity value of K&G, which was between $11.50 and $13.50 per share based on this analysis.

     Pro Forma Merger Analysis. Holders of K&G's common stock will receive TMW's common stock in the merger. NationsBanc reviewed and analyzed the pro forma financial impact of the merger on TMW's projected earnings per share for TMW's 1999 fiscal year, assuming a Base Period Trading Price of $29.38. Assuming the accuracy of the financial forecasts used for K&G and TMW, and without giving effect to any operating synergies that might be realized following the merger, this analysis indicated that the merger should be slightly accretive to TMW's anticipated 1999 earnings per share.

     Pro Forma Contribution Analysis. Assuming an exchange ratio of 0.42 shares of TMW's common stock for each share of K&G's common stock (i.e., that the Base Period Trading Price is $29.38), K&G's current shareholders would have an aggregate ownership interest in TMW of approximately 10.3% after the consummation of the merger. On a pro forma basis, assuming the accuracy of the financial forecasts used for K&G and TMW, K&G would contribute to the combined operations of TMW, after giving effect to the merger, the following: 13.4% of estimated 1998 revenues, 8.4% of estimated 1998 EBITDA, 10.0% of estimated 1998 EBIT and 12.1% of estimated 1998 net income.


     While the foregoing summary describes all analyses and examinations that NationsBanc deemed material to the preparation of its opinion to K&G's board of directors dated March 3, 1999, it is not a comprehensive description of all analyses and examinations actually conducted by NationsBanc. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NationsBanc believes that its analysis and the summary set forth above must be considered as a whole, and that selecting portions of the analyses and of the factors considered by NationsBanc, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation of NationsBanc to K&G's board of directors on March 3, 1999. In addition, NationsBanc may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc's view of the actual value of K&G or K&G's common stock. To the contrary, NationsBanc expressed no opinion on the actual value of K&G or K&G's common stock, and its opinions which are addressed and limited to K&G's board of directors, extend only to the belief expressed by NationsBanc that the immediate value to K&G's shareholders, from a financial point of view under the merger, is within the range of values that might fairly be ascribed to K&G's common stock as of March 3, 1999 and the date hereof, respectively, the dates of the opinions of NationsBanc.



     In performing its analyses, NationsBanc made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of K&G and TMW. The analyses performed by NationsBanc are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of NationsBanc's analysis of the fairness of the aggregate consideration to be received by K&G's shareholders pursuant to the merger from a financial point of view, and were provided solely to K&G's board of directors in connection with the delivery of NationsBanc's opinion on March 3, 1999. The analyses do not purport to be appraisals or to reflect the prices at which any company might actually be sold or the prices at which any securities may trade at any time in the future. NationsBanc used in its analyses various projections of future performance prepared or adopted by the managements of K&G and TMW. The projections are based on numerous variables and assumptions which are inherently unpredictable and in large part are beyond the control of K&G and its advisors. Accordingly, actual results could vary significantly from those set forth in the projections used by NationsBanc in its analyses, and none of K&G, NationsBanc or any other person assumes any responsibility if future results are later found to be materially different from the results contained in these projections.



     As described above, the opinions of NationsBanc and the presentation to K&G's board of directors summarized above were among the many factors taken into consideration by K&G's board of directors in making its determination to approve and to recommend that its shareholders approve the merger agreement. NationsBanc, however, does not make any recommendation to K&G's shareholders (or to any other person or entity) as to whether the merger is in a shareholder's best interest.



     In accordance with its engagement letter, the opinions of NationsBanc are addressed solely to K&G's board of directors for the use of the directors in their capacity as members of K&G's board of directors in connection with their review and evaluation of the merger. Neither the opinions nor NationsBanc's underlying financial analysis may be relied upon by any person other than the directors in their capacity as members of K&G's board of directors without the prior written consent of NationsBanc. Accordingly, under the terms of the engagement letter and the NationsBanc opinion letters prepared pursuant to the engagement letter, no K&G shareholder may rely or allege any reliance on NationsBanc's opinions or analysis in connection with the shareholder's consideration of the merits of the merger or otherwise. It is NationsBanc's position that its duties in connection with its fairness opinions are solely to K&G's board of directors, and that it has no legal responsibility to any other persons, including K&G's shareholders, under New York state law, the governing law of the engagement letter. NationsBanc would likely assert the substance of this disclaimer as a defense to claims, if any, that might be brought against it by K&G's shareholders with respect to its fairness opinions. However, since no New York court has definitely ruled on the availability to a financial advisor of this defense to shareholder liability with respect to its fairness opinion, this issue necessarily would have to be resolved by a court of competent jurisdiction. Furthermore, there can be no assurance that a court of competent jurisdiction would apply New York state law to the resolution of this issue if it were ever to be presented. In any event, the availability or non-availability of this defense will have no effect on NationsBanc's rights and responsibilities under the federal securities laws, or the rights and responsibilities of K&G's board of directors under governing state law or under the federal securities laws.


     As set forth in NationsBanc's opinion attached to this proxy statement/prospectus as Annex B, NationsBanc consented to the reproduction of its opinion letter in this proxy statement/prospectus for the limited purpose of allowing K&G to comply with its disclosure obligations under the Exchange Act. NationsBanc has also consented to the summary description of the opinion letter that is included in this section of the proxy statement/prospectus. In furnishing its consent to the inclusion of its opinion letter and a summary in this proxy statement/prospectus, NationsBanc did not admit that it is an expert for the purposes of, and within the meaning of the term "expert" as used in, the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to this effect are included in the NationsBanc opinion.


     Pursuant to the terms of the engagement letter, NationsBanc was entitled to a $250,000 fee upon the delivery of its opinion on March 3, 1999, plus reasonable out-of-pocket costs and expenses. NationsBanc's fee for delivering the above described opinions was not conditioned on the outcome of the opinions, or whether such opinions were deemed favorable or unfavorable by K&G or its Board of Directors. Pursuant to a separate letter agreement, K&G has agreed to indemnify NationsBanc and its affiliates against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of NationsBanc's engagement.


     In the past, NationsBanc has provided financial advisory and investment banking services to K&G and has received customary fees for the rendering of such services. During the past two years, these fees totaled $1.03 million. In the ordinary course of its business, NationsBanc actively trades the equity securities of K&G for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, an affiliate of NationsBanc is currently a lender to TMW, and NationsBanc or its affiliates may participate in arranging, underwriting or providing debt or equity financing to TMW in the future.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the K&G board of directors with respect to the merger, K&G's shareholders should be aware that certain members of the K&G board of directors and certain officers of K&G have interests in respect of the merger separate from their interests as holders of K&G common stock. In connection with their approval of the merger agreement and the transactions contemplated by that agreement, the K&G board of directors and the TMW board of directors considered the interests of K&G management and the directors described below.

     Greenspan Employment Agreement. In connection with the merger agreement, K&G and Mr. Greenspan agreed to enter into an amended and restated employment agreement upon the closing of the proposed merger. Under the amended agreement, K&G would employ Mr. Greenspan as Chief Executive Officer. Mr. Greenspan's initial term of employment would be three years, and would automatically renew from year to year until terminated. Mr. Greenspan would receive an annual base salary of $250,000 during the term of the agreement, would be reimbursed for expenses incurred while conducting business for the

Company, and would be eligible to participate in employee benefit plans and bonus programs including incentive compensation and stock option plans on a comparable basis with other senior executives of TMW. The employment agreement also contains a severance package for Mr. Greenspan equal to 100% of his then current annual salary if his employment is terminated without cause. Additionally, the agreement contains restrictive covenants that, for five years from the date the merger is consummated, or for three years after the termination of his employment, whichever is longer, would prevent Mr. Greenspan from competing in certain respects with K&G and from hiring any employees of K&G. Finally, the agreement provides that Mr. Greenspan will not use or disclose any confidential information related to K&G during his employment or for a period of two years after the termination of his employment.

     Greenspan's Election to the TMW Board of Directors. Upon the effectiveness of the merger, the board of directors of TMW shall increase the number of its directors by one and shall elect Mr. Greenspan as a director to serve until the next annual meeting of the shareholders of TMW. The board of directors shall also include Mr. Greenspan in its nominees for election at the 1999 Annual Meeting of Shareholders of TMW.

     Dancu Termination Agreement. In connection with the merger agreement, K&G, TMW and Mr. Dancu agreed to enter into a Termination Agreement upon the closing of the proposed merger that would terminate Mr. Dancu's employment with K&G as of the closing date of the merger. Pursuant to the Termination Agreement, Mr. Dancu will receive a payment of $400,000 from K&G upon consummation of the merger. In addition, pursuant to the Termination Agreement, Mr. Dancu has agreed not to compete against K&G or solicit employees from K&G for a period of 24 months after his employment is terminated, and Mr. Dancu has agreed not to use or disclose confidential information about K&G at any time during his employment with K&G or thereafter.


     Vesting of Certain Director Options. As of April 22, 1999, there were options to purchase 37,500 shares of K&G common stock outstanding under the K&G Men's Center Director Stock Option Plan. On the completion of the merger, the 10,000 outstanding options that are not currently vested would vest immediately. The shares of K&G common stock subject to all of the options would then be converted into shares of TMW common stock pursuant to the merger agreement.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain U.S. Federal income tax consequences of the merger which are generally applicable to holders of K&G common stock under the Internal Revenue Code of 1986, as amended (the "Code"). Tax consequences which are different from or in addition to those described herein may apply to K&G shareholders who are subject to special treatment under the U.S. federal income tax laws, such as non-U.S. persons, tax exempt organizations, financial institutions, insurance companies, broker-dealers, K&G shareholders who hold their K&G common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of K&G common stock and one or more other investments, persons who acquired their shares in compensatory transactions, and any K&G shareholder who, after the merger, owns 5% or more of either the total voting power or the total value of the stock of TMW. The discussion does not address non-U.S. or state or local tax considerations.

     THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO A K&G SHAREHOLDER. EACH K&G SHAREHOLDER SHOULD CONSULT A TAX ADVISER REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER IN LIGHT OF SUCH SHAREHOLDER'S OWN SITUATION.

     It is a condition precedent to the closing of the merger that opinions of counsel (the "Opinions") be delivered to the effect that, among other things, the merger qualifies as a reorganization under section 368(a) of the Code. The Opinions will be subject to certain qualifications and assumptions as noted therein and will rely upon certain representations of TMW and K&G provided to counsel as a basis for the Opinions, including the representation that no consideration other than TMW common stock (and cash for fractional shares) will be delivered in exchange for K&G common stock. The Opinions will be based upon counsel's interpretation of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, all as of the date of the Opinions. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. The Opinions will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position.

     Assuming the merger qualifies as a reorganization under Section 368(a) of the Code, the U.S. Federal income tax consequences will include the following:

     - No gain or loss will be recognized by TMW or K&G as a result of the merger.

     - No gain or loss will be recognized by holders of K&G common stock solely upon their receipt in the merger of TMW common stock in exchange therefor.

     - The tax basis of the shares of TMW common stock received by a K&G shareholder in the merger (including any fractional share not actually received) will be the same as the tax basis of the K&G common stock surrendered in exchange therefor.

     - The holding period of the shares of TMW common stock received by a K&G shareholder in the merger will include the holding period of the shares of K&G common stock surrendered in exchange therefor, provided that such shares of K&G common stock are held as capital assets at the effective time of the merger.

     - A cash payment in lieu of a fractional share will be treated as if a fractional share of TMW common stock had been received in the merger and then redeemed by TMW. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a K&G shareholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such shareholder's basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss if the K&G common stock is held as a capital asset at the effective time of the merger.

     In the event that the merger were held not to qualify as a reorganization under Section 368(a) of the Code, a K&G shareholder would recognize gain or loss in an amount equal to the difference between the shareholder's basis in his or her shares and the fair market value, as of the effective date of the merger, of the TMW common stock received in exchange therefor. In such event, the shareholder's basis in the TMW common stock so received would be equal to its fair market value as of the effective date of the merger, and the holding period for such stock would begin on the day after the effective date of the merger.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH K&G SHAREHOLDER SHOULD CONSULT A TAX ADVISER AS TO THE PARTICULAR CONSEQUENCES OF THE MERGER THAT MAY APPLY TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL, NON-U.S. AND OTHER FEDERAL TAX LAWS.

ACCOUNTING TREATMENT

     TMW and K&G intend to account for the merger using the pooling-of-interests method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling-of-interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the companies, if necessary.

     The merger is conditioned on the receipt of favorable letters from the independent public accountants of each of TMW and K&G to the effect that, in accordance with generally accepted accounting principles and the applicable rules and regulations of the Securities and Exchange Commission, TMW and K&G are each eligible to be a party to a merger accounted for as a pooling-of-interests.

GOVERNMENTAL AND REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the merger may not be consummated until notifica-tions have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. TMW and K&G filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division on March 31, 1999.

     Each state in which the Company or K&G has operations also may review the merger under state antitrust laws.

     At any time before the Effective Time, the Justice Department, the FTC, a state or non-U.S. governmental authority or a private person or an entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause TMW to divest itself, in whole or in part, of businesses conducted by K&G or of other businesses conducted by the Company. There can be no assurance that a challenge to the merger will not be made, or that, if such a challenge is made, TMW and K&G will prevail. The obligations of TMW and K&G to consummate the merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger. Each party has agreed to use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     TMW and K&G believe that they will obtain all material required regulatory approvals prior to the annual meeting. However, it is not certain that all such approvals will be received by such time, or at all, and governmental authorities may impose unfavorable conditions for granting the required approvals.

NO APPRAISAL RIGHTS

     K&G is a Georgia corporation. Article 13 of the Georgia Business Corporation Code provides dissenters' rights (sometimes referred to as "appraisal rights") to shareholders of a Georgia corporation that is involved in a merger under certain circumstances. However, Article 13 appraisal rights are not available to shareholders of a corporation whose securities are listed on a national securities exchange and whose shareholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange and cash in lieu of fractional shares. Because K&G common stock is traded on Nasdaq, and because K&G's shareholders will receive only TMW common stock (which is also traded on Nasdaq) and cash in lieu of fractional shares in the merger, shareholders of K&G will not have appraisal rights with respect to the merger.

FEDERAL SECURITIES LAW CONSEQUENCES; RESALE RESTRICTIONS

     All shares of TMW common stock that will be distributed to shareholders of K&G in the merger will be freely transferable, except for certain restrictions applicable to "affiliates" of K&G. Shares of TMW common stock received by persons who are deemed to be affiliates of K&G may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of K&G generally include certain officers, directors and significant shareholders of K&G. The merger agreement requires K&G to cause each of its affiliates to execute a written agreement to the effect that such persons will not sell or dispose of any of the shares of TMW common stock issued to them in the merger unless such sale or disposition has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.

     Under generally accepted accounting principles, the sale of TMW common stock or K&G common stock by an affiliate of either TMW or K&G within 30 days prior to the Effective Time or thereafter prior to publication of financial results that include at least 30 days of combined operations of TMW and K&G after the Effective Time could preclude pooling-of-interests accounting treatment for the merger. The merger is conditioned on each of K&G's affiliates delivering a written undertaking that they will not transfer any of the TMW common stock received or to be received by them pursuant to the merger until final results of operations of TMW covering at least 30 days of combined operations of TMW and K&G have been published. Additionally, each of TMW's affiliates must deliver a written undertaking that they will not transfer

TMW common stock they own until final results of operations of TMW covering at least 30 days of combined operations of TMW and K&G have been published.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     This section describes the material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Annex A, and which is incorporated herein by reference. All shareholders are urged to read the merger agreement carefully in its entirety.

THE MERGER

     Structure. In the merger, Merger Sub, a wholly owned subsidiary of TMW, will be merged into K&G, with K&G being the surviving corporation. As a result, K&G will become a wholly owned subsidiary of TMW.

     Effective Time. The merger will become effective when a certificate of merger relating to the merger is duly filed with the Secretary of State of the State of Georgia (the "Effective Time"), which is expected to occur as soon as practicable after the shareholders of K&G have approved the merger and all of the other conditions set forth in the merger agreement have been satisfied or waived. TMW and K&G anticipate that the Effective Time will occur late in the second quarter of 1999.

     Share Conversion. Under the terms and subject to the conditions of the merger agreement, each share of K&G common stock outstanding immediately prior to the Effective Time will be converted into the number of shares of TMW common stock equal to the Exchange Ratio, which will be from 0.4 to 0.43. We will determine the final Exchange Ratio by computing the average of the closing prices per share of TMW common stock, as reported on Nasdaq, for the 15 trading days ending on the third trading day before the closing date of the merger. If the average closing price is $32.50 or more, the Exchange Ratio will be 0.4. If the average closing price is $27.50 or less, the Exchange Ratio will be 0.43. If the average closing price is between $27.50 and $32.50, the Exchange Ratio will be the sum of .4 plus a decimal, calculated to four decimal places, equal to .03 times a fraction with a numerator equal to the difference between $32.50 and the average described above and a denominator of $5.00. For example, if the average closing price is $30.00, the Exchange Ratio will be equal to .4 + .03 [(32.50 - 30.00) / 5)], which equals .4 + (.03)(.5), which equals .415. Therefore, each shareholder of K&G would receive 0.415 of a share of TMW common stock in exchange for each share of K&G common stock held. Cash will be paid instead of issuing fractional shares of TMW common stock. All shares of K&G common stock that are owned by K&G or its subsidiaries or TMW or its subsidiaries, if any, will, at the Effective Time, be canceled and retired and will cease to exist, without any payment for those shares.

     K&G Stock Options. Each outstanding option to purchase K&G common stock as of the Effective Time will become an option to acquire a number of shares of TMW common stock equal to the number of shares purchasable under the K&G option multiplied by the Exchange Ratio at a per share price equal to the exercise price under the K&G option divided by the Exchange Ratio. If the conversion in the previous sentence would otherwise result in an optionholder's being entitled to a fractional share of TMW common stock, that optionholder will receive cash in lieu of that fractional share when the option is fully exercised as set forth in the merger agreement.

CERTAIN COVENANTS

     Interim Operations. From the date of signing the merger agreement until the Effective Time, K&G and its subsidiaries are required to conduct their businesses in the ordinary course consistent with past practice, to use all commercially reasonable efforts to preserve their business organizations intact, to keep available the services of their current officers and employees and to preserve their relationships with customers, suppliers and others with whom they do business. In addition, K&G and its subsidiaries may not, subject to certain limited exceptions, take certain other actions during this period, including the following:

     - declare or pay any dividends;

     - split, combine or reclassify any of its capital stock;

     - purchase, redeem or otherwise acquire any shares of K&G's capital stock;

     - issue, deliver, sell or pledge any of their securities;

     - amend their articles of incorporation or bylaws;

     - acquire or agree to acquire any business or entity;

     - borrow money or issue letters of credit, except for borrowings and letters of credit under its existing credit facility that would not result in K&G's total indebtedness exceeding $8 million; or

     - sell, lease, mortgage, pledge or otherwise encumber or dispose of any assets except for sales of inventory in the ordinary course of business consistent with past practice and other dispositions not aggregating more than $500,000.

     No Solicitation. K&G may not, directly or indirectly, solicit, initiate or encourage any Takeover Proposal (as defined below) nor may it engage in any discussions or negotiations relating to a Takeover Proposal. K&G may, however, engage in discussions with a party making an unsolicited Takeover Proposal for the limited purpose of determining whether that proposal is a Superior Proposal (as defined below).

     Notwithstanding these restrictions, until the K&G shareholders have approved the merger, K&G may furnish information (pursuant to confidentiality arrangements) in response to an unsolicited written request from a proposed bidder if the K&G Board of Directors concludes, based on the written advice of outside counsel, that the failure to do so would breach the fiduciary duties of the K&G board of directors. K&G has agreed to promptly notify TMW of the pendency of any negotiations respecting, or the receipt of, any Takeover Proposal.

     If the board of directors of K&G receives a Takeover Proposal that it believes is a Superior Proposal before the shareholders of K&G have approved the merger, K&G may terminate the merger agreement and pay a $3 million Termination Fee. See "-- Termination of the Merger Agreement".

     "Takeover Proposal" means any proposal or offer for a merger, share exchange or other business combination involving, or a purchase of a greater than 10% equity interest in or a material amount of the assets of K&G and its subsidiaries.

     A "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, all of the outstanding K&G common stock or all of the assets of K&G and its subsidiaries and otherwise on terms which the board of directors of K&G determines in its good faith judgment, based on the written advice of a nationally recognized financial advisor, to be more favorable to the K&G shareholders than the merger.

     Shareholders Meeting. K&G has agreed to call, give notice of and hold the shareholders meeting as promptly as practicable for the purpose of voting upon the adoption of the merger agreement and any related matters.

     Mutual Covenants. K&G and TMW have agreed, among other things, not to take any action or to fail to take any action that (i) is reasonably likely to breach their respective representations and warranties or (ii) would knowingly jeopardize the merger as a pooling-of-interests for accounting purposes.

     Certain Other Covenants. K&G and TMW agreed to certain other customary covenants in the merger agreement, including covenants relating to obtaining necessary consents and approvals; cooperating with each other to obtain antitrust clearances; providing access to and furnishing information; providing notices of certain events and consulting with each other regarding public statements and filings; obtaining agreements from affiliates relating to stock trading; certain employee matters; and mutually defending any claims or actions questioning the validity or legality of the transactions contemplated by the merger agreement.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties by TMW and K&G as to the following, among other things: capitalization; due organization and good standing; corporate authorization to effect the merger; governmental approvals required in connection with the merger; absence of certain undisclosed litigation; accuracy of its public filings; absence of certain changes or events; absence of certain undisclosed liabilities; absence of defaults under certain agreements; compliance with applicable laws; tax matters; employee benefit matters; labor matters; environmental matters; and brokerage fees.

     In addition, K&G has made certain additional representations and warranties to TMW and Merger Sub in the merger agreement with respect to, among other things: opinion of financial advisor; antitakeover statutes; and inventory.

     The representations and warranties in the merger agreement do not survive the Effective Time.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations. The obligations of K&G, TMW and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

     - the receipt of approval of the shareholders of K&G;

     - the approval for trading on Nasdaq of the shares of TMW common stock to be issued in the merger;

     - the expiration or termination of the applicable waiting period under the HSR Act and receipt of all governmental and other consents and approvals required in connection with the consummation of the merger;

     - the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the merger;

     - the effectiveness of this Registration Statement, with no stop order suspending its effectiveness and no proceedings seeking a stop order;

     - receipt of letters from their respective independent accountants to the effect that TMW and K&G are each eligible to be a party to a merger accounted for as a pooling-of-interests.

     Additional Conditions to Obligations of TMW. The obligations of TMW to consummate the merger are subject to the satisfaction or waiver by TMW at or prior to the Closing Date of the following additional conditions:

     - the representations and warranties of K&G in the merger agreement must be true in all material respects as of the date of the merger agreement, other than representations and warranties as of a specific date, as of the Closing Date as though made on and as of the Closing Date;

     - the performance in all material respects by K&G of its obligations under the merger agreement required to be performed at or prior to the Closing Date;

     - the receipt from K&G's directors and executive officers who are affiliates of K&G of their agreements not to sell their stock for a certain period of time;

     - the receipt of a favorable tax opinion from Fulbright & Jaworski L.L.P., counsel to TMW;

     - the receipt of certain customary certificates, opinions and other closing documents;

     - the failure of NationsBanc to revoke or modify its opinion in a materially adverse manner;

     - the existing employment agreement with Stephen Greenspan shall have been amended;

     - the receipt by TMW of written resignations from all officers and directors of K&G and its subsidiaries; and

     - the receipt of an executed Termination Agreement from John Dancu, Chief Operating Officer of K&G.

     As previously reported in K&G's filings with the SEC, on June 4, 1998, a former employee of K&G filed a complaint in California Superior Court against K&G and an officer and director of K&G relating to the plaintiff's employment relationship with K&G. The several causes of action stated in the complaint relate primarily to an alleged employment agreement between the plaintiff and K&G and K&G's alleged breach thereof. The plaintiff is seeking approximately $10 million plus punitive damages. While K&G believes that it has valid defenses to the plaintiff's claims, TMW required that the litigation be settled on terms no less favorable to K&G than those set forth below as a condition to closing of the merger. Accordingly, K&G entered into a settlement agreement with the plaintiff effective April 5, 1999. Under the settlement agreement, upon closing of the merger, the plaintiff would receive a payment of $1.9 million in exchange for a complete release of all claims against K&G and the other defendants. K&G's employment practices liability insurer would pay $1 million of this $1.9 million obligation. In the event the merger does not close, K&G has no obligation to settle this claim.

     Additional Conditions to Obligations of K&G. The obligations of K&G to consummate the merger are subject to the satisfaction or waiver by K&G at or prior to the Closing Date of the following additional conditions:

     - the representations and warranties of TMW in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and, other than representations and warranties as of a specific date, as of the Closing Date as though made on and as of the Closing Date;

     - the performance in all material respects by TMW of its obligations under the merger agreement required to be performed at or prior to the Closing Date;

     - the receipt of a favorable tax opinion from Hunton & Williams, counsel to K&G;

     - the receipt of certain customary certificates, opinions and other closing documents;

     - the failure of NationsBanc to revoke or modify its opinion in a materially adverse manner; and

     - the receipt from K&G's directors and executive officers who are affiliates of K&G of their agreements not to sell their stock for a certain period of time;

     - TMW causing K&G to honor certain existing employment contracts after the merger; and

     - the receipt of an executed Termination Agreement from TMW with respect to John Dancu.

TERMINATION OF THE MERGER AGREEMENT

     Rights to Terminate. At any time prior to the Effective Time, the merger agreement may be terminated and the transactions contemplated may be abandoned as follows (any of the following rights to terminate may be waived by the party possessing the right):

     - by the mutual written consent of each party to the merger agreement;

     - by either K&G or TMW if:

      - any required approval of the shareholders of K&G shall not have been obtained by reason of the failure to obtain the required vote;

      - any court or other governmental authority has issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the merger; or

      - the merger shall not have been consummated by August 31, 1999, unless the failure to consummate the merger is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement.

     - by TMW if:

      - K&G breaches in any material respects any of its representations or warranties, or fails to perform any of its agreements, under the merger agreement, provided that breach has not been cured within 30 days following receipt by K&G of notice of the breach;

      - the Board of Directors of K&G or any committee thereof: (i) withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to TMW or (ii) approves or recommends, or proposes to approve or recommend, any Superior Proposal and K&G pays TMW the Termination Fee (described below).

     - by K&G if:

      - TMW breaches in any material respects any of its representations or warranties, or fails to perform any of its agreements, under the merger agreement, provided that breach has not been cured within 30 days following receipt by TMW of notice of the breach;

      - prior to approval of the merger and the merger agreement by the shareholders of K&G, K&G receives a Superior Proposal and pays TMW the Termination Fee (described below); or

      - the average closing price of TMW common stock, as computed for purposes of the Exchange Ratio, is less than $20 and K&G pays TMW $750,000.

     If the merger agreement is terminated pursuant to its terms, no provision of the merger agreement will survive (other than the provisions relating to confidentiality), and termination will be without any liability on the part of any party, other than liability for which the Termination Fee is the sole remedy or liability for an intentional breach of the merger agreement.

     Termination Fees Payable by K&G. K&G has agreed to pay TMW $3 million in immediately available funds (the "Termination Fee") if the merger agreement is terminated:

     - by K&G because it receives a Superior Proposal prior to receiving shareholder approval of the merger and the merger agreement;

     - by TMW because the K&G Board of Directors approves or recommends, or proposes to approve or recommend, to K&G shareholders any Takeover Proposal;

     - by TMW because the K&G Board of Directors withdraws or modifies its recommendation of the merger agreement or the merger in an adverse manner and K&G consummates the alternative transaction on or before the date that is 12 months after the date of termination of the merger agreement, in which case the termination fee will be payable upon consummation of that transaction; or

     - because an alternate Acquisition Proposal is made and publicly announced, the shareholders of K&G do not approve the merger, and K&G consummates a transaction pursuant to the alternate Acquisition Proposal on or prior to the date that is 12 months after the date of termination of the merger agreement, in which case the Termination Fee will be payable upon consummation of that transaction.

EXPENSES

     Whether or not the merger or other transactions contemplated by the merger agreement are consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses. However, TMW and K&G will each be responsible for 50% of the registration fees and printing costs incurred in connection with this proxy statement/prospectus.

AMENDMENTS

     The merger agreement may be amended by TMW and K&G by written instrument at any time before or after adoption of the merger agreement by the shareholders of K&G. However, after adoption by the K&G shareholders, no amendment may be made that by law requires further approval by those shareholders without that further approval.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following selected statement of earnings and balance sheet information for the fiscal years indicated has been derived from the Company's consolidated financial information. The Company's consolidated financial statements as of January 31,1998 and January 30, 1999 and for each of the three years in the period ended January 30, 1999 were audited by Deloitte & Touche LLP, independent auditors, whose report thereon is incorporated by reference herein. The information set forth below should be read in conjunction with the consolidated financial statements and notes thereto of the Company incorporated by reference herein. References herein to years are to the Company's 52- or 53-week fiscal year, which ends on the Saturday nearest January 31 in the following calendar year. For example, references to "1998" mean the fiscal year ended January 30, 1999. All fiscal years for which financial information is included in this proxy statement/prospectus had 52 weeks, except for 1995 which had 53 weeks.


     The table below also includes TMW/Moores pro forma selected consolidated financial information in order to give effect to TMW's combination on a pooling-of-interests basis with Moores on February 10, 1999. The TMW/Moores pro forma statement of earnings and operating information assumes the combination of the two entities occurred at the beginning of fiscal 1997 and that 2.5 million shares of TMW common stock were issued at that time. No information is presented for prior years as Moores commenced operations on December 23, 1996. Moores' operating results for the 40-day period in fiscal 1996 were not significant. The TMW/Moores pro forma balance sheet information assumes that TMW and Moores were combined on January 30, 1999 and reflects adjustments that give effect to nonrecurring charges directly attributable to the combination, as well as to the effects of refinancing approximately US $59 million of Moores' existing indebtedness at the date of the combination. See "Unaudited Pro Forma Combined Financial Statements" on page 50.



                                                                                                             TMW/MOORES
                                                               TMW HISTORICAL YEAR                         PRO FORMA YEAR
                                            ---------------------------------------------------------   ---------------------
                                              1994        1995        1996        1997        1998        1997        1998
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                              (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AND PER SQUARE FOOT DATA.)
STATEMENT OF EARNINGS INFORMATION:
Net sales.................................  $317,127    $406,343    $483,547    $631,110    $767,922    $762,524    $898,597
Gross margin..............................   121,878     157,615     188,366     242,593     299,735     291,256     348,927
Operating income..........................    22,375      30,606      38,134      51,530      71,682      64,897      85,711
Net earnings before extraordinary item....    12,108      16,508      21,143      28,883      40,920      30,951      43,913
Basic earnings per share of common
  stock(1)................................  $   0.43    $   0.55    $   0.67    $   0.89    $   1.21    $   0.89    $   1.21
Diluted earnings per share of common
  stock(1)................................  $   0.42    $   0.54    $   0.67    $   0.87    $   1.17    $   0.87    $   1.17
Weighted average shares outstanding(1)....    28,216      29,821      31,354      32,343      33,849      34,843      36,349
Weighted average shares outstanding plus
  dilutive potential common shares(1).....    28,744      30,339      34,101      35,384      36,075      37,884      38,575
OPERATING INFORMATION:
Percentage increase in comparable store
  sales(2):
  TMW.....................................      8.4%        6.8%        3.9%        8.5%       10.4%        8.5%       10.4%
  Moores..................................                                                                  4.5%        2.2%
Average square footage -- all stores(3):
  TMW.....................................     4,553       4,687       4,863       5,097       5,297       5,097       5,297
  Moores..................................                                                                 5,997       5,973
Average sales per square foot of selling
  space(4):
  TMW.....................................  $    406    $    416    $    413    $    420    $    437    $    420    $    437
  Moores..................................                                                              $    228    $    234
Number of stores:
  Open at beginning of period.............       183         231         278         345         396         443         501
  Opened..................................        48          48          50          50          47          57          57
  Acquired................................        --          --          17           6           4           6           4
  Closed..................................        --          (1)         --          (5)        (16)         (5)        (16)
                                            --------    --------    --------    --------    --------    --------    --------
  Open at end of period...................       231         278         345         396         431         501         546

CAPITAL EXPENDITURES......................  $ 23,736    $ 22,538    $ 26,222    $ 27,380    $ 46,247    $ 30,564    $ 50,050

                                        JANUARY 28,   FEBRUARY 3,   FEBRUARY 1,   JANUARY 31,   JANUARY 30,   JANUARY 30,
                                           1995          1996          1997          1998          1999          1999
                                        -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET INFORMATION:
Working capital.......................    $68,078       $88,798      $136,837      $182,561      $174,055      $198,208
Total assets..........................    160,494       204,105       295,478       379,415       403,732       473,549
Long-term debt(5).....................     24,575         4,250        57,500        57,500            --        56,326
Shareholders' equity..................     84,944       136,961       159,129       220,048       298,218       297,763

---------------

(1) All periods have been adjusted to give effect to a 50% stock dividend effected on November 15, 1995 and a 50% stock dividend effected on June 19, 1998. Basic and diluted earnings per share are based on net earnings before extraordinary item.

(2) Comparable store sales data is calculated by excluding the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period.

(3) Average square footage for all stores is calculated by dividing the total square footage for all stores open at the end of the period by the number of stores open at the end of such period.

(4) Average sales per square foot of selling space is calculated by dividing total selling square footage for all stores open the entire period into total sales for those stores. The amounts presented for Moores have been translated from Canadian dollars at the average exchange rate for the 1998 year.


(5) February 1, 1997 and January 31, 1998 balances represent the 5 1/4% Convertible Subordinated Notes Due 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" in the TMW Annual Report on Form 10-K which is incorporated by reference herein and is included in this proxy statement/prospectus as Annex C for a discussion of the redemption of the Notes.

                             K&G MEN'S CENTER, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The selected consolidated financial data below should be read in conjunction with K&G's Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein from K&G's Annual Report on Form 10-K for the year ended January 31, 1999. The statement of earnings and balance sheet data set forth below for the years ended February 2, 1997 (fiscal 1996), February 1, 1998 (fiscal 1997) and January 31,1999 (fiscal 1998), and as of those dates have been derived from K&G's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, K&G's independent public accountants. All of the share and per share information set forth below has been retroactively adjusted to give effect to a 3-for-2 stock split effected April 25, 1997.


                                                                   YEAR
                                             -------------------------------------------------
                                              1994      1995      1996       1997       1998
                                             -------   -------   -------   --------   --------
STATEMENT OF EARNINGS INFORMATION:
Net sales..................................  $49,801   $60,027   $88,104   $112,795   $139,234
Gross margin...............................   11,557    14,433    20,760     26,282     32,153
Operating income...........................    3,722     5,138     7,008      9,607      9,536
Net earnings...............................    2,298     3,186     4,584      6,383      6,229
Basic earnings per share of common stock...  $  0.32   $  0.40   $  0.47   $   0.63   $   0.61
Diluted earnings per share of common
  stock....................................  $  0.32   $  0.40   $  0.47   $   0.63   $   0.61
Weighted average shares outstanding........    7,245     7,875     9,682     10,118     10,207
Weighted average shares outstanding plus
  dilutive potential common shares.........    7,245     7,875     9,787     10,211     10,207
OPERATING INFORMATION:
Percentage increase in comparable store
  sales(1).................................     17.2%     11.9%     12.4%      13.0%       5.7%
Average square footage -- all stores(2)....   16,966    17,000    17,207     17,543     17,839
Average sales per square foot of selling
  space(3).................................  $   539   $   517   $   436   $    404   $    363
Number of stores:
  Open at beginning of period..............        7         9        11         17         25
  Opened...................................        2         3         6          8          8
  Closed...................................                 (1)
                                             -------   -------   -------   --------   --------
  Open at end of period....................        9        11        17         25         33
CAPITAL EXPENDITURES.......................  $   367   $   885   $ 1,128   $  1,261   $  3,424
BALANCE SHEET INFORMATION(4):
Working capital............................  $ 5,601   $ 7,813   $29,305   $ 35,025   $ 41,359
Total assets...............................   12,464    17,203    42,384     47,931     57,230
Long-term debt.............................      895       205       205        205        205
Shareholders' equity.......................    6,188     2,643    31,280     37,817     46,797


---------------

(1) New stores become comparable stores beginning in their fourteenth full month of operation.

(2) Average square footage for all stores is calculated by dividing the total square footage for all stores open at the end of the period by the number of stores open at the end of such period.

(3) Average sales per square foot of selling area is calculated by dividing selling square footage for all stores open the entire period into net sales for those stores. Selling area excludes administrative, storage, alterations and fitting areas.

(4) K&G effected its initial public offering on January 24, 1996 (before fiscal 1995 year end). This transaction closed on January 30, 1996 (after year end). The transaction has not been reflected in K&G's financial statements as of January 28, 1996.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                           (UNAUDITED, IN THOUSANDS)

     The unaudited pro forma combined financial statements of The Men's Wearhouse, Inc. ("TMW") give effect to (a) the February 10, 1999 combination on a pooling-of-interests basis of TMW with Moores Retail Group Inc. ("Moores") and
(b) the proposed combination of TMW and K&G Men's Center, Inc. ("K&G") under the pooling-of-interests method of accounting. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of TMW and K&G, which are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined balance sheet as of January 30, 1999 first assumes that the February 10, 1999 combination of TMW and Moores was consummated on January 30, 1999 and combines the TMW and Moores consolidated balance sheets as of January 30, 1999 ("TMW/Moores Pro Forma"), then assumes that the proposed combination of TMW and K&G was consummated on January 30, 1999 and combines the TMW/Moores Pro Forma January 30, 1999 and K&G January 31, 1999 consolidated balance sheets. The unaudited pro forma combined balance sheet includes adjustments which give effect to events that are directly attributable to the transactions.

     TMW/Moores Pro Forma. With respect to the February 10, 1999 combination of TMW with Moores, the unaudited pro forma combined statements of earnings assume that the combination was consummated at the beginning of fiscal 1997 and combine the historical results of TMW and Moores for fiscal 1997 and 1998. The historical results of Moores for fiscal 1996 have not been combined with TMW's fiscal 1996 historical results as Moores commenced operations on December 23, 1996 and its reported net loss of $96 for the 40 day period from December 23, 1996 to January 31, 1997 is not significant. Nonrecurring charges totaling $5,261, net of a $291 tax benefit, which resulted directly from the combination and will be included in TMW's fiscal 1999 results of operations have been excluded from the unaudited pro forma combined statements of earnings. In addition, an extraordinary charge of $2,913, net of a $1,355 tax benefit, relating to the refinancing of the February 10, 1999 outstanding debt of Moores has not been reflected. The effects of these nonrecurring and extraordinary charges have, however, been reflected in the pro forma adjustments to retained earnings for TMW/Moores Pro Forma in the pro forma combined balance sheet.

     The historical consolidated financial statements of Moores included in the pro forma combined balance sheet and statements of earnings are stated in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States. The exchange rates used in translating the historical Canadian currency financial statements of Moores reflect the current exchange rate as of the balance sheet date and the weighted average exchange rates for the periods presented in the statements of earnings. The cumulative translation adjustments are reported as a separate component of shareholders' equity. The historical statements of earnings for Moores included in the pro forma combined statements of earnings do not reflect earnings per share data since Moores, as a privately owned company, has not reported such data. The TMW/Moores Pro Forma earnings per share in the pro forma combined statements of earnings reflect the 2.5 million shares of TMW common stock that TMW will ultimately issue to the former shareholders and option holders of Moores as a result of the February 10, 1999 combination of TMW and Moores.

     TMW/K&G Pro Forma Combined. With respect to the proposed combination of TMW and K&G, the unaudited pro forma combined statements of earnings assume that the proposed combination was consummated at the beginning of fiscal 1996 and have been prepared by combining the historical results of K&G with the historical results of TMW for fiscal 1996 and with the TMW/Moores pro forma combined results for fiscal 1997 and 1998. Nonrecurring charges totaling $1,675, net of a $325 tax benefit, which result directly from the transaction and which are expected to be included in the results of operations of TMW within the twelve months succeeding the transaction have been excluded from the unaudited pro forma combined statements of earnings. The effect of these nonrecurring charges has, however, been reflected in the pro forma adjustments to retained earnings for TMW/K&G Pro Forma Combined in the pro forma combined balance sheet.

     The preparation of unaudited pro forma combined financial statements requires management to make estimates and assumptions based on information currently available. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial positions or the results that actually would have been realized had the entities been a single entity during the periods presented.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                        PRO FORMA COMBINED BALANCE SHEET
                                JANUARY 30, 1999
                          (UNAUDITED -- IN THOUSANDS)

                                                             ASSETS
                                         AS REPORTED                                      AS REPORTED                    TMW/K&G
                                      ------------------    PRO FORMA        TMW/MOORES   -----------    PRO FORMA      PRO FORMA
                                        TMW      MOORES    ADJUSTMENTS       PRO FORMA        K&G       ADJUSTMENTS     COMBINED
                                      --------   -------   -----------       ----------   -----------   -----------     ---------
CURRENT ASSETS:
  Cash..............................  $ 19,651                                $ 19,651      $11,361                     $ 31,012
  Inventories.......................   236,105   $35,841                       271,946       30,771                      302,717
  Marketable securities.............                                                --        6,025                        6,025
  Other current assets..............    14,740     2,108         784(5)(6)      17,632        3,030           325(1)      20,987
                                      --------   -------     -------          --------      -------       -------       --------
        Total current assets........   270,496    37,949         784           309,229       51,187           325        360,741
PROPERTY AND EQUIPMENT, net.........   107,889    10,296                       118,185        5,586                      123,771
OTHER ASSETS, net...................    25,347    25,869      (5,081)(5)(6)     46,135          457                       46,592
                                      --------   -------     -------          --------      -------       -------       --------
        Total assets................  $403,732   $74,114     $(4,297)         $473,549      $57,230       $   325       $531,104
                                      ========   =======     =======          ========      =======       =======       ========

                                              LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued
    liabilities.....................  $ 89,316   $10,952     $   569(5)       $100,837      $ 8,358       $ 2,000(1)    $111,195
  Short-term borrowings.............               7,568      (7,568)(6)            --                                        --
  Current portion of long-term
    debt............................               3,644      (1,160)(6)         2,484                                     2,484
  Income taxes payable..............     7,125       575                         7,700        1,470                        9,170
                                      --------   -------     -------          --------      -------       -------       --------
        Total current liabilities...    96,441    22,739      (8,159)          111,021        9,828         2,000        122,849
LONG-TERM DEBT......................              44,665      11,661(5)(6)      56,326          205                       56,531
OTHER LIABILITIES...................     9,073       270        (904)(6)         8,439                                     8,439
                                      --------   -------     -------          --------      -------       -------       --------
        Total liabilities...........   105,514    67,674       2,598           175,786       10,033         2,000        187,819
                                      --------   -------     -------          --------      -------       -------       --------
MINORITY INTEREST...................                                                            400                          400
                                                                                            -------                     --------
SHAREHOLDERS' EQUITY:
  Common stock......................       349     1,708      (1,683)(7)           374          103           (59)(3)        418
  Capital in excess of par..........   148,446                 2,920(5)(7)     151,366       27,931            59(3)     179,356
  Retained earnings.................   150,418     4,965      (8,132)(5)(6)    147,251       18,763        (1,675)(1)    164,339
                                      --------   -------     -------          --------      -------       -------       --------
                                       299,213     6,673      (6,895)          298,991       46,797        (1,675)       344,113
  Currency translation adjustment...                (233)                         (233)                                     (233)
  Treasury stock, at cost...........      (995)                                   (995)                                     (995)
                                      --------   -------     -------          --------      -------       -------       --------
        Total shareholders'
          equity....................   298,218     6,440      (6,895)          297,763       46,797        (1,675)       342,885
                                      --------   -------     -------          --------      -------       -------       --------
        Total liabilities and
          shareholders' equity......  $403,732   $74,114     $(4,297)         $473,549      $57,230       $   325       $531,104
                                      ========   =======     =======          ========      =======       =======       ========

              See Notes to Pro Forma Combined Financial Statements

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED JANUARY 30, 1999
               (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)


                                AS REPORTED                                                                  TMW/K&G
                            --------------------    PRO FORMA    TMW/MOORES   AS REPORTED    PRO FORMA      PRO FORMA
                               TMW       MOORES    ADJUSTMENTS   PRO FORMA        K&G       ADJUSTMENTS      COMBINED
                            ---------   --------   -----------   ----------   -----------   -----------     ----------
Net sales.................  $ 767,922   $130,675          --      $898,597     $139,234            --       $1,037,831
Cost of goods sold,
  including buying and
  occupancy costs.........    468,187     81,483          --       549,670      107,081      $  3,699(2)       660,450
                            ---------   --------    --------      --------     --------      --------       ----------
Gross margin..............    299,735     49,192          --       348,927       32,153        (3,699)         377,381
Selling, general and
  administrative
  expenses................    228,053     35,163          --       263,216       22,617        (3,699)(2)      282,134
                            ---------   --------    --------      --------     --------      --------       ----------
Operating income..........     71,682     14,029          --        85,711        9,536            --           95,247
Other income..............                                --            --        1,061            --            1,061
Interest expense, net.....     (2,032)    (6,993)         --        (9,025)         (29)           --           (9,054)
                            ---------   --------    --------      --------     --------      --------       ----------
Earnings before income
  taxes...................     69,650      7,036          --        76,686       10,568            --           87,254
Provision for income
  taxes...................    (28,730)    (4,043)                  (32,773)      (4,137)                       (36,910)
                            ---------   --------    --------      --------     --------      --------       ----------
Earnings before minority
  interest................     40,920      2,993          --        43,913        6,431            --           50,344
Minority interest.........                                              --         (202)           --             (202)
                            ---------   --------    --------      --------     --------      --------       ----------
Net earnings before
  extraordinary item......  $  40,920   $  2,993          --      $ 43,913     $  6,229            --       $   50,142
                            =========   ========    ========      ========     ========      ========       ==========
ASSUMING EXCHANGE RATIO OF
  0.4:
Net earnings before
  extraordinary item per
  share:
  Basic...................  $    1.21                             $   1.21     $   0.61                     $     1.24
  Diluted.................       1.17                                 1.17         0.61                           1.20
Weighted average shares
  outstanding:
  Basic...................     33,849                  2,500(7)     36,349       10,207        (6,124)(4)       40,432
  Diluted.................     36,075                  2,500(7)     38,575       10,207        (6,124)(4)       42,658
ASSUMING EXCHANGE RATIO OF
  0.43:
Net earnings before
  extraordinary item per
  share:
  Basic...................  $    1.21                             $   1.21     $   0.61                     $     1.23
  Diluted.................       1.17                                 1.17         0.61                           1.19
Weighted average shares
  outstanding:
  Basic...................     33,849                  2,500(7)     36,349       10,207        (5,818)(4)       40,738
  Diluted.................     36,075                  2,500(7)     38,575       10,207        (5,818)(4)       42,964


              See Notes to Pro Forma Combined Financial Statements

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED JANUARY 31, 1998
               (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)


                                 AS REPORTED                                                                   TMW/K&G
                             -------------------    PRO FORMA      TMW/MOORES   AS REPORTED    PRO FORMA      PRO FORMA
                               TMW       MOORES    ADJUSTMENTS     PRO FORMA        K&G       ADJUSTMENTS     COMBINED
                             --------   --------   -----------     ----------   -----------   -----------     ---------
Net sales..................  $631,110   $131,414         --         $762,524     $112,795            --       $875,319
Cost of goods sold,
  including buying and
  occupancy costs..........   388,517     82,751         --          471,268       86,513       $ 2,719(2)     560,500
                             --------   --------      -----         --------     --------       -------       --------
Gross margin...............   242,593     48,663         --          291,256       26,282        (2,719)       314,819
Selling, general and
  administrative
  expenses.................   191,063     35,296                     226,359       16,675        (2,719)(2)    240,315
                             --------   --------      -----         --------     --------       -------       --------
Operating income...........    51,530     13,367         --           64,897        9,607            --         74,504
Other income...............                                               --        1,166                        1,166
Interest expense, net......    (2,366)    (7,234)                     (9,600)         (29)                      (9,629)
                             --------   --------      -----         --------     --------       -------       --------
Earnings before income
  tax......................    49,164      6,133         --           55,297       10,744            --         66,041
Provision for income
  taxes....................   (20,281)    (4,065)                    (24,346)      (4,189)                     (28,535)
                             --------   --------      -----         --------     --------       -------       --------
Earnings before minority
  interest.................    28,883      2,068         --           30,951        6,555            --         37,506
Minority interest..........                                               --         (172)           --           (172)
                             --------   --------      -----         --------     --------       -------       --------
Net earnings before
  extraordinary item.......  $ 28,883   $  2,068         --         $ 30,951     $  6,383       $    --       $ 37,334
                             ========   ========      =====         ========     ========       =======       ========
ASSUMING EXCHANGE RATIO OF
  0.4:
Net earnings before
  extraordinary item per
  share:
  Basic....................  $   0.89                               $   0.89     $   0.63                     $   0.96
  Diluted..................      0.87                                   0.87         0.63                         0.94
Weighted average shares
  outstanding:
  Basic....................    32,343                 2,500(7)        34,843       10,118        (6,071)(4)     38,890
  Diluted..................    35,384                 2,500(7)        37,884       10,211        (6,127)(4)     41,968
ASSUMING EXCHANGE RATIO OF
  0.43:
Net earnings before
  extraordinary item per
  share:
  Basic....................  $   0.89                               $   0.89     $   0.63                     $   0.95
  Diluted..................      0.87                                   0.87         0.63                         0.93
Weighted average shares
  outstanding:
  Basic....................    32,343                 2,500(7)        34,843       10,118        (5,767)(4)     39,194
  Diluted..................    35,384                 2,500(7)        37,884       10,211        (5,820)(4)     42,275


              See Notes to Pro Forma Combined Financial Statements

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED FEBRUARY 1, 1997
               (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       AS REPORTED                      TMW/K&G
                                                    ------------------    PRO FORMA    PRO FORMA
                                                      TMW        K&G     ADJUSTMENTS   COMBINED
                                                    --------   -------   -----------   ---------
Net sales.........................................  $483,547   $88,104                 $571,651
Cost of goods sold, including buying and occupancy
  costs...........................................   295,181    67,344     $ 2,218(2)   364,743
                                                    --------   -------     -------     --------
Gross margin......................................   188,366    20,760      (2,218)     206,908
Selling, general and administrative expenses......   150,232    13,752      (2,218)(2)  161,766
                                                    --------   -------     -------     --------
Operating income..................................    38,134     7,008          --       45,142
Other income......................................                 735                      735
Interest expense, net.............................    (2,146)      (43)                  (2,189)
                                                    --------   -------     -------     --------
Earnings before income taxes......................    35,988     7,700          --       43,688
Provision for income taxes........................   (14,845)   (2,991)                 (17,836)
                                                    --------   -------     -------     --------
Earnings before minority interest.................    21,143     4,709          --       25,852
Minority interest.................................                (125)                    (125)
                                                    --------   -------     -------     --------
Net earnings before extraordinary item............  $ 21,143   $ 4,584          --     $ 25,727
                                                    ========   =======     =======     ========
ASSUMING EXCHANGE RATIO OF 0.4:
Net earnings before extraordinary item per share:
  Basic...........................................  $   0.67   $  0.47                 $   0.73
  Diluted.........................................      0.67      0.47                     0.72
Weighted average shares outstanding:
  Basic...........................................    31,354     9,682      (5,810)(4)   35,226
  Diluted.........................................    34,101     9,787      (5,872)(4)   38,016
ASSUMING EXCHANGE RATIO OF 0.43:
Net earnings before extraordinary item per share:
  Basic...........................................  $   0.67   $  0.47                 $   0.72
  Diluted.........................................      0.67      0.47                     0.72
Weighted average shares outstanding:
  Basic...........................................    31,354     9,682      (5,519)(4)   35,517
  Diluted.........................................    34,101     9,787      (5,579)(4)   38,309

             See Notes to Pro Forma Combined Financial Statements.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                           (UNAUDITED, IN THOUSANDS)

     The pro forma combined financial statements as of January 30, 1999 and for the years ended January 30, 1999, January 31, 1998 and February 1, 1997 include the following adjustments to reflect the combination of TMW and K&G as a pooling-of-interests:

          1. To record the estimated transaction costs to complete the combination of TMW and K&G under pooling-of-interests accounting. The costs, which primarily relate to investment banking fees, professional fees and contract termination payments, are currently estimated to be approximately $1,675, net of a tax benefit of $325, and are reflected as a reduction in retained earnings in the accompanying balance sheet. These costs are not reflected in the pro forma combined statements of earnings.

          2. To reclassify certain K&G buying and occupancy expenses to cost of sales to conform with classifications used by TMW.

          3. To adjust common stock and capital in excess of par value to reflect the issuance of 4.4 million shares of TMW common stock to K&G shareholders based on an Exchange Ratio of 0.43.

          4. Pro forma basic earnings per share is computed based on the weighted average number of common shares outstanding. Pro forma diluted earnings per share is computed based on the weighted average number of common shares plus the dilutive impact of options and convertible securities for each period after giving effect to the combination on a pooling-of-interests basis. Pro forma shares and earnings per share data is presented to reflect the issuance of TMW common stock based on the minimum and maximum Exchange Ratios of 0.4 and 0.43.

     The pro forma combined financial statements as of January 30, 1999 and for the years ended January 30, 1999 and January 31, 1998 include the following adjustments to reflect the February 10, 1999 combination of TMW and Moores as a pooling-of-interests and the concurrent debt refinancing:

          5. To record the transaction costs incurred in the combination of TMW and Moores under pooling-of-interests accounting. The costs, which primarily relate to investment banking fees, professional fees, contract termination payments and unamortized stock option compensation expenses, totaled approximately $5,261, net of a tax benefit of $291, and are reflected as a reduction in retained earnings in the accompanying balance sheet. These costs are not reflected in the pro forma combined statements of earnings.

          6. To adjust the pro forma combined balance sheet for the effects of refinancing approximately US $59 million of existing Moores debt as follows:

Revolving debt refinanced with long-term debt...............   $ 7,568
Current portion of long-term debt refinanced with long-term
  debt......................................................     3,644
Prepayment penalty from early retirement of long-term
  debt......................................................     1,496
                                                               -------
Addition to long-term debt..................................   $12,708
                                                               =======
Write off of Moores historical deferred financing costs, net
  of tax of $814............................................   $ 1,958
Prepayment penalty from early retirement of long-term debt,
  net of tax of $541........................................       955
                                                               -------
Adjustment to retained earnings.............................   $ 2,913
                                                               =======

          7. To adjust common stock and capital in excess of par value to reflect the issuance of 2.5 million shares of TMW common stock issuable to Moores shareholders and option holders upon exchange of certain exchangeable securities of Moores issued in the February 10, 1999 combination of TMW and Moores.

                        DESCRIPTION OF TMW CAPITAL STOCK


     The authorized capital stock of TMW consists of 50,000,000 shares of TMW common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At April 22, 1999, 34,993,014 shares of TMW common stock were outstanding and held by approximately 1,100 holders of record and one share of Preferred Stock was outstanding. A total of 6,470,488 shares of TMW common stock are reserved for future issuance of which
(i) 642,262 shares are reserved for issuance upon the exercise of options granted under TMW's 1992 Stock Option Plan, (ii)1,098,129 shares are reserved for issuance upon the exercise of options granted under TMW's 1996 Stock Option Plan, (iii) 745,425 shares are reserved for issuance upon the exercise of options granted under TMW's 1998 Key Employee Stock Option Plan, (iv) 1,393,449 shares are reserved for issuance under TMW's Employee Stock Discount Plan, (v) 67,500 shares are reserved for issuance upon the exercise of options granted under TMW's Non-Employee Director Stock Option Plan, (vi) 57,000 shares are reserved for issuance upon the exercise of options granted under miscellaneous employee stock option agreements and (vii) 2,466,723 shares are reserved for issuance upon the exchange of Exchangeable Shares issued by Moores. In connection with the consummation of the Moores combination, one share of Preferred Stock, to which voting rights attach for the benefit of the holders of the Exchangeable Shares, was issued to a voting trustee designated by TMW. At present, TMW anticipates seeking shareholder approval at the annual meeting of shareholders scheduled to be held on July 1, 1999 to amend its articles of incorporation to increase the number of authorized shares of TMW common stock from 50,000,000 shares to 100,000,000 shares.


COMMON STOCK

     Holders of shares of TMW common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of TMW common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of TMW. In the event of a liquidation, dissolution or winding up of TMW, holders of TMW common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of TMW, and the preferential rights of any series of Preferred Stock then outstanding. The shares of TMW common stock outstanding are fully paid and non-assessable.

     Holders of TMW common stock have an equal and ratable right to receive dividends, when, as and if declared by the TMW board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of Preferred Stock and after TMW has made provision for any required sinking or purchase funds for any series of Preferred Stock. TMW's Credit Agreement prohibits the payment of cash dividends on TMW common stock.

PREFERRED STOCK

     The Preferred Stock may be issued, from time to time in one or more series, and the TMW board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of Preferred Stock. If TMW issues a series of Preferred Stock in the future that has voting rights or preference over TMW common stock with respect to the payment of dividends and upon TMW's liquidation, dissolution or winding up, the rights of the holders of TMW common stock offered hereby may be adversely affected. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of TMW. TMW has no present intention to issue any shares of Preferred Stock other than the one share of Preferred Stock issued in connection with the Moores combination.

     One share of Preferred Stock, designated "Series A Special Voting Preferred Stock", was issued in connection with the Moores transaction. The holder of this share of Series A Special Voting Preferred Stock is entitled to vote on all matters on which the holders of TMW common stock vote and is entitled to that number of votes as are equal to the number of Exchangeable Shares then outstanding. The trustee who holds the one share of Series A Special Voting Preferred Stock must vote such share in accordance with instructions from the holders of Exchangeable Shares. In the event of a liquidation, dissolution or winding up of TMW, the holder of the one share of Series A Special Voting Preferred Stock will be entitled to receive $0.01, after satisfaction of all debts and liabilities of TMW and the preferential rights of any other series of Preferred Stock then outstanding. The holder of the Series A Special Voting Preferred Stock shall have no rights as to the payment of dividends nor shall the holder thereof be entitled to convert the Series A Special Voting Preferred Stock into TMW common stock.

LIMITATION OF DIRECTOR LIABILITY

     The Restated Articles of Incorporation of TMW contain a provision that limits the liability of TMW's directors as permitted under Texas law. The provision eliminates the liability of a director to TMW or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to TMW or to shareholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or
(iv) in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Restated Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the TMW common stock is American Stock Transfer & Trust Company.

COMPARATIVE RIGHTS OF TMW AND K&G SHAREHOLDERS

     General. As a result of the merger, holders of K&G common stock will become shareholders of TMW, and the rights of the former shareholders of K&G will thereafter be governed by the TMW Articles of Incorporation, as amended, the TMW Bylaws and the Texas Business Corporation Act (the "TBCA"). The rights of K&G shareholders are currently governed by the K&G Articles of Incorporation, the K&G Bylaws and the Georgia Business Corporation Code ("Georgia Law"). The following summarizes certain differences between the rights of K&G shareholders and the rights of TMW shareholders.

     Shareholder Meetings. Pursuant to the Amended and Restated Bylaws of K&G, the annual shareholders meeting shall be held within 120 days following the close of K&G's fiscal year. TMW's By-laws require that its annual meeting be held at such date and time as shall be designated by TMW's board of directors. Under K&G's Amended and Restated Bylaws, special meetings of the shareholders can be called at any time by K&G's board of directors, chairman of the board, president or upon the written request of the holders of 40% of all the votes entitled to be cast on any issue or issues to be considered at such meeting. TMW's By-laws provide that special meetings of shareholders may be called at the request of the chairman of the board or the president, at the request in writing of a majority of the TMW board of directors or at the request in writing of shareholders owning at least ten percent of all the shares entitled to vote at meetings.

     Shareholder Action By Written Consent. TMW's By-laws provide that shareholders may act by written consent provided that the consent is signed by the holder or holders of all of the shares entitled to vote on the action which is the subject of the consent. Georgia Law provides that K&G shareholders may act by written consent of all of the shareholders entitled to vote on the action, provided that each consenting shareholder has been furnished, or has waived the right to be furnished, the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action.

     Board of Directors. TMW's entire board of directors stands for reelection each year. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Under both the TBCA and TMW's By-laws, vacancies, whether by resignation, death or removal or by reason of an increase in the size of the board, may be filled by the remaining members of the board of directors. The number of vacancies that may be filled by action of the TMW board of directors where the vacancy is created through an increase in the size of the board is limited to two persons during the period between any two successive annual meetings. In addition, under the TBCA the term of office of a director elected by reason of an increase in the number of directors will expire no later than the next election of directors by the shareholders. TMW's By-laws provide that directors may be removed for cause by the vote of a majority of the shares entitled to vote at an election of directors.

     K&G has a classified board structure under which one-third of its directors stand for election each year. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Under K&G's Amended and Restated Articles of Incorporation, any vacancy, whether the result of death, resignation, retirement, disqualification, removal from office for cause or an increase in the number of directors, shall be filled by a majority of the board of directors then in office, though less than a quorum, or by the sole remaining director. The term of any director elected to fill a vacancy shall be the same remaining term as that of his or her predecessor, except that the term of a director elected to fill a vacancy resulting from an increase in the number of directors shall expire at the next election of directors by the shareholders. Georgia Law provides that directors who have staggered terms, as K&G's directors do, may only be removed for cause by the vote of a plurality of the shares voting at a meeting called for the purpose of removing a director, and only if the notice of the meeting stated that one of the purposes of the meeting was to remove one of the directors.

     Indemnification of Officers and Directors. The TBCA permits corporations to indemnify their directors and officers for liabilities incurred by them by reason of serving as directors or officers of their corporations or of other corporations and entities at the request of their corporations. The TBCA does not generally restrict the scope of indemnification for officers and permits broader indemnification of directors and officers if the indemnification arrangement is approved by shareholders. TMW's Articles of Incorporation, in the case of directors, and TMW's By-laws, in the case of both officers and directors, provide that the officers and directors of TMW shall be indemnified to the fullest extent permitted or required by the TBCA or any other applicable Texas statute.

     Georgia Law permits corporations to indemnify their directors and officers for liabilities incurred by them by reason of serving as directors or officers of their corporations or of other corporations and entities at the request of their corporations. K&G's Amended and Restated Articles of Incorporation and bylaws, in the case of both officers and directors, provide that the officers and directors of K&G shall be indemnified to the fullest extent permitted or required by Georgia Law.

     Under the terms of the merger agreement, for six years after the effective time of the merger, the surviving corporation shall maintain in effect K&G's current director and officer liability insurance on terms and in an amount no less favorable than those contained in the policy currently in effect. See
Section 5.6(c) of the merger agreement which is attached to this proxy statement/prospectus as Annex A.

     Certain Transactions. Under the TBCA, an amendment to TMW's articles of incorporation requires the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series of outstanding shares entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon. Also, under the TBCA, unless otherwise provided in the articles of incorporation, a plan of merger or exchange must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon and the affirmative vote of the holders of at least two-thirds of the outstanding shares within each class or series of shares entitled to vote thereon as a class, unless the board of directors conditions its submission to shareholders of a plan of merger or exchange by requiring a greater vote or a vote by class or series. Under the TBCA, the same two-thirds approval is required if the corporation wishes to dissolve by act of the corporation. TMW's By-laws may be amended only by a vote of a majority of the board of directors.

     Under Georgia Law, an amendment to K&G's Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Also, under Georgia Law, a plan of merger or share exchange must be approved by a majority of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group, unless the articles of incorporation or the board of directors in its submission of the plan require a greater vote. The same majority vote approval is required if the corporation wishes to dissolve. K&G's bylaws may be amended by a vote of the majority of either the board of directors or the shareholders.

     Shareholder Access to Information. Under the TBCA, any shareholder who holds at least 5% of all of the outstanding shares of a corporation or that has held his shares for at least six months will have the right to examine at any reasonable time, for any proper purpose, the relevant books and records of account, minutes and share transfer records of the corporation. Under Georgia Law and K&G's bylaws, shareholders who own at least two percent of the total shares of the corporation have the right to inspect K&G's books and records. The K&G board of directors has the right to determine whether to make books and records of the corporation available for inspection by shareholders who own less than two percent of the total outstanding shares of K&G.

     Special Vote Required for Certain Combinations with Interested Shareholders. Part Thirteen ("Part Thirteen") of the TBCA imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the affiliated shareholder becoming an affiliated shareholder. Part Thirteen prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such shareholders being defined as affiliated shareholders) for a period of three years following the shareholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. The provisions requiring such a vote of shareholders do not apply to any transaction with an affiliated shareholder if the transaction or the purchase of shares by the affiliated shareholder is approved by the board of directors before the affiliated shareholder acquires beneficial ownership of 20% of the shares or if the affiliated shareholder was an affiliated shareholder prior to December 31, 1996, and continued as such through the date of the transaction.

     Georgia Law permits, but does not require, a corporation to impose restrictions on the corporation's ability to transact business with interested shareholders. K&G's bylaws do not impose any such restrictions.

                           THE MEN'S WEARHOUSE, INC.

                             MANAGEMENT INFORMATION

     For a discussion of the business of the Company, please see TMW's Annual Report on Form 10-K for the year ended January 30, 1999, a copy of which is enclosed with this proxy statement/prospectus.

BOARD OF DIRECTORS

     The following table lists the name, age, current position and period of service with TMW of each director of TMW. All directors of TMW hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified or their earlier resignation or removal.

                                                                                           DIRECTOR
NAME                      AGE                      POSITION WITH TMW                        SINCE
----                      ---                      -----------------                       --------
George Zimmer.......      50    Chairman of the Board and Chief Executive Officer           1974
David Edwab.........      44    President and Director                                      1991
Richard E. Goldman..      48    Executive Vice President and Director                       1975
Harry M. Levy.......      50    Executive Vice President -- Planning and Systems and        1991
                                Director
Robert E. Zimmer....      75    Senior Vice President -- Real Estate and Director           1974
James E. Zimmer.....      47    Senior Vice President -- Merchandising and Director         1975
Rinaldo Brutoco.....      52    Director                                                    1992
Michael L. Ray......      60    Director                                                    1992
Sheldon I. Stein....      45    Director                                                    1995

     George Zimmer, together with Robert E. Zimmer and Harry M. Levy, founded The Men's Wearhouse as a partnership in 1973. Mr. Zimmer has served as Chairman of the Board of TMW since its incorporation in 1974. George Zimmer served as President from 1974 until February 1997 and has served as Chief Executive Officer of TMW since 1991.

     David Edwab joined TMW in February 1991 and was elected Senior Vice President, Treasurer and Chief Financial Officer of TMW. In February 1993 he was elected Chief Operating Officer of TMW. In February 1997 Mr. Edwab was elected President of TMW. He was elected a director of TMW in 1991.

     Richard E. Goldman joined The Men's Wearhouse in 1973 shortly after its inception and has served as Executive Vice President and a director of TMW since 1975. Mr. Goldman is responsible for overall marketing and advertising for the Company.

     Harry M. Levy served as a Vice President of TMW from December 1979 to February 1992, at which time he was elected Senior Vice President and Chief Information Officer of TMW. In May 1998, Mr. Levy was named Executive Vice President. He was elected a director of TMW in November 1991.

     Robert E. Zimmer has served as Senior Vice President and a director of TMW since its incorporation in 1974 and is primarily responsible for new store site selection and arrangements.

     James E. Zimmer has served as Senior Vice President and a director of TMW since 1975 and works primarily with the Chief Operating Officer in coordinating the Company's merchandising function.

     Rinaldo Brutoco is and has been since 1981, President and Chief Executive Officer of Dorason Corporation, a privately held consulting and merchant banking concern. In addition, through October 1998, Mr. Brutoco served as the Chief Executive Officer and a director of Red Rose Collection, Inc., a San Francisco-based mail order catalog and retail company.

     Michael L. Ray has been on the faculty at Stanford University since 1967 and is currently the John G. McCoy -- Banc One Corporation Professor of Creativity and Innovation and of Marketing at Stanford University's Graduate School of Business. Professor Ray is a social psychologist with training and extensive experience in advertising and marketing management and has served as a private consultant to numerous companies since 1967. He is also a director of Gardenburger, Inc.

     Sheldon I. Stein is a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns") and oversees its United States regional investment banking offices. Mr. Stein joined Bear Stearns in August 1986. He is a director of CellStar Corporation, Home Interiors & Gifts, Inc., Fresh America Corp., Precept Business Services, Inc. and Tandycrafts, Inc. He is also a Trustee of the Greenhill School in Dallas and Brandeis University.

     George Zimmer and James E. Zimmer are brothers, and Robert E. Zimmer is their father.

EXECUTIVE OFFICERS

     The following table lists the name, age, current position and period of service with TMW of each executive officer of TMW. Each executive officer of TMW was elected by the board of directors of TMW and will hold office until the next annual meeting of the board of directors or until his successor shall have been elected and qualified.

                                                                                           EXECUTIVE
                                                                                            OFFICER
NAME                             AGE                   POSITION WITH TMW                     SINCE
----                             ---                   -----------------                   ---------
George Zimmer..................  50    Chairman of the Board and Chief Executive Officer     1974
David Edwab....................  44    President                                             1991
Eric J. Lane...................  39    Chief Operating Officer                               1993
Richard E. Goldman.............  48    Executive Vice President                              1975
Bruce Hampton..................  44    Executive Vice President                              1992
Charles Bresler, Ph.D..........  49    Executive Vice President                              1993
Harry M. Levy..................  50    Executive Vice President -- Planning and Systems      1991
Robert E. Zimmer...............  75    Senior Vice President -- Real Estate                  1974
James E. Zimmer................  47    Senior Vice President -- Merchandising                1975
Theodore T. Biele, Jr. ........  48    Senior Vice President -- Store Operations             1996
Gary G. Ckodre.................  49    Vice President -- Finance                             1992
Neill P. Davis.................  42    Vice President and Treasurer                          1997

     See the table under "Board of Directors" for the past business experience of Messrs. George Zimmer, Edwab, Goldman, Robert E. Zimmer, James E. Zimmer and Levy.

     Eric J. Lane joined TMW in 1988. From 1991 to 1993 he served as Vice President -- Store Operations and in 1993 he was named Senior Vice
President -- Merchandising. In February 1997 Mr. Lane became Chief Operating Officer of TMW.

     Bruce Hampton joined TMW in 1980. From 1991 to 1992 he served as Vice President -- Store Operations and in 1992 he was named Senior Vice
President -- Store Operations. In 1995 he was named Executive Vice President.

     Charles Bresler, Ph.D. joined TMW in 1993. From 1993 to 1998 he served as Senior Vice President -- Human Development. In February 1998 he was named Executive Vice President.

     Theodore T. Biele Jr. joined TMW in 1983. Since 1990 he served in various management capacities within store operations. From 1994 to 1996 he served as Vice President -- Store Operations and in 1996 he was named Senior Vice President -- Store Operations.

     Gary G. Ckodre joined TMW in 1992. Since 1992 he served as the Chief Accounting Officer and in February 1997 he was named Vice President -- Finance and Principal Financial and Accounting Officer.

     Neill P. Davis joined TMW in 1997. Since 1997 he served as Vice President and Treasurer. Before joining TMW he served as Senior Vice President and Manager in the Global Corporate Group of

NationsBank since 1987. He has 17 years of corporate banking experience, all with NationsBank and its predecessors.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information regarding cash compensation paid for services rendered during the last three fiscal years to each of TMW's five most highly compensated executive officers, including the Chief Executive Officer:

                                                                            LONG TERM
                                                                           COMPENSATION
                                             ANNUAL COMPENSATION              AWARDS
                                     -----------------------------------   ------------
                                                            OTHER ANNUAL    SECURITIES     ALL OTHER
                                                            COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)      ($)(5)       OPTIONS(9)       ($)(6)
---------------------------   ----   ---------   --------   ------------   ------------   ------------
George Zimmer...............  1998    420,000     87,500(1)      --               --         66,489(7)
  Chairman of the Board and   1997    420,000     87,500(2)      --               --         62,038(7)
  Chief Executive Officer     1996    420,000     50,000(3)      --               --         69,403(7)
David Edwab.................  1998    405,000     87,500(1)      --               --          9,619(8)
  President                   1997    350,000    332,575(4)      --          150,000          8,617(8)
                              1996    298,000    313,825(4)      --           75,000          8,908(8)
Eric Lane...................  1998    258,000     43,750(1)      --               --            933
  Chief Operating Officer     1997    247,553     35,000(2)      --            7,500            506
                              1996    164,000     18,000(3)      --           26,250          1,338
Richard E. Goldman..........  1998    270,000     35,000(1)      --               --            933
  Executive Vice President    1997    270,000     35,000(2)      --               --            506
                              1996    281,000     24,000(3)      --               --          1,338
James E. Zimmer.............  1998    360,000     52,500(1)      --               --            933
  Senior Vice President --    1997    356,000     52,500(2)      --               --            506
  Merchandising               1996    336,000     30,000(3)      --               --          1,338

---------------


(1) Represents bonus paid in April 1999 relating to services performed in 1998.


(2) Represents bonus paid in April 1998 relating to services performed in 1997.

(3) Represents bonus paid in April 1997 relating to services performed in 1996.

(4) Represents (i) the cash amount of $288,825 and $288,825 paid to Mr. Edwab during 1997 and 1996, respectively, pursuant to his Employment Agreement with TMW upon the exercise of his option to acquire 110,654 shares and 110,652 shares, respectively, of TMW common stock, which amounts were used to fund the purchase price thereof (see "-- Employment Agreement and Stock Options") and (ii) a bonus of $43,750 and $25,000 paid in April 1998 and 1997, respectively, relating to services performed in the preceding fiscal year.

(5) Excludes perquisites and other benefits because the aggregate amount of such compensation was the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(6) Represents the amount of TMW's contribution to the ESP allocated in the indicated year to the account of the named executive officer.

(7) Also includes $65,556, $61,532 and $68,065 in 1998, 1997 and 1996,
    respectively, for the allocated dollar value of the benefits to Mr. George Zimmer of life insurance premiums paid on his behalf, subject to certain split-dollar provisions in favor of TMW.

(8) Also includes $8,683, $8,111, and $7,570 in 1998, 1997, and 1996, respectively, for the allocated dollar value of the benefit to Mr. Edwab of life insurance premiums paid on his behalf, subject to certain split-dollar provisions in favor of TMW.

(9) All share amounts have been adjusted to reflect a 50% stock dividend effected in June 1998.

     Employment Agreement and Stock Options. To induce David Edwab to leave his employment and join the Company, TMW entered into an Employment Agreement with Mr. Edwab effective January 31, 1991 (as amended, the "Employment Agreement") for an initial term beginning February 25, 1991 and extending through February 24, 1999. Under the Employment Agreement TMW agreed, among other things, to:

     - pay Mr. Edwab an annual base salary of $226,000, plus $12,000 per year for reimbursement of automobile and club membership expenses;

     - pay Mr. Edwab a cash amount (net of state and federal taxes) sufficient to fund the payment of the purchase price for any option shares acquired upon any exercise of the option granted to Mr. Edwab under his Employment Agreement;

     - pay the premiums on $3,000,000 in life insurance policies to be owned by a trust established by Mr. Edwab and payable to beneficiaries designated by him (subject to certain split-dollar provisions in favor of TMW). To secure the repayment of the premiums, the Trust has assigned the policies to TMW as collateral; and

     - provide disability and medical insurance coverage and certain other benefits provided to other employees (other than participation in stock option plans).

     Pursuant to the Employment Agreement, TMW granted Mr. Edwab an option to purchase 796,705 shares of TMW common stock at $1.57 per share until the later of the termination of Mr. Edwab's employment and January 31, 2011. The option was immediately exercisable with respect to 33.3% of the option shares. Since that time the remaining 66.7% of the option shares have become fully exercisable and the option has been exercised as to all of the option shares.

     TMW may terminate Mr. Edwab's employment under the Employment Agreement for "cause" (as defined in the Employment Agreement). If that happens, TMW must pay all compensation and benefits due Mr. Edwab under the Employment Agreement to the date of termination, which will satisfy all of TMW's obligations under the Employment Agreement.

     Effective September 30, 1991, TMW entered into an Option Issuance Agreement with Mr. Edwab pursuant to which he was granted the right to purchase additional shares of TMW common stock on the same basis and subject to the same terms as the option shares under the Employment Agreement in the event TMW issues any shares of TMW common stock or any warrants, options, convertible securities or other rights to acquire TMW common stock (collectively, "Rights") during the term of the Option Issuance Agreement. At the same time, the Employment Agreement was amended to eliminate certain anti-dilution provisions that provided him with protection in the event of future issuances of TMW common stock by TMW. Should TMW issue any such shares or Rights, excluding the option shares issuable under the Employment Agreement, Mr. Edwab would automatically have the right to purchase a number of shares of TMW common stock equal to
 .030928 times the number of shares so issued or issuable upon exercise of the Rights. The purchase price would be equal to the price per share paid to TMW for the TMW common stock so issued or, in the case of Rights, for the Rights plus the exercise price per share of TMW common stock issuable thereunder.

     Mr. Edwab waived his right to receive additional options under the Option Issuance Agreement in connection with:

     - options granted under TMW's option plans;

     - the issuance of 2,531,250 shares of TMW common stock pursuant to a public offering consummated in April 1992;

     - the issuance of 1,423,125 shares of TMW common stock pursuant to a public offering consummated in April 1993; and

     - the issuance of TMW common stock upon conversion of TMW's 5 1/4% Convertible Subordinated Notes due 2003.

     In April 1994, the Option Issuance Agreement was amended to provide that no options would be granted to Mr. Edwab thereunder in connection with underwritten public offerings of equity securities by TMW. As amended, both the Employment Agreement and the Option Issuance Agreement provide that Mr. Edwab may satisfy his obligation to pay withholding tax relating to his exercise of any options thereunder by having TMW withhold a number of shares of TMW common stock that would have been issued upon such exercise equal in value to the amount of such tax owed.

     Split-Dollar Life Insurance Agreement. The George Zimmer 1988 Living Trust is presently the owner of 4,097,783 shares of TMW common stock. TMW has been advised that on the demise of George Zimmer, his estate may be required to publicly sell all or substantially all of such shares to satisfy estate tax obligations. The public sale of such number of shares in all probability would destabilize the market for TMW's publicly traded stock. Accordingly, in November 1994, an agreement was entered into (commonly known as split-dollar life insurance agreement) under the terms of which TMW makes advances of a portion of the premiums for certain life insurance policies on the life of George Zimmer with an aggregate face value of $25,500,000 purchased by a trust established by Mr. Zimmer. To secure the repayment of the advances, the trust has assigned the policies to TMW as collateral. In addition, a second split-dollar life insurance agreement with essentially the same terms as the existing agreement was entered into relating to a life insurance policy on the life of George Zimmer with a face value of $1,000,000 purchased by a second trust established by Mr. Zimmer. The trusts have assigned the additional policies to TMW as collateral.


     Employee Stock Option Plans. TMW maintains The Men's Wearhouse, Inc. 1992 Stock Option Plan (the "1992 Option Plan"), 1996 Stock Option Plan (the "1996 Option Plan"), and 1998 Key Employee Stock Option Plan (the "1998 Option Plan") (collectively, the "Plans") for the benefit of its full-time key employees. Under the 1992 Option Plan, options to purchase up to 1,071,507 shares of TMW common stock may be granted. Under the 1996 Option Plan, options to purchase up to 1,125,000 shares of TMW common stock may be granted. Additionally, under the 1998 Option Plan, options to purchase up to 750,000 shares of TMW common stock may be granted. As of April 22, 1999, of the 1,071,507 shares of TMW common stock initially reserved for issuance pursuant to the 1992 Option Plan, only 1,847 shares of TMW common stock remained available for issuance pursuant to such plan.


     The Plans are administered by the Stock Option Committee of the TMW board of directors which consists of George Zimmer and Richard Goldman. The individuals eligible to participate in the Plans are such full-time key employees, including officers and employee directors, of the Company as the Stock Option Committee may determine from time to time. However:

     - George Zimmer, Richard E. Goldman, Robert E. Zimmer and James E. Zimmer are not eligible to participate in any of the Plans;

     - David Edwab may not participate in the 1992 Option Plan; and

     - no executive officers of TMW may participate in the 1998 Option Plan.

     The Stock Option Committee may grant either (i) incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, or (ii) non-statutory stock options. 500,000 shares of TMW common stock is the maximum number of shares subject to options that may be awarded under the 1996 Option Plan or the 1998 Option Plan to any employee during any consecutive three-year period. The purchase price of shares subject to an option granted under the Plans is determined by the Stock Option Committee at the time of grant. The purchase price may not be less than 50% of the fair market value of the shares of TMW common stock on the date of grant. Options granted under the Plans must be exercised within ten years from the date of grant. Unless otherwise provided by the Stock Option Committee, the options vest with respect to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of TMW or its parent or subsidiaries, (i) the option price of any incentive stock option granted may not be less than 110% of the fair market value of the TMW common stock on the date of grant, and (ii) the exercisable period may not exceed five years from date of grant.

     Options granted under the Plans terminate on the earlier of (i) the expiration date of the option or (ii) one day less than one month after the date the holder of the option terminated his or her employment with the Company for any reason other than the death, disability or retirement of such holder. During such one-month period, the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the disability of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder may exercise the option in respect of the number of shares that were vested on the date of severance because of disability. In the event of the death or retirement of a holder, the option terminates on the earlier of (i) the expiration date of the option or (ii) one year following the date of death or retirement.

     Option Grants. No options were granted to the named executive officers during the fiscal year ended January 30, 1999.

     Option Exercises. The following table sets forth the aggregate option exercises during the last fiscal year and the value of options outstanding at year-end held by certain executive officers:

AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND OPTION VALUES AT JANUARY 30, 1999

                                                                                                VALUE OF UNEXERCISED
                                                                                                IN-THE-MONEY OPTIONS
                                 SHARES                     NUMBER OF SECURITIES UNDERLYING         AT YEAR END
                               ACQUIRED ON      VALUE      UNEXERCISED OPTIONS AT YEAR END(#)     ($)EXERCISABLE/
            NAME               EXERCISE(#)   REALIZED($)       EXERCISABLE/UNEXERCISABLE           UNEXERCISABLE
            ----               -----------   -----------   ----------------------------------   --------------------
George Zimmer................        --             --                           --                             --
David Edwab..................        --             --               45,000/180,000              538,000/1,721,000
Richard E. Goldman...........        --             --                           --                             --
Eric Lane(1).................     5,000        128,000                28,751/48,750                506,000/712,000
James E. Zimmer..............        --             --                           --                             --

---------------

(1) The options exercised were granted under the 1992 Option Plan.

     Compensation of Directors. All directors of TMW who are also employees of the Company do not receive fees for attending meetings of the TMW board of directors. Each non-employee director of TMW receives a quarterly retainer of $2,500. In addition, under TMW's 1992 Non-Employee Director Stock Option Plan (the "Director Plan"), each person who is a non-employee director on the last business day of each fiscal year of TMW is granted an option to acquire 2,000 shares of TMW common stock. All options granted permit the non-employee director to purchase the option shares at the closing price on the date of grant. All options granted under the Director Plan become exercisable one year after the date of grant and must be exercised within 10 years of the date of grant. Such options terminate on the earlier of (i) the expiration date of the option or
(ii) one day less than one month after the date the director ceases to serve as a director of TMW for any reason other than death, disability or retirement as a director.

     On January 29, 1999, TMW granted each of Messrs. Brutoco, Stein and Ray an option to purchase 2,000 shares of TMW common stock at $29.625 per share pursuant to the Director Plan.

     Compensation Committee Interlocks and Insider Participation. During fiscal 1998, no member of the Compensation Committee of the board of directors of TMW:

     - was an officer or employee of TMW or any of its subsidiaries;

     - was formerly an officer of TMW or any of its subsidiaries; or

     - had any relationships requiring disclosure by TMW under Item 404 of Regulation S-K.

     During fiscal 1998, no executive officer of TMW served as:

     - a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the board of directors of TMW;

     - a director of another entity, one of whose executive officers served on the Compensation Committee of TMW; or

     - a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of TMW.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     TMW leases a warehouse facility in Houston, Texas from Zig Zag, a Texas joint venture, in which George Zimmer, James E. Zimmer and Richard E. Goldman are the sole and equal joint venturers. During 1998, TMW paid rentals of $78,000 to Zig Zag. The lease expires on August 31, 2005.

     TMW also leases the land underlying a store in Dallas, Texas (which building is owned by TMW) from 8239 Preston Road, Inc., a Texas corporation. George Zimmer, James E. Zimmer and Richard E. Goldman each own 20% of the outstanding common stock of 8239 Preston Road, Inc. Laurie Zimmer, sister of George and James Zimmer and daughter of Robert E. Zimmer, owns the remaining 40% of the outstanding common stock of that company. TMW paid 8239 Preston Road, Inc. aggregate rentals on such property of $49,200 in 1998. The lease expires April 30, 2004.

     Management believes that the terms of the foregoing leasing arrangements are comparable to what would have been available to TMW from unaffiliated third parties at the time such leases were entered into.

     8239 Preston Road, Inc. and Zig Zag each have loans with NationsBank of Texas, N.A. ("NationsBank") and have agreed that a default by TMW under TMW's Credit Agreement with NationsBank will constitute a default under the loan agreements of such partnership or corporation with NationsBank. If for any reason TMW's loan with NationsBank becomes due and payable or is paid, the loans to such partnership or corporation from NationsBank will become automatically due and payable. The loans from NationsBank to Zig Zag and 8239 Preston Road, Inc. mature in June 2000. The maximum principal amount outstanding under the loans to Zig Zag during 1998 was $548,000. The maximum principal amount outstanding under the loans to 8239 Preston Road, Inc. during 1998 was $365,000. With the exception of Laurie Zimmer, each of the partners and shareholders of such partnership or corporation has personally guaranteed the obligations of the respective entity under the loan agreements.

     The Company has engaged Dorason Corporation to provide consulting services, on a non-exclusive basis, to the Company with respect to general business matters including, specifically, internet commerce for a fee of $20,000 per month plus reimbursement of certain expenses. This engagement is cancellable by either party on 60 days notice. Mr. Brutoco is the chairman and chief executive officer, and, together with his wife, owns 100% of Dorason Corporation.


     The board of directors of TMW has authorized a corporate joint venture to develop and implement certain retail store systems software to be used by the Company and to be marketed to third parties. TMW will own a 50% interest in the joint venture and Blue Water Resources LLC ("Blue Water") will own 50%. Harry Levy, an officer and director TMW, will own a one-third interest in Blue Water. The Company will pay the actual costs incurred by the joint venture to develop and implement the software in the Company's operations. After development and implementation of the software for the Company, the joint venture will attempt to market the software to third parties.


     In February 1998, Insight Out Collaborations LLC provided consulting and training services to TMW for consideration of $69,000. Mr. Ray is an officer and director of Insight Out Collaborations LLC and owns 10.8% of the outstanding shares of stock of such company.

     In December 1996, TMW advanced $166,000 to Mr. Lane to enable him to purchase a residence. In 1998, Mr. Lane paid TMW $9,097 in interest on this advance at an average rate of 5.5% per annum.

     Bear Stearns acted as co-managing underwriter of TMW's public offering of
(i) 2,300,000 shares of TMW common stock in August 1995, (ii) $57,500,000 principal amount of 5 1/4% Convertible Subordinated Notes Due 2003 in March 1996 and (iii) 2,041,250 shares of TMW common stock in July 1997. In addition, under the terms of an Engagement Letter dated September 9, 1998, Bear Stearns served as TMW's financial advisor in connection with the Moores transaction. Mr. Stein, a director of TMW, is a Senior Managing Director and head of the Southwestern Corporate Finance Department for Bear Stearns.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TMW


     The following table sets forth information, as of April 22, 1999, except as noted in notes (1) and (2) below, with respect to the beneficial ownership of TMW common stock by (i) each director, which includes each executive officer named in the Summary Compensation Table, (ii) each shareholder known by TMW to be the beneficial owner of more than 5% of the TMW common stock and (iii) all executive officers and directors of TMW as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to him or her.



                                                                                          % OF
                                                                                       OUTSTANDING
NAME                                                         NUMBER OF SHARES            SHARES
----                                                         ----------------          -----------
AMVESCAP PLC
  11 Devonshire Square
  London, England EC2M 4YR
  -or-
  1315 Peachtree Street, N.E.
  Atlanta, Georgia 30309...................................     3,504,337(1)              10.5
State Street Research & Management Company
  One Financial Center, 30th Floor
  Boston, Massachusetts 02111-2690.........................     1,889,874(2)               5.1
George Zimmer(3)...........................................     4,141,542(5)(6)(14)       11.0(15)
Robert E. Zimmer(3)........................................     1,331,034(6)(7)(14)        3.5(15)
Richard E. Goldman(3)......................................     1,973,243(14)              5.2(15)
James E. Zimmer(4).........................................     1,157,682(8)(14)           3.1(15)
David Edwab(3).............................................        94,062(6)(9)(14)          *(15)
Harry M. Levy(4)...........................................       112,511(10)(14)            *(15)
Rinaldo Brutoco............................................        21,750(11)                *(15)
Michael L. Ray.............................................         7,500(11)                *(15)
Sheldon I. Stein...........................................        18,561(12)                *(15)
All executive officers and directors as a group (15
  persons).................................................     8,992,660(13)(14)         23.9(15)


---------------

 *  Less than 1%

 (1) Based on a Schedule 13G filed February 11, 1999, AMVESCAP PLC, a parent holding company, and certain of its subsidiaries, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc. and INVESCO (NY) Asset Management, Inc., have shared voting and dispositive powers with respect to these shares and hold these shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares.

 (2) Based on a Schedule 13G filed February 8, 1999, State Street Research & Management Company, an investment advisor, has sole voting and dispositive power with respect to these shares owned by its clients and disclaims any beneficial interest in such shares.

 (3) The business address of the shareholder is 40650 Encyclopedia Circle, Fremont, California 94538-2453.

 (4) The business address of the shareholder is 5803 Glenmont Drive, Houston, Texas 77081.

 (5) All such shares are held by George Zimmer in his capacity as trustee for the George Zimmer 1988 Living Trust.

 (6) Excludes 231,724 shares held by The Zimmer Family Foundation with respect to which this officer and director has shared voting and dispositive power.

 (7) Does not include the 31,666 shares of TMW common stock held by Robert Zimmer's wife.

 (8) Includes 1,117,899 shares held by James Zimmer in his capacity as trustee for the James Edward Zimmer 1989 Living Trust and 8,199 shares held by Mr. Zimmer's wife and minor children.

 (9) Includes 47,662 shares held by David Edwab in his capacity as trustee of the David H. Edwab and Mary Margaret Edwab Family Trust. Also includes 45,000 shares that may be acquired within 60 days upon exercise of stock options.

(10) Includes 43,437 shares that may be acquired within 60 days upon the exercise of stock options and includes 300 shares held by Mr. Levy's minor daughter.

(11) Represents shares that may be acquired within 60 days upon the exercise of stock options.

(12) Includes 13,500 shares that may be acquired within 60 days upon the exercise of stock options and includes 3,561 shares held by Mr. Stein's minor sons.

(13) Includes 236,815 shares that may be acquired within 60 days upon the exercise of stock options.

(14) Includes 43,759 shares, 2,696 shares, 39,942 shares, 31,584 shares, 1,400 shares, 17,172 shares and 156,983 shares, respectively, allocated to the Employee Stock Plan (the "ESP") accounts of Messrs. George Zimmer, Robert Zimmer, Goldman, James Zimmer, Edwab and Levy and to all executive officers and directors of TMW as a group, under The Men's Wearhouse ESP. The ESP provides that participants have voting power with respect to these shares but do not have investment power over these shares.

(15) The number of total outstanding shares used in calculating the percentage includes the 2.5 million shares to be issued in connection with the February 10, 1999 combination of TMW and Moores. The total outstanding shares does not include the shares of TMW common stock to be issued in connection with the merger of TMW and K&G.

                             K&G MEN'S CENTER, INC.

                ADDITIONAL PROPOSALS AND MANAGEMENT INFORMATION

                       PROPOSAL -- ELECTION OF DIRECTORS

     Pursuant to K&G's Amended and Restated Articles of Incorporation, at the Annual Meeting, each of the two members of Class I of the K&G board of directors will be proposed for election for a three-year term expiring upon the third annual meeting of shareholders following their election and upon the election and qualification of their respective successors. It is a condition to closing under the merger agreement that each of the directors of K&G resign immediately prior to closing.

     All shares of K&G common stock represented by properly executed proxies received in response to this solicitation will be voted for the election of the directors as specified therein by the shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of each of the nominees listed in this proxy statement/prospectus to the K&G board of directors. Each nominee has consented to serve as a director of K&G if elected. If at the time of the annual meeting, the nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the K&G board of directors. The K&G board of directors has no reason to believe that the nominee will be unable or will decline to serve as a director. Shareholders may withhold their votes from the nominee by so indicating in the space provided on the enclosed proxy card.

     Under Georgia law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the K&G board of directors.

     Set forth below is certain information furnished to K&G by each director nominee. Each nominee currently serves as a director of K&G.

NOMINEE FOR ELECTION -- TERM EXPIRING 2002 -- CLASS I

JAMES W. INGLIS
AGE: 55

     JAMES W. INGLIS has been a director of K&G since March 1997. Mr. Inglis is currently an independent business consultant. From 1996 to 1998, Mr. Inglis served as the Chief Operating Officer, Senior Vice President and Director of The Maxim Group, a publicly-held retailer of floor coverings. From 1983 to 1996, Mr. Inglis served in various capacities with The Home Depot, Inc., including most recently as its Executive Vice President of Strategic Development and as a member of its board of directors.

CAMPBELL B. LANIER, III
AGE: 48

     CAMPBELL B. LANIER, III has served as a director of K&G since May 1995. Mr. Lanier serves as Chairman of the Board and Chief Executive Officer of ITC Holding Company, Inc. ("ITC Holding") and has served as a director of ITC Holding (or its predecessor companies) since K&G's inception in 1985. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. Mr. Lanier also is a director of Innotrac Corporation, which provides customized, technology-based marketing support services; Chairman of the Board and a director of ITC-DeltaCom, Inc., which provides retail and wholesale telecommunications services; a director of MindSpring Enterprises, Inc., an Internet access provider; a director of Vista Eyecare, Inc. (formerly National Vision Associates, Ltd.), a full service optical retailer; and a director of Powertel, Inc., a personal communications services company. Mr. Lanier also is a special limited partner in the South Atlantic Venture Fund II, Limited Partnership and South Atlantic Venture Fund III, Limited Partnership and he is a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION AS A DIRECTOR OF EACH OF THE NOMINEES NAMED ABOVE.


ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Other members of K&G's board of directors are listed below:

STEPHEN H. GREENSPAN
AGE: 58

     STEPHEN H. GREENSPAN founded K&G in December 1989, and has served as its Chairman of the Board, President and Chief Executive Officer since K&G's incorporation. He has more than 31 years of experience in the apparel industry. In addition to owning and operating K&G and other apparel retailers, during his career as an entrepreneur in the apparel industry, Mr. Greenspan has owned and operated companies that liquidated the remaining merchandise of failing retail businesses, and he has also served as a manufacturer's representative for various apparel lines.

W. PAUL RUBEN
AGE: 58

     W. PAUL RUBEN has been a director and Secretary of K&G since its incorporation in June 1990. Mr. Ruben is primarily a private investor.

JOHN C. DANCU
AGE: 39

     JOHN C. DANCU has served as Chief Financial Officer of K&G since March 1995. Effective March 1997, he became K&G's Chief Operating Officer and a director of K&G. Prior to joining K&G, from May 1986 to March 1995, Mr. Dancu was an investment banker in the corporate finance department of The Robinson-Humphrey Company, Inc., ultimately serving as a First Vice President. In this capacity, Mr. Dancu was involved in numerous public and private financings and merger and acquisition transactions involving companies in the retail industry.

DONALD W. BURTON
AGE: 55

     DONALD W. BURTON has been a director of K&G since February, 1997. Since 1981, Mr. Burton has served as Chairman and Managing General Partner of South Atlantic Venture Funds. Mr. Burton has been the general partner of The Burton Partnership, Limited Partnership since January 1979. Mr. Burton serves on the Board of Directors of ITC-DeltaCom, Inc., Powertel, Inc. (each of which is described above), KNOLOGY Holdings, Inc., a broadband communications services company, The Heritage Group of Mutual Funds and several private companies. Mr. Burton also serves as a director of the National Venture Capital Association. Prior to founding the South Atlantic Venture Funds, Mr. Burton was a General Partner of Fidelity Ventures, Limited, Boston, Massachusetts. See "-- Beneficial Ownership of Common Stock."

     Committees of the K&G Board of Directors and Meeting Attendance. K&G's board of directors held six meetings during the fiscal year ended January 30, 1999 ("fiscal 1998"). In contemplation of K&G's initial public offering, which was completed in January 1996, the K&G board of directors formed an Audit Committee and a Compensation Committee. The board has not established a Nominating Committee. No director attended less than 75% of the aggregate number of meetings of the board and the committees of the board on which he served that were held during his term as a director of K&G.

     The Audit Committee of the K&G board of directors is responsible for reviewing and making recommendations regarding K&G's employment of independent auditors, the annual audit of K&G's financial statements and K&G's internal accounting practices and policies. It presently consists of Messrs. Lanier and Burton, with Mr. Burton serving as Chairman. The Audit Committee met on February 10, 1998 to discuss the progress of K&G's fiscal 1997 audit. The Audit Committee also met on June 5, 1998 to discuss the final results of the fiscal year 1997 audit. It is presently intended that Messrs. Lanier and Burton will continue to serve on the Audit Committee after the Annual Meeting.

     The Compensation Committee of the K&G board of directors is responsible for making determinations regarding compensation arrangements for executive officers and other members of management of K&G, including approving the annual incentive compensation plans of K&G and K&G's awards to executive officers under each incentive plan. It consists of Messrs. Lanier and Inglis, with Mr. Lanier serving as Chairman. The Compensation Committee met five times during fiscal 1998 to discuss various compensation issues, including compensation payable to K&G's executive management for fiscal 1998 and the issuance of stock options under the Plan. It is presently intended that Messrs. Lanier and Inglis will continue to serve on the Compensation Committee after the Annual Meeting.

     K&G's board of directors is comprised of six members. K&G currently does not pay director's fees, although it does reimburse directors for expenses incurred in connection with attendance at meetings of the board of directors or committees thereof. K&G has implemented a Director Stock Option Plan which provides for automatic grants of options to purchase K&G common stock to be made periodically to non-management directors.

EXECUTIVE OFFICERS


     The executive officers of K&G serve at the discretion of the board of directors and presently include Messrs. Greenspan, Dancu, Martin Schwartz, George ("Skip") H. Briggs, III and R. Scott Saban. Set forth below is certain information furnished by each of Messrs. Schwartz, Briggs and Saban. For additional information concerning Messrs. Dancu and Greenspan, see "--Additional Information Concerning the Board of Directors".


MARTIN SCHWARTZ
AGE: 57

     MARTIN SCHWARTZ has served as K&G's General Merchandising Manager since he joined K&G in February 1991. Effective January 1996, he assumed the additional title of Senior Vice President. Prior to joining K&G, from October 1986 to January 1991, Mr. Schwartz served as Senior Vice President, General Merchandising Manager -- Merchandising and Marketing for a division of Woolworth & Co., and from May 1984 to September 1986, he served as Vice President and General Merchandise Manager for the menswear and children's departments of Montgomery Ward. Mr. Schwartz has over 31 years of experience in the retail industry, and has also served in various merchandising capacities with Dayton Hudson, Macy's, Federated and Rich's.


GEORGE ("SKIP") H. BRIGGS, III

AGE: 49


     GEORGE ("SKIP") H. BRIGGS, III has served as K&G's Vice President of Store Operations since he joined K&G in March 1998. Prior to joining K&G, from May 1995 to March 1998, Mr. Briggs served as a Management Consultant for The Strategic Initiatives Group and KMR Management, Inc. From 1993 to 1995, he served as a Vice President and later as Senior Vice President Store Operations for Jos. A. Bank Clothiers. From 1979 to 1993 Mr. Briggs was President/CEO of G. Briggs, a chain of men's and women's off-price apparel stores. Mr. Briggs has 30 years of retail experience in merchandising, marketing and operations capacities.


R. SCOTT SABAN
AGE 33

     R. SCOTT SABAN served as the Vice President of Operations and Management Information Systems of K&G from January 1995 to April 1998. Effective March 1998, Mr. Saban assumed the title and responsibilities of Vice President of Management Information Systems and Store Construction. Prior to January 1995,

Mr. Saban served as K&G's Management Information Systems Director and as an Assistant Store Manager. Mr. Saban is the son-in-law of Mr. Greenspan.

EMPLOYMENT AGREEMENTS

     In May 1995, K&G entered into a five-year employment agreement with each of Messrs. Greenspan and Schwartz. Under his agreement, K&G agreed to employ Mr. Greenspan as its Chairman of the Board and its President at a salary of $120,000 per year plus such other benefits as are made available to other senior executives of K&G. The agreement provides that if Mr. Greenspan is terminated by K&G other than for "cause," as defined in the agreement, he is entitled to severance compensation equal to 100% of his then-current annual salary. The agreement contains provisions that purport to restrict Mr. Greenspan's ability to compete with K&G or solicit its employees for a specified period following the termination of his employment. Mr. Schwartz' employment agreement is similar in form except that it (i) provides for Mr. Schwartz to be employed as K&G's General Merchandising Manger at a salary of $114,000 per year plus such other benefits as are made available to other senior executives of K&G, and (ii) entitles Mr. Schwartz to severance compensation equal to 200% of his then-current annual salary in the event of termination of his employment other than for "cause."


     In March 1995, K&G entered into a two-year employment agreement with Mr. Dancu under which he is employed as K&G's Chief Financial Officer. Effective March 1997, Mr. Dancu assumed the additional duties of Chief Operating Officer and his salary was set at $150,000 per year plus such other benefits as are made available to other senior executives of K&G. Mr. Dancu's employment agreement, pursuant to its terms was automatically extended for a year in March 1997 and March 1998, and his salary was set at $165,000 per year as of April 1, 1998. The agreement provides that if Mr. Dancu is terminated by K&G other than for "cause," he is entitled to 50% of his then-current annual salary plus amounts accrued to date to Mr. Dancu under any bonus or incentive compensation programs then in effect. The agreement contains provisions that purport to restrict Mr. Dancu's ability to compete with K&G or solicit its employees for a specified period following the termination of his employment. In connection with the execution of Mr. Dancu's employment agreement, each of K&G's then-existing shareholders granted Mr. Dancu an option to purchase a number of shares of K&G common stock equal to 4.5% of the respective stock holdings of each such shareholder. These options, which relate to an aggregate of 354,373 shares and are exercisable at $2.54 per share, vested upon consummation of K&G's initial public offering in January 1996. As of April 22, 1999, 254,373 of these options to purchase shares remained outstanding and were unexercised.


     In March 1998, K&G entered into a three-year employment agreement with Mr. Briggs. Under this agreement, K&G agrees to employ Mr. Briggs as its Vice President-Store Operations with a year 1 base salary of $110,000 and a guaranteed bonus of $40,000. The base salary will increase to $121,000 in year 2, with a guaranteed bonus of $44,000, and $133,000 in year 3, with a guaranteed bonus of $48,000. The agreement further provides that if Mr. Briggs is terminated by K&G, for other than cause or nonperformance, after September 30, 1998 but before April 1, 2000, Mr. Briggs will be entitled to receive as severance twelve monthly payments equal to one-twelfth of his then current annual salary and bonus. If Mr. Briggs is terminated after April 1, 2001, he will be entitled to receive as severance monthly payments equal to one-twelfth of his then current annual salary and bonus through March 31, 2001.

     As described above in "The Merger and Related Transactions -- Interests of Certain Persons in the Merger," Mr. Greenspan's and Mr. Dancu's employment agreements would be amended upon consummation of the merger.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires K&G's directors, executive officers and persons who own beneficially more than 10% of K&G's common stock to file reports of ownership and changes in ownership of such stock with the SEC and the National Association of Securities Dealers, Inc. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish K&G with copies of all such forms they file. To K&G's knowledge, based solely on a review of the copies of such reports furnished to K&G and written representations from such persons that no other reports were required, its directors, executive officers and greater then 10% shareholders complied during fiscal 1998 with all applicable Section 16(a) filing requirements, except that a Form 5 was filed four days late on March 19, 1999, in connection with a gift of 1,000 shares of K&G common stock made by Mr. Greenspan to a charity.

BENEFICIAL OWNERSHIP OF K&G COMMON STOCK


     The following table sets forth information concerning (i) those persons known by K&G to own beneficially more then 5% of K&G's outstanding common stock,
(ii) the directors and executive officers of K&G and (iii) the directors and executive officers of K&G as a group. Except as otherwise indicated in the footnotes below, such information is provided as of April 22, 1999. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding K&G common stock.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF K&G


                                                                AMOUNT AND NATURE
                 NAME OF BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
                 ------------------------                    -----------------------   ----------------
EXECUTIVE OFFICERS AND DIRECTORS
Stephen H. Greenspan(1)....................................         1,250,899                12.2%
W. Paul Ruben(2)...........................................           656,871                 6.4%
John C. Dancu(3)...........................................           303,643                 3.0%
Martin Schwartz............................................           253,256                 2.5%
R. Scott Saban.............................................            24,711                   *
George ("Skip") H. Briggs, III.............................             4,950                   *
James W. Inglis............................................            13,900                   *
Campbell B. Lanier, III(4).................................             6,250                   *
Donald W. Burton(5)........................................            54,125                   *
All executive officers and directors as a group (9
  persons).................................................         2,376,299                23.2%
OTHER SHAREHOLDERS(6)
Northwestern Mutual Life Insurance Company.................           776,450                 7.6%
Wasatch Advisors, Inc......................................           858,692                 8.5%
Gilder, Gagnon, Howe & Co, LLC.............................         3,248,559                32.0%


---------------

(1) Includes 835,431 shares owned of record by a partnership established for Mr. Greenspan's family and 21,800 shares held in a foundation. Mr. Greenspan's business address is that of K&G.

(2) Includes 520,966 shares owned of record by a partnership established for Mr. Ruben's family. Mr. Ruben's business address is that of K&G.

(3) Includes 23,520 shares owned directly by Mr. Dancu and 254,373 shares subject to options held by him to purchase outstanding shares of K&G common stock. Mr. Dancu's options were granted to him prior to K&G's initial public offering by K&G's shareholders at that time. Accordingly, Mr. Dancu's share holdings relate to shares held by various shareholders, including certain of the shareholders identified herein.

(4) The business address of ITC Holding Company ("ITC") is 1239 OG Skinner Drive, P.O. Box 510, West Point, Georgia 31833.

(5) Includes 47,625 owned of record by The Burton Partnership, Limited Partnership, of which Mr. Burton is the General Partner.

(6) Based on information contained in the most recent Schedule 13G filed by such shareholders with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

     Pursuant to SEC rules for proxy statement disclosure of executive compensation, the Compensation Committee of the board of directors of K&G has prepared the following Report on Executive Compensation. The Committee intends that this report clearly describe the current executive compensation program of K&G, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based, including compensation of K&G's Chief Executive Officer.

REPORT ON EXECUTIVE COMPENSATION

     Until the establishment of the Compensation Committee in November 1995, the K&G board of directors made decisions involving executive compensation based primarily upon the recommendations of the Chairman of the Board, President and Chief Executive Officer, Mr. Stephen H. Greenspan. Although management continues to make initial recommendations concerning adjustments to executive compensation, upon the establishment of the Compensation Committee, that Committee became primarily responsible for establishing salaries, bonuses and other compensation for K&G's executive officers for fiscal 1995 and thereafter, as well as administering the 1995 Stock Option Plan for Employees (the "Plan"). Each member of the Compensation Committee is a non-employee director.

     Compensation Policy. K&G's executive compensation policy is designed to provide levels of compensation that integrate compensation with K&G's annual and long-term performance goals and reward above-average corporate performance, thereby allowing K&G to attract and retain qualified executives. Specifically, K&G's executive compensation policy is intended to:

     - Provide compensation levels that are consistent with K&G's business plan, financial objectives and operating performance;

     - Reward performance that facilitates the achievement of K&G's business plan goals;

     - Motivate executives to achieve strategic operating objectives; and

     - Align the interest of executives with those of shareholders and the long-term interests of K&G by providing long-term incentive compensation in the form of stock options.

     In light of K&G's compensation policy, the components of its executive compensation program for fiscal 1998 were base salaries, cash bonuses and stock options.

     Base Salary. Each executive officer's base salary (including the Chief Executive Officer's base salary) is based upon a number of factors, including the responsibilities borne by the executive officer and his or her length of service to K&G. Each executive officer's base salary is reviewed annually and occasionally adjusted to account for K&G's financial performance, any change in the executive officer's responsibilities and the executive officer's overall performance. Factors considered in evaluating performance include financial results such as increases in sales, net income before taxes and earnings per share, as well as non-financial measures such as improvements in service and relationships with suppliers and employees, and leadership and management development. These non-financial measures are subjective in nature. No particular weight is given by the Compensation Committee to any particular factor.

     Cash Bonuses. Each executive officer, including the Chief Executive Officer, is eligible to receive a discretionary annual cash bonus. In determining the discretionary bonus payable to any particular executive officer, the executive officer's performance during the preceding fiscal year and the aggregate cash compensation (salary plus bonus) to be received by such officer if K&G achieves its projected financial performance is evaluated, as well as such other factors as are deemed relevant in calculating the officer's bonus. Such other factors generally include the officer's level of responsibility and length of service to K&G. No weight is given by the Compensation Committee to any particular factor.

     Stock Options. In November 1995, K&G adopted the Plan under which executive officers, including the Chief Executive Officer, are eligible to receive stock options. In general, stock option awards are granted as warranted by K&G's growth and profitability.

     Under the Plan, all stock options granted to date have been granted at exercise prices no less than the fair market value of K&G's common stock on the date of grant, although that is not a requirement of the Plan. All options granted to date to employees become exercisable in varying increments over no greater than a five-year period. The Compensation Committee believes that these features serve to align the interests of the executives with those of shareholders and the long-term interests of K&G.

     In March 1998, Mr. Dancu received a grant of options to purchase 35,000 shares of K&G common stock, and Mr. Briggs received a grant to purchase 20,000 shares of K&G common stock. These options become exercisable in increments over a five-year period. In the future, the amount of each executive officer's grant of stock options will be based upon an evaluation of such executive officer's responsibilities and performance, the desirability of long-term service from the particular executive officer, the aggregate amount of stock or stock options previously held by such executive officer and K&G's overall financial performance. While the Compensation Committee has not established a target level of stock ownership by K&G's executive officers, it does encourage such ownership and intends to gradually increase the ownership of K&G common stock by executive officers and other key employees through grants of options to purchase such stock.

     Compensation of Chief Executive Officer. As stated above, until the establishment of the Compensation Committee in November 1995, the K&G board of directors made decisions involving executive compensation based primarily upon the recommendations of the Chairman of the Board, President and Chief Executive Officer, Mr. Stephen H. Greenspan.

     Mr. Greenspan's compensation for fiscal 1998 consisted of cash compensation in the form of his salary.

     Limitations on Deductibility of Compensation. Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of K&G's five highest paid executive officers would not be deductible by K&G for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will address this issue when formulating compensation arrangements for K&G's executive officers and will seek, where possible, to maintain the deductibility of any such payments.

                                            Campbell B. Lanier, III
                                            James W. Inglis

     The Report on Executive Compensation of the Compensation Committee of the K&G board of directors shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement/prospectus or any part hereof in K&G's Annual Report to Shareholders or its Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the K&G board of directors consists of Messrs. Lanier and Burton. During fiscal 1998, the Compensation Committee did not include any member of the K&G board of directors who at that time served as an officer or employee of K&G, nor did any executive officer of K&G serve as a member of the board of directors of any entity that had executive officers who served on the K&G board of directors during that year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to K&G's initial public offering in January 1996, K&G was operated as a privately-held business and as such entered into various transactions in the ordinary course of business with certain entities affiliated with Messrs. Greenspan, Ruben and Richard M. Vehon, Sr. Mr. Greenspan is the Chairman of the Board, President and Chief Executive Officer of K&G, and also its principal shareholder. Mr. Ruben is a director and Mr. Vehon was formerly a director of K&G, and both of Messrs. Ruben and Vehon owned greater than 10% of the outstanding K&G common stock prior to its initial public offering. Mr. Vehon is now deceased.

Management has sought to reduce the number and dollar volume of related party transactions involving K&G. The Audit Committee of the K&G board of directors is responsible for evaluating the appropriateness of any future related party transactions.

     K&G leases its Irving, Texas store from Messrs. Greenspan and Ruben and the Estate of Mr. Vehon. Pursuant to this arrangement, K&G made lease payments of $66,000 in fiscal 1998. The lease for this store currently provides that K&G pay rent of $5,500 per month.

     In fiscal 1995, Ellsworth Realty, L.L.C., a limited liability company whose shareholders are Messrs. Greenspan, Ruben and Dancu, acquired a building located across the street from K&G's original store in Atlanta. In February 1996, K&G relocated its original Atlanta store in this building. The lease for the building provides for K&G to pay Ellsworth Realty a specified amount for the warehouse and office space and a specified amount for the retail space plus 1% of the net sales of the store in excess of a certain threshold amount. Pursuant to this arrangement, K&G paid or accrued to Ellsworth Realty approximately $280,713 in fiscal 1998.

     Management believes that the principal terms of all of the transactions described above were no less favorable to K&G as could have been obtained from unaffiliated third parties.

                     TABLE I -- SUMMARY COMPENSATION TABLE

     The following table presents certain information required by the SEC relating to various forms of compensation awards to, earned by or paid to K&G's Chief Executive Officer and the most highly compensated officers other than the Chief Executive Officer who earned more than $100,000 during fiscal 1998 and were serving in such capacities at the end of fiscal 1998. Such executive officers are hereinafter referred to as K&G's "Named Executive Officers."


                                                                                 LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               -------------
                                                                                SECURITIES
                                                        ANNUAL COMPENSATION     UNDERLYING      ALL OTHER
                                               FISCAL   --------------------      OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                     YEAR    SALARY($)   BONUS($)   (# OF SHARES)      ($)(1)
---------------------------                    ------   ---------   --------   -------------   ------------
Stephen H. Greenspan.........................   1998      81,812          0            0          4,242
  Chairman, President and Chief                 1997     120,000          0       37,500          3,882
  Executive Officer                             1996     120,000          0            0          4,792
John C. Dancu................................   1998     149,595     35,000       35,000          6,079
  Chief Operating Officer and                   1997     150,000     25,000       37,500          5,491
  Chief Financial Officer                       1996     120,000          0            0          6,587
Martin Schwartz..............................   1998     105,500          0            0          4,242
  Senior Vice President and                     1997     114,000          0       37,500          3,882
  General Merchandising Manager                 1996     114,000          0            0          4,736
R. Scott Saban...............................   1998      93,231      6,000            0          5,968
  Vice President of Management                  1997      88,462     12,000       37,500          5,431
  Information Systems and Store                 1996      78,154      8,000            0          6,527
  Construction
George ("Skip") H. Briggs, III...............   1998      93,500          0       20,000          5,189
  Vice President -- Store                       1997           0          0            0              0
  Operations                                    1996           0          0            0              0


---------------

(1) These figures represent premiums for K&G's medical and dental coverage paid by K&G on behalf of the Named Executive Officers.

                    TABLE II -- OPTION GRANTS IN FISCAL 1998

     This table represents information regarding options to purchase shares of K&G common stock granted to Named Executive Officers in Fiscal 1998.

                                                                                               POTENTIAL
                                                                                               REALIZABLE
                                                                                                VALUE AT
                                                                                                ASSUMED
                                                                                              ANNUAL RATES
                                                                                                OF STOCK
                                       NUMBER          PERCENT OF                             APPRECIATION
                                    OF SECURITIES    TOTAL OPTIONS                              FOR THE
                                     UNDERLYING        GRANTED TO     EXERCISE                   OPTION
                                       OPTIONS         EMPLOYEES       PRICE     EXPIRATION   ------------
NAME                                 GRANTED(1)      IN FISCAL 1998    ($/SH)       DATE      5%       10%
---------------------------------  ---------------   --------------   --------   ----------   ---      ---
Mr. Dancu........................      35,000            31.0%         $20.50     3/27/08     $0       $0
Mr. Briggs.......................      20,000            17.7%         $20.50     3/27/08     $0       $0

---------------

(1) Options vest 20% on each anniversary so that they are fully vested on the fifth anniversary of the date of the grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the option grant date to their expiration date based upon a closing price of $7.875 per share, the closing price of K&G common stock as of January 29, 1999, which was less than the option exercise price. These assumptions are not intended to forecast or represent future prices of K&G common stock. The potential realizable value calculation does not take into account federal or state income tax consequences.

  TABLE III -- OPTION EXERCISES IN FISCAL 1998 AND FISCAL 1998 YEAR-END OPTION
                                     VALUES

     Mr. Dancu and Mr. Saban exercised options to purchase K&G common stock during fiscal 1998. The shares acquired on exercise and the related value received are shown in the following table. The following table also shows the number of shares of K&G common stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of January 31, 1999. The table also reflects the value of such options based on the positive spread between the exercisable price of such options and $7.875, which was the closing sale price of a share of K&G common stock reported in the Nasdaq National Market on January 29, 1999 (the last trading day prior to the end of K&G's fiscal year).


                                                                                    VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED             IN-THE-MONEY
                         SHARES                      OPTIONS AT YEAR-END(#)       OPTIONS AT YEAR-END(1)($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
Mr. Greenspan........          0              0       18,750        18,750                0            0
Mr. Schwartz.........          0              0       33,938        23,812       $   18,302       $6,100
Mr. Dancu............    100,000     $1,790,000      280,123        46,750        1,357,080            0
Mr. Saban............     10,126        140,043       23,812        28,812            6,100        6,100
Mr. Briggs...........          0              0            0        20,000                0            0


---------------

(1) The value of unexercised in-the-money options at January 29, 1999 is calculated as follows: [(Per Share Closing Sale Price on January 29,
    1999) -- (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The closing sale price reported by the Nasdaq National Market for K&G common stock on January 29, 1999 was $7.875 per share.

PERFORMANCE GRAPH

     The following indexed line graph indicates K&G's total return to shareholders from January 24, 1996, the first day K&G common stock traded on the Nasdaq National Market, to January 29, 1999, the last trading day prior to the end of fiscal 1998, as compared to the total return for the Nasdaq Composite Index and an index comprised of the Nasdaq Retail Trade Stock for the same period. The calculations in the graph assume that $100 was invested on January 24, 1996 in each of K&G common stock and each index and also assumes dividend reinvestment.

               Measurement Period                      Nasdaq            Nasdaq
             (Fiscal Year Covered)                     Comp.             Retail             K&G
1/24/96                                                     100.00            100.00            100.00
1/26/96                                                      99.75            101.23            104.95
1/31/97                                                     132.45            126.73            279.91
1/30/98                                                     157.38            148.22            290.61
1/29/99                                                     245.60            180.65            118.07

                PROPOSAL -- RATIFICATION OF APPOINTMENT OF K&G'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors of K&G has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of K&G for the fiscal year ending January 30, 2000, and has directed that such appointment be submitted to shareholders of K&G for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent public accountants of K&G since 1994 and is considered by management of K&G to be well qualified to serve in this capacity. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the K&G board of directors will reconsider the appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

     THE K&G BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF K&G.

                             SHAREHOLDER PROPOSALS

     K&G will hold a 2000 annual meeting of K&G shareholders only if the merger is not completed before the time of such meeting. In the event that such a meeting is held, any proposals of K&G shareholders intended to be presented at the 2000 annual meeting of K&G shareholders must have been received by the

Chief Operating Officer of K&G no later than December 28, 1999 in order to be considered for inclusion in the 2000 proxy materials for K&G.


                                 ANNUAL REPORT

     K&G's Annual Report to Shareholders for fiscal 1998 (which is not part of K&G's proxy soliciting material) is being mailed to K&G's shareholders with this proxy statement/prospectus.

                                 LEGAL MATTERS

     The validity of the shares of TMW common stock to be issued in connection with the merger and certain tax consequences of the merger will be passed on by Fulbright & Jaworski L.L.P., Houston, Texas. Michael W. Conlon, a partner in the firm of Fulbright & Jaworski L.L.P., is the Secretary of TMW. Certain tax consequences of the merger will be passed on for K&G by Hunton & Williams, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements incorporated in this proxy statement/prospectus by reference from the TMW Annual Report on Form 10-K for the year ended January 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     K&G's consolidated financial statements incorporated in this proxy statement/prospectus by reference from the K&G Annual Report on Form 10-K for the year ended January 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                           THE MEN'S WEARHOUSE, INC.
                                      AND
                             K&G MEN'S CENTER, INC.

                           DATED AS OF MARCH 3, 1999

     The following reflects the merger agreement, as amended by Amendment No. 1 dated March 30, 1999, by and between The Men's Wearhouse, Inc., TMW Combination Company and K&G Men's Center, Inc.

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
ARTICLE I
THE MERGER.................................................................   A-1
SECTION 1.1.   The Merger..................................................   A-1
SECTION 1.2.   Effective Time..............................................   A-1
SECTION 1.3.   Effects of the Merger.......................................   A-1
SECTION 1.4.   Articles of Incorporation and By-laws.......................   A-2
SECTION 1.5.   Directors...................................................   A-2
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES.....................................   A-2
SECTION 2.1.   Effect on Capital Stock.....................................   A-2
  (a)   Cancellation of Company and TMW Owned Stock........................   A-2
  (b)   Conversion of Company Shares.......................................   A-2
  (c)   No Fractional TMW Shares...........................................   A-3
  (d)   Combination Company Stock..........................................   A-3
SECTION 2.2.   Exchange of Certificates....................................   A-3
  (a)   Exchange Agent.....................................................   A-3
  (b)   Payment of Merger Consideration....................................   A-3
  (c)   Exchange Procedure.................................................   A-3
  (d)   Distributions with Respect to Unexchanged Company Shares...........   A-4
  (e)   No Further Ownership Rights in Company Shares......................   A-4
  (f)   No Liability.......................................................   A-4
SECTION 2.3.   Conversion of Stock Options.................................   A-4
ARTICLE III
REPRESENTATIONS AND WARRANTIES.............................................   A-5
SECTION 3.1.   Representations and Warranties of the Company...............   A-5
  (a)   Organization; Standing and Power...................................   A-5
  (b)   Subsidiaries; Other Investments....................................   A-5
  (c)   Capital Structure..................................................   A-6
  (d)   Authority; Non-contravention.......................................   A-6
  (e)   SEC Documents......................................................   A-7
  (f)   Information Supplied...............................................   A-8
  (g)   Absence of Certain Changes or Events...............................   A-8
  (h)   State Takeover Statutes; Absence of Supermajority Provision........   A-8
  (i)   Brokers............................................................   A-8
  (j)   Litigation.........................................................   A-9
  (k)   Accounting Matters.................................................   A-9
  (l)   Employee Benefits Matters..........................................   A-9
  (m)  Taxes...............................................................  A-11
  (n)   No Excess Parachute Payments.......................................  A-11
  (o)   Environmental Matters..............................................  A-12
  (p)   Compliance with Laws...............................................  A-12
  (q)   Material Contracts and Agreements..................................  A-12
  (r)   Title to and Conditions of Properties..............................  A-12
  (s)   Intellectual Property..............................................  A-13
  (t)   Personnel Information; Labor Matters...............................  A-13
  (u)   No Default.........................................................  A-14

                                                                             PAGE
                                                                             ----
  (v)   Undisclosed Liabilities............................................  A-14
  (w)   Insurance..........................................................  A-15
  (x)   Certain Additional Information.....................................  A-15
  (y)   Credit Items.......................................................  A-15
  (z)   Inventory..........................................................  A-15
  (aa)  Y2K Readiness......................................................  A-15
  (bb)  Opinion of Financial Advisor.......................................  A-15
  (cc)  Pooling Opinion....................................................  A-16
  (dd)  Third Party Standstill Agreements..................................  A-16
SECTION 3.2.   Representations and Warranties of TMW.......................  A-16
  (a)   Organization; Standing and Power...................................  A-16
  (b)   Subsidiaries.......................................................  A-16
  (c)   Capital Structure..................................................  A-16
  (d)   Authority; Non-contravention.......................................  A-17
  (e)   SEC Documents......................................................  A-17
  (f)   Information Supplied...............................................  A-18
  (g)   Absence of Certain Changes or Events...............................  A-18
  (h)   Brokers............................................................  A-18
  (i)   Litigation.........................................................  A-18
  (j)   Accounting Matters.................................................  A-18
  (k)   Taxes..............................................................  A-19
  (l)   Environmental Matters..............................................  A-19
  (m)  Compliance with Laws................................................  A-19
  (n)   No Default.........................................................  A-19
  (o)   Undisclosed Liabilities............................................  A-20
  (p)   Pooling Opinion....................................................  A-20
  (q)   Board Recommendation...............................................  A-20
  (r)   Y2K Readiness......................................................  A-20
  (s)   1999 Financial Forecast............................................  A-20
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS..................................  A-20
SECTION 4.1.   Conduct of Business of the Company..........................  A-20
  (a)   Ordinary Course....................................................  A-20
  (b)   Changes in Employment Arrangements.................................  A-21
  (c)   Severance Arrangements.............................................  A-21
  (d)   Other Actions......................................................  A-21
SECTION 4.2.   Conduct of Business of TMW..................................  A-22
  (a)   Ordinary Course....................................................  A-22
  (b)   Other Actions......................................................  A-22

ARTICLE V
ADDITIONAL AGREEMENTS......................................................  A-23
SECTION 5.1.   Stockholder Approval; Preparation of Proxy Statement;
               Preparation of Registration Statement.......................  A-23
SECTION 5.2.   Letter of the Company's Accountants.........................  A-23
SECTION 5.3.   Letter of TMW's Accountants.................................  A-23
SECTION 5.4.   Access to Information.......................................  A-23
SECTION 5.5.   Reasonable Efforts; Notification............................  A-24
SECTION 5.6.   Indemnification.............................................  A-25

                                                                             PAGE
                                                                             ----
SECTION 5.7.   Fees and Expenses...........................................  A-26
SECTION 5.8.   Public Announcements........................................  A-26
SECTION 5.9.   Accounting Matters..........................................  A-26
SECTION 5.10.  Purchases of Common Stock of the Other Party................  A-26
SECTION 5.11.  Agreement to Defend.........................................  A-26
SECTION 5.12.  Accounting Matters..........................................  A-26
SECTION 5.13.  Other Actions...............................................  A-27
SECTION 5.14.  TMW Board of Directors......................................  A-27

ARTICLE VI
CONDITIONS PRECEDENT.......................................................  A-27
SECTION 6.1.   Conditions to Each Party's Obligation to Effect the
               Merger......................................................  A-27
  (a)   Stockholder Approval...............................................  A-27
  (b)   NASDAQ.............................................................  A-27
  (c)   HSR Act; Other Approvals...........................................  A-27
  (d)   No Injunctions or Restraints.......................................  A-27
  (e)   Registration Statement Effectiveness...............................  A-27
  (f)   Blue Sky Filings...................................................  A-27
SECTION 6.2.   Conditions of TMW...........................................  A-27
  (a)   Compliance.........................................................  A-27
  (b)   Certifications and Opinion.........................................  A-28
  (c)   Representations and Warranties True................................  A-28
  (d)   Company Affiliate Letters..........................................  A-28
  (e)   Tax Opinion........................................................  A-29
  (f)   Pooling Accounting.................................................  A-29
  (g)   Consents, etc......................................................  A-29
  (h)   No Litigation......................................................  A-29
  (i)   Fairness Opinion...................................................  A-29
  (j)   Employment Contracts; Covenants not to Compete.....................  A-29
  (k)   Bank Accounts......................................................  A-29
  (l)   Resignations.......................................................  A-30
  (m)  Termination Agreement...............................................  A-30
SECTION 6.3.   Conditions of the Company...................................  A-30
  (a)   Compliance.........................................................  A-30
  (b)   Certifications and Opinion.........................................  A-30
  (c)   Representations and Warranties True................................  A-30
  (d)   Tax Opinion........................................................  A-31
  (e)   Consents, etc......................................................  A-31
  (f)   No Litigation......................................................  A-31
  (g)   Fairness Opinion...................................................  A-31
  (h)   TMW Affiliate Letters..............................................  A-31
  (i)   Employment Contracts...............................................  A-31
  (j)   Termination Agreement..............................................  A-31

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER..........................................  A-32
SECTION 7.1.   Termination.................................................  A-32
SECTION 7.2.   Effect of Termination.......................................  A-32

                                                                             PAGE
                                                                             ----
SECTION 7.3.   Amendment...................................................  A-32
SECTION 7.4.   Extension; Waiver...........................................  A-32
SECTION 7.5.   Procedure for Termination, Amendment, Extension or Waiver...  A-33

ARTICLE VIII
SPECIAL PROVISIONS AS TO CERTAIN MATTERS...................................  A-33
SECTION 8.1.   Takeover Defenses...........................................  A-33
SECTION 8.2.   No Solicitation.............................................  A-33
SECTION 8.3.   Fee and Expense Reimbursements..............................  A-34

ARTICLE IX
GENERAL PROVISIONS.........................................................  A-35
SECTION 9.1.   Nonsurvival of Representations and Warranties...............  A-35
SECTION 9.2.   Notices.....................................................  A-35
SECTION 9.3.   Definitions.................................................  A-36
SECTION 9.4.   Interpretation..............................................  A-36
SECTION 9.5.   Counterparts................................................  A-36
SECTION 9.6.   Entire Agreement; No Third-Party Beneficiaries..............  A-36
SECTION 9.7.   Governing Law...............................................  A-36
SECTION 9.8.   Assignment..................................................  A-36
SECTION 9.9.   Enforcement of the Agreement................................  A-37
SECTION 9.10.  Severability................................................  A-37
SECTION 9.11.  Arbitration.................................................  A-37

     AGREEMENT AND PLAN OF MERGER dated as of March 3, 1999, by and between THE MEN'S WEARHOUSE, INC., a Texas corporation ("TMW"), TMW COMBINATION COMPANY, a Georgia corporation ("Combination Company"), and K&G MEN'S CENTER, INC., a Georgia corporation (the "Company").

     WHEREAS, the respective Boards of Directors of TMW, Combination Company and the Company have approved the merger of the Combination Company with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement"), whereby each issued and outstanding share of the Company's common stock, $.01 par value (a "Company Share"), not owned by the Company, TMW or any wholly owned subsidiary of the Company or TMW will be converted into a fraction of a share of TMW's common stock, $.01 par value ("TMW Common Stock") as provided herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

     WHEREAS, TMW, Combination Company and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Georgia Business Corporation Code (the "GBCC"), the Combination Company shall be merged with and into Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of the Combination Company shall cease and Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the GBCC.

     SECTION 1.2. Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the certificate of merger required by the GBCC with respect to the Merger and other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the GBCC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Georgia Secretary of State, or at such other time as TMW and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., in Houston, Texas, on the date of the meeting of the Company's stockholders to approve the Merger (the "Company Stockholders Meeting"), or, if any of the conditions set forth in
Article VI have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as TMW and the Company shall agree (the "Closing Date").

     SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and the Combination Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and the Combination Company, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Combination Company or otherwise to take any and all such action.

     SECTION 1.4.  Articles of Incorporation and Bylaws.

     (a) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Exhibit A hereto, and, as so amended, such Amended and Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Exhibit B hereto, and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.5.  Directors and Officers.

     The directors and officers of Combination Company shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.1. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Company Shares or capital stock of Combination Company:

     (a) Cancellation of Company and TMW Owned Stock. All Company Shares that are owned by the Company, any wholly owned subsidiary of the Company and any Company Shares owned by TMW or any wholly owned subsidiary of TMW shall be canceled and no consideration shall be delivered in exchange therefor.

     (b) Conversion of Company Shares. Subject to Sections 2.1(a) and 2.1(c), each issued and outstanding Company Share shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Company Shares pursuant to Section 2.2, a fraction of a share of TMW Common Stock (the "Merger Consideration") as follows:

     If the average of the closing prices of the TMW Common Stock on the National Association of Securities Dealers Automated Quotation National Market Systems ("NASDAQ NMS") (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source selected by TMW) for the 15 trading days ending on the third trading day before the Closing Date is equal to or greater than $32.50, then each Company Share shall be converted into the right to receive .4 of a share of TMW Common Stock; if such average is equal to or less than $27.50, then each Company Share shall be converted into the right to receive .43 of a share of TMW Common Stock; if such average is between $32.50 and $27.50, then each Company Share shall be converted into a fraction of a share of TMW Common Stock equal to .4 plus a decimal, calculated to four decimal places, equal to .03 times a fraction with a numerator equal to the difference between $32.50 and such average and the denominator equal to $5.00. For example, if such average is $30.00, then each Company Share would be converted into .415 of a share of TMW Common Stock.

     Such ratio of a fraction of a share of TMW Common Stock for each Company Share is herein referred to as the "Exchange Ratio".

     (c) No Fractional TMW Shares. No fractional shares of TMW Common Stock shall be issued in the Merger. All fractional shares of TMW Common Stock that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of TMW Common Stock results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price per share of a share of TMW Common Stock on NASDAQ NMS on the first trading day immediately preceding the Effective Time of the Merger by the fraction of a share of TMW Common Stock to which such holder would otherwise have been entitled. No such cash in lieu of fractional shares of TMW Common Stock shall be paid to any holder of fractional TMW Common Stock until that holder's Certificates (as defined in Section 2.2(c)) are surrendered and exchanged in accordance with Section 2.2(c).

     (d) Combination Company Stock. Each share of common stock, par value $1.00 per share, of Combination Company issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation, and the stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

     SECTION 2.2.  Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time of the Merger, TMW shall engage American Stock Transfer & Trust Company or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") for the issuance of the Merger Consideration upon surrender of Certificates.

     (b) Payment of Merger Consideration. TMW shall deliver to Combination Company or the Surviving Corporation, as applicable and cause Combination Company or the Surviving Corporation to provide to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the TMW Common Stock to be issued upon the conversion of the Company Shares pursuant to Section 2.1. The Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares.

     (c) Exchange Procedure. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Company Shares (the "Certificates"), other than the Company, TMW and any wholly owned subsidiary of the Company or TMW, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as TMW may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the TMW Common Stock and any cash in lieu of a fractional share of TMW Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of TMW Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any cash payable in lieu of a fractional share of TMW Common Stock, and the Certificate so surrendered shall forthwith be canceled. If the shares of TMW Common Stock are to be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon surrender of such

Certificate, the number of shares of TMW Common Stock and cash, if any, in lieu of a fractional share of TMW Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the TMW Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

     (d) Distributions with Respect to Unexchanged Company Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the TMW Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the TMW Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(c) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the TMW Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of TMW Common Stock to which such holder is entitled pursuant to Section 2.1(c) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole share of TMW Common Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole share of TMW Common Stock.

     (e) No Further Ownership Rights in Company Shares. All shares of TMW Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (f) No Liability. Neither TMW nor the Company nor any of their subsidiaries shall be liable to any holder of Company Shares or TMW Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of TMW Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.3. Conversion of Stock Options.

     (a) At the Effective Time, each option or other right to purchase shares of Company Common Stock (as hereinafter defined) pursuant to stock options (the "Company Options") granted by the Company under the Employee Stock Option Plan and the Directors Stock Option Plan (the "Company Stock Plans"), which is outstanding at the Effective Time, whether or not exercisable, shall be converted into options and become rights with respect to TMW Common Stock, and TMW shall assume each Company Option, in accordance with the terms of the Company Stock Plans and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) TMW and its Stock Option Committee shall be substituted for the Company and the Committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Company Stock Plans, (ii) each Company Option assumed by TMW may be exercised solely for shares of TMW Common Stock, (iii) the number of shares of TMW Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding up any fraction of a cent to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, TMW shall not be obligated to issue any fraction of a share of TMW Common Stock upon exercise of Company Options and any fraction of a share of TMW Common Stock that otherwise would be subject to a converted Company Option shall represent the right to receive a cash payment upon exercise of such converted Company Option equal to the product of such fraction and the difference between the market value of one share of TMW Common Stock at the time of exercise and the per share exercise price of such Option. The market value of one share of TMW Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the NASDAQ NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by TMW) on the last trading day preceding the date of exercise. Each of the Company and TMW agrees to take all necessary steps to effectuate the foregoing provisions of this Section 2.3, including using its reasonable efforts to obtain from each holder of a Company Option any consent or contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 2.3.

     (b) As soon as practicable after the Effective Time, TMW shall deliver to the participants in each Company Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto, and the grants subject to such Company Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.3(a) after giving effect to the Merger). At or prior to the Effective Time, TMW shall take all corporate action necessary to reserve for issuance sufficient shares of TMW Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section 2.3. Within 10 business days after the Effective Time, TMW shall file a registration statement on Form S-3, Form S-4/A or Form S-8, as applicable (which shall include a re-offer prospectus, if necessary), as the case may be (or any successor or other appropriate forms), with respect to the shares of TMW Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as required to permit the issuance of TMW Common Stock upon exercise of options and the resale of the shares acquired upon exercise of the options.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, TMW and Combination Company as follows, subject to any exceptions specified in the Disclosure Letter of the Company provided to TMW on the date hereof (the "Company Disclosure Letter") and except as expressly contemplated by this Agreement:

     (a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (b) Subsidiaries; Other Investments. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Section 3.1(b) of the Company Disclosure Letter contains a complete and accurate list of the Company's direct and indirect subsidiaries. The Company's subsidiaries are all corporations and are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Except as set forth in Section 3.1(b) of the Company Disclosure Letter or in the Company SEC Documents, all the outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or its subsidiaries and have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens").

     (c) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of common stock, $.01 par value ("Company Common Stock"), and 2,000,000 shares of preferred stock, $.01 par value ("Company Preferred Stock"). At the date hereof, 10,252,844 Company Shares were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. In addition, at the date hereof, an aggregate of 1,114,930 shares of Company Common Stock were reserved for issuance under various employee and director plans and agreements of the Company all as accurately described in all material respects in Section 3.1(c) of the Company Disclosure Letter. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon the exercise of stock options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since July 14, 1998, to the date hereof, other than shares of Company Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except pursuant to stock option plans of the Company described in Section 3.1(l) of the Company Disclosure Letter (collectively, the "Company Stock Plans"), there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in
Section 3.1(c) of the Company Disclosure Letter, all of which shall be terminated without cost to the Company by the Effective Time of the Merger, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. There are no restrictions on the Company with respect to voting the stock of any of its subsidiaries.

     (d) Authority; Non-contravention. The Board of Directors of the Company has approved the Merger and this Agreement, by unanimous vote of the directors, and declared the Merger and this Agreement to be in the best interests of the stockholders of the Company. The directors of the Company have advised the Company and TMW that they intend to vote or cause to be voted all of the shares of the Company Common Stock for which they have voting power in favor of approval of the Merger and this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the outstanding Company Shares as of the record date for the Company Stockholders Meeting ("Company Stockholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity") or other Person, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing by the Company of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of
(A) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) the Registration Statement (as defined in Section 5.1(b)) and (C) such reports under Section 13(a) of Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) Company Stockholder Approval and (iv) the filing of the Certificate of Merger with and approval by the Georgia Secretary of State with respect to the Merger as provided in the GBCC and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Assuming that the TMW Common Stock is listed on a "national securities exchange" within the meaning of Section 14-2-1302 of the GBCC, the shareholders of the Company are not entitled to dissenter's rights in connection with the Merger.

     (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). Except as set forth in the Company SEC Documents, since the date of filing of such financial statements until the date hereof there has been no Material Adverse Change with respect to the Company and its subsidiaries taken as a whole. The preliminary consolidated statements of operations for the year ended January 31, 1999 and the consolidated balance sheet at January 31, 1999 of the Company and its subsidiaries, in the form disclosed in Section 3.1(e) of the Company Disclosure Letter, are true and correct in all material respects.


     (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by TMW for inclusion or incorporation by reference therein.


     (g) Absence of Certain Changes or Events. Except as disclosed in Section 3.1(g) of the Company Disclosure Letter or the Company SEC Documents, since January 30, 1998, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) as of the date hereof, any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii)(A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements described in Section 3.1(g) to the Disclosure Letter, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements listed in Section 3.1(g) to the Company Disclosure Letter, true copies of which have been provided to TMW, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any amendment of any material term of any outstanding equity security of the Company or any subsidiary; (v) any repurchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any subsidiary, except as contemplated by Company Benefit Plans; (vi) any damage, destruction or other property loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole or (vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.


     (h) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Sections 14-2-1103, 14-2-1111 and 14-2-1132 of the GBCC, shall apply to the Merger or any of the other transactions contemplated hereby. The Company has also taken such other action with respect to any other anti-takeover provisions in its Bylaws or Articles of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

     (i) Brokers. Except for NationsBanc Montgomery Securities LLC (the "Company Financial Advisor"), whose fees are to be paid by the Company, no broker, investment banker or other Person is entitled to receive from the Company or any of its subsidiaries any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter dated February 22, 1999, between the

Company and the Company Financial Advisor provided to TMW prior to the date of this Agreement constitutes the entire understanding of the Company and the Company Financial Advisor with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

     (j) Litigation. Except as disclosed in Section 3.1(j) of the Company Disclosure Letter or the Company SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (k) Accounting Matters. Neither the Company nor, to its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by TMW or any of its affiliates) would prevent TMW from accounting for the business combination to be effected by the Merger as a pooling of interests. The books, records and accounts of the Company and its subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and its subsidiaries and (iii) accurately and fairly reflect in all material respects the basis for the Company's financial statements. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles and (B) to maintain accountability for assets.

     (l) Employee Benefits Matters.

          (i) Benefit Plans. Section 3.1(l) of the Company Disclosure Letter contains a true and complete list of (1) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (2) all other employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of the Company or any of its subsidiaries (collectively, a "Company Beneficiary"), or with respect to which the Company or any of its subsidiaries may have any liability ("Company Benefit Plans").

          (ii) Disclosure of Documents. With respect to each Company Benefit Plan, the Company has heretofore made available to TMW, as applicable, complete and correct copies of each of the following documents which the Company has prepared or has been required to prepare:

             (1) the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written agreement, a description thereof);

             (2) the three most recent annual Form 5500 reports filed with the Internal Revenue Service (the "IRS");

             (3) the most recent statement filed with the Department of Labor (the "DOL") pursuant to 29 U.S.C. sec. 2520.104-23;

             (4) the three most recent annual Form 990 and 1041 reports filed with the IRS;

             (5) the three most recent actuarial reports;

             (6) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

             (7) the most recent summary plan description and summaries of material modifications thereto;

             (8) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

             (9) the most recent financial statement;

             (10) the most recent determination letter received from the IRS;
        and

             (11) any agreement pursuant to which the Company or any of its subsidiaries is obligated to indemnify any person.

          (iii) Contributions and Payments. All contributions and other payments required to have been made by the Company or any entity (whether or not incorporated) that is treated as a single employer with the Company under section 414 of the Code (a "Company ERISA Affiliate") with respect to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of this Agreement have been reflected in the financial statements of the Company included in the Company SEC Documents.

          (iv) Qualification; Compliance. The terms of all Company Benefit Plans that are intended to be "qualified" within the meaning of section 401(a) of the Code have been determined by the IRS to be so qualified or the applicable remedial periods will not have ended prior to the Effective Time. Except as disclosed in Section 3.1(l)(iii) of the Company Disclosure Letter, no event or condition exists or has occurred that could cause the IRS to disqualify any Company Benefit Plan that is intended to be qualified under section 401(a) of the Code. Except as disclosed in Section 3.1(l)(iii) of the Company Disclosure Letter, with respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law. To the knowledge of the Company, except as set forth in Section 3.1(l)(iii) of the Company Disclosure Letter, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

          (v) Liabilities. With respect to each Company Benefit Plan, to the knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on the Company. No claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened, by or against and Company Benefit Plan or the Company or any of its subsidiaries with respect to any Company Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on the Company.

          (vi) Retiree Welfare Plans. Except as disclosed in Section 3.1(l)(vi) of the Company Disclosure Letter, no Company Benefit Plan that is a "welfare benefit plan" (within the meaning of section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the

     Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local law that specifically mandates continued health coverage).

          (vii) Payments Resulting from Merger. Except as disclosed in Section 3.1(l)(vii) of the Company Disclosure Letter, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in (A) any payment (whether of severance pay or otherwise) becoming due from the Company or any of its subsidiaries to any Company Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (B) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable.

          (viii) Defined Benefit Pension Plans. Neither the Company nor any entity that was at any time during the six-year period ending on the date of this Agreement a Company ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that is or was a pension plan (as defined in section 3(2) of ERISA) that is or was subject to Title IV of ERISA.

     (m) Taxes. Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of the Company or any of its subsidiaries. The consolidated Federal income Tax Returns of the Company and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended January 31, 1993. Except as set forth on Section 3.1(m) of the Company Disclosure Letter, there are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. The consummation of the transactions contemplated hereby will not accelerate or otherwise cause to come due any Taxes or obligation with respect to Taxes (including any indemnification of a third party for their Tax liability) of the Company or any of its subsidiaries, other than any acceleration arising solely as a result of the Company being required to file a Tax Return for a period ending before its normal taxable year. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

     (n) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of any transaction contemplated by this Agreement, either alone or in conjunction with another event, including termination of employment, by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would be characterized as an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code).

     (o) Environmental Matters. Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, (i) the business and operations of the Company and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose, or, to the Company's knowledge, with the passage of time, notice, cessation of operations or otherwise will impose, on the Company or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation or similar response action, at present or in the future (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that the Company or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on the Company or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries that arise out of or relate to environmental laws.

     (p) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold, in the aggregate, would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply, in the aggregate, would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has violated or failed to comply with, nor has it received any written notice of any alleged violation of or failure to comply with, any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (q) Material Contracts and Agreements.

          (i) All material contracts of the Company or its subsidiaries have been included as exhibits or described in the Company SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.


          (ii) Section 3.1(q) of the Company Disclosure Letter sets forth a list of (1) all written or oral contracts, agreements or arrangements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits (not previously filed in other Company SEC Documents) to the Company's Annual Report on Form 10-K for the year ended January 31, 1999, (2) all written contracts, agreements, or arrangements, other than Company Benefit Plans, that require payments which in the aggregate exceed $300,000 or exceed $100,000 in any fiscal year and
     (3) any agreement containing a covenant not to compete or a confidentiality agreement.


     (r) Title to and Conditions of Properties.

          (i) Each of the Company and its subsidiaries has good title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Company SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth on Section 3.1(r)(i) of the Company Disclosure Letter, all such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Company SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

          (ii) Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

          (iii) Except as set forth on Section 3.1(r)(iii) of the Company Disclosure Letter, to the knowledge of the Company, the buildings and premises of the Company and each of its subsidiaries that are used in its business are in reasonably good operating condition and in a state of reasonably good maintenance and repair, normal wear and tear excepted, and are reasonably adequate and suitable for the purpose for which they are currently being used, have access to adequate utility services necessary for the conduct of the business. All items of operating equipment of the Company and its subsidiaries are in reasonably good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted. Except as set forth in Section 3.1(r)(iii) of the Company Disclosure Letter, no material tenant repairs are required with respect to any leased stores other than normal and routine repairs consistent with past practice. To the knowledge of the Company, there are no zoning law changes or similar restrictions that would materially and adversely impact any of the stores operated by the Company or any of its subsidiaries.

     (s) Intellectual Property. The Company Disclosure Letter contains a complete and accurate list of all trademarks, trade names, service marks or other slogans, jingles, phrases, symbols or labels used in the business of the Company or its subsidiaries (collectively, the "Identifying Marks"). The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all the Identifying Marks and all other patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs, (collectively, the "Intellectual Property") which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries taken as a whole. Other than computer software, the licensing of which cost less than $5,000 per year, Section 3.1(s) of the Company Disclosure Letter contains a complete and accurate list of all licenses and agreements pursuant to which the Company has the right to use the Identifying Marks or the Intellectual Property. To the Company's knowledge, the use of the Identifying Marks and such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any Person. Neither the Company nor any of its subsidiaries have granted to any person any license or right to use the Identifying Marks or the Intellectual Property.

     (t) Personnel Information; Labor Matters.

          (i) List of Employees and Directors. Section 3.1(t)(i) of the Company Disclosure Letter sets forth a complete and correct list of each director and officer of the Company or any of its subsidiaries and each other individual employed by the Company or any of its subsidiaries who has aggregate total cash compensation from the Company and its subsidiaries for the last calendar year ending prior to the Closing Date in excess of $50,000, together with such individual's title and/or job description and date of hire by the Company or its subsidiary, and, for each such salaried individual, such individual's salary (with last date of increase) and incentive compensation arrangements with the Company and its subsidiaries. Except as and to the extent set forth on Section 3.1(t)(i) of the Company Disclosure Letter, as of the date prior to the date hereof, the Company has not received written notification that any of the current employees (excluding employees below the store manager level) of the Company or any of its subsidiaries presently plans to terminate his or her employment during the 1999 calendar year, whether by reason of the transactions contemplated by this Agreement or otherwise.

          (ii) Labor Relations. Except as and to the extent set forth on Section 3.1(t)(ii) of the Company Disclosure Letter (1) there is no labor strike, work stoppage, lockout or material dispute or material slowdown pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, and there has not been any such action during the last three years; (2) neither the

     Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization; (3) no employee of the Company or any of its subsidiaries is represented by any labor organization and, to the knowledge of the Company, there are no current union organizing activities among the employees of the Company or any of its subsidiaries; (4) there are no material written personnel policies, rules or procedures applicable to employees of the Company or any of its subsidiaries; (5) the Company and its subsidiaries are and during the last three years have been, in material compliance with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act; (6) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state agency; (7) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (8) neither the Company nor any of its subsidiaries has received notice of the intent of any governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress; (9) there are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum against the Company or any of its subsidiaries by or on behalf of any present or former employee of the Company or any of its subsidiaries, any applicant for employment or classes of the foregoing, alleging breach of any express or implied contract of employment, any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; and (10) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its subsidiaries is or may be entitled to claim indemnification from the Company or any of its subsidiaries (A) pursuant to their respective charters or bylaws, (B) as provided in any indemnification agreement to which the Company or any subsidiary of the Company is a party or (C) pursuant to the applicable law.

          (iii) WARN Matters. During the last four years, neither the Company nor any of its subsidiaries has effectuated (1) a "plant closing" (as defined in the Worker Adjustment Retraining Notification Act of 1988 (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of a the Company or any of its subsidiaries; or (2) a "mass layoff" (as defined in the WARN
     Act) affecting any site of employment or facility of the Company or any of its subsidiaries; nor has the Company or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as and to the extent set forth on Section 3.1(t)(i) of the Company Disclosure Letter no employee of the Company or any of its subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the past six months.

     (u) No Default. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of (i) in the case of the Company and its subsidiaries, their respective charter and bylaws, (ii) except as disclosed in the Company Disclosure Letter, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

     (v) Undisclosed Liabilities. Except as set forth in the Company SEC Documents or Section 3.1(v) of the Company Disclosure Letter, at the date of the most recent audited financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (w) Insurance. The Company Disclosure Letter accurately lists in reasonable detail all insurance policies maintained by the Company. The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company and each of its subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage.

     (x) Certain Additional Information. Section 3.1(x) of the Company Disclosure Letter contains true, complete and correct lists of the following:

          (i) each parcel of real property owned by the Company;

          (ii) each parcel of real property leased, or subject to a lease commitment, with a copy of the lease abstract maintained by the Company;

          (iii) all promissory notes, installment contracts, loan agreements, credit agreements, letters of credit, and financing and operating leases not covered by clause (ii) above, with respect to which the Company or any subsidiary is a debtor, obligor or lessee;

          (iv) all guaranties, suretyships, financial accommodations and other arrangements whereby the Company or any subsidiary is contingently liable, directly or indirectly, with regard to the obligations of any other person;

          (v) all persons to whom the Company or any subsidiary has given a currently effective power of attorney;

          (vi) the sales, retail gross margin percentage and lease expenses for each store operated by the Company or any of its subsidiaries for each of the past two complete fiscal years;

          (vii) advertising expense by store for each of the past two complete fiscal years; and

          (viii) a copy of the Company's budget or plan for fiscal 1999.

     (y) Credit Items. The aggregate of all credit slips, due bills, gift certificates and other credit items of the Company and its subsidiaries outstanding as of January 31, 1999 does not exceed $350,000.

     (z) Inventory. The retail inventory of the Company and its subsidiaries is of quality, style, condition and saleability consistent with the ordinary past practices of the Company and is not damaged, obsolete or unsaleable such that the Company and its subsidiaries would incur any Material Adverse Effect as a result thereof. The inventory is fairly valued at cost in the accounting records of the Company. Section 3.1(z) of the Company Disclosure Letter accurately sets forth the inventory level by categories of the inventory of the Company and its subsidiaries as of the end of each month for the past two complete fiscal years from the Company's stock ledger. The last physical inventory taken by the Company for purposes of financial reporting was completed on February 3, 1999.

     (aa) Y2K Readiness. The statements of the Company under the heading "Liquidity and Capital Resources" in the Company's Quarterly Report on Form 10-Q for the period ended November 1, 1998, relating to the Company's year 2000 readiness do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (bb) Opinion of Financial Advisor. The Company has received an oral opinion from the Company Financial Advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

     (cc) Pooling Opinion. The Company's board of directors has received a written opinion from Arthur Andersen LLP ("AA") dated March 2, 1999, relating to the eligibility of the Company to be a party to a Merger accounted for as a "pooling interests" (the Company Pooling Opinion").

     (dd) Third Party Standstill Agreements. Neither the Company nor any of its subsidiaries is a party to any standstill or similar agreement.

     SECTION 3.2. Representations and Warranties of TMW. TMW represents and warrants to, and agrees with, the Company as follows, subject to any exceptions specified in the Disclosure Letter of TMW previously provided to the Company on the date hereof (the "TMW Disclosure Letter") and except as expressly contemplated by this Agreement:

     (a) Organization; Standing and Power. TMW is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted. TMW is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole.

     (b) Subsidiaries. Except as set forth in the exhibits to the TMW SEC Documents (as defined in Section 3.2(e)), TMW does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary which would be required to be listed as a subsidiary of TMW under the rules of the SEC with the filing by TMW of an Annual Report on Form 10-K. TMW's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole. TMW's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of TMW's subsidiaries that are corporations and that are owned by TMW or its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by TMW or by a direct or indirect wholly owned subsidiary of TMW free and clear of all Liens.

     (c) Capital Structure. The authorized capital stock of TMW consists of 50,000,000 shares of TMW Common Stock and 2,000,000 shares of preferred stock, $.01 par value ("TMW Preferred Stock"). At the date hereof, 34,894,251 shares of TMW Common Stock (excluding 71,384 shares of TMW Common Stock held in treasury), were issued and outstanding, and one share of TMW Preferred Stock was issued and outstanding. In addition, at the date hereof, an aggregate of 3,552,978 shares of TMW Common Stock were reserved for issuance pursuant to various employee and director plans and agreements described in the TMW Disclosure Letter and 2,478,121 shares of TMW Common Stock were reserved for issuance upon the exchange of the Exchangeable Shares of Moores Retail Group Inc., a subsidiary of the Company. Except as set forth above, no shares of capital stock or other equity or voting securities of TMW are reserved for issuance or outstanding. All outstanding shares of capital stock of TMW are, and all such shares issuable upon the exercise of stock options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in
Section 3.2(c) to the TMW Disclosure Letter, no capital stock has been issued by TMW since October 31, 1998 to the date hereof, other than TMW Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except as described above, as of February 28, 1999, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which TMW or any of its subsidiaries is a party, or by which any of them is bound, obligating TMW or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, TMW or any of its subsidiaries or obligating TMW or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The shares of TMW Common Stock to be issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and non-assessable and not subject to preemptive rights. Such shares of TMW Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and will, when issued, be approved for trading on NASDAQ NMS.

     (d) Authority; Non-contravention. TMW has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TMW and the consummation by TMW of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TMW. This Agreement has been duly executed and delivered by TMW and constitutes a valid and binding obligation of TMW, enforceable against TMW in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal and state securities laws. The execution, delivery and performance of this Agreement by TMW do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of TMW or any of its subsidiaries, under any provision of (i) the Restated Articles of Incorporation or By-laws of TMW or any provision of any comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to TMW or any of its subsidiaries or its respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to TMW or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole, and would not materially impair the ability of TMW to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to TMW or any of its subsidiaries in connection with the execution and delivery of this Agreement by TMW or the consummation by TMW of the transactions contemplated hereby, except for (i) the filing by TMW of a pre-merger notification and report form under the HSR Act and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing and effectiveness of the Registration Statement under the Securities Act, and (iv) the filing of the Certificate of Merger with and approval by the Georgia Secretary of State with respect to the Merger as provided in the GBCC and appropriate documents with the relevant authorities of other states in which TMW is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole.

     (e) SEC Documents. TMW has filed all required reports, schedules, forms, statements and other documents with the SEC since January 30, 1998 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "TMW SEC Documents"). As of their respective dates, the TMW SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such TMW SEC Documents, and none of the TMW SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of TMW included in the TMW SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of TMW and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). Except as set forth in the TMW SEC Documents, since the date of filing of such financial statements there has been no Material Adverse Change with respect to TMW and its subsidiaries taken as a whole.

     (f) Information Supplied. None of the information supplied or to be supplied by TMW for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in all material respects within the requirements of the Securities Act and the rules and regulations thereunder. The preliminary consolidated statements of operations for the year ended January 30, 1999 and the consolidated balance sheet as of January 30, 1999 of TMW and its subsidiaries in the form attached as
Exhibit I to the TMW Disclosure Letter are true and correct in all material respects.

     (g) Absence of Certain Changes or Events. Except as disclosed in the TMW SEC Documents or in Section 3.2(g) of the TMW Disclosure Letter, since January 30, 1998, TMW has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to TMW, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of TMW's capital stock,
(iii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole, or (iv) any change in accounting methods, principles or practices by TMW materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     (h) Brokers. No broker, investment banker or other Person, is entitled to receive from TMW or any of its subsidiaries any investment banking, broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker.

     (i) Litigation. Except as disclosed in the TMW SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to TMW's knowledge, threatened against or affecting TMW or any of its subsidiaries that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of TMW and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of TMW to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TMW or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (j) Accounting Matters. Neither TMW nor, to its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent TMW from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (k) Taxes. Each of TMW and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which TMW or any of its subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it and has timely paid or deposited (or TMW has paid or deposited on its behalf) all Taxes which are required to be paid or deposited except where the failure to do so would not have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole. Each of the Tax Returns filed by TMW or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of TMW contained in the filed TMW SEC Documents reflect an adequate reserve for all Taxes payable by TMW and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No material deficiencies for any Taxes have been proposed, asserted or assessed against TMW or any of its subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of TMW or any of its subsidiaries. The Federal income Tax Returns of TMW and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended February 1, 1997. Except as set forth in Section 3.2(k) of the TMW Disclosure Letter there are no current examinations of any Tax Return of TMW or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run.

     (l) Environmental Matters. Except as would not have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole, (i) the business and operations of TMW and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that, to TMW's knowledge, with the passage of time, notice, cessation of operations or otherwise will impose on TMW or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation or similar response action at present or in the future, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that TMW or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on TMW or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending, or to TMW's knowledge, threatened against TMW or any of its subsidiaries that arise out of or relate to environmental laws.

     (m) Compliance with Laws. TMW and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold in the aggregate would not have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole (the "TMW Permits"). TMW and its subsidiaries are in compliance with the terms of the TMW Permits except where the failure to so comply in the aggregate would not have a Material Adverse Effect on TMW and its subsidiaries, taken a whole. Neither TMW nor any of its subsidiaries has violated or failed to comply with, nor has it received any written notice of any alleged violation or failure to comply with, any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to TMW or any of its subsidiaries or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole.

     (n) No Default. Neither TMW nor any of its subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of (i) in the case of TMW and its subsidiaries, their respective charter and bylaws, (ii) except as disclosed in the TMW Disclosure Letter, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which TMW or any of its subsidiaries is now a party or by which TMW or any of its subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to TMW or any of its subsidiaries, except in the case of
(ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on TMW.

     (o) Undisclosed Liabilities. Except as set forth in the TMW SEC Documents, at the date of the most recent audited financial statements of TMW included in the TMW SEC Documents, neither TMW nor any of its subsidiaries had, and since such date neither TMW nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole.

     (p) Pooling Opinion. TMW's board of directors has received a written opinion from Deloitte & Touche LLP ("D&T") dated February 10, 1999, relating to the eligibility of TMW to be a party to a Merger accounted for as a "pooling of interests" (the "TMW Pooling Opinion"). To the knowledge of TMW, it is eligible to be a party to a merger accounted for as a "pooling of interests".

     (q) Board Recommendation. The Board of Directors of TMW, at a meeting duly called and held, has by vote of those directors present, without a negative vote, determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of TMW.

     (r) Y2K Readiness. The statements of TMW under the heading "Year 2000" in TMW's Quarterly Report on Form 10-Q for the period ended October 31, 1998, relating to the Company's year 2000 readiness do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (s) 1999 Financial Forecast. TMW has made available to the Company for review a true, complete and correct copy of TMW's current 1999 financial forecast.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1.  Conduct of Business of the Company.

     (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries of which it owns directly or indirectly more than 50% of the voting or equity interests in to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company and immaterial dividends, distributions and other similar transactions involving the existing subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of shares of Company Common Stock upon the exercise of stock options and similar rights outstanding on the date of this Agreement in accordance with their current terms);

          (iii) amend the Company's Articles of Incorporation or By-laws;

          (iv) acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof;

          (v) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for such borrowings under the Company existing revolving credit facilities or letters of credit that would not result in the total outstanding indebtedness of the Company and its subsidiaries on a consolidated basis being in excess of $8,000,000 at any one time;

          (vi) sell, lease, mortgage, pledge or grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice,
     (B) immaterial liens not relating to the borrowing of money or the incurrence of any monetary obligation and (C) other immaterial transactions not in excess of $500,000 in the aggregate;

          (vii) make any material election relating to Taxes or settle or compromise any material Tax liability;

          (viii) adopt a plan of complete or partial liquidation of the Company or any of its significant subsidiaries or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (ix) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

          (x) conduct any unusual liquidation of inventory or going out of business sale or any discount or other sale other than in the ordinary course of business consistent with past practices, including with respect to time of year, pricing, location and goods sold;

          (xi) fail to advise TMW in writing of any contract, commitment or series of related contracts or commitments, for the purchase of inventory in excess of $250,000, and all such contracts and commitments less than or equal to $250,000, to the extent they aggregate more than $2,000,000, except for any contract or commitment disclosed in Section 4.1(a) of the Company Disclosure Letter;

          (xii) fail to maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is current in effect;

          (xiii) fail to provide to TMW copies of all financial statements and reports provided to any creditor of the Company or any of its subsidiary at the same time they are providing to such creditor; and

          (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 2.3) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

     (c) Severance Arrangements. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

     (d) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

     SECTION 4.2.  Conduct of Business of TMW.

     (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), TMW shall and shall cause each of its significant subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, TMW shall not, and shall not permit any of its subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect subsidiary of TMW to TMW or a subsidiary of TMW and immaterial dividends, distributions and other similar transactions involving existing subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of TMW or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options, purchase of shares of TMW Common Stock to fund current requirements under employee benefit plans and except in connection with the Exchangeable Shares of Moores Retail Group, Inc. ("MRG") and the Subscription Agreement between MRG and Golden Moores Finance Company;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of TMW, (A) the issuance of TMW Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms, (B) the issuance of a number of shares of TMW Common Stock, not to exceed 10% of the number of shares of TMW Common Stock currently outstanding, in connection with the acquisition of assets or equity securities of other entities or businesses, (C) pursuant to the existing bank credit agreements of TMW and its subsidiaries, or (D) in connection with the Exchangeable Shares of MRG or the Subscription Agreement;

          (iii) amend TMW's Restated Articles of Incorporation;

          (iv) acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration, in aggregate for all such acquisitions, in excess of $100 million without the written consent of the Company, which consent shall not be unreasonably withheld;

          (v) adopt a plan of complete or partial liquidation of TMW or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (vi) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

          (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. TMW shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of TMW set forth in this Agreement becoming untrue.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    SECTION 5.1. Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement.

     (a) Each of the Company and TMW shall, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between TMW and the Company, which dates shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby. Subject to the provisions of Section 8.2(b), including, without limitation, the Board of Directors' fiduciary obligations, the Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of the Merger. The Company and TMW shall coordinate and cooperate with respect to the timing of the Company Stockholders Meeting and shall endeavor to hold such meeting as soon as reasonably practical after the date hereof.

     (b) Promptly following the date of this Agreement, the Company and TMW shall prepare and file with the SEC the Proxy Statement, and TMW shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Company and TMW shall use its reasonable efforts as promptly as practicable, subject to the setting of the date for the Company Stockholders Meeting as provided in Section 5.1(a), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and TMW will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. TMW shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of TMW Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Shares and rights to acquire Company Shares pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The Company and TMW will notify each other promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply each other with copies of all correspondence between the Company or TMW, respectively, or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. TMW will use its best efforts to cause the TMW Common Stock to be issued in the Merger to be approved for trading on NASDAQ NMS.

     (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     SECTION 5.2. Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to TMW a letter of Arthur Andersen LLP, the Company's independent public accountants, substantially in the form of Exhibit C, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to TMW and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 5.3. Letter of TMW's Accountants. TMW shall use its best efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, TMW's independent public accountants, substantially in the form of Exhibit D and dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 5.4. Access to Information. Upon reasonable notice, the Company and TMW shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during normal business hours during the period from the date hereof to the Effective Time of the Merger, to all of its properties, books, contracts, commitments and records, and during such period, each of the Company and TMW shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or the Securities Act (including all comment letters from the staff of the SEC) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that notwithstanding the foregoing provisions of this Section 5.4 or any other provision of this Agreement, neither the Company nor TMW shall be required to provide to the other party any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Company, TMW or any subsidiary or former subsidiary of the Company or TMW. Each of the Company and TMW agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated February 18, 1999 (the "Confidentiality Agreement"), by and between the Company and TMW, shall apply with respect to information furnished by the Company, TMW and their respective subsidiaries and representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

     SECTION 5.5.  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.5, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither party shall be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, each of the Company and TMW and its respective Board of Directors shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

     (b) The Company shall give prompt notice to TMW, and TMW shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

     (c) (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this

     Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section
     (e)(1) of the HSR Act.

          (ii) Except as otherwise required by United States regulatory considerations, the Company will furnish to TMW copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by TMW, copies will not be required to be provided to TMW and (y) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Hunton & Williams, should not be furnished to TMW because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to TMW shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to TMW. Except as otherwise required by United States regulatory considerations, TMW will furnish to the Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "TMW HSR Documents")) between TMW or any of its representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of TMW with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to the Company, and
     (y) with respect to any TMW HSR Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of TMW to furnish any such TMW HSR Documents to the Company shall be satisfied by the delivery of such TMW HSR Documents on a confidential basis to Hunton & Williams pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

          (iii) Nothing contained in this Agreement shall be construed so as to require TMW or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any material assets or businesses of TMW, the Company or the Surviving Corporation (or to require TMW, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.5(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.5(c).

     SECTION 5.6.  Indemnification.

     (a) TMW agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or by-laws and indemnity agreements shall survive the Merger, and the Surviving Corporation shall continue such indemnification rights in full force and effect in accordance with their terms and be financially responsible therefor.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, which shall be financially responsible Persons or entities, assume the obligations set forth in this
Section 5.6.

     (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the Company's current director and officer liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company's director and officer liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation may substitute therefor policies of the Surviving Corporation or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors and officers.

     (d) All rights and obligations under this Section 5.6 shall be in addition to any rights that an Indemnified Party may have under the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the date hereof. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives. This
Section 5.6 shall be binding upon all successors and assigns of the Company, TMW and the Surviving Corporation.

     SECTION 5.7. Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, that TMW and the Company shall each be responsible for 50% of the registration fees and printing costs incurred by the parties pursuant to Section 5.1. The Company has delivered to TMW an estimate of the fees and expenses to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

     SECTION 5.8. Public Announcements. TMW and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 5.9. Accounting Matters. Each of the Company and TMW shall not take or agree to take, and each shall use its best efforts to cause their respective affiliates not to take or agree to take, any action that would prevent TMW from accounting for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 5.10. Purchases of Common Stock of the Other Party. During the period from the date hereof through the Effective Time of the Merger, neither TMW nor any of its subsidiaries or other affiliates will purchase any shares of Company Common Stock, and neither the Company nor any of its subsidiaries or other affiliates will purchase any shares of TMW Common Stock.

     SECTION 5.11. Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     SECTION 5.12. Accounting Matters. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, neither TMW nor the Company or any of their respective subsidiaries shall take or fail to take any reasonable action which action or failure to act would knowingly jeopardize the treatment of the Company's combination with Combination Company as a pooling of interests for accounting purposes and each of the Company will take all reasonable steps to permit the Merger to be treated as a pooling of interest for accounting purposes.

     SECTION 5.13. Other Actions. Except as contemplated by this Agreement, neither TMW nor the Company shall, and shall not permit any of its subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied.

     SECTION 5.14. TMW Board of Directors. Upon the Effectiveness of the Merger, the Board of Directors of TMW shall increase the number of its directors by one and shall elect Stephen Greenspan as a director to serve until the next annual meeting of the shareholders of TMW. The Board of Directors shall also include Stephen Greenspan in its nominees for election at the 1999 Annual Meeting of Shareholders of TMW.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

     (b) NASDAQ. The shares of TMW Common Stock issuable to the Company's stockholders pursuant to the Merger shall have been approved for trading on the NASDAQ NMS, subject to official notice of issuance.

     (c) HSR Act; Other Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any governmental entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a Material Adverse Effect on TMW (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 5.5, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     (e) Registration Statement Effectiveness. The Registration Statement shall have become effective under the Securities Act, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

     (f) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on TMW and its subsidiaries, taken as a whole.

     SECTION 6.2. Conditions of TMW. The obligation of TMW to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and TMW shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (b) Certifications and Opinion. The Company shall have furnished TMW with:

          (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company;

          (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Company Shares approving the Merger and the transactions contemplated hereby;

          (iii) an opinion, dated the Closing Date, in customary form and substance and limitations, of Hunton & Williams, counsel for the Company, dated the Closing Date to the effect that:

             (A) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

             (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Amended and Restated Articles of Incorporation or Amended and Restated Bylaws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

             (C) Each of the Company's subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

             (D) The Board of Directors of the Company has taken all action required by its Amended and Restated Articles of Incorporation or its Amended and Restated Bylaws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of the Company have taken all action required by the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief.

     (c) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and TMW shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

     (d) Company Affiliate Letters. Within five business days of the signing of this Agreement, TMW shall have received from the Company a list of such Persons, if any, that TMW, after discussions with counsel for the Company, believes may be "affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act ("Affiliates"). At or prior to the time of filing of the Registration Statement, the Company shall deliver or cause to be delivered to TMW an undertaking by each Affiliate in form satisfactory to TMW that (i) such Affiliate has no current plan or intention to sell, exchange or otherwise dispose of any Company Shares or options to acquire Company Shares owned by such Affiliate or the shares of TMW Common Stock to be received by such Affiliate pursuant to the Merger, (ii) no disposition will be made by such Affiliate of any Company Shares or any options to acquire Company Shares owned by the Affiliate or any shares of TMW Common Stock received or to be received pursuant to the Merger nor will the Affiliate exercise any option to acquire Company Shares or TMW Common Stock substituted therefor from any other Affiliate until such time as final results of operations of the Surviving Corporation covering at least 30 days of combined operations of TMW and the Company have been published and (iii) no shares of TMW Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

     (e) Tax Opinion. TMW shall have received an opinion of Fulbright & Jaworski L.L.P., in form and substance reasonably satisfactory to TMW, to the effect that for Federal income tax purposes and conditioned upon certain representations of the Company and TMW as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) each of the Company and TMW are parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by the Company or TMW as a result of the Merger.

     (f) Pooling Accounting. TMW shall not have been advised by D&T or AA that the Merger may not be accounted for as a pooling of interest and the SEC shall not have advised or otherwise indicated to TMW that TMW may not account for the transaction as a pooling of interest, and TMW shall have received an opinion from D&T updating the TMW Pooling Opinion as of the Closing Date to the effect that the transactions contemplated hereby are poolable and an opinion of AA updating the Company Pooling Letter as of the Closing Date to the effect that the Company is eligible to be a party to a merger accounted for as a "pooling of interests".

     (g) Consents, etc. TMW shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are reasonably necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation and its subsidiaries, taken as a whole, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, after giving effect to the Merger.

     (h) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from TMW or any of its subsidiaries any damages that are material in relation to TMW and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, TMW or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, TMW or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of TMW, the Company or their respective subsidiaries.

     (i) Fairness Opinion. The Company Financial Advisor will not have revoked or modified in a materially adverse manner its opinion referred to in Section 3.1(bb).

     (j) Employment Contracts; Covenants not to Compete. The existing employment contract with Stephen Greenspan shall have been amended in the form of Exhibit E attached hereto.

     (k) Bank Accounts. TMW shall have received a true, complete and correct list of all bank accounts and safety deposit arrangements of the Company or any subsidiary.

     (l) Resignations. TMW shall have received written resignations from all officers and directors of the Company and its subsidiaries resigning as of the Effective Time from all positions with the Company and its subsidiaries.

     (m) Termination Agreement. John Dancu shall have entered into a Termination Agreement in the form attached as Exhibit F.

     SECTION 6.3. Conditions of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Compliance. The agreements and covenants of TMW to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of TMW by the chief executive officer and the chief financial officer of TMW to such effect.

     (b) Certifications and Opinion. TMW shall have furnished the Company with:

          (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of TMW approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the shares of TMW Common Stock pursuant hereto;

          (ii) [Intentionally Omitted];

          (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Fulbright & Jaworski L.L.P., counsel for TMW to the effect that:

             (A) TMW is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement; TMW has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of TMW's Restated Articles of Incorporation or By-Laws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

             (B) The Board of Directors of TMW has taken all action required under the TBCA, its Restated Articles of Incorporation or its By-Laws to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of TMW have taken all action required by the TBCA and TMW's Restated Articles of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of TMW enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief; and

             (C) Each of TMW's subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

             (D) The shares of TMW Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and no stockholder of TMW will have any preemptive right of subscription or purchase in respect thereof under Delaware law or TMW's Articles of Incorporation or By-laws and such shares of TMW Common Stock have been registered under the Securities Act of 1933.

     (c) Representations and Warranties True. The representations and warranties of TMW contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of TMW by the chief executive officer and the chief financial officer of TMW.

     (d) Tax Opinion. The Company shall have received an opinion of Hunton & Williams, in form and substance satisfactory to the Company, to the effect that for Federal income tax purposes and conditioned upon certain representations of the Company and TMW as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) each of the Company and TMW are parties to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt by them of shares of TMW Common Stock in exchange for their Company Shares pursuant to the Merger.

     (e) Consents, etc. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation and its subsidiaries, taken as a whole, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Surviving Corporation, after giving effect to the Merger.

     (f) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, the Surviving Corporation or any of their respective subsidiaries any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, TMW or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, TMW or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

     (g) Fairness Opinion. The Company Financial Advisor shall not have revoked, modified or changed its opinion referred to in Section 3.1(bb) in any manner adverse to the holders of the Company Shares.

     (h) TMW Affiliate Letters. At or prior to the time of filing of the Registration Statement, TMW shall deliver or cause to be delivered to TMW and the Company an undertaking by each Affiliate in form satisfactory to TMW that no disposition will be made by such Affiliate of any shares of TMW Common Stock owned by the Affiliate until such time as final results of operations of the Surviving Corporation covering at least 30 days of combined operations of TMW and the Company have been published.

     (i) Employment Contracts. TMW shall cause the Company to honor the employment contracts identified on Section 6.3(i) of the Company Disclosure Letter.

     (j) Termination Agreement. TMW shall have entered into a Termination Agreement in the form attached as Exhibit F.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company;

     (a) by mutual written consent of TMW, Combination Company and the Company;

     (b) by either TMW or the Company:

          (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

          (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

          (iii) if the Merger shall not have been consummated on or before August 31, 1999, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

     (c) by TMW or the Company to the extent permitted under Section 8.2 or 8.3;

     (d) by TMW, if the Company breaches in any material respects any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach has not been cured within 30 days following receipt by the Company of notice of breach or by the date specified in Section 7.1(b)(iii);

     (e) by the Company, if TMW breaches in any material respects any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach has not been cured within 30 days following receipt by TMW of notice of breach or by the date specified in Section 7.1(b)(iii); and

     (f) by the Company, if the average of the closing prices of the TMW Common Stock determined pursuant to Section 2.1(b) is less than $20.00; provided, that the Company immediately pay to TMW $750,000.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or TMW as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any current or future liability or obligation on the part of TMW or the Company, other than (i) the confidentiality provisions of Section 5.4 and the provisions of Sections 5.8, 8.2, 8.3 and Article IX and (ii) such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

     SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of TMW or the Company, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

     SECTION 8.1. Takeover Defenses. The Company shall take such action with respect to any anti-takeover provisions in its Articles of Incorporation or Bylaws, or afforded it by statute, including Section 14-2-1103 of the GBCC, to the extent necessary to consummate the Merger on the terms set forth in the Agreement.

     SECTION 8.2.  No Solicitation.

     (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may, in response to an unsolicited request therefor, furnish information to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as the Confidentiality Agreement, including the standstill provisions thereof, and enter into discussions or negotiations with regard to such other transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "takeover proposal" means (i) any proposal or offer, other than a proposal or offer by TMW or any of its affiliates, for a merger, share exchange or other business combination involving the Company (excluding an acquisition by the Company otherwise permitted to be made by the Company under this Agreement and which does not involve a direct merger with or into the Company), (ii) any proposal or offer, other than a proposal or offer by TMW or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, a greater than 10% voting or equity interest in the Company or the acquisition of a material amount of the assets of the Company and its subsidiaries, taken as a whole, including an investment in or acquisition of securities of a subsidiary of the Company, to the extent so material, or (iii) any proposal or offer, other than a proposal or offer by TMW or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 10% of the Company Shares then outstanding.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to
Section 7.1(a), (b)(ii), (b)(iii) or (e), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to TMW the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the

Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the fifth business day following TMW's receipt of written notice (a "Notice of Superior Proposal") advising TMW that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the stockholders of the Company shall not yet have voted upon the Merger and the Company shall have paid to TMW the Company Termination Fee (as defined below). Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following TMW's receipt of a Notice of Superior Proposal.

     (c) In the event that the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify in a manner adverse to TMW the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Superior Proposal, TMW may terminate this Agreement subject to Section 7.2 hereof.

     (d) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, all of the Company Shares then outstanding or all of the assets of the Company and its subsidiaries, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to TMW) to be more favorable to the Company's stockholders than the Merger.

     (e) In addition to the obligations of the Company set forth in paragraph
(b), the Company shall promptly advise TMW orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry. The Company will keep TMW fully informed of the status and details of any such takeover proposal or inquiry.

     SECTION 8.3.  Fee and Expense Reimbursements.

     (a) The Company agrees to pay TMW a fee in immediately available funds of $3,000,000 (the "Company Termination Fee") promptly upon the termination of the Agreement in the event this Agreement is terminated by the Company pursuant to
Section 8.2(b) or by TMW pursuant to Section 8.2(c).

     (b) In the event this Agreement is terminated as a result of a material breach by the Company or pursuant to Section 7.1(b)(i), the Company also agrees to pay to TMW the Company Termination Fee if (i) after the date hereof and before the termination of this Agreement, a takeover proposal shall have been made and publicly announced by any Person or group of Persons (an "Acquiring Person"), (ii) the stockholders of the Company shall not have approved the Merger and (iii) after the date hereof and at or prior to 12 months after the date of termination of this Agreement, the Company shall have effected an Alternative Transaction (as defined below) with such Acquiring Person or an affiliate thereof. An Alternative Transaction shall mean (i) a merger, share exchange or other business combination or other transaction in which more than 10% of the voting securities of the Company or a material amount of the assets of the Company and its subsidiaries, taken as a whole, is acquired, including an investment in or acquisition of securities of a subsidiary of the Company to the extent so material, or (ii) any acquisition from the stockholders of the

Company by tender offer, exchange offer or otherwise of more than 10% of the outstanding Company Shares. The Company Termination Fee payable under this
Section 8.3(b) shall be payable as a condition to the consummation of the Alternative Transaction.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company or TMW pursuant to this Agreement shall survive the Effective Time of the Merger, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to TMW, to

       The Men's Wearhouse, Inc.
       40650 Encyclopedia Circle
       Fremont, California 94538
       Attention: David Edwab
       Facsimile: (510) 657-0872

       The Men's Wearhouse, Inc.
       5803 Glenmont
       Houston, Texas 77081
       Attention: Gary Ckodre
       Facsimile: (713) 664-7140

       with a copy to:

       Fulbright & Jaworski L.L.P.
       1301 McKinney, Suite 5100
       Houston, Texas 77010-3095
       Attention: Michael W. Conlon
       Facsimile: (713) 651-5246

     (b) if to the Company, to

        K&G Men's Center, Inc.
        1225 Chattahoochee Avenue, N.W.
        Atlanta, Georgia 30318
        Attention: John C. Dancu
        Telephone: (404) 351-7987
        Facsimile: (404) 351-8038

        with a copy to:

        Hunton & Williams
        NationsBank Plaza, Suite 4100
        600 Peachtree Street, N.E.
        Atlanta, Georgia 30308-2216
        Attention: David Carter
        Telephone: (404) 888-4246
        Facsimile: (404) 888-4190

     SECTION 9.3.  Definitions. For purposes of this Agreement:

     (a) an "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

     (b) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, Senior Vice President -- Merchandising, Chief Financial Officer and Chief Accounting Officer of the Company, and with respect to any matter stated herein to be "to TMW's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, Chief Merchandising Officer, Chief Financial Officer and Chief Accounting Officer of TMW.

     (c) "Material Adverse Effect" or "material adverse change" means any change or effect applicable to the business, properties, assets, condition (financial or otherwise) or results of operations which could reasonably be expected to result in a loss, damage, liabilities, cost or other expenses aggregating on a cumulative basis $3,500,000 or more, in the case of the Company and its subsidiaries taken as a whole or $20,000,000 or more in the case of TMW and its subsidiaries taken as a whole, or could reasonably be expected to result in a reduction of annual cash flow or annual net income for each of the next two fiscal years of $750,000 and $450,000, respectively, in the case of the Company and its subsidiaries and $5,000,000 and $3,000,000 or more in the case of TMW and its subsidiaries; provided, however, a Material Adverse Effect or material adverse change with respect to the Company or TMW shall not include (i) changes in national economic conditions or industry conditions generally, (ii) changes, or possible changes, in Federal, state or local statutes and regulations applicable to the Company and TMW, as the case may be, or (iii) the matters referred to in Section 9.3(c) of the TMW Disclosure Letter.

     (d) "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

     (e) a "subsidiary" of a Person means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

     SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 1.5, 5.6 and 5.7, are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

     SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Texas or in any other Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 9.11  Arbitration.

     (a) Subject to the limitations set forth herein with respect to the parties' rights to make claims hereunder, including, but not limited to, the limitations set forth in Sections 7.2 and 9.1, any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this contract, shall be finally settled by arbitration. The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief. After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

     (b) The parties agree that the federal courts located in Dallas, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts. Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement. Process in any action arising out of or related to this Agreement may be served on any party to the Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

     (c) The arbitration shall be conducted before a tribunal composed of three arbitrators. If the panel is selected prior to Closing, the Company and TMW shall each select an arbitrator. If the arbitration panel is selected after Closing, TMW, on the one hand, and all parties adverse to TMW with respect to the matter to be arbitrated, collectively, on the other, shall each select an arbitrator. In either case, the two arbitrators so selected shall select a third arbitrator within 10 days of selection of the two arbitrators. If the two arbitrators are unable to agree on a third arbitrator, either party may petition the Chief Judge of the United States District Court of the Northern District of Texas, Dallas Division to appoint the third arbitrator. In addition, if any one of the parties fails to appoint the arbitrator which it is responsible for appointing within 10 days of the request of the other party, then such other party may petition the Chief Judge of the United States District Court of the Northern District of Texas, Dallas Division to appoint the first party's arbitrator. Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with financial, fiduciary, kinship or other relationship with any party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his dissent. The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or in part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.

     (d) It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the third arbitrator is appointed. Unless the parties otherwise agree, once commenced, hearings shall be held five days a week, with each hearing day to begin at 9:00 a.m. and to conclude at 5:00 p.m. The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he determines that the interests of justice otherwise requires. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony, and other evidence, briefs and the award as strictly confidential. The place of arbitration shall be Dallas, Texas unless otherwise agreed by the parties.

     (e) The parties agree that discovery shall be limited and shall be handled expeditiously. Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this Agreement. However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order to the arbitrators. All disputes regarding discovery shall be promptly resolved by the arbitrators. No witness or party may be required to waive any privilege recognized at law. The parties hereby waive any claim to damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages. The party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys' fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures, or to confirm or set aside an award. Notwithstanding anything to the contrary contained in this Agreement, the partied hereby waive any claim to damages in the nature of consequential damages.

     IN WITNESS WHEREOF, TMW and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            THE MEN'S WEARHOUSE, INC.

                                            By:     /s/ DAVID H. EDWAB
                                              ----------------------------------
                                              Name: David H. Edwab
                                              Title:  President

                                            TMW COMBINATION COMPANY

                                            By:     /s/ DAVID H. EDWAB
                                              ----------------------------------
                                              Name: David H. Edwab
                                              Title:  President

                                            K&G MEN'S CENTER, INC.

                                            By:  /s/ STEPHEN H. GREENSPAN
                                              ----------------------------------
                                              Name: Stephen H. Greenspan
                                              Title:  Chairman of the Board,
                                                      President and
                                                      Chief Executive Officer

                                                                         ANNEX B

                     NATIONSBANC MONTGOMERY SECURITIES LLC


April 26, 1999


Board of Directors
K&G Men's Center, Inc.
1225 Chattahoochee Avenue, N.W.
Atlanta, Georgia 30318

Gentlemen and Ladies:

     We understand that K&G Men's Center, Inc., a Georgia corporation (the "Company"), TMW Combination Company, a Georgia corporation ("Sub") and The Men's Wearhouse, Inc., a Texas corporation ("Buyer"), have entered into an Agreement and Plan of Merger dated March 3, 1999 (the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"), and the Company will become a wholly-owned subsidiary of Buyer. Pursuant to the Merger Agreement, each outstanding share of the common stock, $0.01 par value per share, of the Company ("Company Common Stock") will be converted into and exchangeable for that number of shares of common stock, $0.01 par value per share, of Buyer ("Buyer Common Stock") determined pursuant to the Merger Agreement (from the average of the daily closing prices for the shares of Buyer Common Stock for the fifteen consecutive trading days on which shares of Buyer Common Stock are actually traded on the Nasdaq National Market ending on the closing of trading on the third trading day immediately preceding the date of consummation of the Merger (the "Base Period Trading Price")) as follows: (i) if the Base Period Trading Price is equal to or greater than $32.50, the number of shares of Buyer Common Stock to be received in the Merger for each share of Company Common Stock shall equal 0.40, (ii) if the Base Period Trading Price is less than or equal to $27.50, the number of shares of Buyer Common Stock to be received in the Merger for each share of Company Common Stock shall equal 0.43, and (iii) if the Base Period Common stock is between $27.50 and $32.50, the number of shares of Buyer Common Stock to be received in the Merger for each share of Company Common Stock shall be between 0.43 and 0.40, determined pro rata as set forth in the Merger Agreement. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.


     We previously delivered to you an opinion dated March 3, 1999 (the "Prior Letter") which stated, subject to the limitations and conditions contained therein, our opinion as investment bankers that the Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date of the Merger Agreement. You have asked us to reconfirm our opinion expressed in the Prior Letter, and further asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof. As you are aware, we were engaged solely for the purpose of examining the fairness of the Merger from a financial point of view, as set forth above. We were not engaged as the Company's financial advisor for the Merger, and we were not requested to (nor did we) solicit or assist the Company in soliciting indications of interest from third parties for the Company or any part of it. Additionally, we were not retained to consider (nor did we advise the Company with respect to) alternatives to the Merger or the Company's underlying decision to proceed with or effect the Merger.



     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and Buyer, including the consolidated financial statements of the Company and Buyer for recent years, consolidated financial statements of the Company for interim periods to January 31, 1999 and consolidated financial statements of Buyer for interim periods to January 30, 1999, and certain other relevant financial and operating data relating to the Company and Buyer made available to us from published sources and from the internal records of the Company and Buyer, (ii) reviewed the financial terms and conditions of the Merger Agreement,
(iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Company Common Stock and

Buyer Common Stock, (iv) compared the Company and Buyer from a financial point of view with certain other companies in the apparel industry which we deemed to be relevant, (v) considered the financial terms, to the extent publicly available, of selected recent business combinations involving companies in the retail industry which we deemed to be comparable, in whole or in part, to the Merger, (vi) reviewed and discussed with representatives of the management of the Company and Buyer certain information of a business and financial nature regarding the Company and Buyer furnished to us by them, including financial forecasts and related assumptions of the Company and Buyer, (vii) made inquiries regarding and discussed the Merger, the Merger Agreement and other matters related thereto with the Company's counsel and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of their respective managements as to the future financial performance of the Company and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of the counsel and the independent accountants to the Company as to all legal, tax and financial reporting matters with respect to the Company, Buyer, the Merger and the Merger Agreement. You have informed us, and we have assumed without verification and with your consent, that the Merger will be treated as a pooling of interests under Accounting Principles Board Opinion No. 16 and that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.


     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of the Company pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of the Merger Agreement, and is fair to such shareholders from a financial point of view, as of the date hereof.


     We are not expressing (and cannot express) an opinion regarding the price at which shares of Buyer Common Stock may trade at any future time. The Consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is based upon an exchange ratio which becomes fixed if the Base Period Trading Price (when determined three days prior to the consummation of the Merger) has risen above $32.50 or has fallen below $27.50, and which varies on a pro rata basis if the Base Period Trading Price falls between these amounts. Accordingly, the market value of the Consideration received by shareholders of the Company could vary significantly from what such shareholders would receive if the Merger were completed today.

     In the ordinary course of our business, we trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offers of securities of the Company.

Additionally, our affiliate is currently a lender to Buyer, and we may participate directly or indirectly in arranging, underwriting or providing debt or equity financing to Buyer in connection with the Merger or in connection with subsequent financing (or refinancing) transactions involving Buyer.

     This opinion is directed solely to the Board of Directors of the Company in connection with its consideration of the Merger, and is not a recommendation to any shareholder as to how shareholders should vote with respect to the Merger. Shareholders of the Company are neither addressees nor intended beneficiaries of our opinion or our underlying financial analysis (which was prepared solely for the members of the Board of Directors of the Company for their personal use as directors in connection with their review and evaluation of the Merger), and no shareholder of the Company may rely or allege any reliance on our opinion or analysis in connection with such shareholder's consideration of the merits of the Merger or otherwise. Furthermore, this opinion addresses only the fairness from a financial point of view of the Consideration to the shareholders of the Company, as of the date hereof, and does not address any other aspect of the Merger including, without limitation, the relative merits of the Merger, any alternatives to the Merger or the Company's underlying decision to proceed with or effect the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in its entirety in any proxy statement or prospectus filed by the Company with the Securities and Exchange Commission in connection with the Merger that requires a description of the factors considered by the Board of the Directors of the Company in connection with its approval of the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or evaluation within the meaning of Section 11 of the Securities Act.

                                            Very truly yours,

                                            NationsBanc Montgomery Securities
                                            LLC

                                                                         ANNEX C

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                   FORM 10-K
(MARK ONE)
    [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED JANUARY 30, 1999

                                       OR

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
       THE SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM                TO

                         COMMISSION FILE NUMBER 0-20036

                             ---------------------

                           THE MEN'S WEARHOUSE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                    TEXAS                                        74-1790172
       (State or Other Jurisdiction of                         (IRS Employer
        Incorporation or Organization)                     Identification Number)

             5803 GLENMONT DRIVE
                HOUSTON, TEXAS                                   77081-1701
   (Address of Principal Executive Offices)                      (Zip Code)

                                 (713) 592-7200
              (Registrant's telephone number, including area code)

          Securities registered pursuant to Section 12(b) of the Act:

                                                            NAME OF EACH EXCHANGE
            TITLE OF EACH CLASS                              ON WHICH REGISTERED
            -------------------                             ---------------------

                                      NONE

          Securities registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                             ---------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the voting stock held by non-affiliates of the Registrant, based on the closing price of shares of common stock on the NASDAQ National Market System on March 26, 1999, was approximately $623.4 million.

     The number of shares of common stock of the Registrant outstanding on March 26, 1999 was 34,968,848, excluding 71,384 shares classified as Treasury Stock.

                      DOCUMENTS INCORPORATED BY REFERENCE

                   DOCUMENT                             INCORPORATED AS TO
                   --------                             ------------------
Notice and Proxy Statement for the Annual        Part III: Items 10, 11, 12 and 13
  Meeting of Shareholders scheduled to be held
  July 1, 1999.
Registration Statement on Form S-4 relating to   Part I: Item 1
  the acquisition of K&G Men's Center, Inc.
  filed with the Securities and Exchange
  Commission on April 5, 1999.

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--------------------------------------------------------------------------------

                             FORM 10-K REPORT INDEX

                             10-K PART AND ITEM NO.


                                                                        PAGE
                                                                        ----
                                   PART I
Item 1.   Business....................................................   C-1
Item 2.   Properties..................................................   C-9
Item 3.   Legal Proceedings...........................................  C-10
Item 4.   Submission of Matters to a Vote of Security Holders.........  C-10
                                  PART II
Item 5.   Market for the Company's Common Equity and Related
          Stockholder Matters.........................................  C-11
Item 6.   Selected Financial Data.....................................  C-12
Item 7.   Management's Discussion and Analysis of Financial Condition
          and Results of Operations...................................  C-13
Item 7A.  Market Risk.................................................  C-18
Item 8.   Financial Statements and Supplementary Data.................  C-22
Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................................  C-40
                                  PART III
Item 10.  Directors and Executive Officers of the Registrant..........  C-40
Item 11.  Executive Compensation......................................  C-40
Item 12.  Security Ownership of Certain Beneficial Owners and
          Management..................................................  C-40
Item 13.  Certain Relationships and Related Transactions..............  C-40
                                  PART IV
Item 14.  Exhibits, Financial Statement Schedules and Reports on Form
          8-K.........................................................  C-40

                                     PART I

ITEM 1. BUSINESS

GENERAL

     The Men's Wearhouse began operations in 1973 as a partnership and was incorporated as The Men's Wearhouse, Inc. (the "Company") under the laws of Texas in May 1974. Our principal executive offices are located at 5803 Glenmont Drive, Houston, Texas 77081-1701 (telephone number 713/592-7200), and at 40650 Encyclopedia Circle, Fremont, California 94538-2453 (telephone number 510/657-9821).

THE COMPANY

     We are one of the largest off-price specialty retailers of men's tailored business clothing in the United States. At January 30, 1999, we operated 431 stores in 40 states and the District of Columbia, with approximately 32% of our locations in Texas and California.

     We operate our stores in the following two formats:

          Men's Wearhouse. We target middle and upper middle income men by offering quality merchandise at everyday low prices. In addition to value, we provide a superior level of customer service. Men's Wearhouse stores offer a broad selection of designer, brand name and private label merchandise at prices we believe are typically 20% to 30% below the regular prices found at traditional department and specialty stores. The prices of our suits generally range from $199 to $599. We consider our merchandise to be conservative. Our merchandise includes suits, sport coats, slacks, business casual, sportswear, outerwear, dress shirts, shoes and accessories. We concentrate on tailored business attire that is characterized by infrequent and more predictable fashion changes. Therefore, we believe we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common. At January 30, 1999, we operated 411 Men's Wearhouse stores in 40 states and the District of Columbia. These stores are referred to as "Men's Wearhouse stores" or "traditional stores".

          Value Priced Clothing. We launched Value Priced Clothing in late 1996 to address the market for a more price sensitive customer. We believe that Value Priced Clothing's more basic, value-oriented approach appeals to certain customers in the men's tailored clothing market. Value Priced Clothing offers a selection of brand names and private label merchandise that we believe is typically 30% to 50% below the regular prices of traditional department stores and specialty stores. The price of suits at these stores generally range from $99 to $199. At January 30, 1999, we operated 20 Value Priced Clothing stores in five states. Value Priced Clothing operates stores under the names "C&R", "SuitMax" and "Suit Warehouse".

     We are in the process of closing the remaining four C&R stores, with one to be converted to a SuitMax store. See "Business -- VPC Operations".

     In this document, Value Priced Clothing and its wholly owned subsidiary are collectively referred to as "VPC". The stores operated by VPC are referred to in this document as "VPC stores".

STORE OPERATIONS AND EXPANSION

     Our expansion strategy includes:

     - opening additional Men's Wearhouse stores in new and existing markets,

     - increasing the size of certain existing Men's Wearhouse stores,

     - increasing productivity and profitability in our existing markets,

     - developing the VPC store format in new and existing markets,

     - identifying strategic acquisition opportunities (see "-- Recent Developments"), and

     - testing expanded merchandise categories in selected stores.

     In general terms, we consider a geographic area served by a common group of television stations as a single market.

     On a limited basis, we have acquired store locations, inventories, customer lists, trademarks and tradenames from existing menswear retailers in both new and existing markets. We may do so again in the future. At present, we plan to open an additional 40 to 45 new Men's Wearhouse stores and five to ten new SuitMax stores in 1999, to close approximately five stores in 1999, to remodel and relocate existing stores and to continue expansion in subsequent years. We believe that our ability to increase the number of traditional stores in the United States above 500 will be limited. However, we believe that additional growth opportunities exist through selectively expanding existing stores, improving and diversifying the merchandise mix, relocating stores and expanding our VPC operations.

     We have focused on acquiring and growing our VPC store format. We have completed three acquisitions between January 1997 and February 1998. These acquisitions included:

     - the January 1997 acquisition of C&R Clothiers ("C&R"), a privately held retailer of 17 men's tailored clothing stores in Southern California,

     - the May 1997 acquisition of Walter Pye's Men's Shops, Inc. ("NAL") which operated four stores in the greater Houston area and one in each of San Antonio, Texas and New Orleans, Louisiana, and

     - the February 1998 acquisition of T.H.C., Inc. ("Suit Warehouse") which operated four stores in metropolitan Detroit.

     We are integrating these acquired operations to create a similar store format and focus. In the process, we have closed most of the C&R stores. We expect to utilize a common format under the name SuitMax to build brand awareness with customers. To achieve this format and focus, we intend to:

     - close the four remaining C&R stores in early 1999, with one to be converted to a SuitMax store, and

     - open new stores under a common format.

     In connection with the proposed combination with K&G Men's Center, Inc. ("K&G") (see "-- Recent Developments"), the Company intends to re-evaluate the store branding opportunities for VPC. Once a decision is made with respect to VPC store branding, the Company anticipates that it will embark on an advertising campaign to gain and expand market identity for the VPC store format.

     As a result of the consolidation of the men's tailored clothing industry, we have been and expect to continue to be presented with significant opportunities for growth within our industry. Such opportunities may include, but are not limited to:

     - increased direct sourcing of merchandise, including possible ventures with apparel manufacturers,

     - acquisitions of menswear retailers,

     - the acquisition or licensing of designer or nationally recognized brand labels,

     - expansion and remodeling of certain existing stores,

     - testing of new product categories, and

     - enhancing our website to allow the sale of merchandise over the internet.

MERCHANDISING

     Our stores offer a broad selection of designer, brand name and private label men's business attire, including a consistent stock of core items (such as navy blazers, tuxedos and basic suits) and considers its merchandise conservative. Although basic styles are emphasized, each season's merchandise reflects current fabric and color trends, and a small percentage of inventory, accessories in particular, are usually more fashion oriented. The broad merchandise selection creates increased sales opportunities by permitting a customer to purchase substantially all of his tailored wardrobe and accessory requirements, including shoes, at our stores. Within our tailored clothing, we offer an assortment of styles from a variety of manufacturers and maintain a broad selection of fabrics and colors. We believe that the depth of selection offered provides us with an advantage over most of our competitors.

     In 1995, the Company expanded its inventory mix to include "business casual" merchandise designed to meet increased demand for such product resulting from the trend toward more relaxed dress codes in the workplace. The added merchandise consists of tailored and non-tailored clothing that complements the existing product mix and provides opportunity for enhanced sales without significant inventory risk. The expanded inventory includes, among other things, more sport coats, casual slacks, knits and woven sports shirts, sweaters and casual shoes.

     We believe our stores differ from most other off-price retailers in that we do not purchase significant quantities of merchandise overruns or close-outs. We provide recognizable quality merchandise at consistent prices that assist the customer in identifying the value available at our stores. We believe that the merchandise at Men's Wearhouse stores is generally offered 20% to 30% below traditional department and specialty store regular prices. A ticket is affixed to each item, which displays our selling price alongside the price we regard as the regular retail price of the item. At the checkout counter, the customer's receipt reflects the savings from what we consider the regular retail price.

     By targeting men's tailored business attire, a category of men's clothing characterized by infrequent and more predictable fashion changes, we believe we are not as exposed to trends typical of more fashion-forward apparel retailers. This allows us to carry basic merchandise over to the following season and reduces the need for markdowns; for example, a navy blazer or gray business suit may be carried over to the next season. Men's Wearhouse stores have a once-a-year sale after Christmas that runs through the month of January, during which prices on many items are reduced 20% to 50% off the everyday low prices. This sale reduces stock at year-end and prepares for the arrival of the new season's merchandise.

     During 1996, 1997 and 1998, 72%, 71% and 68%, respectively, of our total net sales were attributable to tailored clothing (suits, sport coats and slacks), and 28%, 29% and 32%, respectively, were attributable to casual attire, sportswear, shoes, shirts, ties, outerwear and other accessories.

     In addition to accepting cash, checks or nationally recognized credit cards, beginning on October 27, 1998 we started offering our own private label credit card to customers. The private label credit card offers the customer a discount based on sales volume -- for every $500 purchased on the credit card during a specified period, the customer receives a gift certificate for $50 that is valid for six months. We have contracted with a third-party vendor to provide all necessary servicing, processing and to assume all credit risks associated with our private label credit card program. We believe that the private label credit card provides us with an important tool for targeted marketing and presents an excellent opportunity to communicate with our customers via monthly statements and possibly over time to increase the average dollar amount per transaction and the frequency of shopping visits.

CUSTOMER SERVICE AND MARKETING

     The Company's sales personnel are trained as clothing consultants to provide customers with assistance and advice on their apparel needs, including product style, color coordination, fabric and garment fit. Clothing consultants at Men's Wearhouse stores attend an intensive training program at our training facility in Fremont, California, which is further supplemented with weekly store meetings, periodic merchandise meetings, and frequent interaction with multi-unit managers and merchandise managers.

     The Company encourages its clothing consultants to be friendly and knowledgeable and to promptly greet each customer entering the store. Consultants are encouraged to offer guidance to the customer at each stage of the decision-making process, making every effort to earn the customer's confidence and to create a professional relationship that will continue beyond the initial visit. Clothing consultants are also encouraged to contact customers after the purchase or pick-up of tailored clothing to determine whether customers are satisfied with their purchases and, if necessary, to take corrective action. Store personnel have full authority to respond to customer complaints and reasonable requests, including the approval of returns, exchanges, refunds, re-alterations and other special requests, all of which we believe helps promote customer satisfaction and loyalty.

     Each of the Company's stores provides on-site tailoring services to facilitate timely alterations at a reasonable cost to customers. Tailored clothing purchased at a Men's Wearhouse store will be pressed and re-altered (if the alterations were performed at a Men's Wearhouse store) free of charge for the life of the garment.

     Because management believes that men prefer direct and easy store access, we attempt to locate our stores in neighborhood strip and specialty retail centers or in freestanding buildings to enable customers to park near the entrance of the store.

     Our total annual advertising expenditures, which were $31.0 million, $38.0 million and $43.4 million in 1996, 1997 and 1998, respectively, are significant. However, we believe that once we attract prospective customers, the experience of shopping in our stores will be the primary factor encouraging subsequent visits. The Company advertises principally on television and radio, which we consider the most effective means of attracting and reaching potential customers, and our advertising campaign is designed to reinforce our image of providing value and customer service. "I guarantee it" is a long-standing phrase associated with Men's Wearhouse stores and our advertising campaign. In the advertisements, our Chief Executive Officer and co-founder guarantees customer satisfaction with the apparel purchased, the quality of tailoring and the total shopping experience.

VPC OPERATIONS

     We launched VPC in late 1996 to address the market for a more price sensitive customer. We believe that VPC's more basic, value-oriented approach appeals to certain customers in the men's tailored clothing market. VPC offers a selection of brand names and private label merchandise that we believe is typically 30% to 50% below the regular retail prices of traditional department store and specialty store prices. The prices of suits generally range from $99 to $199.

     VPC operates stores under the names "C&R", "SuitMax" and "Suit Warehouse". At January 30, 1999, we operated 20 VPC stores in five states, which consist of 12 SuitMax stores, four Suit Warehouse stores and four C&R stores.

     We have begun a process to integrate and develop the VPC operations into a similar format and focus. This process will include a move toward a common average store size, ranging from 10,000 to 15,000 square feet and hours of operations from Friday through Sunday only in most markets. To build brand awareness with customers, these stores will be operated under the name SuitMax.

     To achieve this similar format, we have closed most of the existing C&R stores, and it is anticipated that by the end of the first quarter of 1999 the four remaining C&R locations will be closed, with one being converted to a SuitMax store. In some cases, Men's Wearhouse stores have been relocated to C&R locations. Management expects that estimated closing costs related to the closure of the remaining C&R stores will not have a material effect on our operations. The four Suit Warehouse stores will continue to operate in Detroit, Michigan. The main focus of the VPC operations will be the SuitMax stores. We plan to add approximately five to ten new SuitMax stores in 1999 and to continue the expansion of the SuitMax stores in subsequent years. We expect that we will experience lesser operating margins from VPC as it makes substantial advertising expenditures to gain market identity and rationalizes acquired assets to meet the new SuitMax format.

     If the proposed merger with K&G is consummated (see "-- Recent Developments"), it is contemplated that K&G will become part of the VPC operations. At such time, the Company intends to re-evaluate the store branding opportunities for VPC. Once a decision is made with respect to VPC store branding, the Company anticipates that it will embark on an advertising campaign to gain and expand market identity for the VPC store format.

PURCHASING AND DISTRIBUTION

     We purchase merchandise from approximately 280 vendors. In 1998, no vendor accounted for 10% or more of purchases. Management does not believe that the loss of any vendor would significantly impact us. While we have no material long-term contracts with our vendors, we believe that we have developed an excellent relationship with our vendors, which is supported by consistent purchasing practices.

     We believe we obtain favorable buying opportunities relative to many of our competitors. We do not request cooperative advertising support from manufacturers, which reduces the manufacturers' costs of doing business and enables them to offer us lower prices. Further, we believe we obtain better discounts by entering into purchase arrangements that provide for limited return policies, although we always retain the right to return goods that are damaged upon receipt or determined to be improperly manufactured. Finally, volume purchasing of specifically planned quantities purchased well in advance of the season enables more efficient production runs by manufacturers, who, in turn, are provided the opportunity to pass some of the cost savings back to us.

     During 1993, we expanded our inventory sourcing capabilities by implementing a direct sourcing program. Under this program, we purchase fabric from mills and contract with certain factories for the assembly of the end product (suits, sport coats or slacks). Such arrangements for fabric and assembly have been with both domestic and foreign mills and factories. Previous purchases from such mills and factories had been through other suppliers. Product acquired during 1996, 1997 and 1998 through the direct sourcing program represented approximately 28%, 31% and 35%, respectively, of total inventory purchases. We expect that purchases through the direct sourcing program will represent approximately 38% of total purchases in 1999.

     To protect against currency exchange risks associated with certain firmly committed and certain other probable, but not firmly committed inventory transactions denominated in a foreign currency (primarily the Italian lira), we enter into forward exchange contracts. In addition, many of the purchases from foreign vendors are financed by letters of credit.

     In 1995, we entered into license agreements with a limited number of parties under which we are entitled to use designer labels, such as "Vito Rufolo", and nationally recognized brand labels such as "Botany" and "Botany 500", in return for royalties paid to the licensor based on the costs of the relevant product. These license agreements generally limit the use of the individual label to products of a specific nature (such as men's suits, men's formal wear or men's shirts). The labels licensed under these agreements will continue to be used in connection with a portion of the purchases under the direct sourcing program described above, as well as purchases from other vendors. We monitor the performance of these licensed labels compared to their cost and may elect to selectively terminate any license. During 1996, we purchased several trademarks, including "Cricketeer," "Joseph & Feiss International," "Baracuta," and "Country Britches," which are used similarly to our licensed labels. Because of the continued consolidation in the men's tailored clothing industry, we may be presented with opportunities to acquire or license other designer or nationally recognized brand labels.

     All merchandise is received into our central warehouse located in Houston, Texas. Once received, merchandise is arranged by size. Our computer system generates bar-coded garment tags and labels and recommends distribution of the merchandise on the basis of each store's past performance with similar merchandise and existing inventory levels. This distribution is reviewed by a member of our merchandise staff and any necessary changes are made. Merchandise for a store is picked and then moved to the appropriate staging area for shipping. In addition to the central distribution center in Houston, we have additional space within certain Men's Wearhouse stores in the majority of our markets, which function as redistribution facilities for their respective areas.

     We lease and operate 31 long-haul tractors and 49 trailers, which, together with common carriers, ship merchandise from the vendors to our distribution facilities and from the distribution facilities to centrally located stores within each market. We also lease or own 74 smaller van-like trucks, which are used to ship merchandise locally or within a given geographic region.

MANAGEMENT INFORMATION AND TELECOMMUNICATION SYSTEMS

     We have aggressively pursued the implementation of technology which provides the opportunity for competitive advantage and which leverages human resources. By implementing a sophisticated management information system, and by integrating it with a highly functional telecommunication system, we have effectively managed the operation of our business and inventory while experiencing substantial growth.

     The Company's inventory control systems, including purchase order management, automatic replenishment of basic items, and real-time point of sale, have contributed to enhanced performance and profitability and to achieving inventory shrinkage rates that are consistently below industry averages. The use of Electronic Data Interchange with several suppliers combined with the use of data warehousing and decision support technologies have substantially leveraged the efforts of the merchandising team, allowing them to reallocate time from simple and repetitive tasks to those requiring more analytical skills.

     The Company's voice mail system has not only enhanced internal communication capabilities, it also has provided an actively used channel for improving customer service and it has contributed to our advertising efforts by giving us access to unsolicited customer testimonials.

     Moores Retail Group Inc. ("Moores"), which combined with the Company on February 10, 1999 (see "-- Recent Development"), operates a fully-integrated, point-of-sale inventory and management information system processed by a DEC Alpha Unix-based computer with proprietary software. The system provides inventory and sales information by store and by SKU. Moores' POS systems have been designed to integrate all major aspects of Moores' business, including sales by store, inventory levels, purchase order management, merchandise planning and the general ledger functions. Store inventory levels are regularly monitored and adjusted to reflect sales trends. The inventory control system provides information that enhances management's ability to make informed and timely buying and manufacturing decisions and accommodate unexpected increases or decreases in demand for a particular item. The inventory management system is capable of reporting product information, such as style, fabric, vendor lot, model number, size and color. Through its stock replenishment system, the merchandise of each Moores store is restocked on a weekly or, if needed, more frequent basis.

     Due to the dramatic changes in the state of the art of information technology, both in general and with regard to the retail industry, in mid-1997, the Company commenced an enterprise-wide project to upgrade our information technology by acquiring products that are generally available and field tested and are designed to increase the efficiency and the future productivity of our operations. We have benefited significantly from investments in technology in the past, and it is anticipated that these modifications will further increase the benefit that we derive from technology, both in the near term and in the future. In completing these modifications, we expect to achieve Year 2000 date conversion compliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Risks."

COMPETITION

     We believe that the unit demand for men's tailored clothing has declined. Our primary competitors include specialty men's clothing stores, traditional department stores, off-price retailers, manufacturer-owned and independently owned outlet stores and three-day stores. Over the past several years market conditions have resulted in consolidation of the industry. We believe that the principal competitive factors in the men's tailored clothing market are merchandise assortment, quality, price, garment fit, merchandise presentation, store location and customer service. We attempt to distinguish ourselves from our competitors by providing what we believe to be the best features of each competing shopping alternative.

     We believe that strong vendor relationships, our direct sourcing program and our buying power are the principal factors enabling us to obtain quality merchandise at attractive prices. We believe that our vendors rely on our predictable payment record and history of honoring all promises, including our promise not to advertise names of labeled and unlabeled designer merchandise, when requested. Certain of our competitors (principally department stores) are larger and have substantially greater financial, marketing and other resources than we have and there can be no assurance that we will be able to compete successfully with them in the future.

SEASONALITY

     Like most retailers, our business is subject to seasonal fluctuations. Historically, over 30% of our net sales and approximately 50% of our net earnings have been generated during the fourth quarter of each year. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for the full year. See Note 9 of Notes to Consolidated Financial Statements.

TRADEMARKS AND SERVICE MARKS

     We are the owner in the United States of the trademark and service mark, "The Men's Wearhouse(R) ", and of federal registrations therefor expiring in 2009 and 2002, respectively, subject to renewal. We have also been granted registrations for that trademark and service mark in 36 states (including Texas and California) of the 40 states, plus the District of Columbia, in which we do business and have used those marks. Applications for the most recent states entered are in process. Our rights in the "The Men's Wearhouse" mark are a significant part of our business, as the mark has become well known through our television and radio advertising campaigns. Accordingly, we intend to maintain our mark and the related registrations.

     We are also the owner in the United States of the servicemarks "C&R", "C&R Clothiers", "Walter Pye's", "NAL", "Suit Warehouse" and "SuitMax". Such marks are used to identify the retail store services of and are the tradenames utilized by the retail clothing stores operated by VPC.

     In addition to The Men's Wearhouse, C&R Clothiers and NAL trademarks/service marks, we own or license other trademarks/service marks used in the business, principally in connection with the labeling of product purchased through the direct sourcing program.

EMPLOYEES

     At January 30, 1999, we had approximately 6,800 employees, of whom approximately 5,900 were full-time and approximately 900 were part-time employees. Seasonality affects the number of part-time employees as well as the number of hours worked by full-time and part-time personnel. As of January 30, 1999, we had no collective bargaining agreements.

RECENT DEVELOPMENTS

  Moores Retail Group Inc.

     On February 10, 1999, we acquired Moores Retail Group Inc., a privately owned Canadian corporation, in exchange for securities ("Exchangeable Shares") exchangeable for 2.5 million shares of our common stock. The Exchangeable Shares have substantially identical economic and legal rights as, and will ultimately be exchanged on a one-on-one basis for, shares of our common stock. The Exchangeable Shares were issued to the shareholders and option holders of Moores in exchange for all of the outstanding shares of capital stock and options of Moores because of Canadian tax law considerations. All Exchangeable Shares must be converted into our common stock within five years and will be reflected as common stock outstanding for financial reporting purposes. The merger has been accounted for as a pooling of interests.

     In connection with closing the Moores acquisition, we repaid approximately U.S. $59 million of Moores' existing indebtedness and entered into two new Canadian credit facilities for this purpose. The credit facilities, which will also be used to provide working capital for the ongoing needs of Moores, include a Can$30 million (U.S. $20 million) revolving loan and a Can$75 million (U.S. $50 million) term loan.

     Moores is one of Canada's leading specialty retailers of men's tailored clothing, with 107 stores in the ten Canadian provinces and eight stores in the United States. Moores distinguishes itself from other Canadian retailers of men's tailored clothing by manufacturing virtually all of the tailored clothing for sale in its stores.

     Moores focuses on conservative, basic tailored apparel. This limits exposure to changes in fashion trends and the need for significant markdowns. Approximately 60% of Moores' merchandise consists of men's tailored clothing. The remaining 40% includes dress shirts, sportswear, outerwear and accessories. Moores typically offers a full assortment of suits and sport coats in sizes ranging from 36 short to 54 extra long. The prices of suits generally range from Can $149 to Can $299 in Moores Canadian stores and US $169 to US $299 in Moores U.S. stores.

     Moores conducts its manufacturing operations through its wholly owned subsidiary, Golden Brand Clothing (Canada) Ltd. ("Golden Brand"), which is the second largest manufacturer of men's suits and sport coats in Canada, and one of the largest in North America. Golden Brand's manufacturing facility in Montreal, Canada, includes a cutting room, fusing department, pant shop and coat shop. At full capacity, the coat shop can produce 12,000 units per week and the pant shop can produce 25,000 units per week. As a result of the vertical integration and the related cost savings, Moores is able to provide greater value to its customer by offering a broad selection of quality merchandise at everyday low prices, which the Company believes typically range from 20% to 30% below traditional Canadian department and specialty stores.

     Except for certain supervisory and office personnel, all of Golden Brand's employees belong to the Union of Needletrades, Industrial and Textile Employees. Golden Brand is part of a collective bargaining unit, of which it is the largest company.

     The Company expects to close seven of the Moores US stores and to convert the eighth store to a Men's Wearhouse store in order to eliminate duplicate store sites in existing Men's Wearhouse markets. The Company expects to incur costs of approximately $3.0 million in connection with the closing of these stores.

  K&G Men's Center, Inc.

     On March 4, 1999, we announced the signing of an Agreement and Plan of Merger with K&G Men's Center, Inc. ("K&G"), a retailer of men's apparel and accessories with 33 stores in the United States. Under the terms of the proposed merger, we will issue between 0.40 and 0.43 of a share of our common stock in exchange for each share of K&G common stock. The exact exchange ratio will depend on the average trading price for our common stock during a 15 trading day period ending on the third trading day before the merger. K&G has approximately
10.3 million shares outstanding. It is expected that the merger with K&G will be accounted for as a pooling of interests. Consummation of the proposed merger is dependent upon, among other things, the approval of the shareholders of K&G.

     K&G is a superstore retailer of men's apparel and accessories. K&G's stores offer first-quality, current-season men's apparel and accessories comparable in quality to that of traditional department and fine specialty stores, at everyday low prices 30% to 70% below retail prices typically charged by such stores. K&G's merchandising strategy emphasizes broad and deep assortments across all major menswear categories, including tailored clothing, casual sportswear, dress furnishings, footwear and accessories. This dominant merchandise selection, which includes brand name as well as private label merchandise, positions K&G to attract a wide range of menswear customers in each of its markets. Like the Company, K&G's philosophy of delivering everyday value distinguishes K&G from other retailers that adopt a more promotional pricing strategy.

     K&G's stores are "destination" stores located primarily in low-cost warehouses and secondary strip shopping centers easily accessible from major highways and thoroughfares. K&G's stores are open for business on Fridays, Saturdays and Sundays only, typically for a total of 24 hours per week. K&G pioneered the weekend strategy in menswear retailing as a means of responding to its customers' shopping habits and creating a sense of urgency to purchase, while facilitating cost control and inventory replenishment. This weekend strategy is an integral element of K&G's retail formula that emphasizes low operating costs, low mark-ups and high inventory turnover to produce attractive store-level economics.

     K&G's 33 stores are located in Atlanta (4); Baltimore; Boston (2); Charlotte; Cincinnati; Cleveland; Dallas (3); Denver (2); Houston (2); Indianapolis; Long Island (2); Los Angeles; Minneapolis; Philadelphia (3); Seattle (2); Washington, D.C. (2); Kansas City, Kansas; Rahway, New Jersey; Fairfield, New Jersey; and Columbus, Ohio.

     For additional information and financial data regarding K&G, please see the Registration Statement on Form S-4 filed on April 5, 1999, which is incorporated by reference herein.

ITEM 2. PROPERTIES

     As of January 30, 1999, we operated 431 stores in 40 states and the District of Columbia. The following table sets forth the location, by state, of these stores:

                                                                MEN'S
                                                              WEARHOUSE    VPC
                                                              ---------    ---
California..................................................      82        6
Texas.......................................................      42        7
Florida.....................................................      26       --
Illinois....................................................      20       --
Michigan....................................................      18        4
Ohio........................................................      15       --
Pennsylvania................................................      14       --
New York....................................................      13       --
Virginia....................................................      13       --
Washington..................................................      13       --
North Carolina..............................................      12       --
Georgia.....................................................      11        2
Colorado....................................................      10       --
Massachusetts...............................................      10       --
Maryland....................................................       9       --
Minnesota...................................................       9       --
Arizona.....................................................       8       --
Indiana.....................................................       8       --
Missouri....................................................       7       --
Tennessee...................................................       7       --
Connecticut.................................................       6       --
New Jersey..................................................       6       --
Oregon......................................................       6       --
Wisconsin...................................................       6       --
Utah........................................................       5       --
Louisiana...................................................       4        1
Nevada......................................................       4       --
South Carolina..............................................       4       --
Alabama.....................................................       3       --
Kentucky....................................................       3       --
New Hampshire...............................................       3       --
Oklahoma....................................................       3       --
Kansas......................................................       2       --
Nebraska....................................................       2       --
Delaware....................................................       1       --
District of Columbia........................................       1       --
Idaho.......................................................       1       --
Iowa........................................................       1       --
Mississippi.................................................       1       --
New Mexico..................................................       1       --
Rhode Island................................................       1       --
                                                                 ---       --
          Total.............................................     411       20
                                                                 ---       --

     Men's Wearhouse stores vary in size from approximately 2,800 to 10,800 total square feet (average square footage at January 30, 1999 was 4,938 square feet). Men's Wearhouse stores are primarily located in middle and upper middle income neighborhood strip and specialty retail shopping centers. We believe our customers generally prefer to limit the amount of time they spend shopping for men's tailored clothing and seek easily accessible store sites.

     Men's Wearhouse stores are designed to further our strategy of facilitating sales while making the shopping experience pleasurable. Men's Wearhouse attempts to create a specialty store atmosphere through effective merchandise presentation and sizing, attractive in-store signs and efficient checkout procedures. Most of the traditional stores have similar floor plans and merchandise presentation to facilitate the shopping experience and sales process. Designer, brand name and private label garments are intermixed, and emphasis is placed on the fit of the garment rather than on a particular label or manufacturer. Each store is staffed with clothing consultants and sales associates and has a tailoring facility with at least one tailor.

     SuitMax and Suit Warehouse stores vary in size from approximately 5,400 to 30,700 total square feet (average square footage at January 30, 1999 was 14,301 square feet).

     We own the building that houses one of our stores in Dallas, Texas, and lease the underlying land from certain of our principal shareholders. We lease the remainder of our stores on terms generally from five to ten years with renewal options at higher fixed rates in most cases. Leases typically provide for percentage rent over sales break points. Additionally, most leases provide for a base rent as well as "triple net charges", including but not limited to common area and maintenance expenses, property taxes, utilities, center promotions and insurance. In certain markets, we lease between 1,000 and 5,000 additional square feet in a Men's Wearhouse store to be utilized as a redistribution facility in that geographic area.

     We own a 240,000 square foot facility situated on approximately seven acres of land in Houston, Texas which serves as our principal office, warehouse and distribution facility. Approximately 65,000 square feet of this facility is used as office space for our financial, information technology and merchandising departments with the remaining 175,000 square feet serving as a warehouse and distribution center. We also own a 150,000 square foot facility, situated on an adjacent six acres, comprised of approximately 9,000 square feet of office space and 141,000 square feet serving as a warehouse and distribution center.

     Our executive offices in Fremont, California are housed in a 35,500 square foot facility which we own. This facility serves as an office, training and redistribution facility.

     We lease, from certain of our principal shareholders, a building used as a supply depot. The lease term on this one acre facility in Houston, Texas runs until August 31, 2005, and is on terms that we believe are no less favorable than could be obtained from an independent third party.

ITEM 3. LEGAL PROCEEDINGS

     We are involved in various routine legal proceedings, including ongoing litigation, incidental to the conduct of our business. Management believes that none of these matters will have a material adverse effect on our financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year ended January 30, 1999.

                                    PART II

ITEM 5. MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is traded on the NASDAQ under the symbol "SUIT." The following table sets forth, on a per share basis for the periods indicated, the high and low sale prices per share for our common stock as reported by NASDAQ. The prices set forth below for periods prior to June 19, 1998 have been adjusted to give retroactive effect to the 50% stock dividend paid on that date.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR 1997
  First quarter ended May 3, 1997...........................  $20.67   $15.33
  Second quarter ended August 2, 1997.......................   25.08    16.75
  Third quarter ended November 1, 1997......................   27.50    22.33
  Fourth quarter ended January 31, 1998.....................   26.50    20.00
FISCAL YEAR 1998
  First quarter ended May 2, 1998...........................  $29.67   $22.33
  Second quarter ended August 1, 1998.......................   36.88    26.67
  Third quarter ended October 31, 1998......................   34.63    14.00
  Fourth quarter ended January 30, 1999.....................   32.50    22.00

     On March 26, 1999, there were approximately 1,100 holders of record and approximately 4,187 beneficial holders of our common stock.

     We have not paid dividends on our common stock and for the foreseeable future we intend to retain all of our earnings for the future operation and expansion of our business. Our credit agreement prohibits the payment of cash dividends on our common stock. See Note 4 of Notes to Consolidated Financial Statements.

ITEM 6. SELECTED FINANCIAL DATA

     The following selected statement of earnings and balance sheet information for the fiscal years indicated has been derived from The Men's Wearhouse, Inc. (the "Company") audited consolidated financial statements. The Company's consolidated financial statements as of January 31, 1998 and January 30, 1999 and for each of the three years in the period ended January 30, 1999 were audited by Deloitte & Touche LLP, independent auditors, whose report thereon appears elsewhere herein. The Selected Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto. References herein to years are to the Company's 52-week or 53-week fiscal year, which ends on the Saturday nearest January 31 in the following calendar year. For example, references to "1998" mean the fiscal year ended January 30, 1999. All fiscal years for which financial information is included herein had 52 weeks, except 1995 which had 53 weeks.

                                                 1994       1995       1996       1997       1998
                                               --------   --------   --------   --------   --------
                                                     (DOLLARS AND SHARES IN THOUSANDS, EXCEPT
                                                       PER SHARE AND PER SQUARE FOOT DATA)
STATEMENT OF EARNINGS DATA:
  Net sales..................................  $317,127   $406,343   $483,547   $631,110   $767,922
  Gross margin...............................   121,878    157,615    188,366    242,593    299,735
  Operating income...........................    22,375     30,606     38,134     51,530     71,682
  Earnings before extraordinary item.........    12,108     16,508     21,143     28,883     40,920
  Earnings per share of common stock before
     extraordinary item (1):
     Basic...................................  $   0.43   $   0.55   $   0.67   $   0.89   $   1.21
     Diluted.................................  $   0.42   $   0.54   $   0.67   $   0.87   $   1.17
  Weighted average shares outstanding(1).....    28,216     29,821     31,354     32,343     33,849
  Weighted average shares outstanding plus
     dilutive potential common shares(1).....    28,744     30,339     34,101     35,384     36,075
OPERATING INFORMATION:
  Percentage increase in comparable store
     sales(2)................................       8.4%       6.8%       3.9%       8.5%      10.4%
  Average square footage-- all stores(3).....     4,553      4,687      4,863      5,097      5,297
  Average sales per square foot of selling
     space(4)................................  $    406   $    416   $    413   $    420   $    437
NUMBER OF STORES:
  Open at beginning of the period............       183        231        278        345        396
  Opened.....................................        48         48         50         50         47
  Acquired...................................        --         --         17          6          4
  Closed.....................................        --         (1)        --         (5)       (16)
                                               --------   --------   --------   --------   --------
  Open at end of the period..................       231        278        345        396        431
CAPITAL EXPENDITURES.........................  $ 23,736   $ 22,538   $ 26,222   $ 27,380   $ 46,247

                                       JANUARY 28,   FEBRUARY 3,    FEBRUARY 1,    JANUARY 31,   JANUARY 30,
                                          1995           1996           1997          1998          1999
                                       -----------   ------------   ------------   -----------   -----------
BALANCE SHEET INFORMATION:
  Working capital....................   $ 68,078       $ 88,798       $136,837      $182,561      $174,055
  Total assets.......................    160,494        204,105        295,478       379,415       403,732
  Long-term debt(5)..................     24,575          4,250         57,500        57,500            --
  Shareholders' equity...............     84,944        136,961        159,129       220,048       298,218

---------------

(1) Adjusted to give effect to a 50% stock dividend effected on November 15, 1995 and a 50% stock dividend effected June 19, 1998.

(2) Comparable store sales data is calculated by excluding the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period.

(3) Average square footage -- all stores is calculated by dividing the total square footage for all stores open at the end of the period by the number of stores open at the end of such period.

(4) Average sales per square foot of selling space is calculated by dividing total selling square footage for all stores open the entire year into total sales for those stores.

(5) February 1, 1997 and January 31, 1998 balances represent the 5 1/4% Convertible Subordinated Notes Due 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a discussion of the redemption of the Notes.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company opened its first store in Houston, Texas in August 1973, growing to 431 stores by January 30, 1999. The Company opened 50 stores in 1996, 50 stores in 1997 and 47 stores in 1998; in addition, the Company acquired 17 stores in January 1997 (C&R), six stores in May 1997 (NAL) and four stores in February 1998 (Suit Warehouse) as part of its VPC operations. This growth has resulted in significant increases in net sales and has also contributed to increased net earnings for the Company.

     Generally, new Men's Wearhouse traditional stores contribute toward covering corporate overhead and other indirect costs within three months of opening, depending primarily upon the month within which the store is opened. In determining store contribution, the Company considers net sales, cost of sales and other direct store costs, but excludes buying costs, corporate overhead, depreciation and amortization, financing costs and advertising. Expansion is generally continued within a market as long as management believes it will provide profitable incremental sales volume.

     Like most retailers, our business is subject to seasonal fluctuations. Historically, over 30% of our net sales and approximately 50% of our net earnings have been generated during the fourth quarter of each year. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for the full year.

     The Company currently intends to continue its expansion in new and existing markets and plans to open approximately 40 to 45 new traditional stores and five to ten new VPC stores in 1999. The average cost (excluding telecommunications and point-of-sale equipment and inventory) of opening a new store is expected to be approximately $300,000 to $325,000 in 1999.

     In addition to increases in net sales resulting from new stores and acquisitions, the Company has experienced comparable store sales increases in each of the past five years, including a 10.4% increase for 1998.

     The Company has closed 21 stores in the three years ended January 30, 1999. Generally, in determining whether to close a store, the Company considers the store's historical and projected performance and the continued desirability of the store's location. Store performance is continually monitored and, occasionally, as neighborhoods and shopping areas change, management may determine that it is in the best interest of the Company to close or relocate a store. In 1997, the Company closed two traditional stores in California and two traditional stores in Texas due to substandard performance and/or the proximity of a newly opened store. Also in 1997, after the acquisition of NAL, the Company closed one of its outlet centers due to the proximity of an acquired store. In 1998, the Company closed two traditional stores in California and one traditional store in Tennessee due to substandard performance or the proximity of another store. The remaining 13 stores closed in 1998 were C&R stores that were closed as part of the Company's efforts to integrate and develop the VPC operations that target the more price sensitive clothing customer. It is anticipated that the four remaining C&R stores will be closed by the end of the first quarter of 1999, with one being converted to a SuitMax store.

     The following table sets forth the Company's results of operations expressed as a percentage of net sales for the periods indicated:

                                                            FISCAL YEAR
                                                      -----------------------
                                                      1996     1997     1998
                                                      -----    -----    -----
Net sales...........................................  100.0%   100.0%   100.0%
Cost of goods sold, including buying and occupancy
  costs.............................................   61.0     61.6     61.0
                                                      -----    -----    -----
Gross margin........................................   39.0     38.4     39.0
Selling, general and administrative expenses........   31.1     30.3     29.7
                                                      -----    -----    -----
Operating income....................................    7.9      8.1      9.3
Interest expense....................................    0.4      0.3      0.2
                                                      -----    -----    -----
Earnings before income taxes........................    7.5      7.8      9.1
Income taxes........................................    3.1      3.2      3.8
                                                      -----    -----    -----
Earnings before extraordinary item..................    4.4%     4.6%     5.3%
                                                      -----    -----    -----

RESULTS OF OPERATIONS

  1998 Compared with 1997

     The following table presents a breakdown of 1997 and 1998 net sales of the Company by stores open in each of these periods:

                                                             NET SALES
                                                     --------------------------
                                                      1997     1998    INCREASE
                                                     ------   ------   --------
                                                           (IN MILLIONS)
STORES
51 stores opened or acquired in 1998(1)............  $   --   $ 50.9    $ 50.9
56 stores opened or acquired in 1997(2)............    46.6     92.1      45.5
Stores opened before 1997..........................   584.5    624.9      40.4
                                                     ------   ------    ------
          Total....................................  $631.1   $767.9    $136.8
                                                     ======   ======    ======

---------------

(1) Sales include $16.1 million attributable to the four Suit Warehouse stores acquired in February 1998, with the remaining $34.8 million attributable to the four SuitMax and 43 Men's Wearhouse stores opened in 1998.

(2) Sales include $10.6 million and $15.4 million for 1997 and 1998, respectively, attributable to the six NAL stores acquired in May 1997, with the remaining $36.0 million and $76.7 million attributable to the 50 Men's Wearhouse stores opened in 1997.

     The Company's net sales increased $136.8 million, or 21.7%, to $767.9 million for 1998 due primarily to sales resulting from the increased number of stores and increased sales at existing stores. Comparable store sales (which are calculated by excluding the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period) increased 10.4% from 1997.

     Gross margin increased $57.1 million, or 23.6%, to $299.7 million in 1998. As a percentage of sales, gross margin increased from 38.4% in 1997 to 39.0% in 1998. This increase in gross margin predominantly related to a decrease in product and occupancy costs as a percentage of sales for the traditional Men's Wearhouse stores. This increase was partially offset by the lower product margins realized in the VPC stores, as compared to the traditional Men's Wearhouse stores.

     Selling, general and administrative ("SG&A") expenses decreased, as a percentage of sales, from 30.3% in 1997 to 29.7% in 1998, while SG&A expenditures increased by $37.0 million to $228.1 million. On an absolute dollar basis, the principal components of SG&A expenses increased primarily due to the Company's growth. The decrease in SG&A expenses as a percentage of sales was related primarily to the impact of traditional store comparable sales increases. Advertising expense decreased from 6.0% to 5.6% of net sales and store salaries decreased from 12.1% to 12.0% of net sales, while other SG&A expenses decreased from 12.2% to 12.1% of net sales.

     Interest expense, net of interest income, decreased from $2.4 million in 1997 to $2.0 million in 1998. Weighted average borrowings outstanding decreased $12.2 million from the prior year to $45.5 million in 1998, while the weighted average interest rates on outstanding indebtedness increased from 6.3% to 6.5%. The change in weighted average borrowings resulted from the early retirement of the $57.5 million in 5 1/4% Convertible Subordinated Notes in the third quarter of 1998, of which $36.8 million was converted to common stock. The impact of the decrease in weighted average borrowings was partially offset by higher interest rate borrowings under the Company's revolving credit facility during the last half of 1998. Interest expense was offset by interest income of $1.3 million in 1997 and $0.9 million in 1998, which resulted from the investment of excess cash.

     The Company's effective income tax rate for the year ended January 30, 1999 was 41.3% and remained unchanged from the prior year. The effective tax rate was higher than the statutory federal rate of 35% primarily due to the effect of state income taxes and the nondeductibility of a portion of meal and entertainment expenses. This, combined with the factors discussed above, resulted in 1998 earnings before extraordinary item of $40.9 million, or 5.3%, of net sales, compared with 1997 earnings before extraordinary item of $28.9 million, or 4.6% of net sales. The extraordinary item of $0.7 million, net of a $0.5 million tax benefit, related to the early retirement of the Company's
5 1/4% Subordinated Notes.

  1997 Compared with 1996

     The following table presents a breakdown of 1996 and 1997 net sales of the Company by stores open in each of these periods:

                                                             NET SALES
                                                     --------------------------
                                                      1996     1997    INCREASE
                                                     ------   ------   --------
                                                           (IN MILLIONS)
STORES
56 stores opened or acquired in 1997(1)............  $   --   $ 46.6    $ 46.6
67 stores opened or acquired in 1996(2)............    36.8    103.2      66.4
Stores opened before 1996..........................   446.7    481.3      34.6
                                                     ------   ------    ------
          Total....................................  $483.5   $631.1    $147.6
                                                     ======   ======    ======

---------------

(1) Sales include $10.6 million attributable to the six NAL stores acquired in May 1997, with the remaining $36.0 million attributable to the 50 Men's Wearhouse stores opened in 1997.

(2) Sales include $0.9 million and $23.4 million for 1996 and 1997, respectively, attributable to the 17 C&R stores acquired in 1996, with the remaining $35.9 million and $79.8 million for 1996 and 1997, respectively, attributable to the 50 Men's Wearhouse stores opened in 1996.

     The Company's net sales increased $147.6 million, or 30.5%, to $631.1 million for 1997 due primarily to sales resulting from the increased number of stores and increased sales at existing stores. Comparable store sales increased 8.5% from 1996. The comparable store sales increase for 1997 does not include sales from the VPC stores. Acquired VPC stores accounted for $33.1 million of the sales increase for 1997.

     Gross margin increased $54.2 million, or 28.8%, to $242.6 million in 1997. As a percentage of sales, gross margin decreased from 39.0% in 1996 to 38.4% in 1997. This decline in gross margin predominantly resulted from the lower gross margin realized in the VPC stores, as compared to the traditional Men's Wearhouse stores; however, this decline was partially offset by an increase in the gross margin percentage for the traditional Men's Wearhouse stores, primarily due to a decrease in occupancy costs and product costs as a percentage of sales.

     Selling, general and administrative expenses decreased, as a percentage of sales, from 31.1% in 1996 to 30.3% in 1997, while SG&A expenditures increased by $40.8 million to $191.1 million. On an absolute dollar basis, the principal components of SG&A expenses increased primarily due to the Company's growth. The decrease in SG&A expenses as a percentage of sales was related primarily to the lower operating costs associated with the VPC stores as compared to the traditional Men's Warehouse stores, and the impact of traditional store comparable sales increases. Advertising expense decreased from 6.4% to 6.0% of net sales and store salaries decreased from 12.4% to 12.1% of net sales, while other SG&A expenses decreased from 12.3% to 12.2% of net sales.

     Interest expense, net of interest income, increased from $2.1 million in 1996 to $2.4 million in 1997. Weighted average borrowings outstanding increased $3.1 million from the prior year to $57.7 million in 1997, while the weighted average interest rates on outstanding indebtedness increased from 6.2% to 6.3%. Interest expense associated with the 5 1/4% Convertible Subordinated Notes was offset by interest income of $1.3 million in 1997 and $1.2 million in 1996 resulting from the investment of excess cash.

     The Company's effective income tax rate for the year ended January 31, 1998 was 41.3% and remained unchanged from the prior year. The effective tax rate was higher than the statutory federal rate of 35% primarily due to the effect of state income taxes and the nondeductibility of a portion of meal and entertainment expenses. This, combined with the factors discussed above, resulted in 1997 net earnings of $28.9 million, or 4.6%, of net sales, compared with 1996 net earnings of $21.1 million, or 4.4% of net sales.

LIQUIDITY AND CAPITAL RESOURCES

     In July 1997, the Company issued 1,500,000 shares of common stock for net proceeds of $30.0 million. The Company used the proceeds from such offering to fund its continued expansion and upgrade its information technology infrastructure. The remaining cash was invested in short-term securities.

     In August 1998, the Company gave notice to the holders of its outstanding
5 1/4% Convertible Subordinated Notes (the "Notes") that the Company would redeem the Notes on September 14, 1998. As a result, $36.8 million principal amount of the Notes was converted into 1.6 million shares of the Company's common stock and $20.7 million principal amount was redeemed for an aggregate of $21.5 million. An extraordinary charge of $0.7 million, net of tax benefit of $0.5 million, related to the retirement of the debt was recognized in the third quarter of 1998.

     In February 1999, the Company amended and restated its revolving credit agreement with a group of banks (the "Credit Agreement"). This agreement provides for borrowing of up to $125 million through February 5, 2004. Advances under the Credit Agreement bear interest at a rate per annum equal to, at the Company's option, the agent's prime rate or the reserve adjusted LIBOR rate plus an interest rate margin varying between .75% to 1.25%. The Credit Agreement provides for fees applicable to unused commitments of .125% to .225%. As of January 30, 1999, there was no indebtedness outstanding under the Credit Agreement.

     The Credit Agreement contains certain restrictive and financial covenants, including the requirement to maintain a minimum amount of Consolidated Net Worth (as defined). The Company is also required to maintain certain debt to cash flow, cash flow coverage and current ratio. In addition, the Credit Agreement limits additional indebtedness, creation of liens, Restrictive Payments (as defined) and Investments (as defined). The Credit Agreement also prohibits payment of cash dividends on the common stock of the Company. The Credit Agreement permits, with certain limitations, the Company to merge or consolidate with another company, sell or dispose of its property, make acquisitions, issue options or enter into transactions with affiliates. The Company is in compliance with the covenants in the Credit Agreement.

     In February 1999, the Company also entered into two new Canadian credit facilities in conjunction with the combination with Moores. These facilities include a revolving credit agreement which provides for borrowings up to Can $30 million (U.S. $20 million) through February 5, 2004 and a term credit agreement which provides for borrowings of Can $75 million (U.S. $50 million) to be repaid in quarterly installments of Can $0.9 million (U.S. $0.6 million) beginning May 1, 1999; remaining unpaid principal is payable on February 5, 2004. Covenants and interest rates are substantially similar to those contained in the Company's Credit Agreement. Borrowings under these agreements were used to repay approximately U.S. $59 million in outstanding indebtedness of Moores with the remaining availability to be used to fund operating and other requirements of Moores.

     The Company's primary sources of working capital are cash flow from operations and borrowings under the Credit Agreement. The Company had working capital of $136.8 million, $182.6 million and $174.1 million at the end of 1996, 1997 and 1998, respectively. Historically, the Company's working capital has been at its lowest level in January and February, and has increased through November as inventory buildup is financed with both short-term and long-term borrowings in preparation for the fourth quarter selling season.

     Net cash provided by operating activities amounted to $19.8 million, $28.9 million and $33.0 million in 1996, 1997, and 1998, respectively. These amounts primarily represent net earnings plus depreciation and amortization and increases in current liabilities, offset by increases in inventories and other current assets and, in 1996 and 1997, a decrease in income taxes payable. The increase in inventories of $27.3 million in 1996, $39.3 million in 1997 and $32.7 million in 1998 resulted from the addition of inventory for new and acquired stores and stores expected to be opened shortly after the year-end, backstocking and the purchase of fabric used in the direct sourcing of inventory.

     Capital expenditures totaled $26.2 million, $27.4 million and $46.2 million in 1996, 1997 and 1998, respectively. The following table details capital expenditures (in millions):

                                                        1996    1997    1998
                                                        -----   -----   -----
New store construction................................  $13.6   $ 9.1   $19.6
Information technology................................    5.5     5.9    12.8
Distribution facilities...............................    0.7     4.2     2.9
Relocation and remodeling of existing stores..........    3.9     5.0     6.1
Other.................................................    2.5     3.2     4.8
                                                        -----   -----   -----
          Total.......................................  $26.2   $27.4   $46.2
                                                        =====   =====   =====

     Property additions relating to new stores include stores in various stages of completion at the end of the fiscal year (eight stores at the end of 1996, three stores at the end of 1997 and two stores at the end of 1998). New store construction cost is net of $1.2 million and $2.8 million in 1996 and 1997, respectively, related to proceeds from sale and leaseback transactions and includes $2.2 million in 1998 for land costs that the Company expects to recover from a sale and leaseback transaction in 1999. New store construction costs were higher in 1998 due in part to the Company's entering higher cost markets in the northeastern U.S.

     The Company acquired certain other assets in connection with various transactions including, but not limited to, trademarks, tradenames, customer lists, non-compete agreements and license agreements, for $12.0 million in 1996, $4.6 million in 1997 and $6.2 million in 1998.

     Net cash provided by financing activities was $50.0 million in 1996 and $28.8 million in 1997. Net cash used in financing activities was $20.8 million in 1998. Cash provided by financing activities includes the proceeds from the sale of Notes of $55.5 million in 1996 (net of $2.0 million in related costs), and the net proceeds of the public offering of common stock of $30.0 million in 1997, as well as borrowings under the Company's revolving credit facilities in 1996. Cash used in financing activities is principally comprised of repayments of amounts outstanding under the Company's revolving credit facilities in 1996 and, as described above, redemption of a portion of the Notes in 1998.

     The Company's primary cash requirements are to finance working capital increases and to fund capital expenditure requirements anticipated to be between approximately $35.0 million and $40.0 million for 1999. This amount includes the anticipated costs of opening approximately 40 to 45 new traditional stores and five to ten new VPC stores in 1999 at an expected average cost per store of approximately $300,000 to $325,000 (excluding telecommunications and point-of-sale equipment and inventory). The balance of the capital expenditures for 1999, which includes capital expenditure requirements for Moores, will be used for telecommunications, point-of-sale and other computer equipment and store remodeling and expansion. The Company anticipates that each of the approximately 40 to 45 new traditional stores will require, on average, an initial inventory costing approximately $500,000 (subject to the same seasonal patterns affecting inventory at all stores), which will be funded by the Company's revolving credit facility, trade credit and cash from operations. The actual amount of future capital expenditures and inventory purchases will depend in part on the number of new stores opened and the terms on which new stores are leased. If the proposed merger with K&G is consummated, there may be additional cash requirements. Additionally, the continuing consolidation of the men's tailored clothing industry and recent financial difficulties of significant menswear retailers may present the Company with opportunities to acquire retail chains significantly larger than the Company's past acquisitions. Any such acquisitions may be undertaken as an alternative to opening new stores. The Company may use cash on hand, together with its cash flow from operations, borrowings under the Credit Agreement and issues of equity securities, to take advantage of significant acquisition opportunities.

     The Company anticipates that its existing cash and cash flow from operations, supplemented by borrowings under its various credit agreements, will be sufficient to fund planned store openings, other capital expenditures and operating cash requirements for at least the next 12 months.

     In connection with the Company's direct sourcing program, the Company may enter into purchase commitments that are denominated in a foreign currency (primarily the Italian lira). The Company generally enters into forward exchange contracts to reduce the risk of currency fluctuations related to such commitments. The majority of the forward exchange contracts are with one financial institution. Therefore, the Company is exposed to credit risk in the event of nonperformance by this party. However, due to the creditworthiness of this major financial institution, full performance is anticipated. The Company may also be exposed to market risk as a result of changes in foreign exchange rates. This market risk should be substantially offset by changes in the valuation of the underlying transactions being hedged.

MARKET RISK

     The Company is subject to exposure from fluctuations in U.S. dollar/Italian lira exchange rates. As further described in Note 7 of the Company's consolidated financial statements, the Company utilizes foreign currency forward exchange contracts to limit exposure to changes in currency exchange rates. At January 30, 1999, the Company had 15 contracts maturing in monthly increments to purchase an aggregate notional amount of $9.6 million in foreign currency. These forward contracts do not extend beyond September 15, 1999. Unrealized pretax losses on these forward contracts totaled approximately $0.1 million at January 30, 1999. A hypothetical 10% change in applicable January 30, 1999 forward rates would increase or decrease this pretax loss by approximately $0.9 million related to these positions. However, it should be noted that any change in the value of these contracts, whether real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged item.

     Moores conducts its business in Canadian dollars. The exchange rate between Canadian dollars and U.S. dollars has fluctuated over the last ten years. If the value of the Canadian dollar against the U.S. dollar weakens, then the revenues and earnings of the Company's Canadian operations will be reduced when they are translated to U.S. dollars. Also, the value of the Company's Canadian net assets in U.S. dollars may decline.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." For the three years ended January 30, 1999, comprehensive income equaled net income.

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," and reports its operations in one business segment -- retail sales of men's tailored business attire.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that an entity recognize all derivative instruments as either assets or liabilities on its balance sheet at their fair value. Gains and losses resulting from changes in the fair value of derivatives are recorded each period in current earnings or comprehensive earnings, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in comprehensive earnings will be reclassified as earnings in the period in which earnings are affected by the hedged item. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact, if any, of SFAS 133 on its financial position and results of operations.

YEAR 2000 RISKS

     The statements included in this section are intended to be and are designated "Year 2000 Readiness Disclosure" statements within the meaning of the Year 2000 Information and Readiness Disclosure Act.

  The Company

     Due to the dramatic changes in the state of the art of information technology, both in general and with regard to the retail industry, in mid-1997 the Company commenced an enterprise-wide project to upgrade its information technology by acquiring products that are generally available and field tested and are designed to increase the efficiency and the future productivity of its operations. The Company has benefited significantly from investments in technology in the past, and it is anticipated that these modifications will further increase the benefit that it derives from technology, both in the near term and in the future. In completing these modifications, the Company expects to achieve Year 2000 date conversion compliance. Capital expenditures related to the project are anticipated to be between $20.0 million and $25.0 million including past and future expenditures. The amounts of expenditures related specifically to Year 2000 date conversion compliance are not separable from this amount. The Company expects that all of its business systems will be Year 2000 compliant by mid-1999, and does not anticipate that the cost will have a material effect on its consolidated financial position or results of operations in any given year. However, no assurances can be given that the Company will be able to completely identify or address all Year 2000 compliance issues, or that third parties with whom it does business will not experience system failures as a result of the Year 2000 issue, nor can the Company fully predict the consequences of noncompliance.

     As part of its assessment of the Year 2000 issue, the Company has completed an inventory of its hardware and software systems, including the embedded systems in its buildings, property and equipment. The Company is presently in the process of implementing converted and replacement systems for all of its non-compliant hardware and software systems to ensure that the operations of such systems will not be materially adversely affected by the Year 2000 date change. The Company estimates that its efforts to make all internal systems Year 2000 compliant are approximately 85% complete.

     To date, the Company has made expenditures of approximately $500,000 related to its telephone and security systems specifically to address the Year 2000 issue. The Company does not anticipate that it will incur significant additional expenditures to address the Year 2000 issue beyond those associated with the updating and upgrading of the information systems discussed above.

     The Company has requested and has received written responses from all of our significant vendors and suppliers confirming that they will be Year 2000 compliant. Of the 52 current vendors and suppliers with whom the Company exchanges information by some form of electronic transfer, 33 have indicated that they have tested their systems and found them to be Year 2000 compliant and 19 have indicated that they are in the process of completing their conversion and/or testing. The Company will continue to monitor these vendors and suppliers, as well as any new vendors or suppliers.

     Assuming no general failure of utilities to provide basic services over large geographic areas or of the banking systems generally to conduct business substantially as usual, or of the credit card systems to confirm credit generally, the Company believes that, at the store level, the worst case scenario would require the processing of credit approvals by telephone and the ordering and allocation of inventory by telephone. While each of these scenarios would increase the cost of doing business and may result in the loss of some sales, the Company does not believe that either of these situations would have a material adverse effect on its results of operations.

     If the Company is unable to purchase or receive inventory, or is unable to arrange for the manufacture of acquired piece goods into tailored clothing, such failure, depending on how extensive, could have a material adverse effect on its operations. However, no vendor or supplier accounts for more than 10% of the inventory the Company purchases and in most cases alternative suppliers are available.

     The Company anticipates that it will increase inventory for approximately one month prior to the Year 2000 to insure that it has adequate inventory to cover possible disruptions associated with the Year 2000 date change.

     The Company has not developed a contingency plan at present. However, it will adopt such a plan, if necessary, in mid-1999 to address any unresolved issues or risks that may exist at that time.

  Moores

     Moores has been in the process of updating and upgrading its information systems to be Year 2000 compliant. Moores has converted or reprogrammed its payroll, accounting and merchandising systems to ensure that the operation of such systems will not be materially adversely affected by the Year 2000 date change. With respect to its point of sale system, Moores is in the process of installing new equipment and software that is Year 2000 compliant in its stores and has completed approximately 80% of the installations. The remaining installations are expected to be completed by June 30, 1999. Moores has also completed the process of evaluating the machinery and embedded technology involved in its manufacturing operations and has determined that the manufacturing technology is Year 2000 compliant. Moores total costs related to Year 2000 compliance are not expected to exceed Can $500,000.

     Moores has requested and is in the process of receiving written responses from its vendors and suppliers confirming that the vendor or supplier is Year 2000 compliant. Moores will continue to monitor those vendors and suppliers, as well as those that have not provided written assurance. Moores expects to use alternate sources to replace those vendors and suppliers who do not provide written assurance of their Year 2000 readiness.

     Assuming no general failure of utilities to provide basic services over large geographic areas or of the banking systems generally to conduct business substantially as usual, or of the credit card systems to confirm credit generally, Moores believes that at the store level, the worst case scenario would require the processing of credit approvals by telephone and the ordering and allocation of inventory by telephone. While each of these scenarios would increase the cost of doing business and may result in the loss of some sales, Moores does not believe that either of these situations would have a material adverse effect on Moores' results of operations.

     At the manufacturing level, if all suppliers were unable to supply the fabric needs of the manufacturing operations, then, given this worst case scenario, one to two months of production could be lost. However, no one supplier accounts for more than 14% of the fabric used and this supplier has provided a written response that it is Year 2000 compliant. Moores anticipates that if any one supplier is unable to provide fabric, an alternate source could be found to meet production needs. If there is a significant disruption in the supply chain due to the Year 2000 issue and the amount of fabric available from suppliers is limited, it may be difficult to obtain the fabric necessary to meet the demands of the manufacturing operations and available fabric may experience a significant increase in cost.

     Moores has not developed a contingency plan at present. However, Moores intends to adopt such a plan, if necessary, in mid-1999 to address any unresolved issues or risks that may exist at that time.

INFLATION

     The impact of inflation on the Company has been minimal.

FORWARD-LOOKING STATEMENTS

     Certain statements made herein and in other public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future capital expenditures, acquisitions (including the amount and nature thereof), future sales, earnings, margins, costs, number and costs of store openings, demand for men's clothing, market trends in the retail men's clothing business, currency fluctuations, inflation and various economic and business trends. Forward-looking statements may be made by management orally or in writing, including but not limited to, this Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the Securities Act of 1933.

     Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, domestic and international economic activity and inflation, the Company's successful execution of internal operating plans and new store and new market expansion plans, performance issues with key suppliers, foreign currency fluctuations, government export and import policies and legal proceedings. Future results will also be dependent upon the ability of the Company to continue to identify and complete successful expansions and penetrations into existing and new markets, and its ability to integrate such expansions with the Company's existing operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
The Men's Wearhouse, Inc.
Houston, Texas

     We have audited the accompanying consolidated balance sheets of The Men's Wearhouse, Inc. and its subsidiaries (the "Company") as of January 31, 1998 and January 30, 1999 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended January 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of January 31, 1998 and January 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 30, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
March 9, 1999

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                     ASSETS

                                                              JANUARY 31,   JANUARY 30,
                                                                 1998          1999
                                                              -----------   -----------
CURRENT ASSETS:
  Cash......................................................   $ 59,883      $ 19,651
  Inventories...............................................    203,390       236,105
  Other current assets......................................     14,297        14,740
                                                               --------      --------
          Total current assets..............................    277,570       270,496
                                                               --------      --------
PROPERTY AND EQUIPMENT, AT COST:
  Land......................................................      2,447         4,598
  Buildings.................................................     11,631        14,663
  Leasehold improvements....................................     52,386        69,588
  Furniture, fixtures and equipment.........................     67,036        89,000
                                                               --------      --------
                                                                133,500       177,849
  Less accumulated depreciation and amortization............    (52,234)      (69,960)
                                                               --------      --------
     Net property and equipment.............................     81,266       107,889
                                                               --------      --------
OTHER ASSETS, NET...........................................     20,579        25,347
                                                               --------      --------
          TOTAL.............................................   $379,415      $403,732
                                                               ========      ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $ 51,836      $ 55,209
  Accrued expenses..........................................     33,408        34,107
  Income taxes payable......................................      9,765         7,125
                                                               --------      --------
          Total current liabilities.........................     95,009        96,441
LONG-TERM DEBT..............................................     57,500            --
OTHER LIABILITIES...........................................      6,858         9,073
                                                               --------      --------
          Total liabilities.................................    159,367       105,514
                                                               --------      --------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 2,000,000 shares
     authorized, none issued................................         --            --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 33,198,361 and 34,931,124 shares issued....        221           349
  Capital in excess of par..................................    109,969       148,446
  Retained earnings.........................................    110,199       150,418
                                                               --------      --------
          Total.............................................    220,389       299,213
Treasury stock, 80,603 and 71,384 shares at cost............       (341)         (995)
                                                               --------      --------
     Total shareholders' equity.............................    220,048       298,218
                                                               --------      --------
          TOTAL.............................................   $379,415      $403,732
                                                               ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                     FOR THE YEARS ENDED FEBRUARY 1, 1997,
                     JANUARY 31, 1998 AND JANUARY 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       FISCAL YEAR
                                                             --------------------------------
                                                               1996        1997        1998
                                                             --------    --------    --------
Net sales..................................................  $483,547    $631,110    $767,922
Cost of goods sold, including buying and occupancy costs...   295,181     388,517     468,187
                                                             --------    --------    --------
Gross margin...............................................   188,366     242,593     299,735
Selling, general and administrative expenses...............   150,232     191,063     228,053
                                                             --------    --------    --------
Operating income...........................................    38,134      51,530      71,682
Interest expense (net of interest income of $1,237, $1,275
  and $940, respectively)..................................     2,146       2,366       2,032
                                                             --------    --------    --------
Earnings before income taxes...............................    35,988      49,164      69,650
Provision for income taxes.................................    14,845      20,281      28,730
                                                             --------    --------    --------
Earnings before extraordinary item.........................    21,143      28,883      40,920
Extraordinary item, net of tax.............................        --          --         701
                                                             --------    --------    --------
Net earnings...............................................  $ 21,143    $ 28,883    $ 40,219
                                                             ========    ========    ========
Net earnings per basic share:
  Earnings before extraordinary item.......................  $   0.67    $   0.89    $   1.21
  Extraordinary item, net of tax...........................        --          --       (0.02)
                                                             --------    --------    --------
                                                             $   0.67    $   0.89    $   1.19
                                                             ========    ========    ========
Net earnings per diluted share:
  Earnings before extraordinary item.......................  $   0.67    $   0.87    $   1.17
  Extraordinary item, net of tax...........................        --          --       (0.02)
                                                             --------    --------    --------
                                                             $   0.67    $   0.87    $   1.15
                                                             ========    ========    ========
Weighted average shares outstanding:
  Basic....................................................    31,354      32,343      33,849
                                                             ========    ========    ========
  Diluted..................................................    34,101      35,384      36,075
                                                             ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     FOR THE YEARS ENDED FEBRUARY 1, 1997,
                     JANUARY 31, 1998 AND JANUARY 30, 1999
                         (IN THOUSANDS, EXCEPT SHARES)

                                                      CAPITAL IN
                                             COMMON   EXCESS OF    RETAINED   TREASURY
                                             STOCK       PAR       EARNINGS    STOCK      TOTAL
                                             ------   ----------   --------   --------   --------
BALANCE -- February 3, 1996................   $209     $ 77,299    $ 60,173    $(720)    $136,961
  Net earnings.............................     --           --      21,143       --       21,143
  Common stock issued upon exercise of
     stock options -- 184,596 shares.......      1          713          --       --          714
  Common stock withheld to satisfy tax
     withholding liabilities of
     optionees -- 65,316 shares............     --       (1,415)         --       --       (1,415)
  Tax benefit recognized upon exercise of
     stock options.........................     --        1,101          --       --        1,101
  Treasury stock issued to profit sharing
     plan -- 33,186 shares.................     --          484          --      141          625
                                              ----     --------    --------    -----     --------
BALANCE -- February 1, 1997................    210       78,182      81,316     (579)     159,129
  Net earnings.............................     --           --      28,883       --       28,883
  Common stock issued in public offering --
     1,500,000 shares......................     10       29,951          --       --       29,961
  Common stock issued upon exercise of
     stock options -- 264,185 shares.......      1        1,409          --       --        1,410
  Common stock withheld to satisfy tax
     withholding liabilities of
     optionees -- 84,921 shares............     --       (1,949)         --       --       (1,949)
  Tax benefit recognized upon exercise of
     stock options.........................     --        1,614          --       --        1,614
  Treasury stock issued to profit sharing
     plan -- 56,339 shares.................     --          762          --      238        1,000
                                              ----     --------    --------    -----     --------
BALANCE -- January 31, 1998................    221      109,969     110,199     (341)     220,048
  Net earnings.............................     --           --      40,219       --       40,219
  Stock dividend -- 50%....................    111         (111)         --       --           --
  Common stock issued upon conversion of
     subordinated notes -- 1,615,501
     shares................................     16       35,909          --       --       35,925
  Common stock issued to stock discount
     plan -- 21,588 shares.................     --          428          --       --          428
  Common stock issued upon exercise of
     stock options -- 121,724 shares.......      1        1,394          --       --        1,395
  Common stock withheld to satisfy tax
     withholding liabilities of
     optionees -- 26,050 shares............     --         (905)         --       --         (905)
  Tax benefit recognized upon exercise of
     stock options.........................     --          534          --       --          534
  Treasury stock issued to profit sharing
     plan -- 64,218 shares.................     --        1,228          --      272        1,500
  Treasury stock purchased -- 55,000
     shares................................     --           --          --     (926)        (926)
                                              ----     --------    --------    -----     --------
BALANCE -- January 30, 1999................   $349     $148,446    $150,418    $(995)    $298,218
                                              ====     ========    ========    =====     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED
            FEBRUARY 1, 1997, JANUARY 31, 1998 AND JANUARY 30, 1999
                                 (IN THOUSANDS)

                                                                1996       1997       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $ 21,143   $ 28,883   $ 40,219
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................    12,563     16,802     21,587
     Deferred tax provision (benefit).......................    (1,093)    (3,562)     2,665
     Increase in inventories................................   (27,343)   (39,250)   (32,715)
     Increase in other current assets.......................    (3,083)    (1,207)    (1,375)
     Increase in accounts payable and accrued expenses......    13,138     24,089      4,274
     Increase (decrease) in income taxes payable............     4,019      3,185     (2,106)
     Increase (decrease) in other liabilities...............       455         (2)       482
                                                              --------   --------   --------
          Net cash provided by operating activities.........    19,799     28,938     33,031
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (26,222)   (27,380)   (46,247)
  Investment in trademarks, tradenames and other
     intangibles............................................   (11,972)    (4,557)    (6,240)
                                                              --------   --------   --------
          Net cash used in investing activities.............   (38,194)   (31,937)   (52,487)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................       714     31,371      1,823
  Bank borrowings...........................................    18,750         --     42,500
  Principal payments on bank debt...........................   (23,000)        --    (42,500)
  Net proceeds from (repayment of) convertible notes........    55,500         --    (20,747)
  Principal payments under capital lease obligations........      (588)      (423)       (21)
  Payment of deferred loan costs............................        --       (230)        --
  Tax payments related to options exercised.................    (1,415)    (1,949)      (905)
  Purchase of treasury stock................................        --         --       (926)
                                                              --------   --------   --------
          Net cash provided by (used in) financing
            activities......................................    49,961     28,769    (20,776)
                                                              --------   --------   --------
INCREASE (DECREASE) IN CASH.................................    31,566     25,770    (40,232)
CASH:
  Beginning of period.......................................     2,547     34,113     59,883
                                                              --------   --------   --------
  End of period.............................................  $ 34,113   $ 59,883   $ 19,651
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...............................................  $  2,145   $  2,877   $  3,932
                                                              ========   ========   ========
     Income taxes...........................................  $ 11,919   $ 20,657   $ 27,910
                                                              ========   ========   ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Additional paid in capital, net of unamortized deferred
     financing costs, resulting from conversion of long-term
     debt into common stock.................................  $     --   $     --   $ 35,909
                                                              ========   ========   ========
  Additional paid in capital resulting from tax benefit
     recognized upon exercise of stock options..............  $  1,101   $  1,614   $    534
                                                              ========   ========   ========
  Treasury stock contributed to employee stock ownership
     plan...................................................  $    625   $  1,000   $  1,500
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Business -- The Men's Wearhouse, Inc. is an off-price specialty retailer of men's tailored business attire with operations throughout the United States. The Men's Wearhouse, Inc. follows the standard fiscal year of the retail industry, which is a 52-week or 53-week period ending on the Saturday closest to January 31. Fiscal year 1996 ended on February 1, 1997, fiscal year 1997 ended on January 31, 1998 and fiscal year 1998 ended on January 30, 1999. Each of these fiscal years included 52 weeks.

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Men's Wearhouse, Inc. and its wholly owned subsidiaries (the "Company"). Intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

     Inventories -- Inventories are valued at the lower of cost or market, with cost determined on the retail first-in, first-out method.

     Property and Equipment -- Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related allowances for depreciation are eliminated from the accounts in the year of disposal and the resulting gain or loss is credited or charged to earnings. The Company computes depreciation using the straight-line method. The estimated useful lives used in computing depreciation generally range from 20 to 25 years for buildings, three to eight years for furniture, fixtures and equipment and eight years for leasehold improvements.

     Other Assets -- Other assets include the cost of trademarks, tradenames and other intangibles acquired. Such cost is amortized over 15 years using the straight-line method.

     Impairment of Long-Lived Assets -- The Company evaluates the carrying value of long-lived assets, such as property and equipment and trademarks, tradenames and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined, based on estimated undiscounted future cash flows, that an impairment has occurred, a loss is recognized currently for the impairment.

     Fair Value of Financial Instruments -- As of January 31, 1998 and January 30, 1999, management estimates that the fair value of cash and cash equivalents, receivables, accounts payable, accrued expenses and other liabilities payable are carried at amounts that reasonably approximate their fair value.

     New Store Costs -- Promotion and other costs associated with the opening of new stores are expensed as incurred.

     Revenue Recognition -- The Company records revenue at the point-of-sale.

     Stock Based Compensation -- As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES the Company's employee stock option plans. The disclosures required by SFAS No. 123 are included in Note 6.

     Stock Dividend -- In June 1998, the Company effected a three-for-two common stock split by paying a 50% stock dividend to stockholders of record as of June 12, 1998. All share and per share information included in the accompanying consolidated financial statements and related notes have been restated to reflect the stock dividend.

     Derivative Financial Instruments -- The Company enters into foreign currency forward exchange contracts to hedge against foreign exchange risks associated with certain firmly committed, and certain other probable, but not firmly committed, inventory purchase transactions that are denominated in a foreign currency (primarily the Italian lira). Gains and losses associated with these contracts are accounted for as part of the underlying inventory purchase transactions.

     Comprehensive Income -- The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." For the three years ended January 30, 1999, comprehensive income equaled net income.

     Segment Information -- The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," and reports its operations in one business segment -- retail sales of men's tailored business attire.

     New Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that an entity recognize all derivative instruments as either assets or liabilities on its balance sheet at their fair value. Gains and losses resulting from changes in the fair value of derivatives are recorded each period in current earnings or comprehensive earnings, depending on whether a derivative is designated as part of a hedge transaction, and if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in comprehensive earnings will be reclassified as earnings in the period in which earnings are affected by the hedged item. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact, if any, of SFAS 133 on its financial position and results of operations.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

2. EARNINGS PER SHARE

     Basic EPS is computed using the weighted average number of common shares outstanding during the period and net earnings. Diluted EPS gives effect to the potential dilution which would have occurred if additional shares were issued for (i) stock options exercised under the treasury stock method and (ii) conversion of the convertible debt, with net earnings adjusted for interest expense associated with the convertible debt. The following table reconciles the earnings and shares used in the basic and diluted EPS computations (in thousands, except per share amounts):

                                                          FISCAL YEAR
                                                  ---------------------------
                                                   1996      1997      1998
                                                  -------   -------   -------
Earnings before extraordinary item..............  $21,143   $28,883   $40,920
Extraordinary item, net of tax..................       --        --       701
                                                  -------   -------   -------
Net earnings....................................  $21,143   $28,883   $40,219
                                                  =======   =======   =======
Weighted average number of common shares
  outstanding...................................   31,354    32,343    33,849
                                                  =======   =======   =======
Basic EPS
  Earnings before extraordinary item............  $  0.67   $  0.89   $  1.21
  Extraordinary item, net of tax................       --        --     (0.02)
                                                  -------   -------   -------
  Net earnings..................................  $  0.67   $  0.89   $  1.19
                                                  =======   =======   =======
Earnings before extraordinary item..............  $21,143   $28,883   $40,920
Interest on notes, net of taxes.................    1,777     1,943     1,144
                                                  -------   -------   -------
As adjusted.....................................   22,920    30,826    42,064
Extraordinary item, net of tax..................       --        --       701
                                                  -------   -------   -------
As adjusted.....................................  $22,920   $30,826   $41,363
                                                  =======   =======   =======
Weighted average number of common shares
  outstanding...................................   31,354    32,343    33,849
Assumed exercise of stock options...............      435       513       684
Assumed conversion of notes.....................    2,312     2,528     1,542
                                                  -------   -------   -------
As adjusted.....................................   34,101    35,384    36,075
                                                  =======   =======   =======
Diluted EPS
  Earnings before extraordinary item............  $  0.67   $  0.87   $  1.17
  Extraordinary item, net of tax................       --        --     (0.02)
                                                  -------   -------   -------
  Net earnings..................................  $  0.67   $  0.87   $  1.15
                                                  =======   =======   =======

3. ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                                         JANUARY 31,   JANUARY 30,
                                                            1998          1999
                                                         -----------   -----------
Sales, payroll and property taxes payable..............    $ 6,567       $ 9,924
Accrued salary, bonus and vacation.....................      9,773         8,484
Other..................................................     17,068        15,699
                                                           -------       -------
          Total........................................    $33,408       $34,107
                                                           =======       =======

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

4. LONG-TERM DEBT

     In February 1999, the Company amended and restated its revolving credit agreement with a group of banks ("the Credit Agreement"). This agreement provides for borrowing of up to $125 million through February 5, 2004. Advances under the Credit Agreement bear interest at a rate per annum equal to, at the Company's option, the agent's prime rate or the reserve adjusted LIBOR rate plus an interest rate margin varying between .75% to 1.25%. The Credit Agreement provides for fees applicable to unused commitments of .125% to .225%. As of January 30, 1999, there was no indebtedness outstanding under the Credit Agreement.

     The Credit Agreement contains certain restrictive and financial covenants, including the requirement to maintain a minimum amount of Consolidated Net Worth (as defined). The Company is also required to maintain certain debt to cash flow, cash flow coverage and current ratio. In addition, the Credit Agreement limits additional indebtedness, creation of liens, Restrictive Payments (as defined) and Investments (as defined). The Credit Agreement also prohibits payment of cash dividends on the common stock of the Company. The Credit Agreement permits, with certain limitations, the Company to merge or consolidate with another company, sell or dispose of its property, make acquisitions, issue options or enter into transactions with affiliates. The Company is in compliance with the covenants in the Credit Agreement.

     In February 1999, the Company also entered into two new Canadian credit facilities in conjunction with the combination with Moores Retail Group Inc. ("Moores") (see Note 10). These facilities include a revolving credit agreement which provides for borrowings up to Can $30 million (U.S. $20 million) through February 5, 2004 and a term credit agreement which provides for borrowings of Can $75 million (U.S. $50 million) to be repaid in quarterly installments of Can $0.9 million (U.S. $0.6 million beginning May 1, 1999; remaining unpaid principal is payable on February 5, 2004. Covenants and interest rates are substantially similar to those contained in the Company's Credit Agreement. Borrowings under these agreements were used to repay approximately U.S. $59 million in outstanding indebtedness of Moores with the remaining availability to be used to fund cash operating and other requirements of Moores.

     In August 1998, the Company gave notice to the holders of its outstanding
5 1/4% Convertible Subordinated Notes (the "Notes") that the Company would redeem the Notes on September 14, 1998. As a result, $36.8 million principal amount of the Notes was converted into 1.6 million shares of the Company's common stock and $20.7 million principal amount was redeemed for an aggregate of $21.5 million. An extraordinary charge of $0.7 million, net of tax benefit of $0.5 million, related to the early retirement of the Notes was recognized.

5. INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                          FISCAL YEAR
                                                  ---------------------------
                                                   1996      1997      1998
                                                  -------   -------   -------
Current tax expense:
  Federal.......................................  $13,410   $19,881   $22,065
  State.........................................    2,528     3,962     4,000
Deferred tax expense (benefit):
  Current.......................................   (1,750)   (3,039)      931
  Noncurrent....................................      657      (523)    1,734
                                                  -------   -------   -------
          Total.................................  $14,845   $20,281   $28,730
                                                  =======   =======   =======

     The table above does not include the current tax expense effect of the extraordinary item in 1998 of $0.5 million.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

                                                               FISCAL YEAR
                                                            ------------------
                                                            1996   1997   1998
                                                            ----   ----   ----
Federal statutory rate....................................   35%    35%    35%
State income taxes, net of federal benefit................    5      5      5
Other.....................................................    1      1      1
                                                             --     --     --
                                                             41%    41%    41%
                                                             ==     ==     ==

     At January 31, 1998, the Company had net deferred tax assets of $4.8 million with $6.5 million classified as other current assets and $1.7 million classified as other liabilities (noncurrent). At January 30, 1999, the Company had net deferred tax assets of $2.1 million with $5.6 million classified as other current assets and $3.5 million classified as other liabilities (noncurrent). No valuation allowance was required for the deferred tax assets. Total deferred tax assets and liabilities and the related temporary differences as of January 31, 1998 and January 30, 1999 were as follows (in thousands):

                                                         JANUARY 31,   JANUARY 30,
                                                            1998          1999
                                                         -----------   -----------
Deferred tax assets:
  Accrued rent and other expenses......................    $ 4,775       $ 4,242
  Accrued compensation.................................      1,148         1,164
  Accrued markdowns....................................      2,511         1,731
  Other................................................        502            85
                                                           -------       -------
                                                             8,936         7,222
                                                           -------       -------
Deferred tax liabilities:
  Capitalized inventory costs..........................     (1,193)       (2,444)
  Property and equipment capitalization................     (2,461)       (2,409)
  Other................................................       (501)         (253)
                                                           -------       -------
                                                            (4,155)       (5,106)
                                                           -------       -------
          Net deferred tax assets......................    $ 4,781       $ 2,116
                                                           =======       =======

6. CAPITAL STOCK, STOCK OPTIONS AND BENEFIT PLANS

     In July 1997, the Company sold 1,500,000 shares of common stock with net proceeds to the Company of $30.0 million. In addition, the Company effected a 50% stock dividend on June 19, 1998. All share and per share amounts reflected in the financial statements give retroactive effect to the stock dividend.

     The Company has adopted the 1992 Stock Option Plan ("1992 Plan") which, as amended, provides for the grant of options to purchase up to 1,071,507 shares of the Company's common stock to full-time key employees (excluding certain officers), the 1996 Stock Option Plan ("1996 Plan") which provides for the grant of options to purchase up to 1,125,000 shares of the Company's common stock to full-time key employees (excluding certain officers), and the 1998 Key Employee Stock Option Plan ("1998 Plan") which provides for the grant of options to purchase up to 750,000 shares of the Company's common stock to full-time key employees (excluding certain officers). Each of the plans will expire at the end of ten years and no option may be granted pursuant to the plans after the expiration date. In fiscal 1992, the Company also adopted a Non-Employee Director Stock Option Plan ("Director Plan") which, as amended, provides for the grant of options to purchase up to 67,500 shares of the Company's common stock to non-employee directors of the Company. Options granted under these plans must be exercised within ten years of the date of grant.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

     Generally, options granted under the 1992 Plan, 1996 Plan and 1998 Plan vest at the rate of 1/3 of the shares covered by the grant on each of the first three anniversaries of the date of grant and may not be issued at a price less than 50% of the fair market value of the Company's stock on the date of grant. However, a significant portion of options granted under these Plans vest annually in varying increments over a period from one to ten years. Options granted under the Director Plan vest one year after the date of grant and are issued at a price equal to the fair market value of the Company's stock on the date of grant.

     In connection with an employment agreement entered into in January 1991 with an officer of the Company, that officer was granted options to acquire 796,705 shares of common stock of the Company at a price of $1.57 per share. Among other things, the employment agreement provides that upon the exercise of any of these options, the Company will pay the officer an amount which, after the payment of income taxes by the officer on such amount, will equal the $1.57 per share purchase price for the shares purchased upon exercise of the options. The Company recognized compensation expense as the options vested. The officer exercised 110,652 options in 1996 and 110,654 options in 1997. As of January 31, 1998, all stock options granted in connection with this employment agreement have been exercised.

     The following table is a summary of the Company's stock option activity:

                                                           WEIGHTED
                                                SHARES     AVERAGE
                                                 UNDER     EXERCISE     OPTIONS
                                                OPTION      PRICE     EXERCISABLE
                                               ---------   --------   -----------
Options outstanding, February 3, 1996........  1,041,797    $ 7.76      479,358
                                                            ======      =======
  Granted....................................    543,000     15.78
  Exercised..................................   (184,596)     3.49
  Forfeited..................................     (4,463)    11.86
                                               ---------
Options outstanding, February 1, 1997........  1,395,738    $11.43      519,468
                                                            ======      =======
  Granted....................................    640,875     21.12
  Exercised..................................   (264,185)     4.99
  Forfeited..................................     (8,155)    14.27
                                               ---------
Options outstanding, January 31, 1998........  1,764,273    $15.90      520,520
                                                            ======      =======
  Granted....................................    261,350     26.59
  Exercised..................................   (121,724)    10.88
  Forfeited..................................    (24,977)    20.15
                                               ---------
Options outstanding, January 30, 1999........  1,878,922    $17.66      703,494
                                               =========    ======      =======

     Grants of stock options outstanding as of January 30, 1999 are summarized as follows:

                                          OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                 -------------------------------------   -----------------------
                                                WEIGHTED-
                                                 AVERAGE     WEIGHTED-                 WEIGHTED-
                                                REMAINING     AVERAGE                   AVERAGE
                                   NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
   RANGE OF EXERCISE PRICES      OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
   ------------------------      -----------   -----------   ---------   -----------   ---------
$ 3.85 to  9.90................     324,300     5.0 years     $ 8.39       256,800      $ 8.59
  9.91 to 17.76................     735,572     7.7 years      15.62       336,809       15.55
 17.77 to 29.63................     819,050     9.2 years      23.16       109,885       22.03
                                  ---------                                -------
  3.85 to 29.63................   1,878,922                    17.66       703,494       14.02
                                  =========                   ======       =======      ======

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

     As of January 30, 1999, 761,873 options were available for grant under existing plans and 2,640,795 shares of common stock were reserved for future issuance under these plans.

     The difference between the option price and the fair market value of the Company's common stock on the dates that options for 184,596, 264,185 and 121,724 shares of common stock were exercised during 1996, 1997 and 1998, respectively, resulted in a tax benefit to the Company of $1.1 million in 1996, $1.6 million in 1997 and $0.5 million in 1998, which has been recognized as capital in excess of par. In addition, the Company withheld 65,316 shares, 84,921 shares and 26,050 shares, respectively, of such common stock for withholding payments made to satisfy the optionees' income tax liabilities resulting from the exercises.

     The Company has a profit sharing plan, in the form of an employee stock plan, which covers all eligible employees, and an employee tax-deferred savings plan. Contributions to the profit sharing plan are made at the discretion of the Board of Directors. During 1996, 1997 and 1998, contributions charged to operations were $1.0 million, $1.5 million and $2.1 million, respectively, for the plans.

     In 1998, the Company adopted an Employee Stock Discount Plan ("ESDP"), which allows employees to authorize after-tax payroll deductions to be used for the purchase of up to 1,425,000 shares of the Company's common stock at 85% of the then fair market value. The Company makes no contributions to this plan but pays all brokerage, service and other costs incurred. A participant may not purchase more than $2,500 in value of shares during any calendar quarter. During 1998, employees purchased 21,588 shares under the ESDP, the weighted-average fair value of which was $19.86 per share. As of January 30, 1999, 1,403,412 shares were reserved for future issuance under the ESDP.

     The Company has adopted the disclosure-only provisions of SFAS No. 123 and continues to apply APB Opinion 25 and related interpretations in accounting for the stock option plans and the employee stock purchase plan. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements for the stock option plans or the employee stock discount plan. Had the Company elected to apply the accounting standards of SFAS No. 123, the Company's net earnings and net earnings per share would have approximated the pro forma amounts indicated below (in thousands, except per share data):

                                                   1996      1997      1998
                                                  -------   -------   -------
Earnings before extraordinary item:
  As reported...................................  $21,143   $28,883   $40,920
  Pro forma.....................................  $20,586   $27,885   $39,246
Earnings per share before extraordinary item
  As reported:
     Basic......................................  $  0.67   $  0.89   $  1.21
     Diluted....................................  $  0.67   $  0.87   $  1.17
  Pro forma:
     Basic......................................  $  0.65   $  0.86   $  1.16
     Diluted....................................  $  0.65   $  0.84   $  1.12

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which resulted in a weighted-average fair value of $5.14, $6.83 and $7.28 for grants made during fiscal 1996, 1997 and 1998, respectively. The following assumptions were used for option grants in 1996, 1997 and 1998, respectively: expected volatility of 50.91%, 52.15% and 52.07%, risk-free interest rates (U.S. Treasury five year notes) of 6.21%, 6.00% and 5.84%, and an expected life of five years.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES

  Lease commitments

     The Company leases retail business locations, office and warehouse facilities, computer equipment and automotive equipment under operating leases expiring in various years through 2015. Rent expense for fiscal 1996, 1997 and 1998 was $26.9 million, $35.2 million and $41.5 million, respectively, and includes contingent rentals of $0.3 million, $0.3 million and $0.4 million, respectively.

     Minimum future rental payments under noncancelable operating leases as of January 30, 1999 for each of the next five years and in the aggregate are as follows (in thousands):

FISCAL YEAR                                                  AMOUNT
-----------                                                 --------
1999......................................................  $ 43,495
2000......................................................    39,820
2001......................................................    37,164
2002......................................................    33,211
2003......................................................    28,616
Thereafter................................................    78,749
                                                            --------
          Total...........................................  $261,055
                                                            ========

     Leases on retail business locations specify minimum rentals plus common area maintenance charges and possible additional rentals based upon percentages of sales. Most of the retail business location leases provide for renewal options at rates specified in the leases. In the normal course of business, these leases are generally renewed or replaced by other leases.

  Legal matters

     The Company is a defendant in various lawsuits and subject to various claims and proceedings encountered in the normal conduct of its business. In the opinion of management, any uninsured losses that might arise from these lawsuits and proceedings would not have a material adverse effect on the business or consolidated financial position or results of operations of the Company.

  Currency contracts

     The Company routinely enters into inventory purchase commitments that are denominated in a foreign currency (primarily the Italian lira). To protect against currency exchange risks associated with certain firmly committed and certain other probable, but not firmly committed inventory transactions, the Company enters into foreign currency forward exchange contracts. At January 30, 1999, the Company held forward exchange contracts with notional amounts totaling $9.6 million. All such contracts expire within 9 months. Gains and losses associated with these contracts are accounted for as part of the underlying inventory purchase transactions. The fair value of the forward exchange contracts is estimated by comparing the cost of the foreign currency to be purchased under the contracts using the exchange rates obtained under the contracts (adjusted for forward points) to the hypothetical cost using the spot rate at year end. At January 30, 1999, the contracts outstanding had a fair value of $0.1 million less than their notional value.

     The majority of the forward exchange contracts are with one financial institution. Therefore, the Company is exposed to credit risk in the event of nonperformance by this party. However, due to the creditworthiness of this major financial institution, full performance is anticipated. The Company may also be exposed to market risk as a result of changes in foreign exchange rates. This market risk should be substantially offset by changes in the valuation of the underlying transactions being hedged.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

8. ACQUISITIONS

     In January 1997, the Company acquired 17 men's tailored clothing stores, including inventory, operating in southern California and entered into a lease for a distribution facility for those stores. In May 1997, the Company acquired six men's tailored clothing stores, including inventory, operating in Texas and Louisiana. In February 1998, the Company acquired four stores, including inventory, operating in Detroit, Michigan. Also acquired were trademarks, tradenames and other intangible assets associated with these businesses.

9. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The Company's quarterly results of operations reflect all adjustments, consisting only of normal, recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The consolidated results of operations by quarter for the 1997 and 1998 fiscal years are presented below (in thousands, except per share amounts):

                                                     FISCAL 1997
                                                    QUARTERS ENDED
                                   ------------------------------------------------
                                    MAY 3,    AUGUST 2,   NOVEMBER 1,   JANUARY 31,
                                     1997       1997         1997          1998
                                   --------   ---------   -----------   -----------
Net sales........................  $130,621   $133,935     $146,311      $220,243
Gross margin.....................    48,433     51,191       55,139        87,830
Net earnings.....................     4,016      5,356        5,569        13,942
Basic earnings per share.........  $   0.13   $   0.17     $   0.17      $   0.42
Diluted earnings per share.......  $   0.13   $   0.17     $   0.17      $   0.40
                                                     FISCAL 1998
                                                    QUARTERS ENDED
                                   ------------------------------------------------
                                    MAY 2,    AUGUST 1,   OCTOBER 31,   JANUARY 30,
                                     1998       1998         1998          1999
                                   --------   ---------   -----------   -----------
Net sales........................  $170,850   $162,858     $170,742      $263,472
Gross margin.....................    63,845     63,892       65,281       106,717
Earnings before extraordinary
  item...........................     6,718      8,014        7,260        18,928
Net earnings.....................  $  6,718   $  8,014     $  6,559      $ 18,928
Earnings per share before
  extraordinary item :
     Basic.......................  $   0.20   $   0.24     $   0.21      $   0.54
     Diluted.....................  $   0.20   $   0.23     $   0.21      $   0.53

     An extraordinary charge of $0.7 million, net of tax benefit of $0.5 million, related to the early retirement of the Notes (Note 4) was recognized in the third quarter of 1998.

     Due to the method of calculating weighted average common shares outstanding, the sum of the quarterly per share amounts may not equal earnings per share for the respective years.

10. SUBSEQUENT EVENTS

  K&G Men's Center, Inc.

     On March 4, 1999, the Company announced the signing of an Agreement and Plan of Merger with K&G Men's Center, Inc. ("K&G"), a retailer of men's apparel and accessories with 33 stores in the United States. Under the terms of the proposed merger, the Company will issue between 0.40 and 0.43 of a share of its common stock in exchange for each share of K&G common stock. The exact exchange ratio will depend on the average trading price for the Company's common stock during a 15 trading day period ending on the third trading day before the merger. K&G has approximately 10.3 million shares outstanding. It is expected that the

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES merger with K&G by the Company will be accounted for as a pooling of interests. Consummation of the proposed merger is dependent upon, among other things, the approval of the shareholders of K&G.

  Moores Retail Group Inc.

     On February 10, 1999, the Company acquired Moores, a privately owned Canadian corporation, in exchange for securities ("Exchangeable Shares") exchangeable for 2.5 million shares of the Company's common stock. The Exchangeable Shares have substantially identical economic and legal rights as, and will ultimately be exchanged on a one-on-one basis for, shares of the Company's common stock. The Exchangeable Shares were issued to the shareholders and option holders of Moores in exchange for all of the outstanding shares of capital stock and options of Moores because of Canadian tax law considerations. All Exchangeable Shares must be converted into common stock of the Company within five years and will be reflected as common stock outstanding for financial reporting purposes by the Company. The merger has been accounted for as a pooling of interests.

     Moores operates 107 men's tailored clothing stores in Canada and eight stores in the United States. Moores also operates a manufacturing facility in Montreal, Canada that manufactures substantially all of the tailored clothing for sale in the Moores stores. In connection with closing the Moores combination, the Company repaid approximately U.S. $59.0 million of Moores' existing indebtedness and entered into two new Canadian credit facilities for this purpose. The credit facilities, which will also be used to provide working capital for the ongoing needs of Moores, include a Can $30 million (U.S. $20 million) revolving loan and a Can $75 million (U.S. $50 million) term loan. There have been no significant transactions between the Company and Moores prior to the combination and no adjustments will be necessary to conform accounting practices or fiscal years.

     The following unaudited pro forma combined financial statements of the Company and Moores give effect to the February 10, 1999 combination on a pooling-of-interests basis. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of the Company. The unaudited pro forma combined balance sheet as of January 30, 1999 assumes that the February 10, 1999 combination of the Company and Moores was consummated on January 30, 1999 and combines the consolidated balance sheets of the Company and Moores as of January 30, 1999. The unaudited pro forma combined balance sheet includes adjustments which give effect to events that are directly attributable to the transactions.

     The unaudited pro forma combined statements of earnings assume that the combination was consummated at the beginning of fiscal 1997 and combine the historical results of the Company and Moores for fiscal 1997 and 1998. The historical results of Moores for fiscal 1996 have not been combined with the Company's fiscal 1996 historical results as Moores commenced operations on December 23, 1996 and its reported net loss of $0.1 million for the 40 day period from December 23, 1996 to January 31, 1997 is not significant. Nonrecurring charges totaling $5.3 million, net of a $0.3 million tax benefit, which resulted directly from the combination and will be included in the Company's fiscal 1999 results of operations have been excluded from the unaudited pro forma combined statements of earnings. In addition, an extraordinary charge of $2.9 million, net of a $1.4 million tax benefit, relating to the refinancing of the February 10, 1999 outstanding debt of Moores has not been reflected. The effects of these nonrecurring and extraordinary charges have, however, been reflected in the pro forma adjustments to retained earnings in the pro forma combined balance sheet.

     The historical consolidated financial statements of Moores included in the pro forma combined balance sheet and statements of earnings are stated in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States. The exchange rates used in translating the historical Canadian currency financial statements of Moores reflect the current exchange rate as of the balance sheet date and the weighted average exchange rates for the periods presented in the statements of earnings. The cumulative translation adjustments are reported as a separate component of shareholders' equity. The

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES historical statements of earnings for Moores included in the pro forma combined statements of earnings do not reflect earnings per share data since Moores, as a privately owned company, has not reported such data. The pro forma earnings per share in the pro forma combined statements of earnings reflect the 2.5 million shares of common stock that the Company will ultimately issue to the former shareholders and option holders of Moores as a result of the February 10, 1999 combination of the Company and Moores.

                        PRO FORMA COMBINED BALANCE SHEET
                          (UNAUDITED -- IN THOUSANDS)

                                                               JANUARY 30,
                                                                  1999
                                                               -----------
ASSETS
Current assets..............................................    $309,229
Property and equipment, net.................................     118,185
Other assets, net...........................................      46,135
                                                                --------
          Total assets......................................    $473,549
                                                                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities.........................................    $111,021
Long-term debt..............................................      56,326
Other liabilities...........................................       8,439
                                                                --------
          Total liabilities.................................     175,786
Shareholders' equity........................................     297,763
                                                                --------
          Total liabilities and shareholders' equity........    $473,549
                                                                ========

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
           FOR THE YEARS ENDED JANUARY 31, 1998 AND JANUARY 30, 1999
             (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FISCAL 1997   FISCAL 1998
                                                              -----------   -----------
Net sales...................................................   $762,524      $898,597
Cost of goods sold, including buying and occupancy costs....    471,268       549,670
                                                               --------      --------
Gross margin................................................    291,256       348,927
Selling, general and administrative expenses................    226,359       263,216
                                                               --------      --------
Operating income............................................     64,897        85,711
Interest expense, net.......................................     (9,600)       (9,025)
                                                               --------      --------
Earnings before income taxes................................     55,297        76,686
Provision for income taxes..................................    (24,346)      (32,773)
                                                               --------      --------
Earnings before extraordinary item..........................   $ 30,951      $ 43,913
                                                               ========      ========
Earnings before extraordinary item per share:
  Basic.....................................................   $   0.89      $   1.21
  Diluted...................................................       0.87          1.17
Weighted average shares outstanding:
  Basic.....................................................     34,843        36,349
  Diluted...................................................     37,884        38,575

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

     The pro forma combined financial statements as of January 30, 1999 and for the years ended January 31, 1998 and January 30, 1999 have been adjusted for the following to reflect the February 10, 1999 combination of the Company and Moores as a pooling-of-interests and the concurrent debt refinancing:

     a. Transaction costs incurred in the combination of the Company and Moores under pooling-of-interests accounting. The costs, which primarily relate to investment banking fees, professional fees, contract termination payments and unamortized stock option compensation expenses, totaled approximately $5.3 million, net of a tax benefit of $0.3 million, and are reflected as a reduction in retained earnings in the accompanying balance sheet. These costs are not reflected in the pro forma combined statements of earnings.

     b. The effects of refinancing approximately U.S. $59 million of existing Moores debt as follows (in thousands):

Revolving debt refinanced with long-term debt.............   $ 7,568
Current portion of long-term debt refinanced with
  long-term debt..........................................     3,644
Prepayment penalty from early retirement of long-term
  debt....................................................     1,496
                                                             -------
Addition to long-term debt................................   $12,708
                                                             =======
Write off of Moores historical deferred financing costs,
  net of tax of $814......................................   $ 1,958
Prepayment penalty from early retirement of long-term
  debt, net of tax of $541................................       955
                                                             -------
Adjustment to retained earnings...........................   $ 2,913
                                                             =======

     c. The effect on common stock and capital in excess of par value for the issuance of 2.5 million shares of the Company's common stock issuable to Moores shareholders and option holders upon exchange of the Exchangeable Shares.

     The pro forma combined results of operations by quarter for the 1997 and 1998 fiscal years are presented below (in thousands, except per share amounts):

                                                             FISCAL 1997
                                                            QUARTERS ENDED
                                       --------------------------------------------------------
                                                                      NOVEMBER 1,   JANUARY 31,
                                       MAY 3, 1997   AUGUST 2, 1997      1997          1998
                                       -----------   --------------   -----------   -----------
Net sales............................   $154,749        $168,699       $179,821      $259,255
Gross margin.........................     56,518          64,290         68,228       102,220
Net earnings.........................      3,758           6,923          6,321        13,949
Basic earnings per share.............   $   0.11        $   0.20       $   0.18      $   0.39
Diluted earnings per share...........   $   0.11        $   0.20       $   0.18      $   0.37

                                                              FISCAL 1998
                                                             QUARTERS ENDED
                                        --------------------------------------------------------
                                                                       OCTOBER 31,   JANUARY 30,
                                        MAY 2, 1998   AUGUST 1, 1998      1998          1999
                                        -----------   --------------   -----------   -----------
Net sales.............................   $199,521        $196,310       $203,301      $299,465
Gross margin..........................     74,402          76,695         77,601       120,229
Earnings before extraordinary item....      6,804           9,088          7,914        20,107
Net earnings..........................      6,804           9,088          7,213        20,107
Earnings per share before
  extraordinary item:
  Basic...............................   $   0.19        $   0.25       $   0.22      $   0.54
  Diluted.............................   $   0.19        $   0.24       $   0.21      $   0.53

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

     Due to the method of calculating weighted average common shares outstanding, the sum of the quarterly per share amounts may not equal earnings per share for the respective years.

     These pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the pooling of interests been completed on the date indicated, nor are they necessarily indicative of future operations.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The information required by this Item is incorporated herein by reference from the Company's Proxy Statement for its Annual Meeting of Shareholders to be held July 1, 1999.

ITEM 11. EXECUTIVE COMPENSATION

     The information required by this Item is incorporated herein by reference from the Company's Proxy Statement for its Annual Meeting of Shareholders to be held July 1, 1999.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this Item is incorporated herein by reference from the Company's Proxy Statement for its Annual Meeting of Shareholders to be held July 1, 1999.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this Item is incorporated herein by reference from the Company's Proxy Statement for its Annual Meeting of Shareholders to be held July 1, 1999.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

  (a) 1. Financial Statements.

     The following consolidated financial statements of the Company are included in Part II, Item 8.

Independent Auditors' Report
Consolidated Balance Sheets as of January 31, 1998 and
  January 30, 1999
Consolidated Statements of Earnings for the years ended
  February 1, 1997, January 31, 1998 and January 30, 1999
Consolidated Statements of Shareholders' Equity for the years ended February 1, 1997, January 31, 1998 and January
  30, 1999
Consolidated Statements of Cash Flows for the years ended
  February 1, 1997, January 31, 1998 and January 30, 1999
Notes to Consolidated Financial Statements

     2. Financial Statement Schedules

     All such schedules are omitted because they are not applicable or because the required information is included in the Consolidated Financial Statements or Notes thereto.

3. EXHIBITS

        EXHIBIT
         NUMBER                                 EXHIBIT INDEX
        -------                                 -------------
           2.1           -- Combination Agreement dated November 18, 1998, by and
                            between The Men's Wearhouse, Inc., Golden Moores Company,
                            Moores Retail Group Inc. and the Shareholders of Moores
                            Retail Group Inc. signatory thereto. (incorporated by
                            reference from Exhibit 2.1 to the Company's Registration
                            Statement on Form S-3 (Registration No. 333-69979)).
           2.2           -- Agreement and Plan of Merger dated March 3, 1999, by and between The Men's Wearhouse, Inc., TMW Combination
                            Company and K&G Men's Center, Inc. (Filed herewith.)
           2.3           -- Amendment No. 1 to Agreement and Plan of Merger dated
                            March 30, 1999 by and between The Men's Wearhouse, Inc.,
                            TMW Combination Company and K&G Men's Center, Inc. (Filed
                            herewith.)
           3.1           -- Restated Articles of Incorporation (incorporated by
                            reference from Exhibit 3.1 to the Company's Quarterly
                            Report on Form 10-Q for the quarter ended July 30, 1994).
           3.2           -- By-laws, as amended (incorporated by reference from
                            Exhibit 3.2 to the Company's Annual Report of Form 10-K
                            for the fiscal year ended February 1, 1997).
           3.3           -- Certificate of Designation, Preferences, Limitations and
                            Relative Rights of the Series A Special Voting Preferred
                            Stock. (Filed herewith.)
           4.1           -- Restated Articles of Incorporation (included as Exhibit
                            3.1).
           4.2           -- By-laws (included as Exhibit 3.2).
           4.3           -- Form of Common Stock certificate (incorporated by
                            reference from Exhibit 4.3 to the Company's Registration
                            Statement on Form S-1 (Registration No. 33-45949)).
          *4.4           -- Employment Agreement dated as of January 31, 1991, by and between the Company and David H. Edwab, including the
                            First Amendment thereto dated as of September 30, 1991
                            (incorporated by reference from Exhibit 4.4 to the
                            Company's Registration Statement on Form S-1
                            (Registration No. 33-45949)).
          *4.5           -- Second Amendment effective as of January 1, 1993, to
                            Employment Agreement dated as of January 31, 1991, by and
                            between the Company and David H. Edwab (incorporated by
                            reference from Exhibit 4.5 to the Company's Registration
                            Statement on Form S-1 (Registration No. 33-60516)).
          *4.6           -- Second [sic] Amendment dated as of April 12, 1994, to
                            Employment Agreement dated as of January 31, 1991
                            (incorporated by reference to Exhibit 4.6 to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended January 28, 1995).
          *4.7           -- Option Issuance Agreement dated as of September 30, 1991, by and between the Company and David H. Edwab
                            (incorporated by reference from Exhibit 4.5 to the
                            Company's Registration Statement on Form S-1
                            (Registration No. 33-45949)).
          *4.8           -- First Amendment to Option Issuance Agreement dated April
                            22, 1992, but effective as of September 30, 1991
                            (incorporated by reference from Exhibit 4.7 to the
                            Company's Registration Statement on Form S-8
                            (Registration No. 33-48109)).
          *4.9           -- Second Amendment to Option Issuance Agreement dated
                            effective as of January 1, 1993 (incorporated by
                            reference from Exhibit 4.8 to the Company's Registration
                            Statement on Form S-1 (Registration No. 33-60516)).

        EXHIBIT
         NUMBER                                 EXHIBIT INDEX
        -------                                 -------------
          *4.10          -- First [sic] Amendment to Option Issuance Agreement dated as of April 12, 1994 (incorporated by reference to
                            Exhibit 4.10 to the Company's Annual Report on Form 10-K
                            for the fiscal year ended January 28, 1995).
           4.11          -- Registration Rights Agreement dated as of November 18,
                            1998, by and among The Men's Wearhouse, Inc. and Marpro
                            Holdings, Inc., MGB Limited Partnership, Capital
                            D'Amerique CDPQ Inc., Cerberus International, Ltd., Ultra
                            Cerberus Fund, Ltd., Styx International Ltd., The Long
                            Horizons Overseas Fund Ltd., The Long Horizons Fund, L.P.
                            and Styx Partners, L.P. (incorporated by reference from
                            Exhibit 4.13 to the Company's Registration Statement on
                            Form S-3 (Registration No. 333-69979)).
           4.12          -- Support Agreement dated February 10, 1999, between The
                            Men's Wearhouse, Inc., Golden Moores Company, Moores
                            Retail Group Inc. and Marpro Holdings, Inc., MGB Limited
                            Partnership, Capital D'Amerique CDPQ Inc., Cerberus
                            International, Ltd., Ultra Cerberus Fund, Ltd., Styx
                            International Ltd., The Long Horizons Overseas Fund Ltd.,
                            The Long Horizons Fund, L.P. and Styx Partners, L.P.
                            (incorporated by reference from Exhibit 4.2 to the
                            Company's Current Report on Form 8-K (Registration No.
                            333-72549)).
           4.13          -- Revolving Credit Agreement dated as of February 5, 1999, by and among the Company and NationsBank of Texas N.A.
                            and the Banks listed therein, including form of Revolving
                            Note. (Filed herewith.)
           4.14          -- Term Credit Agreement dated as of February 5, 1999, by
                            and among the Company, certain subsidiaries of the
                            Company and NationsBank of Texas N.A. and the Banks
                            listed therein, including form of Term Note. (Filed
                            herewith.)
           4.15          -- Revolving Credit Agreement dated as of February 10, 1999, by and among the Company, certain subsidiaries of the
                            Company and Bank of America Canada and the Banks listed
                            therein, including form of Revolving Note. (Filed
                            herewith.)
           4.16          -- Certificate of Designation, Preferences, Limitations and
                            Relative Rights of the Series A Special Voting Preferred
                            Stock (included as Exhibit 3.3).
           9.1           -- Voting Trust Agreement dated February 10, 1999, by and
                            between The Men's Wearhouse, Inc., Golden Moores Company,
                            Moores Retail Group Inc. and The Trust Company of Bank of
                            Montreal (incorporated by reference from Exhibit 9.1 to
                            the Company's Current Report on Form 8-K (Registration
                            No. 333-72579)).
         *10.1           -- Employment Agreement dated as of January 31, 1991,
                            including the First Amendment thereto dated as of
                            September 30, 1991 by and between the Company and David
                            H. Edwab (included as Exhibit 4.4).
         *10.2           -- Second Amendment effective as of January 1, 1993, to
                            Employment Agreement dated as of January 31, 1991, by and
                            between the Company and David H. Edwab (included as
                            Exhibit 4.5).
         *10.3           -- Second [sic] Amendment dated as of April 12, 1994, to
                            Employment Agreement dated as of January 31, 1991
                            (incorporated by reference to Exhibit 4.6 to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended January 28, 1995).
         *10.4           -- Option Issuance Agreement dated as of September 30, 1991, by and between the Company and David H. Edwab (included
                            as Exhibit 4.7).
         *10.5           -- First Amendment to Option Issuance Agreement dated April
                            22, 1992, but effective as of September 30, 1991
                            (included as Exhibit 4.8).

        EXHIBIT
         NUMBER                                 EXHIBIT INDEX
        -------                                 -------------
         *10.6           -- Second Amendment to Option Issuance Agreement dated
                            effective as of January 1, 1993 (included as Exhibit
                            4.9).
         *10.7           -- First [sic] Amendment to Option Issuance Agreement dated as of April 12, 1994 (incorporated by reference to
                            Exhibit 4.10 to the Company's Annual Report on Form 10-K
                            for the fiscal year ended January 28, 1995).
         *10.8           -- 1992 Stock Option Plan (incorporated by reference from
                            Exhibit 10.5 to the Company's Registration Statement on
                            Form S-1 (Registration No. 33-45949)).
         *10.9           -- First Amendment to 1992 Stock Option Plan (incorporated by Reference from Exhibit 10.9 to the Company's
                            Registration Statement on Form S-1 (Registration No.
                            33-60516)).
         *10.10          -- Non-Employee Director Stock Option Plan (incorporated by reference from Exhibit 10.7 to the Company's Registration
                            Statement on Form S-1 (Registration No. 33-45949)).
         *10.11          -- First Amendment to Non-Employee Director Stock Option
                            Plan (incorporated by reference from Exhibit 10.16 to the
                            Company's Registration Statement on Form S-1
                            (Registration No. 33-45949)).
          10.12          -- Commercial Lease dated September 1, 1995, by and between the Company and Zig Zag, A Joint Venture (incorporated by
                            reference from Exhibit 10.1 to the Company's Quarterly
                            Report on Form 10-Q for the quarter ended May 4, 1996).
          10.13          -- Commercial Lease dated April 5, 1989, by and between the
                            Company and Preston Road Partnership (incorporated by
                            reference from Exhibit 10.10 to the Company's
                            Registration Statement on Form S-1 (Registration No.
                            33-45949)).
         *10.14          -- Stock Agreement dated as of March 23, 1992, between the
                            Company and George Zimmer (incorporated by reference from
                            Exhibit 10.13 to the Company's Registration Statement on
                            Form S-1 (Registration No. 33-45949)).
         *10.15          -- Split-Dollar Agreement and related Split-Dollar
                            Collateral Assignment dated November 25, 1994 between the
                            Company, George Zimmer and David Edwab, Co-Trustee of the
                            Zimmer 1994 Irrevocable Trust (incorporated by reference
                            to Exhibit 10.20 to the Company's Annual Report on Form
                            10-K for the fiscal year ended January 28, 1995).
         *10.16          -- 1996 Stock Option Plan (incorporated by reference from
                            Exhibit 10.2 to the Company's Quarterly Report on Form
                            10-Q for the quarter ended August 3, 1996).
         *10.17          -- Second Amendment to Non-Employee Director Stock Option
                            Plan (incorporated by reference to Exhibit 10.3 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended August 3, 1996).
          10.18          -- 1998 Key Employee Stock Option Plan (incorporated by
                            reference from Exhibit 10.18 to the Company's Annual
                            Report on Form 10-K for the fiscal year ended January 31,
                            1998).
          21.1           -- Subsidiaries of the Company. (Filed herewith.)
          23.1           -- Consent of Deloitte & Touche LLP, independent auditors.
                            (Filed herewith.)
          27.1           -- Financial Data Schedule. (Filed herewith.)

---------------

*  Management Compensation or Incentive Plan

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed with this Annual Report on Form 10-K certain instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The

Registrant agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

     The Company will furnish a copy of any exhibit described above to any beneficial holder of its securities upon receipt of a written request therefor, provided that such request sets forth a good faith representation that, as of the record date for the Company's 1999 Annual Meeting of Shareholders, such beneficial holder is entitled to vote at such meeting, and provided further that such holder pays to the Company a fee compensating the Company for its reasonable expenses in furnishing such exhibits.

  (b) Reports on Form 8-K.

     On December 30, 1998, the Company filed one report on Form 8-K relating to the signed Combination Agreement with Moores Retail Group Inc. and the shareholders of Moores for the proposed merger with a subsidiary of The Men's Wearhouse, Inc. Pro forma financial statements including a combined balance sheet as of October 31, 1998 and combined statements of net earnings for the years ended January 31, 1998 and for the nine months ended November 1, 1997 and October 31, 1998 were included in this current report on Form 8-K.

     On February 25, 1999, the Company filed a report on Form 8-K, pursuant to
Item 2, related to the closing of the Moores combination. Moores consolidated financial statements including a consolidated balance sheet as of January 31, 1998 and October 31, 1998, a consolidated statement of income and comprehensive income, a consolidated statement of stockholders' equity and a consolidated statement of cash flows, each for the year ended January 31, 1998 and for the nine months ended October 31, 1997 and October 31, 1998, as well as pro forma financial statements including a combined balance sheet as of October 31, 1998 and combined statements of earnings for the years ended January 31, 1998 and for the nine months ended November 1, 1997 and October 31, 1998 were included in this current report on Form 8-K.

     On March 5, 1999, the Company filed a current report on Form 8-K (Item 5) related to the signing of the merger agreement with K&G.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            THE MEN'S WEARHOUSE, INC.

                                            By      /s/ GEORGE ZIMMER
                                             -----------------------------------
                                                        George Zimmer
                                                  Chairman of the Board and
                                                   Chief Executive Officer

Dated: April 1, 1999

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacity and on the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                  /s/ GEORGE ZIMMER                    Chairman of the Board, Chief       April 1, 1999
-----------------------------------------------------    Executive Officer and Director
                    George Zimmer

                   /s/ DAVID EDWAB                     President and Director             April 1, 1999
-----------------------------------------------------
                     David Edwab

                 /s/ GARY G. CKODRE                    Vice President -- Finance and      April 1, 1999
-----------------------------------------------------    Principal Financial and
                   Gary G. Ckodre                        Accounting Officer

               /s/ RICHARD E. GOLDMAN                  Executive Vice President and       April 1, 1999
-----------------------------------------------------    Director
                 Richard E. Goldman

                  /s/ HARRY M. LEVY                    Executive Vice                     April 1, 1999
-----------------------------------------------------    President -- Planning and
                    Harry M. Levy                        Systems and Director

                /s/ ROBERT E. ZIMMER                   Senior Vice President -- Real      April 1, 1999
-----------------------------------------------------    Estate and Director
                  Robert E. Zimmer

                 /s/ JAMES E. ZIMMER                   Senior Vice President --           April 1, 1999
-----------------------------------------------------    Merchandising and Director
                   James E. Zimmer

                 /s/ RINALDO BRUTOCO                   Director                           April 1, 1999
-----------------------------------------------------
                   Rinaldo Brutoco

                 /s/ MICHAEL L. RAY                    Director                           April 1, 1999
-----------------------------------------------------
                   Michael L. Ray

                /s/ SHELDON I. STEIN                   Director                           April 1, 1999
-----------------------------------------------------
                  Sheldon I. Stein

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory. The Registrant's Bylaws provide for indemnification of its present and former directors and officers to the fullest extent provided by Article 2.02-1.



     The Registrant's Bylaws further provide for indemnification of officers and directors against reasonable expenses incurred in connection with the defense of any such action, suit or proceeding in advance of the final disposition of the proceeding.



     The Registrant's Articles of Incorporation were amended on September 6, 1991, to eliminate or limit liabilities of directors for breaches of their duty of care. The amendment does not limit or eliminate the right of the Registrant or any shareholder to pursue equitable remedies such as an action to enjoin or rescind a transaction involving a breach of a director's duty of care, nor does it affect director liability to parties other than the Registrant or its shareholders. In addition, directors will continue to be liable for (i) breach of their duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) declaring an illegal dividend or stock repurchase, (iv) any transaction in which the directors received an improper personal benefit, or (v) acts or omissions for which the liability of directors is expressly provided by statute. In addition, the amendment applies only to claims under Texas law against a director arising out of his role as a director and not, if he is also an officer, his role as an officer or in any other capacity and does not limit a director's liability under any other law, such as federal securities law.



     Texas corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Registrant currently has in effect a director's and officer's liability insurance policy, which provides coverage in the maximum amount of $15,000,000.



ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



     (a) Exhibits.



        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1*          -- Agreement and Plan of Merger dated as of March 3, 1999
                            among TMW, Merger Sub and K&G (incorporated by reference
                            from Exhibit 2.2 to TMW's Annual Report on Form 10-K for
                            the fiscal year ended January 30, 1999).
           2.2*          -- Amendment No. 1 to Agreement and Plan of Merger dated as of March 30, 1999 among TMW, Merger Sub and K&G
                            (incorporated by reference from Exhibit 2.3 to TMW's
                            Annual Report on Form 10-K for the fiscal year ended
                            January 30, 1999).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3.1*          -- Restated Articles of Incorporation of TMW (incorporated by reference from Exhibit 3.1 to TMW's Quarterly Report
                            on Form 10-Q for the quarter ended July 30, 1994).
           3.2*          -- By-laws of TMW, as amended (incorporated by reference
                            from Exhibit 3.2 to TMW's Annual Report on From 10-K for
                            the fiscal year ended February 1, 1997).
           3.3*          -- Certificate of Designation, Preferences, Limitations and
                            Relative Rights of the Series A Special Voting Preferred
                            Stock (incorporated by reference from Exhibit 3.3 to
                            TMW's Annual Report on Form 10-K for the fiscal year
                            ended January 30, 1999).
           4.1*          -- Restated Articles of Incorporation (included as Exhibit
                            3.1).
           4.2*          -- By-laws (included as Exhibit 3.2)
           4.3*          -- Form of Common Stock Certificate (incorporated by
                            reference from Exhibit 4.3 to TMW's Registration
                            Statement on Form S-1 (Registration No. 33-45949)).
           4.4*          -- Employment Agreement dated as of January 31, 1991, by and between the Company and David H. Edwab, including the
                            First Amendment thereto dated as of September 30, 1991
                            (incorporated by reference from Exhibit 4.4 to the
                            Company's Registration Statement on Form S-1
                            (Registration No. 33-45949)).
           4.5*          -- Second Amendment effective as of January 1, 1993, to
                            Employment Agreement dated as of January 31, 1991, by and
                            between the Company and David H. Edwab (incorporated by
                            reference from Exhibit 4.5 to the Company's Registration
                            Statement on Form S-1 (Registration No. 33-60516)).
           4.6*          -- Second [sic] Amendment dated as of April 12, 1994, to
                            Employment Agreement dated as of January 31, 1991
                            (incorporated by reference to Exhibit 4.6 to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended January 28, 1995).
           4.7*          -- Option Issuance Agreement dated as of September 30, 1991, by and between the Company and David H. Edwab
                            (incorporated by reference from Exhibit 4.5 to the
                            Company's Registration Statement on Form S-1
                            (Registration No. 33-45949)).
           4.8*          -- First Amendment to Option Issuance Agreement dated April
                            22, 1992, but effective as of September 30, 1991
                            (incorporated by reference from Exhibit 4.7 to the
                            Company's Registration Statement on Form S-8
                            (Registration No. 33-48109)).
           4.9*          -- Second Amendment to Option Issuance Agreement dated
                            effective as of January 1, 1993 (incorporated by
                            reference from Exhibit 4.8 to the Company's Registration
                            Statement on Form S-1 (Registration No. 33-60516)).
           4.10*         -- First [sic] Amendment to Option Issuance Agreement dated as of April 12, 1994 (incorporated by reference to
                            Exhibit 4.10 to the Company's Annual Report on Form 10-K
                            for the fiscal year ended January 28, 1995).
           4.11*         -- Registration Rights Agreement dated as of November 18,
                            1998, by and among The Men's Wearhouse, Inc. and Marpro
                            Holdings, Inc., MGB Limited Partnership, Capital
                            D'Amerique CDPQ Inc., Cerberus International, Ltd., Ultra
                            Cerberus Fund, Ltd., Styx International Ltd., The Long
                            Horizons Overseas Fund Ltd., The Long Horizons Fund, L.P.
                            and Styx Partners, L.P. (incorporated by reference from
                            Exhibit 4.13 to the Company's Registration Statement on
                            From S-3 (Registration No. 333-69979)).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.12*         -- Support Agreement dated February 10, 1999, between The
                            Men's Wearhouse, Inc., Golden Moores Company, Moores
                            Retail Group Inc. and Marpro Holdings, Inc., MGB Limited
                            Partnership, Capital D'Amerique CDPQ Inc., Cerberus
                            International, Ltd., Ultra Cerberus Fund, Ltd., Styx
                            International Ltd., The Long Horizons Overseas Fund Ltd.,
                            The Long Horizons Fund, L.P. and Styx Partners, L.P.
                            (incorporated by reference from Exhibit 4.2 to the
                            Company's Current Report on Form 8-K (Registration No.
                            333-72549)).
           4.13*         -- Revolving Credit Agreement dated as of February 5, 1999, by and among the Company and NationsBank of Texas N.A.
                            and the Banks listed therein, including form of Revolving
                            Note (incorporated by reference from Exhibit 4.13 to
                            TMW's Annual Report on Form 10-K for the fiscal year
                            ended January 30, 1999).
           4.14*         -- Term Credit Agreement dated as of February 5, 1999, by
                            and among the Company and NationsBank of Texas N.A. and
                            the Banks listed therein, including form of Term Note
                            (incorporated by reference from Exhibit 4.14 to TMW's
                            Annual Report on Form 10-K for the fiscal year ended
                            January 30, 1999).
           4.15*         -- Revolving Credit Agreement dated as of February 10, 1999, by and among the Company and Bank of America Canada and
                            the Banks listed therein, including form of Revolving
                            Note (incorporated by reference from Exhibit 4.15 to
                            TMW's Annual Report on Form 10-K for the fiscal year
                            ended January 30, 1999).
           4.16*         -- Certificate of Designation, Preferences, Limitations and
                            Relative Rights of the Series A Special Voting Preferred
                            Stock (included as Exhibit 3.3).
           5.1***        -- Opinion of Fulbright & Jaworski L.L.P., regarding
                            legality of securities.
           8.1**         -- Opinion of Fulbright & Jaworski L.L.P., regarding certain tax matters.
           8.2**         -- Opinion of Hunton & Williams, regarding certain tax
                            matters.
           9.1*          -- Voting Trust Agreement dated February 10, 1999, by and
                            between The Men's Wearhouse, Inc., Golden Moores Company,
                            Moores Retail Group Inc. and The Trust Company of Bank of
                            Montreal (incorporated by reference from Exhibit 9.1 to
                            the Company's Current Report on Form 8-K (Registration
                            No. 333-72579)).
          23.1***        -- Consent of Deloitte & Touche LLP, with respect to the
                            financial statements of TMW.
          23.2***        -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of K&G.
          23.3***        -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1).
          23.4**         -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 8.1).
          23.5**         -- Consent of Hunton & Williams (included in Exhibit 8.2).
          24.1***        -- Powers of Attorney from certain members of the Board of
                            Directors of the Company.
          99.1**         -- Proxy card for use at Annual Meeting of K&G, as amended.
          99.2**         -- Consent of NationsBanc Montgomery Securities LLC.


---------------


  * Incorporated by reference.



 ** Filed herewith.



*** Previously filed.



     (b) Financial Statement Schedules.



     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 22. UNDERTAKINGS.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     The undersigned registrant hereby undertakes:



          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.



          (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



          (4) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 26, 1999.



                                            THE MEN'S WEARHOUSE, INC.



                                            By:     /s/ GARY G. CKODRE

                                              ----------------------------------

                                                        Gary G. Ckodre


                                                Vice President -- Finance and


                                              Principal Financial and Accounting
                                                            Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons on April 26, 1999 in the capacities indicated.



                      SIGNATURE                                                TITLE
                      ---------                                                -----
                          *                                  Chairman of the Board, Chief Executive
-----------------------------------------------------          Officer and Director (Principal
                    George Zimmer                              Executive Officer)

                          *
-----------------------------------------------------
                     David Edwab                             President and Director

                 /s/ GARY G. CKODRE
-----------------------------------------------------        Vice President -- Finance and Principal
                   Gary G. Ckodre                              Financial and Accounting Officer

                          *
-----------------------------------------------------
                 Richard E. Goldman                          Executive Vice President and Director

                          *
-----------------------------------------------------        Senior Vice President -- Real Estate and
                  Robert E. Zimmer                             Director

                          *
-----------------------------------------------------        Senior Vice President -- Merchandising
                   James E. Zimmer                             and Director

                          *
-----------------------------------------------------        Executive Vice President -- Planning and
                    Harry M. Levy                              Systems and Director

                          *
-----------------------------------------------------
                   Rinaldo Brutoco                           Director

                          *
-----------------------------------------------------
                   Michael L. Ray                            Director

                          *
-----------------------------------------------------
                  Sheldon I. Stein                           Director



* By:     /s/ GARY G. CKODRE

     -------------------------------

             Gary G. Ckodre


      As Attorney-In-Fact for each


        of the persons indicated

                               INDEX TO EXHIBITS



        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1*          -- Agreement and Plan of Merger dated as of March 3, 1999
                            among TMW, Merger Sub and K&G (incorporated by reference
                            from Exhibit 2.2 to TMW's Annual Report on Form 10-K for
                            the fiscal year ended January 30, 1999).
           2.2*          -- Amendment No. 1 to Agreement and Plan of Merger dated as of March 30, 1999 among TMW, Merger Sub and K&G
                            (incorporated by reference from Exhibit 2.3 to TMW's
                            Annual Report on Form 10-K for the fiscal year ended
                            January 30, 1999).
           3.1*          -- Restated Articles of Incorporation of TMW (incorporated by reference from Exhibit 3.1 to TMW's Quarterly Report
                            on Form 10-Q for the quarter ended July 30, 1994).
           3.2*          -- By-laws of TMW, as amended (incorporated by reference
                            from Exhibit 3.2 to TMW's Annual Report on From 10-K for
                            the fiscal year ended February 1, 1997).
           3.3*          -- Certificate of Designation, Preferences, Limitations and
                            Relative Rights of the Series A Special Voting Preferred
                            Stock (incorporated by reference from Exhibit 3.3 to
                            TMW's Annual Report on Form 10-K for the fiscal year
                            ended January 30, 1999).
           4.1*          -- Restated Articles of Incorporation (included as Exhibit
                            3.1).
           4.2*          -- By-laws (included as Exhibit 3.2)
           4.3*          -- Form of Common Stock Certificate (incorporated by
                            reference from Exhibit 4.3 to TMW's Registration
                            Statement on Form S-1 (Registration No. 33-45949)).
           4.4*          -- Employment Agreement dated as of January 31, 1991, by and between the Company and David H. Edwab, including the
                            First Amendment thereto dated as of September 30, 1991
                            (incorporated by reference from Exhibit 4.4 to the
                            Company's Registration Statement on Form S-1
                            (Registration No. 33-45949)).
           4.5*          -- Second Amendment effective as of January 1, 1993, to
                            Employment Agreement dated as of January 31, 1991, by and
                            between the Company and David H. Edwab (incorporated by
                            reference from Exhibit 4.5 to the Company's Registration
                            Statement on Form S-1 (Registration No. 33-60516)).
           4.6*          -- Second [sic] Amendment dated as of April 12, 1994, to
                            Employment Agreement dated as of January 31, 1991
                            (incorporated by reference to Exhibit 4.6 to the
                            Company's Annual Report on Form 10-K for the fiscal year
                            ended January 28, 1995).
           4.7*          -- Option Issuance Agreement dated as of September 30, 1991, by and between the Company and David H. Edwab
                            (incorporated by reference from Exhibit 4.5 to the
                            Company's Registration Statement on Form S-1
                            (Registration No. 33-45949)).
           4.8*          -- First Amendment to Option Issuance Agreement dated April
                            22, 1992, but effective as of September 30, 1991
                            (incorporated by reference from Exhibit 4.7 to the
                            Company's Registration Statement on Form S-8
                            (Registration No. 33-48109)).
           4.9*          -- Second Amendment to Option Issuance Agreement dated
                            effective as of January 1, 1993 (incorporated by
                            reference from Exhibit 4.8 to the Company's Registration
                            Statement on Form S-1 (Registration No. 33-60516)).
           4.10*         -- First [sic] Amendment to Option Issuance Agreement dated as of April 12, 1994 (incorporated by reference to
                            Exhibit 4.10 to the Company's Annual Report on Form 10-K
                            for the fiscal year ended January 28, 1995).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.11*         -- Registration Rights Agreement dated as of November 18,
                            1998, by and among The Men's Wearhouse, Inc. and Marpro
                            Holdings, Inc., MGB Limited Partnership, Capital
                            D'Amerique CDPQ Inc., Cerberus International, Ltd., Ultra
                            Cerberus Fund, Ltd., Styx International Ltd., The Long
                            Horizons Overseas Fund Ltd., The Long Horizons Fund, L.P.
                            and Styx Partners, L.P. (incorporated by reference from
                            Exhibit 4.13 to the Company's Registration Statement on
                            From S-3 (Registration No. 333-69979)).
           4.12*         -- Support Agreement dated February 10, 1999, between The
                            Men's Wearhouse, Inc., Golden Moores Company, Moores
                            Retail Group Inc. and Marpro Holdings, Inc., MGB Limited
                            Partnership, Capital D'Amerique CDPQ Inc., Cerberus
                            International, Ltd., Ultra Cerberus Fund, Ltd., Styx
                            International Ltd., The Long Horizons Overseas Fund Ltd.,
                            The Long Horizons Fund, L.P. and Styx Partners, L.P.
                            (incorporated by reference from Exhibit 4.2 to the
                            Company's Current Report on Form 8-K (Registration No.
                            333-72549)).
           4.13*         -- Revolving Credit Agreement dated as of February 5, 1999, by and among the Company and NationsBank of Texas N.A.
                            and the Banks listed therein, including form of Revolving
                            Note (incorporated by reference from Exhibit 4.13 to
                            TMW's Annual Report on Form 10-K for the fiscal year
                            ended January 30, 1999).
           4.14*         -- Term Credit Agreement dated as of February 5, 1999, by
                            and among the Company and NationsBank of Texas N.A. and
                            the Banks listed therein, including form of Term Note
                            (incorporated by reference from Exhibit 4.14 to TMW's
                            Annual Report on Form 10-K for the fiscal year ended
                            January 30, 1999).
           4.15*         -- Revolving Credit Agreement dated as of February 10, 1999, by and among the Company and Bank of America Canada and
                            the Banks listed therein, including form of Revolving
                            Note (incorporated by reference from Exhibit 4.15 to
                            TMW's Annual Report on Form 10-K for the fiscal year
                            ended January 30, 1999).
           4.16*         -- Certificate of Designation, Preferences, Limitations and
                            Relative Rights of the Series A Special Voting Preferred
                            Stock (included as Exhibit 3.3).
           5.1***        -- Opinion of Fulbright & Jaworski L.L.P., regarding
                            legality of securities.
           8.1**         -- Opinion of Fulbright & Jaworski L.L.P., regarding certain tax matters.
           8.2**         -- Opinion of Hunton & Williams, regarding certain tax
                            matters.
           9.1*          -- Voting Trust Agreement dated February 10, 1999, by and
                            between The Men's Wearhouse, Inc., Golden Moores Company,
                            Moores Retail Group Inc. and The Trust Company of Bank of
                            Montreal (incorporated by reference from Exhibit 9.1 to
                            the Company's Current Report on Form 8-K (Registration
                            No. 333-72579)).
          23.1***        -- Consent of Deloitte & Touche LLP, with respect to the
                            financial statements of TMW.
          23.2***        -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of K&G.
          23.3***        -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1).
          23.4**         -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 8.1).
          23.5**         -- Consent of Hunton & Williams (included in Exhibit 8.2).
          24.1***        -- Powers of Attorney from certain members of the Board of
                            Directors of the Company.
          99.1**         -- Proxy card for use at Annual Meeting of K&G, as amended.
          99.2**         -- Consent of NationsBanc Montgomery Securities LLC.


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  * Incorporated by reference.



 ** Filed herewith.



*** Previously filed.